As filed with the Securities and Exchange Commission on February  , 2024

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM S-1

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

CYTODYN INC.

(Exact name of registrant as specified in its charter)

Delaware	83-1887078
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

1111 Main Street, Suite 660

Vancouver, Washington 98660

(360) 980-8524

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Mitchell Cohen

Chief Financial Officer

CytoDyn Inc.

1111 Main Street, Suite 660

Vancouver, Washington 98660

Telephone: (360) 980-8524

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies of all communications, including communications sent to the agent for service, to:

Mary Ann Frantz

Miller Nash LLP

111 SW Fifth Avenue, Suite 3400

Portland, Oregon

Telephone: (503) 224-5858

Approximate date of commencement of proposed sale to the public: From time to time after this Registration Statement becomes effective.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box:  ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box:  ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer”, “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer:	☐	Accelerated filer:	☐

Non-accelerated filer:	☒	Smaller reporting company:	☒

		Emerging growth company:	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of Securities Act  ☐

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this registration statement shall become effective on such date as the Commission acting pursuant to said Section 8(a), may determine.

Subject to completion, preliminary prospectus dated               , 2024.

Up to 141,019,099 Shares of Common Stock

This prospectus relates to the resale of up to 35,792,347 shares of our common stock, par value $0.001 per share (the “common stock”), and 105,226,752 shares of our common stock underlying certain warrants (collectively, the “Shares”), by the selling stockholders identified in this prospectus under “Selling Stockholders.” The selling stockholders may sell all or a portion of the Shares from time to time, in amounts, at prices and on terms determined at the time of sale. The Shares may be sold by any means described in the section of this prospectus entitled “Plan of Distribution” beginning on page 72.

We are not selling any shares of our Common Stock under this prospectus and will not receive any proceeds from the sale of these Shares by the selling stockholders. We will, however, receive proceeds from any warrants that are exercised through the payment of the exercise price in cash. We will bear all other costs, fees and expenses incurred in effecting the registration of the Shares covered by this prospectus. All selling and other expenses incurred by the selling stockholders will be borne by the selling stockholders.

We are registering the offer and sale of the Shares pursuant to certain registration rights granted to the selling stockholders. The registration of these Shares does not necessarily mean that any of the Shares will be offered or sold by the selling stockholders. The timing and amount of any sale is within the sole discretion of the selling stockholders.

Our common stock is quoted on the OTCQB of OTC Markets Group, Inc. under the symbol “CYDY.” On February 1, 2024, the closing price of our common stock was $0.18 per share.

Investing in our securities involves risk. You should carefully consider the risks that we have described under the section captioned “Risk Factors” in this prospectus on page 8 before buying our securities.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is                      , 2024

In making your investment decision, you should rely only on the information contained in this prospectus.

We have not authorized anyone to provide you with different or additional information. We are not making an offer to sell or seeking an offer to buy any shares of common stock in any jurisdiction where the offer or sale is not permitted.

You should not assume that the information contained in this prospectus is complete and accurate as of any date other than the date of this prospectus, regardless of the time of delivery of this prospectus or any sale of securities offered hereby.

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement on Form S-1 (the “Registration Statement”) that we filed with the SEC. You should read this prospectus and the exhibits filed with or incorporated by reference in the Registration Statement carefully. Such documents contain important information you should consider when making your investment decision. See “Where You Can Find More Information” in this prospectus.

This prospectus may be supplemented from time to time to add, update or change information in this prospectus. Any statement contained in this prospectus will be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in such prospectus supplement modifies or supersedes such statement. Any statement so modified will be deemed to constitute a part of this prospectus only as so modified, and any statement so superseded will be deemed not to constitute a part of this prospectus. You may only rely on the information contained in this prospectus or that we have referred you to. We have not authorized anyone to provide you with different information. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any securities other than the securities offered by this prospectus. This prospectus and any future prospectus supplement do not constitute an offer to sell or a solicitation of an offer to buy any securities in any circumstances in which such offer or solicitation is unlawful. Neither the delivery of this prospectus or any prospectus supplement nor any sale made hereunder shall, under any circumstances, create any implication that there has been no change in our affairs since the date of this prospectus or such prospectus supplement or that the information contained by reference to this prospectus or any prospectus supplement is correct as of any time after its date.

This prospectus contains summaries of certain provisions contained in some of the documents described herein, but reference is made to the actual documents for complete information. All of the summaries are qualified in their entirety by the actual documents. Copies of some of the documents referred to herein have been filed or incorporated by reference as exhibits to the Registration Statement, and you may obtain copies of those documents as described below under “Where You Can Find More Information.”

CytoDyn Inc. and its consolidated subsidiaries are referred to herein as “CytoDyn,” “the Company,” “we,” “us” and “our,” unless the context indicates otherwise.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus contains certain forward-looking statements that involve risks, uncertainties and assumptions that are difficult to predict. Words and expressions reflecting optimism, satisfaction or disappointment with current prospects, as well as words such as “believes,” “hopes,” “intends,” “estimates,” “expects,” “projects,” “plans,” “anticipates” and variations thereof, or the use of future tense, identify forward-looking statements, but their absence does not mean that a statement is not forward-looking. Our forward-looking statements are not guarantees of performance, and actual results could vary materially from those contained in or expressed by such statements. In evaluating all such statements, we urge you to specifically consider various risk factors identified in this prospectus, including the matters set forth under the heading Risk Factors, any of which could cause actual results to differ materially from those indicated by our forward-looking statements.

Our forward-looking statements reflect our current views with respect to future events and are based on currently available financial, economic, scientific, and competitive data and information on current business plans.

Forward-looking statements include, among others, statements about leronlimab, its ability to have positive health outcomes, the Company’s ability to resolve the clinical hold imposed by the U.S Food and Drug Administration (the “FDA”) in December 2023, and information regarding future operations, clinical studies and trials, availability of capital, operating and capital expenditures, and net cash flows. You should not place undue reliance on our forward-looking statements, which are subject to risks and uncertainties relating to, among other things: the regulatory determinations of leronlimab’s safety and effectiveness by the FDA and various drug regulatory agencies in other countries; the Company’s ability to raise additional capital to fund its operations; the Company’s ability to meet its debt and other payment obligations; the Company’s ability to enter into or maintain partnership or licensing arrangements with third parties; the Company’s ability to recruit and retain key employees and successfully integrate new employees into our operations; the timely and sufficient development, through internal resources or third-party consultants, of analyses of the data generated from the Company’s clinical trials required by the FDA or other regulatory agencies in connection with the Company’s regulatory submissions or applications for approval of the Company’s drug product; the Company’s ability to achieve approval of a marketable product; the design, implementation and conduct of clinical trials; the results of any such clinical trials, including the possibility of unfavorable clinical trial results; the market for, and marketability of, any product that is approved; the existence or development of vaccines, drugs, or other treatments that are viewed by medical professionals or patients as superior to the Company’s products; regulatory initiatives, compliance with governmental regulations and the regulatory approval process; the Company’s ability to resolve its disputes with Amarex Clinical Research LLC (“Amarex”) and Samsung Biologics (“Samsung”); other legal proceedings, investigations or inquiries affecting the Company or its products; stockholder actions or proposals with regard to the Company, its management, or its Board of Directors; and various other matters, many of which are beyond the Company’s control. Should one or more of these risks or uncertainties develop, or should underlying assumptions prove to be incorrect, actual results may vary materially and adversely from those anticipated, believed, estimated, or otherwise indicated by our forward-looking statements. Except as required by law, we do not undertake any responsibility to update these forward-looking statements to address events or circumstances that occur after the date of this prospectus or to update you on the occurrence of any unanticipated events that may cause actual results to differ from those expressed or implied by these forward-looking statements.

PROSPECTUS SUMMARY

This summary highlights certain information about us, this offering and information appearing elsewhere in this prospectus and in the documents we incorporate by reference as exhibits. This summary is not complete and does not contain all of the information that you should consider before investing in our securities. To fully understand this offering and its consequences to you, you should read this entire prospectus carefully, including the information referred to under the heading “Risk Factors” in this prospectus on page 8, and the financial statements and other information in this prospectus, when making an investment decision. This is only a summary and may not contain all the information that is important to you. You should carefully read both this prospectus and any accompanying prospectus supplement, and any other offering materials, together with the additional information described under the heading “Where You Can Find More Information.”

About Us

We are a clinical stage biotechnology company focused on the clinical development of innovative treatments for multiple therapeutic indications based on our product candidate, leronlimab (also referred to as PRO 140), a novel humanized monoclonal antibody targeting the C-C chemokine receptor type 5 (“CCR5”). Our core areas of clinical development are human immunodeficiency virus (“HIV”), Metabolic dysfunction-associated steatohepatitis (“MASH”; replacing the term nonalcoholic steatohepatitis (“NASH”)), and solid tumors in oncology. The current areas of clinical focus in HIV are the lifting of the FDA clinical hold imposed in December 2023 on the Company’s proposed clinical trial, creation of a long-acting formulation of leronlimab, and HIV functional cure in using adenovirus vectors (“AAV”). The Company has been investigating leronlimab as a viral entry inhibitor for treatment of HIV, believed to competitively bind to the N-terminus and second extracellular loop of the CCR5 receptor. For immunology, the CCR5 receptor is believed to be implicated in immune-mediated illnesses such as MASH. Leronlimab is being or has been studied in MASH, MASH-HIV, solid tumors in oncology, and other HIV indications where CCR5 is believed to play an integral role.

Corporate Information

CytoDyn Inc. is a Delaware corporation with its principal executive offices at 1111 Main Street, Suite 660, Vancouver, Washington 98660, telephone (360) 980-8524. Our website can be found at www.cytodyn.com. We do not intend to incorporate any contents from our website into this prospectus. Effective August 27, 2015, we completed a reincorporation from Colorado to Delaware. Effective November 16, 2018, we implemented a holding company reorganization, as a result of which we became the successor issuer and reporting company to the former CytoDyn Inc. (now our wholly owned subsidiary, CytoDyn Operations Inc.).

Description of Transactions in which Shares of Common Stock and Warrants Held by Selling Stockholders Were Issued

The selling stockholders identified in this prospectus may sell shares of our common stock as shown under “Selling Stockholders” below. The transactions in which the shares of our common stock available for resale under this prospectus were or may be acquired by the selling stockholders, including shares underlying warrants to purchase our common stock, are described below.

Sales of Common Stock and Warrants in Private Sales through a Placement Agent. During the period from July through September 2023, we issued in a private placement to accredited investors through Paulson Investment Company, LLC, an aggregate of 21,453,125 shares of our common stock, together with warrants to purchase an aggregate of up to 21,453,125 shares of our common stock with an exercise price of $0.50 per share, for total proceeds of approximately $3.4 million. The warrants issued in these transactions have a five-year term and were immediately exercisable upon issuance. The shares of common stock, as well as the shares of common stock underlying the warrants, issued in connection with the offering are among those being offered for resale as shown under “Selling Stockholders”.

Issuance of Warrants to Placement Agent in Connection with Private Placement Offerings. In connection with the private placement through a placement agent described above, we issued to Paulson Investment Company, LLC, or its designees, warrants to purchase a total of 3,217,963 shares of our common stock. The warrants have a 10-year term and were immediately exercisable upon issuance. The warrants have an exercise price of $0.16 per share and include a cashless exercise provision. Some of the shares of common stock underlying the warrants are among those being offered for resale as shown under “Selling Stockholders”.

Sale of Placement Agent Notes and Warrants. During the period from April through June 2023, we issued secured promissory notes with an 18-month term to accredited investors through Paulson Investment Company, LLC, in an aggregate principal amount of approximately $2.3 million (“Placement Agent Notes”). The Placement Agent Notes provide for an accrual of interest at an annual rate of 6%. As part of the sale we issued fully exercisable warrants to purchase an aggregate of 2,271,000 shares of our common stock with an exercise price of $0.50 per share. The warrants issued in these transactions have a three-year term and were immediately exercisable upon issuance. The shares of common stock underlying the warrants, issued in connection with the Placement Agent Notes are among those being offered for resale as shown under “Selling Stockholders”.

Issuance of Warrants to Placement Agent in Connection with Sale of Placement Agent Notes. In connection with the sale of Placement Agent Notes through a placement agent described above, we issued to Paulson Investment Company, LLC, or its designees, warrants to purchase a total of 738,075 shares of our common stock. The warrants have a 10-year term and were immediately exercisable upon issuance. The warrants have an exercise price of $0.26 per share and include a cashless exercise provision. Some of the shares of common stock underlying the warrants are among those being offered for resale as shown under “Selling Stockholders”.

Conversion of Placement Agent Notes into Shares and Warrants. In July 2023, the Placement Agent Notes were converted into an aggregate of 14,339,222 shares of common stock, together with warrants to purchase an aggregate of up to 14,339,222 shares of common stock with an exercise price of $0.306 per share. The warrants issued in these transactions have a five-year term and were immediately exercisable upon issuance. The shares of common stock, as well as the shares of common stock underlying the warrants, issued in connection with the Placement Agent Notes conversion are among those being offered for resale as shown under “Selling Stockholders”.

Sales of Common Stock and Warrants in Private Sales Conducted by Us. During the period from February 2022 through April 2022, in private sale transactions with accredited investors conducted directly by the Company, certain of the selling stockholders identified in this prospectus purchased an aggregate of 12,745,096 shares of our common stock, together with warrants to purchase an aggregate of 9,558,822 shares of our common stock with an exercise price of $0.306 per share, for total proceeds of approximately $3.3 million. The warrants issued in these transactions have a five-year term and were immediately exercisable upon issuance. Some of the shares of common stock underlying the warrants are among those being offered for resale as shown under “Selling Stockholders”.

Previous Sales of Common Stock and Warrants in Private Sales through a Placement Agent. In November 2021, we issued in a private placement to accredited investors through Paulson Investment Company, LLC, an aggregate of 11,361,000 shares of our common stock, together with warrants to purchase an aggregate of up to 3,408,300 shares of our common stock with an exercise price of $1.00 per share, for total proceeds of approximately $11.4 million. The warrants issued in these transactions have a five-year term and were immediately exercisable upon issuance. Some of the shares of common stock underlying the warrants issued in connection with the offering are among those being offered for resale as shown under “Selling Stockholders”.

During the period from April 2022 through June 2022, we issued in a private placement to accredited investors through Paulson Investment Company, LLC, an aggregate of 85,378,497 shares of our common stock, together with warrants to purchase an aggregate of up to 64,033,829 shares of our common stock, with an exercise price of $0.306 per share, for total proceeds of approximately $21.8 million. The warrants issued in these transactions have a five-year term and were immediately exercisable upon issuance. Some of the shares of common stock underlying the warrants issued in connection with the offering are among those being offered for resale as shown under “Selling Stockholders”.

Previous Issuance of Warrants to Placement Agent in Connection with Private Placement Offerings. During November 2021 and the period from April through June 2022, in connection with private placements of common stock and warrants to accredited investors, we issued to Paulson Investment Company, LLC, as placement agent, or to its designees, warrants to purchase a total of 20,786,835 shares of our common stock. The warrants have a 10-year term and were immediately exercisable upon issuance. Warrants to purchase up to 1,363,320 shares have an exercise price of $1.00 per share and warrants to purchase up to 19,423,515 shares have an exercise price of $0.255 per share. The warrants include a cashless exercise provision. The shares of common stock underlying the warrants are among those being offered for resale as shown under “Selling Stockholders” beginning on page 6 of this prospectus.

THIS OFFERING

We are registering for resale by the Selling Stockholders named herein an aggregate of 141,019,099 shares of our common stock as described below.

Issuer:	CytoDyn Inc.

Securities being offered:	35,792,347 shares of common stock and 105,226,752 shares underlying outstanding warrants to purchase our common stock, as listed in the table under “Selling Stockholders” below.

Common stock outstanding prior to this offering:	986,058,436 shares of common stock as of February 1, 2024

Use of proceeds:

We will not receive any of the proceeds from the sale or other disposition of the Shares by the selling stockholders. The selling stockholders will bear all selling and other expenses incurred in connection with the sale or other disposition by them of the Shares covered hereby. However, if all the warrants covered by this prospectus are exercised for cash, we may receive proceeds of up to approximately $38.2 million, as further described in “Use of Proceeds.”

Market for common stock:	Our common stock is quoted on the OTCQB of the OTC Market under the symbol “CYDY.” On February 1, 2024, the closing price of our common stock was $0.18 per share.

Risk factors:

The purchase of our securities involves a high degree of risk. See “Risk Factors” beginning on page 8 and other information included in this prospectus for a discussion of factors you should carefully consider before deciding to invest in our securities.

Summary Risk Factors

Risks Related to Our Financial Position and Need for Additional Capital

●	Our cash reserves are extremely low, requiring that we raise substantial additional financing to satisfy our current payment obligations and to fund our operations.
●	We are a clinical stage biotechnology company with a history of significant operating losses; we expect to continue to incur operating losses, and we may never achieve profitability.
●	The amount of financing we require will depend on various factors, many of which are beyond our control. Our results of operations, financial condition, and stock price are likely to be adversely affected if we are unable to obtain additional funding on improved terms compared to previous financings.
●	Our future cash requirements may differ significantly from our current estimates.
●	Our auditors have issued a going concern opinion, and we will not be able to achieve our objectives and will have to cease operations if we cannot find adequate financing.
●	We have written off the value of our pre-launch inventories of leronlimab and related raw materials, the costs of which were previously capitalized, and may be unable to use all or a portion of those inventories in the development of our product candidate.

Risks Related to Our Ability to Maintain Effective Operational and Internal Controls Environment

●	The recruitment and retention of skilled directors, executives, employees and consultants may be difficult and expensive, may result in dilution to our stockholders, and any failure to attract and retain such individuals may adversely affect our drug development and commercialization activities.

●	Our current Chief Financial Officer is serving in an interim role. The loss, temporary loss, or transition of members of our senior management team or any other key employees may adversely affect our business.
●	If we are unable to effectively maintain a system of internal control over financial reporting, we may not be able to accurately or timely report our financial results and our stock price could be adversely affected.
●	Our information technology systems could fail to perform adequately or experience data corruption, cyber-based attacks, or network security breaches.

Risks Related to Legal Proceedings

●	Our business, operating results, and financial condition could be negatively affected as a result of litigation and other demands made by stockholders.
●	Class-action litigation filed against us could harm our business, and insurance coverage may not be sufficient to cover all related costs and damages.
●	We are subject to oversight by the SEC, FDA, and other regulatory agencies. Investigations and proceedings by those agencies may divert management’s focus and have a material adverse effect on our reputation and financial condition.
●	We face risks and uncertainties related to litigation and other claims.

Risks Related to Development and Commercialization of Our Drug Candidate

●	We have been notified by Samsung of Samsung’s intent to terminate the Company’s agreements for manufacturing of our drug product and related services.
●	Certain agreements and related license agreements require us to make significant milestone, royalty, and other payments, which will require additional financing and, in the event we do commercialize leronlimab, will decrease the revenues we may ultimately receive on sales. To the extent that such milestone, royalty and other payments are not timely made, the counterparties to such agreements in certain cases have repurchase and termination rights thereunder with respect to leronlimab.
●	If we are unable to obtain all required regulatory approvals for leronlimab, we will not be able to commercialize our primary product candidate, which would materially and adversely affect our business, financial condition, and stock price.
●	We are substantially dependent on the success of leronlimab. If we, either alone or with collaborators, are unable to complete the clinical development of, obtain and maintain marketing approval for, or successfully commercialize leronlimab, including with respect to adequate coverage and reimbursement, or if we continue to experience significant delays in doing so, our business will be seriously harmed.
●	Our competitors may develop drugs that are more effective, safer, and less expensive than ours.
●	We may not be able to identify, negotiate, and maintain the strategic alliances necessary to develop and commercialize our products and technologies, and we will be dependent on our corporate partners if we do.
●	Known third-party patent rights could delay or otherwise adversely affect our planned development and sale of leronlimab. We have identified but not exhaustively analyzed other patents that could relate to our proposed products.

Risks Related to Our Dependence on Third Parties

●	We have a very limited number of internal research and development personnel, making us dependent on consulting relationships and strategic alliances with industry partners.

●	We may continue to rely on third parties, such as CROs and third-party manufacturers, to conduct clinical trials for our product candidate, leronlimab, and to produce our pre-clinical and clinical product candidate supplies. Such third parties are subject to significant regulation. A failure by such third parties to properly and successfully perform their obligations to us, or failure of manufacturers on which we rely to meet regulatory requirements, may result in our inability to obtain regulatory approvals for or commercialize our product candidate.

Risks Related to Our Intellectual Property Rights

●	Our success depends substantially upon our ability to obtain and maintain intellectual property protection relating to our product candidate and future product candidates.
●	If we are sued for infringing on third-party intellectual property rights, it will be costly and time-consuming, and an unfavorable outcome would have a significant adverse effect on our business. We may also undertake infringement or other legal proceedings against third parties, causing us to spend substantial resources on litigation and exposing our own intellectual property portfolio to challenge.
●	We may become involved in disputes with our present or future contract partners over intellectual property ownership or other matters, which could have a significant adverse effect on our business.

Risks Related to Ownership of Our Common Stock

●	Our common stock is classified as “penny stock” and trading of our shares may be restricted by the SEC’s penny stock regulations.
●	The trading price of our common stock has been and could remain volatile, and the market price of our common stock may decrease.
●	Since our inception, we have been insolvent and have required debt and equity financing to maintain operations. We expect our debt service obligations and our need for additional funding to finance operations will cause additional substantial dilution to our existing stockholders and could adversely affect the trading price of our common stock.
●	Our certificate of incorporation permits our Board to create new series of preferred stock without further approval by our stockholders, which could adversely affect the rights of the holders of our common stock.
●	Anti-takeover provisions of our certificate of incorporation, our bylaws, and Delaware law could make an acquisition of us, which may be beneficial to our stockholders, more difficult, and may prevent attempts by our stockholders to replace or remove the current members of our Board and management.
●	We do not expect to pay cash dividends on our common shares for the foreseeable future.

RISK FACTORS

Our business is subject to numerous risks and uncertainties, including those highlighted in this section, that represent challenges we face in our efforts to successfully implement our strategy. You should carefully consider the risks described below, as well as other information set forth in “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the consolidated financial statements and related notes included in this prospectus. These risks, should they occur, may have a material adverse effect on our business, financial condition, cash flows, results of operations, or the trading price of our common stock. The risks described below are not the only risks we face. Additional risks and uncertainties not currently known to us, or that we currently deem to be immaterial, may occur or become material in the future. Therefore, historical financial and business performance, events and trends are often not a reliable indicator of future operating results, financial and business performance, events or trends.

Risks Related to Our Financial Position and Need for Additional Capital

Our cash reserves are extremely low, requiring that we raise substantial additional financing to satisfy our current payment obligations and to fund our operations, which continues to be difficult in light of the low trading price of our common stock.

As of December 31, 2023, we had an unrestricted cash balance of approximately $0.5 million and a reserved cash balance of approximately $6.6 million. We must continue to raise substantial additional funds in the near term to meet our payment obligations and fund our operations. Additional funding may not be available on acceptable terms or at all. In addition, as of December 31, 2023, we had approximately 371.0 million shares of common stock unreserved for other purposes and available for issuance in new financing transactions. We will need to use some of the additional authorized shares (or funds raised through the sale of such shares) to satisfy a portion of our outstanding accounts payable and accrued liabilities, which totaled approximately $71.5 million on November 30, 2023. If we are not able to raise additional funds on a timely basis, we may be forced to delay, reduce the scope of, or eliminate one or more of our planned operating activities, including continuing to seek removal of the clinical hold placed on us by the FDA in December 2023, analyzing clinical trial data for purposes of responding to FDA requirements, and preparing additional regulatory submissions, developing additional clinical trials for indications we plan to pursue, regulatory and compliance activities, and legal defense activities. Any delay or inability to pursue our planned activities likely will adversely affect our business, financial condition, and stock price. The continued low trading price of our common stock (with a closing price of $0.18 per share on February 1, 2024) presents a significant challenge to our ability to raise additional funds. If we deplete our cash reserves, we may have to discontinue our operations and liquidate our assets.

We are a clinical stage biotechnology company with a history of significant operating losses; we expect to continue to incur operating losses, and we may never achieve profitability.

We have not generated significant revenue from product sales, licensing, or other income opportunities to date. Since our inception, we have incurred operating losses in each year due to costs incurred for research and development activities and general and administrative expenses related to our operations. We expect to incur losses for the foreseeable future, with no or only minimal revenues as we continue to pursue development of, and seek regulatory approvals for, leronlimab. If leronlimab fails to gain regulatory approval, or if it or other drug or biologic candidates we may acquire or license in the future do not achieve approval or market acceptance, we will not be able to generate revenue or explore other opportunities to enhance stockholder value, such as through a sale. If we fail to generate revenue or if we are unable to fund our continuing operations, our stockholders could lose a portion or all of their investments.

The amount of financing we require will depend on various factors, many of which are beyond our control. Our results of operations, financial condition, and stock price are likely to be adversely affected if we are unable to obtain additional funding on improved terms compared to previous financings.

Our future funding requirements will depend on many factors, including, but not limited to:

●	the costs of preparing required regulatory submissions, as well as any clinical trial programs and pre-clinical studies we may pursue and other development activities conducted by us directly,
●	the costs involved with our chemistry, manufacturing and controls (“CMC”) activities,
●	the satisfaction of payment obligations we have already incurred,

●	the costs and timing of obtaining regulatory approvals and making related milestone payments due to third parties with whom we have licensing or similar agreements,
●	the costs of filing, prosecuting, maintaining, and enforcing patents and other intellectual property rights and defending against potential claims of infringement,
●	the costs associated with hiring and retaining needed scientific and administrative employees, advisors, and consultants,
●	the cost of legal and other professional advisors needed to support our development efforts, responsibilities as a public reporting company, regulatory compliance and investigations, and legal proceedings,
●	the costs of compliance with laws, regulations, or judicial decisions applicable to us, and
●	the costs of general and administrative infrastructure required to manage our business and protect corporate assets and stockholder interests.

If any of these factors cause our funding needs to be greater than expected, our ability to continue operations, financial condition, and stock price may be adversely affected.

Our future cash requirements may differ significantly from our current estimates.

Our cash requirements may differ significantly from our estimates from time to time, depending on a number of factors, including:

●	our ability to attract strategic partners to pay for or share costs related to our product development efforts,
●	whether our outstanding convertible notes are converted into equity,
●	whether we receive additional cash upon the exercise of our outstanding warrants and stock options for common stock, and
●	our ability to obtain funding under future licensing agreements or other collaborative relationships.

If we deplete our cash reserves and are unable to obtain additional funding, we may be forced to discontinue our operations and liquidate our assets.

Our auditors have issued a going concern opinion, and we will not be able to achieve our objectives and will have to cease operations if we cannot find adequate financing.

Our auditors issued an opinion, which includes a going concern explanatory paragraph, in connection with the audit of our annual consolidated financial statements for the fiscal year ended May 31, 2023. A going concern paragraph in an audit opinion means that there is substantial doubt that we can continue as an ongoing business for the 12 months from the date the consolidated financial statements are issued. If we are unable to continue as an ongoing business, we might have to liquidate our assets and the values we receive for our assets in liquidation or dissolution could be significantly lower than the values reflected in our financial statements. In addition, the inclusion of an explanatory paragraph regarding substantial doubt about our ability to continue as a going concern and our lack of cash resources may materially adversely affect our share price and our ability to raise new capital or to enter into critical contractual relations with third parties. There is no assurance that we will be able to adequately fund our operations in the future.

We have written off the value of our pre-launch inventories of leronlimab and related raw materials, the costs of which were previously capitalized, and may be unable to use all or a portion of those inventories in the development of our product candidate.

Pre-launch inventories consist of costs of raw materials and work-in-progress related to our product candidate leronlimab. As of May 31, 2023, our inventories had been written off in full for accounting purposes. Although the inventories continue to be physically maintained and currently may be eligible for use in certain clinical contexts, we may be unable to use all or a portion of these inventories in the development of our product candidate.

Risks Related to Our Ability to Maintain an Effective Operational and Internal Controls Environment

The recruitment and retention of skilled directors, executives, employees, and consultants may be difficult and expensive, may result in dilution to our stockholders, and any failure to attract and retain such individuals may adversely affect our drug development and commercialization activities.

Our business depends on the skills, performance, and dedication of our officers and key scientific and technical advisors, as well as our directors. All of our current scientific advisors are independent contractors and are either self-employed or employed by other organizations. As a result, they may have conflicts of interest or other commitments, such as consulting or advisory contracts with other organizations, that may affect their ability to provide services to us in a timely manner. We likely will need to recruit additional directors, executive management, employees, and advisors, particularly scientific and technical personnel. In addition, there is currently intense competition for skilled directors, executives, and employees with relevant scientific and technical expertise, and this competition is likely to continue. We compete for these qualified personnel against companies with greater financial resources than ours. These recruitment and retention efforts likely will require additional financial resources. In order to successfully recruit and retain qualified employees, we will need to offer a combination of salary, cash incentives, and equity compensation. Future issuances of our equity securities for compensatory purposes will dilute existing stockholders’ ownership interests and reduce the shares available for future funding transactions. If we are unable to attract and retain individuals with relevant scientific, technical, and managerial experience, we may be forced to limit or delay our product development activities or may experience difficulties in successfully conducting our business, which would adversely affect our operations and financial condition.

Our current Chief Financial Officer is serving in an interim role. The loss, temporary loss, or transition of members of our senior management team or any other key employees may adversely affect our business.

During the past 24 months, we have experienced significant turnover among our senior executives, and currently have only three executive officers. Dr. Jacob Lalezari, the Company’s Chief Executive Officer, was appointed as the Company’s interim CEO in November 2023 and as CEO effective January 26, 2024. Effective February 1, 2024, Mitchell Cohen was appointed as interim Chief Financial Officer to replace Antonio Migliarese, who will leave the Company in mid-February. If we are successful in recruiting one or more additional individuals to executive positions, the complexity inherent in integrating a new key member of the senior management team with existing senior management may limit the effectiveness of any such successor or otherwise adversely affect our business. Leadership transitions and any disruptions that result are inherently difficult to manage and may cause uncertainty or a disruption to our business or increase the likelihood of turnover of other key officers and employees. Further, we may incur significant expenses related to any executive transitions. Finding suitable replacements for senior management and other key employees can be difficult, and there is no assurance we will be successful in attracting or retaining qualified personnel.

Our success depends significantly on the individual and collective contributions of our senior management team and key employees. The individual and collective efforts of these employees are important as we continue our efforts to develop leronlimab. The loss of the services of a member of our senior management team or the inability to hire and retain experienced management personnel likely would have a material adverse effect on our business and operations.

If we are unable to effectively maintain a system of internal control over financial reporting, we may not be able to accurately or timely report our financial results and our stock price could be adversely affected.

Section 404 of the Sarbanes-Oxley Act of 2002 and related regulations require us to evaluate the effectiveness of our internal control over financial reporting as of the end of each fiscal year, and to include a management report assessing the effectiveness of our internal control over financial reporting in our Form 10-K for that fiscal year. Failure to maintain our controls or operation of these controls may harm our operations, decrease the reliability of our financial reporting, and cause us to fail to meet our financial reporting obligations, which could adversely affect our business and reduce our stock price.

Our information technology systems could fail to perform adequately or experience data corruption, cyber-based attacks, or network security breaches.

We rely on information technology networks and systems, including the internet, to process, transmit, and store electronic information. In particular, we depend on our information technology infrastructure to effectively manage our business data, finance, and other business processes and electronic communications between our personnel and corporate partners. If we do not allocate and effectively manage the resources necessary to build and sustain an appropriate technology infrastructure, security breaches or system failures of this infrastructure may result in system disruptions, shutdowns, or unauthorized disclosure of confidential information, including patient information in violation of HIPAA requirements. In addition, our employees, contractors, and other corporate partners increasingly are working from remote locations. As a result, we rely on information technology systems that are outside our direct control. These systems are potentially vulnerable to cyber-based attacks and security breaches. In addition, cyber criminals are increasing their attacks on individual employees, including scams designed to trick victims into transferring sensitive data or funds or stealing credentials that compromise information systems. If one of our employees falls victim to these attacks, or our information technology systems or those of our partners are compromised, our operations could be disrupted, or we may suffer financial loss, loss or misappropriation of intellectual property or other critical assets, reputational harm, and regulatory fines and intervention, and our business and financial condition may be adversely affected.

Risks Related to Legal Proceedings

Our business, operating results, and financial condition could be negatively affected as a result of litigation and other demands made by stockholders.

We are and have been involved in legal proceedings and other claims brought by stockholders, including class actions alleging securities law violations, derivative actions alleging waste of corporate assets, unjust enrichment, other breaches of fiduciary duties by former directors and current and former executive officers, and demands by activist investors. Similar actions may occur in the future. While the Company welcomes opinions of all stockholders, responding to demands, litigation, proxy contests, or other initiatives by stockholders or activist investors may divert the attention of our Board, management team, and employees from their regular duties in the pursuit of business opportunities to enhance stockholder value. Such actions may also cause our existing or potential employees, strategic partners, and stockholders to have questions or doubts about the future direction of the Company and may provide our competitors with an opportunity to exploit these concerns. Such circumstances could cause significant fluctuations in our stock price based on temporary or speculative market perceptions or other factors that do not necessarily reflect the underlying fundamentals and prospects of our business. Refer to Note 8, Commitments and Contingencies – Legal Proceedings in the consolidated financial statements for the quarter ended November 30, 2023 included in this prospectus for additional information.

Class-action litigation filed against us could harm our business, and insurance coverage may not be sufficient to cover all related costs and damages.

The securities class action lawsuits filed against the Company in March 2021 have exhausted certain coverage allowances under the Company’s D&O insurance applicable to the relevant time period. This litigation, whether or not successful, may require us to incur substantial costs, which could harm our business and financial condition. During course of litigation, negative public announcements regarding the results of hearings, motions, or other interim proceedings or developments may occur, which could have a further negative effect on the market price of our common stock. Refer to Note 8, Commitments and Contigencies – Securities Class Action Lawsuits for the quarter ended November 30, 2023 included in this prospectus for further information.

We are subject to oversight by the SEC, FDA, and other regulatory agencies. Investigations and proceedings by those agencies may divert management’s focus and have a material adverse effect on our reputation and financial condition.

We are subject to the regulation and oversight by the Securities and Exchange Commission (“SEC”) and state regulatory agencies, in addition to the FDA and other federal regulatory agencies. As a result, we may face legal or administrative proceedings by these agencies. We have received subpoenas from the SEC and the U.S Department of Justice (the “DOJ”) requesting documents and information concerning, among other matters, leronlimab, our public statements regarding the use of leronlimab as a potential treatment for COVID19, HIV, and triple-negative breast cancer, related communications with the FDA, investors, and others, litigation involving former employees, our retention of investor relations consultants, and trading in our securities. On December 20, 2022, the DOJ announced the unsealing of a criminal indictment charging both our former CEO, Nader Z. Pourhassan, and Kazem Kazempour, CEO of Amarex, our former CRO. That same day, the SEC announced charges against both Mr. Pourhassan and Mr. Kazempour for alleged violations of federal securities laws. The Company is cooperating fully with the DOJ and SEC investigations. We are unable to predict the effect of any governmental investigations on our business, financial condition, or reputation. In addition, publicity surrounding any investigation, even if ultimately resolved in our favor, could have a material adverse effect on our business. Refer to Note 8, Commitments and Contingencies – Legal Proceedings in the consolidated financial statements for the quarter ended November 30, 2023 included in this prospectus for further information.

We face risks and uncertainties related to litigation and other claims.

We are parties to a variety of litigation and other claims, in addition to the regulatory investigations and related proceedings described above. For example, two putative class action lawsuits have been filed against us and certain former officers and directors, asserting violations of federal securities laws under Section 10(b) and Section 20(a) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and alleging that the Company and certain former officers and directors made purportedly false or misleading statements and that some of the individual defendants violated Section 20A of the Exchange Act by selling shares of the Company’s common stock, purportedly while in possession of material nonpublic information. Separately, three purported stockholder derivative actions have been filed against certain former officers and directors; the Company was named as a nominal defendant. Refer to Note 8, Commitments and Contingencies – Legal Proceedings in the consolidated financial statements for the quarter ended November 30, 2023 included in this prospectus for further information.

In addition, from time to time, we may also be involved in legal proceedings and investigations arising in the ordinary course of business, including those relating to employment matters, relationships with partners, intellectual property disputes, and other business matters. Any such claims or investigations may be time-consuming, costly, divert management resources, or otherwise have a material adverse effect on our business, financial condition, or results of operations. Any claims or litigation, even if fully indemnified or insured, could damage our reputation and make it more difficult to compete effectively or obtain adequate insurance in the future.

Risks Related to Development and Commercialization of Our Drug Candidate

We have been notified by Samsung of Samsung’s intent to terminate the Company’s agreements for manufacturing of our drug product and related services.

Beginning in fiscal 2022, we have received communications from Samsung regarding alleged breaches of our agreements with Samsung relating to past due balances. The Company has been pursuing negotiations with Samsung regarding potential approaches to resolve the issues short of litigation.

On November 21, 2023, Samsung informed the Company of Samsung’s intent to terminate the agreements with the Company, effective January 5, 2024. As of the date of this filing, the parties remain in communication about the outstanding issues under the agreements and potential options moving forward. There can be no assurance that we will be able to address the issues raised by Samsung or avoid being found in breach or our agreements with Samsung. Failure to resolve the issues may ultimately result in termination of our agreements with Samsung, which could jeopardize our ability to properly store our inventories of drug product and manufacture additional drug product when needed.

Certain agreements and related license agreements require us to make significant milestone, royalty, and other payments, which will require additional financing and, in the event we do commercialize leronlimab, decrease the revenues we may ultimately receive on sales. To the extent that such milestone, royalty, and other payments are not timely made, the counterparties to such agreements in certain cases have repurchase and termination rights thereunder with respect to leronlimab.

Under agreements we have with Progenics Pharmaceuticals, Inc. (“Progenics”) and Lonza Sales AG (“Lonza”), as well as a Development and License Agreement (the “PDL License”) between Protein Design Labs (now AbbVie Inc. (“AbbVie”)) and Progenics, we are required to pay significant milestone payments, license fees for “system know-how” technology, and royalties related to leronlimab upon the occurrence of specified events. In order to make these milestone and license payments, we will need to raise additional funds. In addition, our royalty obligations will reduce the economic benefits to us of future sales, if any. To the extent that such milestone payments and royalties are not timely made, under their respective agreements, Progenics has certain repurchase rights relating to the assets sold to us, and AbbVie has certain termination rights relating to our license of leronlimab under the PDL License. Refer to Note 10, Commitments and Contingencies – PRO 140 Acquisition and Licensing Arrangements in the audited financial statements included in this prospectus for further information.

If we are unable to obtain all required regulatory approvals for leronlimab, we will not be able to commercialize our primary product candidate, which would materially and adversely affect our business, financial condition, and stock price.

The FDA notified the Company at the beginning of December 2023 that: (i) the FDA’s “partial hold” imposed in March 2022 had been lifted; and (ii) a new “full hold” had been applied related to the clinical trial protocol the Company submitted in November 2023 alongside the Company’s complete response to the partial clinical hold. The Company submitted a revised protocol to the FDA in January 2024, and will remain on clinical hold until the FDA clears the protocol.

Clinical testing is expensive, difficult to design and implement, may take many years to complete, and its outcome is uncertain. The research, testing, manufacturing, labeling, packaging, storage, approval, sale, marketing, advertising and promotion, pricing, export, import, and distribution of drug products are subject to extensive regulation by the FDA and other regulatory authorities in the United States and other countries, with regulations differing from country to country. We are not permitted to market a drug candidate as prescription pharmaceutical products in the United States until we receive approval from the FDA, or in foreign markets until we receive the requisite approval from comparable regulatory authorities in foreign countries. In the United States, the FDA generally requires the completion of clinical trials of each drug to establish its safety and efficacy, and extensive pharmaceutical development to ensure its quality before approval. Regulatory authorities in other jurisdictions impose similar requirements. Of the large number of drugs in development, only a small percentage are approved for commercialization. Receipt of necessary regulatory approval for the use of leronlimab for one or more indications is subject to a number of risks which include, among others:

●	the FDA or comparable foreign regulatory authorities or institutional review boards (“IRBs”) may disagree with the future design or implementation of our clinical trials,
●	we may not be able to provide acceptable evidence of the safety and efficacy of our drug candidate,
●	the results of our clinical trials may not be satisfactory or may not meet the level of statistical or clinical significance required by the FDA or foreign regulatory authorities for marketing approval,
●	patients in our clinical trials may suffer adverse effects for reasons that may or may not be related to our drug candidate,
●	the data collected from clinical trials may not be sufficient to support the submission of an application for marketing approval in the United States or elsewhere,
●	the FDA or foreign regulatory authorities may not approve the manufacturing processes or facilities of third-party manufacturers with which we contract for clinical and commercial supplies, and
●	the approval policies or regulations of the FDA or foreign regulatory authorities may significantly change in a manner rendering our clinical data insufficient for approval.

We cannot guarantee that regulators will agree with our assessment of the results of our past or future clinical trials or that such trials will be considered by regulators to have shown safety or efficacy of our product candidate. In particular, there remains no guarantee that the FDA will lift the clinical hold on our recently submitted protocol. The FDA has substantial discretion in the approval process and may refuse to accept any application or may require additional clinical trials or pre-clinical or other studies. Additionally, we have limited experience in filing the applications necessary to gain regulatory approvals and expect to continue to rely on consultants and our CROs to assist us in this process. Securing FDA approval requires the submission of pre-clinical, clinical, and/or pharmacokinetic data, information about product manufacturing processes and inspection of facilities, and supporting information for each therapeutic indication to establish a product candidate’s safety and efficacy for each indication. Our drug candidate may prove to have undesirable or unintended side effects, toxicities, or other characteristics that may preclude us from obtaining regulatory approval or prevent or limit commercial use with respect to one or all intended indications. Failure to obtain regulatory approval for leronlimab will prevent us from commercializing it as a prescription product, and our ability to generate revenue will be seriously impaired.

We are substantially dependent on the success of leronlimab. If we, either alone or with collaborators, are unable to complete the clinical development of, obtain and maintain marketing approval for, or successfully commercialize leronlimab, including with respect to adequate coverage and reimbursement, or if we continue to experience significant delays in doing so, our business will be seriously harmed.

We currently have no products approved for sale and are investing a significant portion of our resources in the development of leronlimab for marketing approval in the United States and potentially other countries. Our prospects are substantially dependent on our ability to develop, obtain marketing approval for, and successfully commercialize leronlimab in the United States in one or more disease indications. The success of our Company will depend on a number of factors, including the following:

●	a safety, tolerability, and efficacy profile for leronlimab that is satisfactory to the FDA and potential foreign regulatory authorities,

●	timely receipt of marketing approvals for leronlimab from applicable regulatory authorities, including the FDA,
●	the performance of third-party contractors that we engage to manage our clinical studies and the resulting data,
●	obtaining and maintaining patent, trade secret protection, and regulatory exclusivity, both in the United States and internationally, including our ability to maintain our license agreement with AbbVie, as successor to Progenics,
●	protection of our rights in our intellectual property portfolio, including our ability to maintain our license agreement with AbbVie,
●	a continued acceptable safety profile for leronlimab following marketing approval, if any,
●	commercial acceptance of leronlimab by patients, the medical community, and third-party payors, and
●	our ability to position leronlimab to compete with other therapies.

Many of these factors are beyond our control. If we are unable to develop, receive marketing approval for, and successfully provide for commercialization of leronlimab on our own or through third parties, or if we continue to experience delays as a result of any of these factors or otherwise, our business will be substantially harmed.

Our competitors may develop drugs that are more effective, safer and less expensive than ours.

The biopharmaceutical industry is intensely competitive, and our future success depends on our ability to demonstrate and maintain a competitive advantage with respect to the design, development, and commercialization of product candidates. For example, new or improved therapies in the oncology and immunology arenas are the subject of frequent announcements. If approved for marketing by the FDA, depending on the approved clinical indication, leronlimab may be competing with existing and future treatments. Our competitors may:

●	develop drug candidates and market drugs that increase the levels of safety or efficacy that our product candidate will need to show in order to obtain regulatory approval,
●	develop drug candidates and market drugs that are less expensive or more effective than ours,
●	commercialize competing drugs before we or our partners can launch any products we are working to develop,
●	hold or obtain proprietary rights that could prevent us from commercializing our products, and
●	introduce therapies or market drugs that render our product candidate obsolete.

We expect to compete against large pharmaceutical and biotechnology companies and smaller companies that are collaborating with larger pharmaceutical companies, new companies, academic institutions, government agencies, and other public and private research organizations. These competitors, in nearly all cases, operate research and development programs that have substantially greater financial resources than we do. Our competitors also have significantly greater experience in:

●	developing drug and other product candidates,
●	undertaking pre-clinical testing and clinical trials,
●	building relationships with key customers and opinion-leading physicians,
●	obtaining and maintaining FDA and other regulatory approvals,
●	formulating and manufacturing drugs,
●	launching, marketing, and selling drugs, and

●	providing management oversight for all of the above-listed operational functions.

If we fail to achieve superiority over other existing or newly developed treatments, we may be unable to obtain regulatory approval. If our competitors market drugs that are less expensive, safer, or more effective than our product candidate, or which gain or maintain greater market acceptance, we may not be able to compete effectively.

We may not be able to identify, negotiate, and maintain the strategic alliances necessary to develop and commercialize our products and technologies, and we will be dependent on our corporate partners if we do.

We may seek to enter into a strategic alliance with a pharmaceutical company for further development and approval of our product candidate in one or more indications. Strategic alliances could potentially provide us with additional funds, expertise, access, and other resources in exchange for exclusive or non-exclusive licenses or other rights to the technologies and products that we are currently developing or may explore in the future. We cannot give any assurance we will be able to enter into strategic relationships with a pharmaceutical company or other strategic partner in the near future or at all or maintain our current relationships. In addition, we cannot assure that any agreements we may reach will achieve our goals or be on terms that prove to be economically beneficial to us. We anticipate that if we were to enter into strategic or contractual relationships, we may become dependent on the successful performance of our partners or counterparties. If they fail to perform as expected, such failure could adversely affect our financial condition, lead to increases in our capital needs, or hinder or delay our development efforts.

Known third-party patent rights could delay or otherwise adversely affect our planned development and sale of leronlimab. We have identified but not exhaustively analyzed other patents that could relate to our proposed products.

We are aware of patent rights held by a third party that may cover certain compositions within our leronlimab candidate. The patent holder has the right to prevent others from making, using, or selling a drug that incorporates the patented compositions, while the patent remains in force. While we believe that the third party’s patent rights will not affect our planned development, regulatory clearance, and eventual commercial production, marketing, and sale of leronlimab, there can be no assurance that this will be the case. We believe the relevant patent expires before we expect to commercially introduce leronlimab. In addition, the Hatch-Waxman exemption to U.S. patent law permits all uses of compounds in clinical trials and for other purposes reasonably related to obtaining the FDA clearance of drugs that will be sold only after patent expiration; we believe our use of leronlimab in those FDA-related activities would not infringe the patent holder’s rights. However, were the patent holder to assert its rights against us before expiration of the patent for activities unrelated to the FDA clearance, the development and ultimate sale of a leronlimab product could be significantly delayed, and we could incur expenses for defending a patent infringement suit and for damages that may relate to periods prior to the patent’s expiration. In connection with our acquisition of rights to leronlimab, our patent counsel conducted a freedom-to-operate search that identified other patents that could relate to our proposed leronlimab candidate. Based upon research and analysis to date, we believe leronlimab likely does not infringe those patent rights. If any of the holders of the identified patents were to assert patent rights against us, the development and sale of leronlimab could be delayed, we could be required to spend time and money defending patent litigation, and we could incur liability for infringement or be enjoined from producing our products if the patent holders prevailed in an infringement suit.

Risks Related to Our Dependence on Third Parties

We have a very limited number of internal research and development personnel, making us dependent on consulting relationships and strategic alliances with industry partners.

We have few employees dedicated to quality control and CMC activities. We rely and intend to continue to rely on third parties to supplement many of these critical functions. If we commence additional clinical trials, we will contract with third-party, full-service CROs to manage our trials. As a result, we are likely to be dependent on consultants and strategic partners in our development activities, and it may be administratively challenging for us to monitor and coordinate these relationships. If we do not appropriately manage our relationships with third parties, we may not be able to successfully manage development, testing, and preparation of regulatory filings for our product or commercialize any approved product, which would have a material and adverse effect on our business, financial condition and stock price.

We may continue to rely on third parties, such as CROs and third-party manufacturers, to conduct clinical trials for our product candidate, leronlimab, and to produce our pre-clinical and clinical product candidate supplies. Such third parties are subject to significant regulation. A failure by such third parties to properly and successfully perform their obligations to us, or failure of manufacturers on which we rely to meet regulatory requirements, may result in our inability to obtain regulatory approvals for or commercialize our product candidate.

We are dependent on third parties for important aspects of our product development strategy. We do not have the required financial and human resources to carry out independently the pre-clinical and clinical development of our current product candidate. We also do not have the capability or resources to manufacture, store, market or sell our current product candidate. As a result, we contract with and rely on third parties to perform such important functions. We compete with larger companies for the resources of these third parties. Although we plan to continue to rely on these third parties to conduct any future clinical trials and manufacturing, we are responsible for ensuring that each of our clinical trials is conducted in accordance with its general investigational plan and protocol and adheres to the FDA’s regulations regarding Good Laboratory Practice and that the manufacturing of our product complies with the FDA’s current good manufacturing practices (“cGMP”) enforced through its facilities inspection program. Moreover, we are required to comply with regulations and standards, including good clinical practices, for designing, conducting, monitoring, recording, analyzing, and reporting the results of clinical trials to assure that the data and results are credible and accurate and that the rights, integrity, and confidentiality of trial participants are protected. Our reliance on third parties that we do not control does not relieve us of these responsibilities and requirements. The third parties on whom we rely generally may terminate their engagements with us at any time. If these third parties do not successfully carry out their duties under their agreements with us, if the quality or accuracy of the data they obtain, process, and analyze is compromised for any reason, or if they otherwise fail to comply with clinical trial protocols or meet expected deadlines, future clinical trials that we may undertake may experience delays or may fail to meet regulatory requirements. If our clinical trials do not meet regulatory requirements or if these third parties need to be replaced, our pre-clinical development activities or clinical trials may be extended, delayed, suspended, or terminated. If any of these events occur, or if problems develop in our relationships with third parties, or if such parties fail to perform as expected, we may experience delays or lack of progress, significant cost increases, changes in our strategies, and even failure of our product initiatives, potentially resulting in our inability to obtain regulatory approval of our product candidate and harming our reputation. Refer to Note 8, Commitments and Contingencies – Commitments with Samsung BioLogics Co., Ltd. and – Amarex Dispute in the consolidated financial statements for the quarter ended November 30, 2023 included in this prospectus for further information.

Risks Related to Our Intellectual Property Rights

Our success depends substantially upon our ability to obtain and maintain intellectual property protection relating to our product candidate and future product candidates.

Due to evolving legal standards relating to the patentability, validity, and enforceability of patents covering pharmaceutical inventions and the claim scope of patents, our ability to enforce our existing patents and to obtain and enforce patents that may issue from any pending or future patent applications is uncertain and involves complex legal, scientific, and factual questions. To date, no consistent policy has emerged regarding the breadth of claims allowed in biotechnology and pharmaceutical patents. We have pending patents for certain indications for our core product candidate and continue to seek patent coverage for various potential therapeutic applications for leronlimab. However, we cannot be sure that any patents will issue from any pending or future patent applications owned by or licensed to us. Even if patents do issue, we cannot be sure that the claims of these patents will be held valid or enforceable by a court of law, will provide us with any significant protection against competing products, or will afford us a commercial advantage over competitive products. If one or more products resulting from our product candidate is approved for sale by the FDA and we do not have adequate intellectual property protection for those products, competitors could duplicate them for approval and sale in the United States without repeating the extensive testing required of us or our partners to obtain FDA approval, once our data exclusivity period has expired.

If we are sued for infringing on third-party intellectual property rights, it will be costly and time-consuming, and an unfavorable outcome would have a significant adverse effect on our business. We may also undertake infringement or other legal proceedings against third parties, causing us to spend substantial resources on litigation and exposing our own intellectual property portfolio to challenge.

Our ability to commercialize our product candidate depends on our ability to use, manufacture, and sell that product without infringing on the patents or other proprietary rights of third parties. Numerous U.S. and foreign issued patents and pending patent applications owned by third parties exist in the monoclonal antibody therapeutic area in which we are developing our product candidate and seeking new potential product candidates. There may be existing patents, unknown to us, on which our activities with our product candidate could infringe.

If a third party claims our actions or products or technologies infringe on its patents or other proprietary rights, we could face a number of issues that could seriously harm our competitive position, including, but not limited to:

●	infringement and other intellectual property claims that, even if meritless, can be costly and time-consuming, delay the regulatory approval process, and divert management’s attention from our core business operations,
●	substantial damages for infringement if a court determines that our products or technologies infringe a third party’s patent or other proprietary rights,
●	a court prohibiting us from selling or licensing our products or technologies unless the holder licenses the patent or other proprietary rights to us, which it is not required to do, and
●	even if a license is available from a holder, we may have to pay substantial royalties or grant cross-licenses to our patents or other proprietary rights.

If any of these events occur, it could significantly harm our operations and financial condition and negatively affect our stock price. Additionally, although no third party asserted a claim of infringement against us, others may hold proprietary rights that could prevent our product candidate from being marketed. Any patent-related legal action against us claiming damages and seeking to enjoin commercial activities relating to our product candidate or our processes could subject us to potential liability for damages and require us to obtain a license to continue to manufacture or market leronlimab or any other product candidates. We cannot predict whether we would prevail in any such actions or that any license required under any of these patents would be made available on commercially acceptable terms, if at all. Further, we cannot be sure that we could redesign leronlimab or any other product candidates or processes to avoid infringement, if necessary. Accordingly, an adverse determination in a judicial or administrative proceeding, or the failure to obtain necessary licenses, could prevent us from developing and commercializing leronlimab or another product candidate, which could harm our business, financial condition, and operating results.

We may come to believe that third parties are infringing on our patents or other proprietary rights. To prevent infringement or unauthorized use, we may need to file infringement and/or misappropriation suits, which are very expensive and time-consuming and would distract management’s attention. Also, in an infringement or misappropriation proceeding, a court may decide that one or more of our patents is invalid, unenforceable, or both, in which case third parties may be able to use our technology without paying license fees or royalties. Even if the validity of our patents is upheld, a court may refuse to stop the other party from using the technology at issue on the ground that the other party’s activities are not covered by our patents.

We may become involved in disputes with our present or future contract partners over intellectual property ownership or other matters, which could have a significant adverse effect on our business.

Inventions discovered in the course of performance of contracts with third parties may become jointly owned by our strategic partners and us, in some cases, and the exclusive property of one of us, in other cases. Under some circumstances, it may be difficult to determine who owns a particular invention or whether it is jointly owned, and disputes could arise regarding ownership or use of those inventions. Other disputes may also arise relating to the performance or alleged breach of our agreements with third parties. Any disputes could be costly and time-consuming, and an unfavorable outcome could have a significant adverse effect on our business.

Risks Related to Ownership of Our Common Stock

Our common stock is classified as “penny stock” and trading of our shares may be restricted by the SEC’s penny stock regulations.

Rules 15g-1 through 15g-9 promulgated under the Exchange Act impose sales practice and disclosure requirements on certain brokers-dealers who engage in transactions involving a “penny stock.” The SEC has adopted regulations which generally define “penny stock” to be any equity security that has a market price of less than $5.00 per share or an exercise price of less than $5.00 per share, subject to certain exceptions. Our common stock is covered by the penny stock rules, which impose additional sales practice requirements on broker-dealers who sell to persons other than established customers and “accredited investors.” The penny stock rules require a broker-dealer, prior to a transaction in a penny stock not otherwise exempt from the rules, to deliver a standardized risk disclosure document in a form prepared by the SEC that provides information about penny stocks and the nature and level of risks in the penny stock market. The broker-dealer also must provide the prospective investor with current bid and offer quotations for the penny stock, the compensation of the broker-dealer and its salesperson in the transaction, and monthly account statements showing the market value of each penny stock held in the investor’s account. In addition, the penny stock rules require that, prior to a transaction in a penny stock that is not otherwise exempt, the broker-dealer must make a special written determination that the penny stock is a suitable investment for the purchaser and receive the purchaser’s written agreement to the transaction. These disclosure requirements may have the effect of reducing the level of trading activity in the secondary market for stock that is subject to these penny stock rules. Consequently, these penny stock rules may affect the ability of broker-dealers to trade our securities. We believe that the penny stock rules may discourage investor interest in and limit the marketability of our common stock.

The trading price of our common stock has been and could remain volatile, and the market price of our common stock may decrease.

The market price of our common stock has historically experienced and may continue to experience significant volatility. From February 1, 2023 through February 1, 2024, the market price of our common stock has fluctuated from a high of $0.48 per share to a low of $0.15 per share. The volatile nature of our common share price may cause investment losses for our stockholders. In addition, the market price of stock in small capitalization biotech companies is often driven by investor sentiment, expectation, and perception, all of which may be independent of fundamental, objective, and intrinsic valuation metrics or traditional financial performance metrics, thereby exacerbating volatility. In addition, our common stock is quoted on the OTCQB of the OTC Markets marketplace, which may increase price quotation volatility and could limit liquidity, all of which may adversely affect the market price of our shares.

Since our inception, we have been insolvent and have required debt and equity financing to maintain operations. We expect our debt service obligations and our need for additional funding to finance operations will cause additional substantial dilution to our existing stockholders and could adversely affect the trading price of our common stock.

Since our inception, we have not achieved cash flows from revenues sufficient to cover basic operating costs. As a result, we have relied heavily on debt and equity financing. Equity financing, including securities convertible into equity, in particular has had a dilutive effect on our common stock, which has hampered our ability to attract reasonable financing terms.

The terms of our convertible note financings require us to make periodic debt repayments to reduce the outstanding balance of our debt. As a result, we likely will be required to use a significant portion of our available cash to repay our debt and satisfy other payment obligations, which will reduce the amount of capital available to finance our operations and other business activities. We expect to continue to seek to exchange all or part of our outstanding debt for shares of common stock. If the Company enters into any future exchange offers, they will likely be negotiated at a discount to the market price of our common stock and will cause additional dilution to our existing stockholders. If the convertible noteholders sell the common stock they receive in exchange for outstanding debt, this could result in a decline in our stock price. In addition, the exercise of our outstanding warrants and stock options, which are exercisable for or convertible into shares of our common stock, and the exercise of which we have encouraged through public or private warrant exchange offers from time to time, would dilute our existing common stockholders.

Issuances of additional equity or convertible debt securities will continue to reduce the percentage ownership of our then-existing stockholders. We may also be required to grant potential investors new securities rights, preferences, or privileges senior to those possessed by our then-existing stockholders in order to induce them to invest in our company. The issuance of these senior securities may adversely affect the holders of our common stock as a result of preferential dividend and liquidation rights over the common stock and dilution of the voting power of the common stock.

As the result of these and other factors, the issuance of additional equity or convertible debt securities may have an adverse impact on the market price of our common stock. For the foreseeable future, we will be required to continue to rely on debt and equity financing to maintain our operations.

Our certificate of incorporation permits our Board to create new series of preferred stock without further approval by our stockholders, which could adversely affect the rights of the holders of our common stock.

Our Board has the authority to fix and determine the relative rights and preferences of preferred stock. Currently, our Board has the authority to designate and issue approximately 4.9 million additional shares of our preferred stock without further stockholder approval. As a result, our Board could authorize the issuance of another series of preferred stock that would grant to holders the preferred right to our assets upon liquidation, the right to receive dividend payments before dividends are distributed to the holders of common stock, and the right to redemption of the shares, together with a premium, prior to the redemption of our common stock. In addition, our Board could authorize the issuance of a series of preferred stock that has greater voting power than our common stock or that is convertible into our common stock, which could decrease the relative voting power of our common stock or result in dilution to our existing stockholders.

Anti-takeover provisions of our certificate of incorporation, our bylaws, and Delaware law could make an acquisition of us, which may be beneficial to our stockholders, more difficult, and may prevent attempts by our stockholders to replace or remove the current members of our Board and management.

Certain provisions of our amended and restated certificate of incorporation and bylaws could discourage, delay or prevent a merger, acquisition, or other change of control that stockholders may consider favorable, including transactions in which stockholders might otherwise receive a premium for shares of common stock. Furthermore, these provisions could frustrate attempts by our stockholders to replace or remove members of our Board. These provisions also could limit the price that investors might be willing to pay in the future for our common stock, thereby depressing the market price of our common stock. Stockholders who wish to participate in these transactions may not have the opportunity to do so. Among other things, these provisions:

●	allow us to designate and issue shares of preferred stock, without stockholder approval, that could adversely affect the rights, preferences, and privileges of the holders of our common stock and could make it more difficult or less economically beneficial to acquire or seek to acquire us,
●	provide that special meetings of stockholders may be called only by the Board acting pursuant to a resolution approved by the affirmative majority of the entire Board, and
●	do not include a provision for cumulative voting in the election of directors. Under cumulative voting, a minority stockholder holding a sufficient number of shares may be able to ensure the election of one or more directors. The absence of cumulative voting may have the effect of limiting the ability of minority stockholders to effect changes in the composition of our Board.

In addition, we are governed by the provisions of Section 203 of the Delaware General Corporation Law (the “DGCL”), which may, unless certain criteria are met, prohibit large stockholders, in particular those owning 15% or more of our voting stock, from merging or combining with us for a prescribed period of time.

We do not expect to pay cash dividends on our common shares for the foreseeable future.

We have never declared or paid a cash dividend on our common shares and we do not anticipate declaring or paying dividends on our common shares for the foreseeable future. We expect to use future financing proceeds and earnings, if any, to fund operating expenses. Consequently, common stockholders’ only opportunity to achieve a return on their investment is if the price of our stock appreciates and they sell their shares at a profit. We cannot assure common stockholders of a positive return on their investment when they sell their shares or that stockholders will not lose the entire amount of their investment.

USE OF PROCEEDS

We will not receive any proceeds from the sale of shares of our common stock by the selling stockholders. A portion of the shares of common stock covered by this prospectus are issuable upon exercise of warrants issued to the selling stockholders. The exercise price of such warrants ranges from $0.16 to $1.00 per share. The exercise price and number of shares of common stock issuable upon exercise of the warrants may be adjusted in certain circumstances, including stock splits or dividends, mergers, or reclassifications or similar events. Upon any exercise of warrants for cash, the selling stockholders will pay us the exercise price. The warrants issued to our placement agent include a cashless exercise feature, while all other warrants do not. To the extent we receive proceeds from the cash exercise of outstanding warrants, we intend to use the proceeds for working capital and other general corporate purposes. We will bear all other costs, fees and expenses incurred in effecting the registration of the shares covered by this prospectus. All selling and other expenses incurred by the selling stockholders will be borne by the selling stockholders. See “Selling Stockholders” and “Plan of Distribution” below.

MARKET FOR OUR COMMON STOCK AND DIVIDEND POLICY

Market Information

Our common stock is quoted on the OTCQB of the OTC Markets marketplace under the trading symbol CYDY. Over-the-counter market quotations reflect inter-dealer prices, without retail mark-up, mark-down or commission, and may not necessarily represent actual transactions. Historically, trading in our stock has been volatile and the trades that occurred cannot be characterized as those in a more established public trading market. As a result, the trading prices of our common stock may not reflect the price that would result if our stock was traded on a more mature market.

Holders

The number of record holders of our common stock on December 31, 2023 was approximately 1,000.

Dividends

Holders of our common stock are entitled to receive dividends if declared by our Board. While we have no contractual restrictions or restrictions in our governing documents on our ability to pay dividends, other than the preferential rights provided to the holders of our outstanding preferred stock, we have never paid cash dividends to holders of common stock and do not anticipate paying any in the foreseeable future as we retain earnings, if any, for use in our operations.

Also, under Section 170 of the DGCL, we are permitted to pay dividends only out of capital surplus or, if none, out of net profits for the fiscal year in which the dividend is declared or net profits from the preceding fiscal year. As of November 30, 2023, the Company had an accumulated deficit of approximately $862.8 million and had net loss in each fiscal year since inception, and therefore is prohibited from paying any dividends, whether in cash, other property, or shares of capital stock.

Refer to Note 6, Convertible Instruments and Accrued Interest in the audited financial statements included in this prospectus for additional information.

OUR BUSINESS

Corporate History/Business Overview

CytoDyn Inc. was originally incorporated under the laws of Colorado on May 2, 2002, under the name RexRay Corporation and, effective August 27, 2015, reincorporated under the laws of Delaware. The Company is a clinical-stage biotechnology company focused on the clinical development of innovative treatments for multiple therapeutic indications based on its product candidate, leronlimab (also referred to as PRO 140), a novel humanized monoclonal antibody targeting the C-C chemokine receptor type 5 (“CCR5”). The pre-clinical and early clinical development of PRO 140 was led by Progenics Pharmaceuticals, Inc. (“Progenics”) through 2011. The Company acquired the asset from Progenics in October 2012. In November 2018, the United States Adopted Names Council adopted “leronlimab” as the official nonproprietary name for PRO 140. The Company has conducted clinical trials of leronlimab as a viral entry inhibitor for human immunodeficiency virus (“HIV”), believed to competitively bind to the N-terminus and second extracellular loop of the CCR5 receptor. For immunology, the CCR5 receptor is believed to be implicated in immune-mediated illnesses such as MASH. The CCR5 receptor may also be present on cells that undergo malignant transformation and may also be present in the tumor microenvironment. Studies of leronlimab have also been conducted in MASH and solid tumors in oncology, in addition to HIV, where CCR5 is believed to play an integral role.

Our principal business office is located at 1111 Main Street, Suite 660, Vancouver, Washington 98660. Our website can be found at www.cytodyn.com. We make available on our website, free of charge, the proxy statements and reports on Forms 8-K, 10-K, and 10-Q that we file with the SEC, as soon as reasonably practicable after such materials are electronically filed with or furnished to the SEC. By making this and other references to the Company’s website, we do not intend to incorporate by reference any information posted on our website into this prospectus. The website should not be considered part of this prospectus.

The consolidated financial statements included in this prospectus include the accounts of CytoDyn Inc. and its wholly owned subsidiary CytoDyn Operations Inc.

Business Overview

CytoDyn’s core areas of development are HIV, MASH, and solid tumors in oncology. The current areas of clinical focus in HIV are the lifting of the clinical hold imposed in December 2023, creation of a new or modified long-acting formulation of leronlimab, and evaluating the impact of leronlimab on chronic immune activation and inflammation in cisgender men and women and transgender women living with HIV. Chronic immune activation and inflammation are a complicated and critical unmet need which can cause strokes, heart attacks, and other vascular events, and remains the leading cause of death in people with HIV. In MASH, we plan to focus on the general population of those affected by MASH, and the subpopulation of patients with MASH and HIV. At this time, there are no approved therapies for MASH and current highly active antiretroviral therapy (“HAART”) regimens often contribute to hepatoxicity. Additionally, even after the FDA approves therapies for MASH, because of the complexity of MASH affecting multiple systems in the body, we believe that an opportunity exists for a combination therapy. Regarding oncology, our focus remains on combination therapy for solid tumors to explore the potential of leronlimab in the tumor microenvironment and the potential benefit for decreasing angiogenesis, potential macrophage repolarization, decreasing metastasis, and the potential to mitigate regulatory T-cells (“Tregs”) infiltration of the tumor microenvironment.

Our current business strategy is to continue to pursue the development of leronlimab, utilizing the resources available to us and through additional fundraising, which may include the following:

1.	Seeking the removal of the clinical hold imposed by the FDA in December 2023, and proceed toward conducting a Phase II study evaluating the effects of leronlimab on chronic immune activation and inflammation in cisgender men and women and transgender women living with HIV.
2.	Continuing our work researching and developing a new or modified long-acting version of leronlimab with a third-party generative artificial intelligence (“AI”) drug discovery and development company, and pursuing proof of concept studies for HIV treatment and HIV pre-exposure prophylaxis (“PrEP”) using leronlimab and AAV.
3.	Advancing our MASH program to a Phase 2b or Phase 2b/3 trial for steatosis and liver fibrosis associated with MASH, and/or a pre-clinical study to identify the potential for leronlimab as a combination therapy for MASH as well as exploring a study for patients with HIV and MASH.

4.	Continuing to identify the next steps in clinical development and exploring potential business opportunities to continue the investigation of leronlimab for solid tumors in oncology, based on data generated to date by the Company, including potential opportunities to continue our Phase 2 program for metastatic triple-negative breast cancer with current standard of care, as well as exploring a Phase 2 colon cancer trial with current standard of care and other cancer and immunologic indications.

We will need significant additional funding to execute the business strategy described above, including conducting additional pre-clinical studies and clinical trials, in furtherance of our efforts to obtain FDA approval to commercialize leronlimab.

As further discussed in Note 2, Summary of Significant Accounting Policies - Inventories, and Note 3, Inventories, net, in the audited financial statements included in this prospectus, the Company previously capitalized procured or produced pre-launch inventories in preparation for product launches. As of May 31, 2023, the Company had reserved for or written-off the full $99.2 million of previously capitalized pre-launch inventories. Although these inventories have been written-off from an accounting perspective, they can be used in certain clinical contexts, and could possibly be sold commercially upon regulatory approval if the shelf-lives can be extended as a result of the performance of on-going and future stability tests.

Recent Corporate Developments

On September 19, 2023, the Company received notice from the Company’s then current independent registered public accounting firm, Macias Gini & O’Connell LLP (“MGO”), that MGO declined to stand for re-election as the Company’s fiscal year 2024 registered public accounting firm. The Company’s Audit Committee had considered, but had not formally taken action regarding, a change in the Company’s independent registered public accounting firm prior to September 19, 2023. On October 6, 2023, the Audit Committee engaged BF Borgers CPA PC and appointed the firm as the Company’s independent registered public accounting firm for the Company’s fiscal year ending May 31, 2024.

On November 9, 2023, at the Company’s annual meeting, our stockholders voted in favor of an amendment to the Company’s Certificate of Incorporation to increase the total number of shares of common stock authorized for issuance from 1,350,000,000 shares to 1,750,000,000 shares. Additionally, stockholders voted in favor of the reelection of existing directors and on an advisory basis in favor of named executive officer compensation.

On January 26, 2024, the Company entered into an employment agreement with Jacob P. Lalezari, M.D., under which he is serving as the Company’s Chief Executive Officer, effective as of January 26, 2024. Dr. Lalezari previously served as the Company’s Interim CEO beginning November 17, 2023. Dr. Lalezari is responsible for leading the Company’s corporate and product development, with a focus on short-term clinical development and related fundraising.

On January 10, 2024, the Company entered into an agreement with an executive services firm to engage Mitchell Cohen to provide financial and accounting services to the Company as an independent contractor. On January 19, 2024, the Company’s Board of Directors approved the appointment of Mr. Cohen as the Company’s Interim Chief Financial Officer effective February 1, 2024. Mr. Cohen will also serve as the Company’s principal financial officer and principal accounting officer.

Antonio Migliarese, who had been serving as interim president since May 2023, in addition to serving as CFO, resumed his previous role as CFO upon Dr. Lalezari’s appointment as Interim CEO on November 17, 2023. On January 23, 2024, the Company and Mr. Migliarese agreed that he will resign from his position as CFO of the Company, effective at the close of business on January 31, 2024, and his last day of employment with the Company will be February 15, 2024, following a transition period to provide for the smooth onboarding of Mr. Cohen.

On November 21, 2023, Samsung informed the Company of Samsung’s intent to terminate, effective January 5, 2024, the Master Services Agreement (the “Samsung Agreement”) entered into between Samsung and the Company in April 2019. As of the date of this filing, the parties remain in communication about the outstanding issues under the Agreement and potential options moving forward. The Samsung Agreement provides for Samsung to perform non-exclusive services relating to technology transfer, process validation, manufacturing, pre-approval inspection, vial filling, and supply and storage services for leronlimab bulk drug substance and drug product. Samsung paused manufacturing for all unfulfilled commitments under the Samsung Agreement in January 2022. The Company currently holds sufficient leronlimab to conduct its prospective clinical trial(s) in the short term. As of the date of this filing, the parties remain in communication about the outstanding issues under the Agreement and potential options moving forward.

During the quarter ended November 30, 2023, the Company concluded a private offering through a placement agent for total net proceeds of approximately $3.0 million. Additionally, the Company commenced a sale of unsecured promissory notes with a six-

month term during the quarter that yielded net proceeds totaling approximately $0.7 million. As part of the sale, the Company issued fully exercisable warrants to purchase an aggregate of approximately 1.0 million shares of common stock with a five-year term and an exercise price of $0.35 per share. The Company also issued fully exercisable warrants to purchase approximately 0.4 million shares of common stock to the placement agent with a ten-year term and an exercise price of $0.35 per share and paid a total cash fee of approximately $0.1 million.

In December 2023, the Company commenced a private offering of common stock and warrants through a placement agent (the “December Offering”) pursuant to which the Company has received aggregate gross proceeds of approximately $2.2 million as of the date of this filing. Each unit consists of one share of common stock and one warrant to purchase one share of common stock. The purchase price per unit will be equal to 90% of the lower of (i) the intraday volume weighted average price (“VWAP”) of the common stock as of the first closing on December 29, 2023, and (ii) the intraday VWAP on the date of the final closing, which has not yet occurred. The warrants to be issued to investors in the offering will be fully exercisable and will have a five-year term and an exercise price of $0.35 per share.

The principal and accrued interest on the unsecured promissory notes referred to above were converted into units of common stock and warrants in late December 2023 on the basis of 80% of the unit pricing in the December Offering. Additional fully exercisable warrants to purchase a total of approximately 7.2 million shares of common stock at a price of $0.35 per share were issued to the investors in the unsecured promissory notes in connection with the conversion.

Background: Leronlimab as a CCR5 Antagonist

We are focused on developing leronlimab, a CCR5 receptor antagonist, to be used as a platform drug for various indications. The CCR5 receptor is a protein located on the surface of various cells including white blood cells and cancer cells. On white blood cells, it serves as a receptor for chemical attractants called chemokines. Chemokines are the key orchestrators of leukocyte trafficking by attracting immune cells to the sites of inflammation. At the site of an inflammatory reaction, chemokines are released. These chemokines are specific for CCR5 and cause the migration of T-cells to these sites promoting further inflammation. The CCR5 receptor is also the co-receptor needed for certain strains of HIV to infect healthy T-cells.

The mechanism of action (“MOA”) of leronlimab has the potential to orchestrate the movement of T-cells to inflammatory sites, which could be instrumental in diminishing the inflammatory responses. Leronlimab is a unique humanized monoclonal antibody. Leronlimab binds to the second extracellular loop and N-terminus of the CCR5 receptor, and due to its selectivity and target-specific mechanism of action, it does not appear to activate the immune function of the CCR5 receptor through agonist activity. This apparent target specificity differentiates leronlimab from other CCR5 antagonists. Leronlimab is a competitive rather than allosteric inhibitor of the CCR5 receptor. Other potential advantages of leronlimab are believed to include longer half-life and less frequent dosing requirements compared to current standard of care daily regimens.

We believe leronlimab prevents CCR5 tropic strains of HIV, which are the majority of all cases, from using the CCR5 receptor as an entry gateway for healthy cells. Pre-clinical research has shown that leronlimab blocks calcium channel signaling of the CCR5 receptor when present on the cancer cell surface. Research also suggests calcium channel signaling of the CCR5 receptor is a crucial component to the spread of metastatic cancer. We view the CCR5 receptor as more than the door for HIV to enter T-cells; it may also be a crucial component in inflammatory responses. The CCR5 receptor has been identified as a potential target in HIV, graft-versus-host disease (“GvHD”), MASH, cancer metastasis, transplantation medicine, multiple sclerosis, traumatic brain injury, stroke recovery, and a variety of inflammatory conditions, including COVID-19. This could present the potential for multiple opportunities for leronlimab, such as MASH, cancers, and transplantation rejection, among other indications.

Leronlimab and HIV

We believe that leronlimab shows promise as a powerful antiviral agent with the potential advantage of lower toxicity and less frequent dosing requirements as compared to certain daily drug therapies currently in use for the treatment of HIV. Leronlimab belongs to a class of HIV therapies known as viral entry inhibitors that block HIV from entering and infecting specific cells. Leronlimab blocks HIV from entering a cell by binding to a receptor called CCR5, a normal cell surface receptor protein to which CCR5 tropic strains of HIV, referred to as “R5” strains, attach as part of HIV’s entry into a cell. Leronlimab binds to a precise site on CCR5 that R5 strains of HIV use to enter the cell and, in doing so, inhibits the ability of these strains of HIV to infect the cell. As a result, we believe leronlimab represents a distinct class of CCR5 inhibitors with advantageous virological and immunological properties and may provide a unique tool to treat HIV-infected patients. We plan to explore the potential for leronlimab to be used in

PrEP if a longer acting version of subcutaneous leronlimab is successfully developed. This longer acting version could also potentially be used in combination with standard of care therapies to treat HIV patients.

We continue to believe leronlimab is uniquely positioned to address the HIV market, as an alternative, or in addition to current therapies, which are failing primarily due to patient non-compliance, which causes drug resistance. Several factors give rise to patient non-compliance issues, such as toxicity and side effects, coupled with the need for a strict daily dosing regimen. In 26 clinical studies previously conducted, leronlimab was generally well tolerated. In addition, there were no dose-limiting toxicities or patterns of drug-related toxicities observed during these trials. We believe the results of these trials establish that leronlimab’s antiviral activity is potent, rapid, prolonged, dose-dependent, and statistically significant. Because leronlimab’s MOA as a monoclonal antibody in HIV is a relatively new therapeutic approach, it provides a potentially advantageous method of suppressing the virus in treatment-experienced patients who have failed a prior HIV regimen and need new treatment options.

To date, leronlimab has been tested and administered to patients predominantly as a subcutaneous injection once per week. We believe that if leronlimab is approved by the FDA for use as an injectable for HIV, it may be an attractive and marketable therapeutic option for patients, particularly in the following scenarios:

●	Patients experiencing difficulties with existing treatment regimens due to side effects or medical comorbidities;
●	Patients with difficulty adhering to daily drug regimens;
●	Patients who poorly tolerate existing therapies; and
●	Patients with compromised organ function, such as hepatoxicity or renal insufficiency.

In 2016, we initiated a pivotal Phase 2b/3 trial for leronlimab as a combination therapy with existing HAART drug regimens for highly treatment-experienced HIV patients. The trial was completed in February 2018 and achieved its primary endpoint with a p-value of 0.0032. Most of the patients who completed this trial transitioned to an FDA-cleared rollover study, as requested by the treating physicians, to enable them to have continued access to leronlimab. This pivotal trial was the basis for the Company’s Biologic License Application (“BLA”) submission to the FDA, which was subsequently withdrawn by the Company in October 2022 as further discussed below. We also conducted a rollover study for HIV, as combination therapy, designed for patients who had successfully completed the Phase 2b/3 combination therapy trial and for whom the treating physicians requested a continuation of leronlimab therapy to maintain suppressed viral load. Some of the patients reached four years of treatment in this extension arm prior to its termination.

Clinical hold on HIV program

In March 2022, the FDA placed a partial clinical hold on the Company’s HIV program. The Company was not enrolling any new patients in the trials placed on hold in the United States. In October 2022, the Company voluntarily withdrew its BLA submission due to management’s conclusion that a significant risk existed that the BLA would not receive FDA approval due to the inadequate process and performance around the monitoring and oversight of the clinical data from its clinical trials by its former CRO.

During the third quarter ended February 28, 2023, the Company submitted the documents requested by the FDA in its March 2022 clinical hold letter. Subsequently, the FDA responded through written communication to the Company, requesting additional information and clarification regarding an item that was previously submitted, the benefit-risk assessment for the HIV population, and made a supplemental request that the Company submit an investigational new drug (“IND”) amendment containing the proposed general investigational plan for the coming year, appropriate protocols, and any additional information supporting the proposed investigation under the HIV program IND.

In March 2023, the Company responded to and submitted to the FDA the additional information and clarifications requested for the items previously requested. The FDA responded with further written communication requesting information relating to the benefit-risk assessment, as well as requesting the submission of a new protocol for the HIV indication.  At the end of March 2023, the Company and the FDA held an informal meeting in which the FDA addressed certain clarifying questions with respect to the clinical hold submission and further information requests made by the FDA.

In November 2023, the Company submitted a response to the FDA’s March 2022 clinical hold letter addressing comments received through previous incomplete response communications and during the informal meeting. The Company held a series of advisory board meetings with key opinion leaders (“KOLs”) in the HIV space to further inform responses to the FDA’s comments with regard to the benefit-risk analysis and an appropriate population of patients for a future clinical trial in HIV who could benefit from leronlimab given the current competitive landscape.

In early December 2023, the FDA notified the Company that the partial clinical hold on the HIV program had been lifted. At the same time, the FDA notified the Company that it had issued a new full clinical hold as it relates to the newly proposed clinical trial protocol submitted alongside the Company’s complete response to the partial clinical hold. The FDA’s new hold and comments relate to the design of the trial in particular with regard to the measurement of endpoints, controls arms, dose selection, and study-stopping rules. The newly proposed HIV clinical trial is a Phase II study evaluating the effects of 24 weeks of leronlimab on chronic immune activation and inflammation in cisgender men and women and transgender women living with HIV. Chronic immune activation and inflammation is a complicated and critical unmet need which causes strokes, heart attacks, and other vascular events and remains the leading cause of death in people with HIV. In late January 2024, the Company made its responsive submission to the FDA’s December 2023 comments and guidance in relation to its proposed clinical trial protocol. The Company anticipates moving forward with the contemplated clinical trial during the 2024 calendar year in the event that its efforts to obtain lifting of the clinical hold are successful.

HIV Pre-Clinical Development of Long-Acting CCR5 Antagonist

In December 2022, researchers from Oregon Health and Sciences University (“OHSU”), an academic research collaboration partner of the Company, presented at the HIV DART Conference and the HIV Persistence During Therapy Conference results from two recently completed pre-clinical studies performed on macaque monkeys for two different potential longer-acting therapeutics targeting the CCR5 receptor. The first longer-acting potential therapeutic is a modified monoclonal antibody designed to have a longer half-life, which could lead to the development of an HIV prophylactic for humans at high risk of contracting HIV. The second longer-acting potential therapeutic is a gene therapy that could lead to the development of a functional cure for humans living with HIV. While both longer-acting therapeutics are still in the early stages of development, early data from the macaque monkey studies suggest that dosing intervals could be increased from once weekly to once every three months. Data from both potential therapeutics were also presented during the Company’s R&D Investor Update on December 7, 2022, which is available on the Company’s website.

In March 2023, the Company entered into a joint development agreement with a third-party generative AI drug discovery and development company to develop one or more longer-acting molecules. The Company believes working with a partner with AI capabilities will result in the expedited development of a modified, longer-acting therapeutic, and could lead to greater acceptance by patients due to the requirement for less frequent injections. The services provided by the third party may yield extended intellectual property protection, thereby increasing the value of the Company’s patent portfolio. In December 2023, the Company received various iterations of potential long-acting therapeutics, on which the Company will be performing assays to determine the suitability and feasibility of the long-acting therapeutic candidates for further development.

Leronlimab and MASH

We believe that the CCR5 receptor is also a crucial component in inflammatory responses. Some disease processes that could potentially benefit from CCR5 blockade include transplantation rejection, neuroinflammation, chronic inflammation, cancer, and MASH. Due to leronlimab’s MOA, we believe leronlimab may have the potential for reduced side effects over other CCR5 antagonists and may be able to prevent the progression of Non-Alcoholic Fatty Liver Disease (“NAFLD”) into MASH. NAFLD is an inflammatory disease caused by the build-up of fat in hepatocytes (steatosis). In severe cases, NAFLD progresses into MASH. MASH is a chronic liver disease characterized by the presence of hepatic inflammation and fibrosis. Patients with advanced fibrosis due to MASH are at significantly higher risk of liver related mortality. There is currently no approved drug for MASH. It is estimated that 30% to 40% of adults in the United States have NAFLD, while 3% to 12% of adults in the United States have MASH. If left untreated, MASH may progress to hepatocellular carcinoma and is expected to become the leading cause of liver transplantation. Further, liver disease is one of the leading causes of non-AIDS-related death in HIV patients. The Company is identifying the next steps in clinical development to continue the investigation of leronlimab in the MASH indication and in HIV patients with MASH.

In MASH, liver homeostasis is impaired due to an accumulation of toxic lipids which can activate both Kupffer cells (KCs) and tissue-resident macrophages resulting in the production of fibrogenic cytokines and chemoattractant chemokines such as transforming growth factor-beta (TGF-β) and monocyte chemoattractant protein1 (MCP1). Not only do these cytokines/chemokines promote transdifferentiation of hepatic stellate cells (HSCs) into myofibroblasts (the primary source for fibrillary collagens), but they also amplify the immune response by recruiting additional cells into the damaged area. Recruitment of extra-hepatic inflammatory cells to the site of hepatic injury is typically mediated by interactions between cytokines/chemokines and their receptors. It has also been shown that patients with MASH also have high levels of CCR5 and the associated ligand, CCL5, thus demonstrating a potential role of CCR5 and its ligands in liver fibrosis.

MASH Pre-Clinical Development

The potential for leronlimab in the treatment of MASH was demonstrated in a pre-clinical model of fatty liver disease. Immunodeficient, NOD-SCID Gamma (NSG) mice were fed a high fat, MASH-inducing diet, transplanted with human stem cells to repopulate the deficient immune system, and treated with leronlimab. Sixteen (16) male NOD.Cg-Prkdcscid Il2rgtm1Wjl/SzJ, commonly known as the NOD scid IL-2 receptor gamma knockout mice (NSG), were first humanized by intravenous inoculation with normal human umbilical cord blood cells (105). After 5 weeks on normal mouse chow, mice were successfully humanized, demonstrating >25% human CD45 cells in peripheral blood. Mice were switched to high fat (52%) high cholesterol (1.25%) diet (FPC diet: fructose, palmitate, cholesterol, trans-fat; Envigo-Teklad TD.160785). Leronlimab and control antibody (normal human IgG, Sigma) were administered i.p. at a dose of 2mg i.p. twice weekly, n=8 mice/group. The results showed that leronlimab inhibited fatty liver development, a key characteristic of early-stage MASH, such that treatment of humanized NSG mice with leronlimab caused a three-fold reduction in hepatic steatosis compared to control in an animal model of high fructose, high palmitate, high cholesterol diet.

MASH Phase 2a Exploratory Study

The Company has reported clinical data from patients with MASH from the CDI-MASH-01 trial which was designed as a multi-center Phase 2a study and was subsequently converted into an exploratory study to evaluate the dose, efficacy, and safety of leronlimab at 350 mg and 700 mg, versus placebo. The study also included an expansive biomarker program designed to inform future clinical trials and to more fully understand leronlimab’s mechanism of action within the MASH setting. CDI-MASH-01 was conducted in two parts. Part 1 of the study was to assess the efficacy of leronlimab 700 mg (n=22) in improving NAFLD/MASH measures in adult patients diagnosed with MASH compared to placebo (n=28). Part 2 was subsequently added to assess leronlimab 350 mg in improving NAFLD/MASH measures in adult patients diagnosed with MASH (n=22). In Part 1 of the study, eligible subjects were randomized 1:1 to one of the two study arms to receive either leronlimab 700mg (Group A), or placebo (Group B), given once per week (±1day) at the study site for up to 13 weeks during the treatment period (with up to 60 participants). In Part 2 of the study, eligible subjects enrolled to receive leronlimab 350 mg open-label given once per week (±1day) at the study site for up to 13 weeks during the treatment period (with up to 28 participants). The primary efficacy objective was percent change from baseline in hepatic fat fraction, as assessed by magnetic resonance imaging-derived proton density fat fraction (MRI-PDFF) at week 14. The secondary efficacy objective was absolute change from baseline in fibro-inflammatory activity in the liver as assessed by MRI-corrected T1 imaging (MRI-cT1) at week 14. MRI-cT1 is obtained by multiparametric magnetic resonance imaging of the liver and is a quantitative metric for assessing a composite of liver inflammation and fibrosis, expressed in milliseconds (msec). MRI-PDFF is being studied as an imaging surrogate endpoint for the fat density in the liver. MRI-cT1 is being studied as an imaging surrogate endpoint for hepatic fibro-inflammation. This is a critical unmet need in the MASH space, as many agents have been unable to show reductions in fibro-inflammation despite reductions in hepatic steatosis.

All analyses performed are being treated as exploratory. Treatment with leronlimab was well tolerated in both Part 1 and Part 2 compared to placebo. In Part 1 of the study, leronlimab 700 mg did not reduce mean change in PDFF and cT1 from baseline to week 14 vs. placebo. In Part 2, leronlimab 350 mg reduced mean change in PDFF and cT1 from baseline to week 14 vs. the placebo group from Part 1, despite increased degree of baseline fibro-inflammation. In the combined group of patients with moderate (≥ 875 msec) and severe (≥ 950 msec) cT1 values at baseline, leronlimab 350 mg reduced cT1 from baseline to week 14 vs. placebo. Based on post hoc CCR5 haplotype analysis of a small subgroup (n=5), we are considering further investigation of the 700mg dose of leronlimab for specific haplotypes.

Leronlimab and Cancer

Research indicates that the CCR5 receptor is a potential “GPS” system of a cancer cell that promotes metastatic disease. Pre-clinical studies have shown that leronlimab blocks the calcium channel signaling of the CCR5 receptor and has the potential to disable this GPS system. CCR5 inhibition may disrupt signaling and ultimately the spread of CCR5+ Circulating Tumor Cells (“CTCs”). Most current therapies are directed to the primary tumor rather than the movement or spread of cancer in the bloodstream. It is metastatic disease and not the primary tumor that is the cause of death in most cancer patients.

Research has shown that most sampled breast cancer patients in certain studies had increased CCR5 expression in their tumors. Increased CCR5 expression is an indicator of disease status in several cancers. Research has shown multiple key properties of the CCR5’s role in cancer. The first is that the CCR5 receptor on cancer cells potentially plays a role in the migration and invasion of cells into the bloodstream, which may lead to metastasis of breast, prostate, and colon cancer. The second is that blocking the CCR5 receptor on Tregs also turns on anti-tumor fighting properties restoring immune function. The third key finding is that blockage of the CCR5/CCL5 interaction had a synergistic effect with chemotherapy and controlled cancer progression. Chemotherapy traditionally increased expression of CCR5, so blocking CCR5 is expected to reduce the levels of invasion and metastasis. Fourth, animal studies revealed a significant decrease in angiogenesis following administration of leronlimab. Lastly, we are currently studying the effect of leronlimab on macrophage repolarization due to macrophage plasticity.

Glioblastoma Multiforme (“GBM”) Pre-Clinical Development

In December 2023, the Company entered into a partnership with Albert Einstein College of Medicine and Montefiore Medical Center, located in New York. The Company will be providing leronlimab to support a pre-clinical study evaluating the efficacy of leronlimab independently and in combination with temozolomide in treating glioblastoma multiforme, also known as grade IV astrocytoma (“GBM”) in infected humanized mice. The study will involve three groups of humanized mice: one control group, one group that will receive only leronlimab, and another group that will receive a combination of leronlimab and temozolomide. The primary objective of this study is to evaluate the effect of leronlimab on the primary tumor growth and occurrence of metastases on CCR5+ and CCR5- cells in humanized mice. Upon completion of the study, the academic institutions will provide the Company with a research report outlining the study results, and they will have the right to publish and present the study results. GBM is the most common type of primary malignant brain tumor and is aggressive and fast-growing. This study is expected to take place in the 2024 calendar year.

Metastatic Triple-Negative Breast Cancer Pre-Clinical Development

In late November 2018, we received FDA approval of our IND submission and subsequently initiated a Phase 1b/2 clinical trial for metastatic Triple-Negative Breast Cancer (“mTNBC”) patients. We reported that our pre-clinical research with leronlimab reduced the incidence of human breast cancer metastasis in a mouse xenograft model for cancer through six weeks with leronlimab by more than 98%. The temporal equivalency of this six-week study in mice may be up to six years in humans. In May 2019, the FDA granted Fast Track designation for leronlimab for use in combination with carboplatin to treat patients with CCR5-positive mTNBC.

Metastatic Trial for Triple-Negative Breast Cancer Phase 1b/2 Trial

This trial evaluated the feasibility of leronlimab in combination with carboplatin in patients with CCR5+ mTNBC. This trial advanced from a Phase 1b/2 to Phase 2. The Phase 2 trial was a single arm study with 30 patients to test the hypothesis that the combination of carboplatin intravenously and maximum tolerated dose of leronlimab subcutaneously will increase progression free survival. The change in CTCs was evaluated every 21 days during treatment and will be used as an initial prognostic marker for efficacy. The first patient was treated in September 2019. Leronlimab, in combination with carboplatin was well-tolerated at all three dose levels of 350mg, 525mg, and 700mg. Leronlimab showed early signs of anti-tumor activity in patients with CCR5+ mTNBC.

Metastatic Triple-Negative Breast Cancer Compassionate Use Study

This was a single-arm, compassionate use study with 30 patients for leronlimab combined with a treatment of Physician’s Choice (“TPC”) in patients with CCR5+ mTNBC. Leronlimab was administered subcutaneously as a weekly dose of 350 mg until disease progression or intolerable toxicity. Based on our success in the Phase 1b/2 mTNBC trial with 350 mg dose, we were able to transition the compassionate use patients to 525 mg dose. TPC is defined as one of the following single-agent chemotherapy drugs administrated according to local practice: eribulin, gemcitabine, capecitabine, paclitaxel, nab-paclitaxel, vinorelbine, ixabepilone, or carboplatin. In this study, patients were evaluated for tumor response approximately every three (3) months or according to the institution’s standard practice by CT, PET/CT or MRI with contrast (per treating investigator’s discretion) using the same method as at baseline. This trial is no longer active.

Locally Advanced or Metastatic Solid Tumors for CCR5+ Phase 2 Basket Trial

This was a single arm Phase 2 study of leronlimab in patients with CCR5+ locally advanced or metastatic solid tumors. Leronlimab was administered subcutaneously as a weekly dose of 350 mg and 525 mg until disease progression or intolerable toxicity. Subjects participating in this study were also allowed to receive/continue standard-of-care chemotherapy or radiotherapy. In this study, patients were evaluated for tumor response approximately every three months or according to the institution’s standard practice by CT, PET/CT or MRI with contrast using the same method as at baseline. This trial is no longer active.

Leronlimab and Other Immunological Applications

SARS-CoV 2 was identified as the cause of an outbreak of respiratory illness first detected in Wuhan, China. The virus is highly contagious and has developed several variants. COVID-19 typically transmits person to person through respiratory droplets, commonly resulting from close personal contact. Coronaviruses are a large family of viruses, some causing illness in people and others that circulate among animals. For confirmed COVID-19 infections, symptoms have included fever, cough, and shortness of breath, amongst many others. The symptoms of COVID-19 may appear in as few as two days or as long as 14 days after exposure. Clinical manifestations in patients have ranged from non-symptomatic to severe and fatal.

Based upon analyses of leronlimab’s potential effect on the immune system and the results from over 60 Emergency Investigation New Drug (“EIND”) authorizations provided by the FDA, the Company conducted clinical trials in the United States for COVID-19 starting in fiscal 2020 and ending in fiscal 2022. Additionally, the Company paused two clinical trials in Brazil which commenced during fiscal 2022. Further, the Company withdrew its COVID-19 IND with the FDA, and the FDA put the COVID-19 program on a full clinical hold in March 2022. If CytoDyn were to continue to pursue the COVID-19 indication, we believe that subgroup analyses from our previous trials may inform the design of future clinical trials investigating leronlimab for the treatment of COVID-19.

Patents, Proprietary Technology and Data Exclusivity

Protection of the Company’s intellectual property rights is important to our business. We may file patent applications in the U.S., Canada, China, Japan, European countries that are party to the European Patent Convention, and other countries on a selective basis, to protect inventions we consider to be important to the development of our business.

Generally, patents issued in the U.S. are effective for 20 years from the earliest asserted filing date. A U.S. patent, to be selected by us upon receipt of FDA regulatory approval, may be subject to up to a five-year patent term extension in certain instances. While the duration of foreign patents varies in accordance with the provisions of applicable local law, most countries provide for a patent term of 20 years measured from the application filing date and some may also allow for patent term extension to compensate for regulatory approval delay.

We pursue opportunities for seeking new meaningful patent protection on an ongoing basis. Absent patent protection, others may attempt to make and use the leronlimab antibody for uses not covered by later patent filings, such as attempts to produce and sell the leronlimab antibody as a research reagent and/or as a component for use in diagnostics. However, the formulation composition patent protection remains viable, and third parties face additional regulatory hurdles together with CytoDyn’s various method patents with respect to any contemplated attempts to commercialize leronlimab for therapeutic indications. We currently anticipate, absent patent term extension, that patent protection relating to the leronlimab antibody itself started to expire in 2023, the leronlimab concentrated protein formulation will start to expire in 2031, certain methods of using leronlimab for treatment of HIV1 will start to expire on or before 2035, certain methods of using leronlimab for cancer indications if granted will start to expire in 2040, certain methods of using leronlimab for treatment of COVID-19 will start to expire in 2040, and certain methods of using leronlimab for treatment of MASH if granted will start to expire in 2043.

Patents do not enable us to preclude competitors from commercializing drugs in direct competition with our products that are not covered by granted and enforceable patent claims. Consequently, patents may not provide us with any meaningful competitive advantage. Refer to “Risk Factors” beginning on page 8 of this prospectus for the related risks. We may also rely on data exclusivity, trade secrets, and proprietary know-how to develop and attempt to achieve a competitive position with our product candidates. We require our employees, consultants, and partners who have access to our proprietary information to sign confidentiality agreements to protect our intellectual property.

Separate from and in addition to the patent rights noted above, we expect that leronlimab will be subject to market and data exclusivity period, during which period no other applications referencing leronlimab will be approved by FDA. Accordingly, this period of regulatory exclusivity is expected to provide a term of protection against competing products shown to be biosimilar or interchangeable with leronlimab. Similar data exclusivity or data protection periods may be provided in other countries. We note that data exclusivity is not an extension of patent rights, and it does not prevent the introduction of generic versions of the innovative drug during the data exclusivity period, as long as the marketing approval of the generic version does not use or rely upon the innovator’s test data.

Patents and data exclusivity are different concepts, protect different subject matter, arise from different efforts, and have different legal effects over different time periods. Information with respect to our current patent portfolio as of January 31, 2024 is as follows:

				Number of Patent
	Number of Patents			Applications
	U.S.	International	Expiration Dates(1)	U.S.	International
Leronlimab (PRO 140) product candidate(2)	3	16	2024-2032	3	3
Methods of treatment by indication (e.g., HIV-1; COVID-19; GvHD)(2)	3	—	2036-2040	3	5
Methods of treatment – Cancer, MASH (formerly, NASH)	—	—		3	30
(1)	Patent term extensions and pending patent applications may extend periods of patent protection.
(2)	Leronlimab (PRO 140) patents and applications relate to the antibody and formulations.

Research, development and commercialization of a biopharmaceutical product often requires choosing between alternative development and optimization routes at various stages in the development process. Preferred routes depend upon current availability of financial resources, may also be affected by subsequent discoveries, test results and other factors, and therefore cannot be identified with certainty. There are numerous third-party patents in fields in which we work, and we may need to obtain licenses under patents of others to pursue a preferred development route of one or more of our product candidates. The need to obtain a license would decrease the ultimate value and profitability of an affected product. If we cannot negotiate such a license, we might have to pursue a less desirable development route or terminate the program altogether.

Government Regulation

The research, development, testing, manufacture, quality control, packaging, labeling, storage, record-keeping, distribution, import, export, promotion, advertising, marketing, sale, and reimbursement of pharmaceutical products are extensively regulated by governmental authorities in the United States and other countries. The processes for obtaining regulatory approvals in the United States and in foreign countries and jurisdictions, along with compliance with applicable statutes and regulations and other requirements, both pre-approval and post-approval, require the expenditure of substantial time and financial resources. The regulatory requirements applicable to product development, approval and marketing are subject to change, and regulations and administrative guidance often are revised or reinterpreted by the agencies in ways that may have a significant impact on our business.

Licensure and Regulation of Biological Products in the United States

In the United States, the FDA regulates human drugs under the Federal Food, Drug, and Cosmetic Act, or the FDCA, and in the case of biological products, also under the Public Health Service Act, or the PHSA, and their implementing regulations. The failure to comply with the applicable U.S. requirements may result in FDA refusal to approve any pending applications or delays in development and may subject an applicant to administrative or judicial sanctions, such as issuance of warning letters, or the imposition of fines, civil penalties, product recalls, product seizures, total or partial suspension of production or distribution, and injunctions and/or civil or criminal prosecution brought by the FDA and the U.S. Department of Justice or other governmental entities.

The FDA must approve product candidates for therapeutic indications before they may be marketed in the United States. For biological products, such as our product candidate, leronlimab, the FDA must approve a BLA. An applicant seeking approval to market and distribute a new biologic in the United States generally must satisfactorily complete each of the following steps:

●	completion of pre-clinical laboratory tests, animal studies, and formulation studies according to good laboratory practices, or GLP, regulations, or other applicable regulations;
●	submission to the FDA of an IND, which must become effective before human clinical trials may begin and must be updated when certain changes are made;
●	approval by an independent institutional review board, (“IRB”), or ethics committee representing each clinical trial site before each clinical trial may be initiated;

●	performance of adequate and well-controlled human clinical trials in accordance with applicable IND regulations, good clinical practices, or GCPs, and other clinical-trial related regulations to evaluate the safety and efficacy of the investigational product for each proposed indication;
●	preparation and submission to the FDA of a BLA requesting marketing approval for one or more proposed indications, including payment of application user fees;
●	review of the BLA by an FDA advisory committee, where applicable;
●	satisfactory completion of one or more FDA inspections of the manufacturing facility or facilities at which the biologic is produced to assess compliance with cGMP requirements to assure that the facilities, methods and controls are adequate to preserve the product’s identity, strength, quality and purity;
●	satisfactory completion of any FDA audits of clinical trial sites to assure compliance with GCPs and the integrity of the clinical data submitted in support of the BLA; and
●	FDA review and approval of the BLA, which may be subject to additional post-approval requirements, including the potential requirement to implement a REMS, and any post-approval studies required by the FDA.

Pre-clinical Studies

Before an applicant begins testing a product candidate with potential therapeutic value in humans, the product candidate enters the pre-clinical testing stage. Pre-clinical tests include laboratory evaluations of product chemistry, formulation, and stability, as well as other studies to evaluate, among other things, the toxicity of the product candidate. The conduct of the pre-clinical tests and formulation of the compounds for testing must comply with federal regulations and requirements, including GLP regulations and standards. The results of the pre-clinical tests, together with manufacturing information and analytical data, are submitted to the FDA as part of an IND. Some long-term pre-clinical testing, such as animal tests of reproductive adverse events and carcinogenicity, and long-term toxicity studies, may continue after the IND is submitted.

The IND and IRB Processes

An IND is an exemption from the premarket approval requirements of the FDCA allowing an unapproved product candidate to be shipped in interstate commerce for use in an investigational clinical trial. An IND must be in effect prior to interstate shipment and administration of any product candidate that is not the subject of an approved NDA or BLA. When submitting an IND to FDA, applicants must submit a protocol for each planned clinical trial, and any subsequent protocol amendments must be submitted to the FDA as part of the IND. The FDA requires a 30-day waiting period after the filing of each IND before clinical trials may begin. This waiting period is designed to allow the FDA to review the IND to determine whether human research subjects will be exposed to unreasonable health risks. At any time during this 30-day period, the FDA may raise concerns or questions about the conduct of the trials as outlined in the IND and impose a clinical hold or partial clinical hold. In this case, the IND sponsor and the FDA must resolve any outstanding concerns before clinical trials can begin.

At any time after the IND goes into effect, the FDA may also place a clinical hold or partial clinical hold on the IND or on any clinical trial that has commenced under the IND. A clinical hold is an order issued by the FDA to the sponsor to delay a proposed clinical investigation or to suspend an ongoing investigation. A partial clinical hold is a delay or suspension of only part of the clinical work requested under the IND. For example, a partial clinical hold might state that a specific protocol or part of a protocol may not proceed, while other parts of a protocol or other protocols may do so. No more than 30 days after the imposition of a clinical hold or partial clinical hold, the FDA will provide the sponsor a written explanation of the basis for the hold. Following the issuance of a clinical hold or partial clinical hold, a clinical investigation may only resume once the FDA has notified the sponsor that the investigation may proceed. The FDA will base that determination on information provided by the sponsor correcting the deficiencies previously cited or otherwise satisfying the FDA that the investigation can proceed or recommence.

For each foreign clinical study, a sponsor may choose, but is not required, to conduct it under an IND. When a foreign clinical study is conducted under an IND, all IND requirements must be met unless waived by the FDA. When a foreign clinical study is not conducted under an IND, the sponsor must ensure that the study complies with certain regulatory requirements of the FDA in order to use the study as support for an IND or application for marketing approval. Specifically, the studies must be conducted in accordance with GCP, including undergoing review and receiving approval by an independent ethics committee, or IEC, and seeking and receiving informed consent from subjects. The GCP requirements in the final rule encompass both ethical and data integrity standards for clinical studies. The FDA’s regulations are intended to help ensure the protection of human subjects enrolled in non-IND foreign clinical studies, as well as the quality and integrity of the resulting data.

In addition to the foregoing IND requirements, an IRB must review and approve the plan for any clinical trial before it commences at each institution participating in the clinical trial, and the IRB must conduct continuing review and reapprove the study at least annually. The IRB, which must operate in compliance with FDA regulations, must review and approve, among other things, the study protocol and informed consent information to be provided to study subjects. An IRB can suspend or terminate approval of a clinical trial at its institution, or an institution it represents, if the clinical trial is not being conducted in accordance with the IRB’s requirements or if the product candidate has been associated with unexpected serious harm to patients.

Additionally, some trials are overseen by an independent group of qualified experts organized by the trial sponsor, known as a data safety monitoring board, or DSMB. This group provides authorization as to whether or not a trial may move forward at designated checkpoints based on review of available data from the study, to which only the DSMB maintains access. Suspension or termination of development during any phase of a clinical trial can occur if the DSMB determines that the participants or patients are being exposed to an unacceptable health risk. A sponsor may suspend or terminate development for other reasons, including evolving business objectives and/or a competitive climate.

Expanded Access

Expanded access, sometimes called “compassionate use,” is the use of investigational new drug products outside of clinical trials to treat patients with serious or immediately life-threatening diseases or conditions when there are no comparable or satisfactory alternative treatment options. The rules and regulations related to expanded access are intended to improve access to investigational drugs for patients who may benefit from investigational therapies. FDA regulations allow access to investigational drugs under an IND by the company or the treating physician for treatment purposes on a case-by-case basis for: individual patients (single-patient IND applications for treatment in emergency settings and non-emergency settings); intermediate-size patient populations; and larger populations for use of the drug under a treatment protocol or Treatment IND Application. FDA’s regulations also provide for emergency procedures if there is a situation that requires the patient to be treated before a written submission can be made.

When considering an IND application for expanded access to an investigational product with the purpose of treating a patient or a group of patients, the sponsor and treating physicians or investigators will determine suitability when all of the following criteria apply: patient(s) have a serious or immediately life-threatening disease or condition, and there is no comparable or satisfactory alternative therapy to diagnose, monitor, or treat the disease or condition; the potential patient benefit justifies the potential risks of the treatment and the potential risks are not unreasonable in the context or condition to be treated; and the expanded use of the investigational drug for the requested treatment will not interfere with the initiation, conduct, or completion of clinical investigations that could support marketing approval of the product or otherwise compromise the potential development of the product.

There is no obligation for a sponsor to make its drug products available for expanded access; however, as required by the 21st Century Cures Act, or Cures Act, passed in 2016, a sponsor must make its policy regarding how it evaluates and responds to expanded access requests public and readily available. Sponsors are required to make such policies publicly available upon the earlier of initiation of a Phase 2 or Phase 3 study; or 15 days after the investigational drug or biologic receives designation as a breakthrough therapy, fast track product, or regenerative medicine advanced therapy.

In addition, on May 30, 2018, the Right to Try Act was signed into law. The law, among other things, provides a federal framework for certain patients to access certain investigational new products that have completed a Phase 1 clinical trial and that are undergoing investigation for FDA approval. Under certain circumstances, eligible patients can seek treatment without enrolling in clinical trials and without obtaining FDA permission under the FDA expanded access program. There is no obligation for a manufacturer to make its products available to eligible patients as a result of the Right to Try Act, but the manufacturer must develop an internal policy and respond to patient requests according to that policy.

Human Clinical Trials in Support of an NDA or BLA

Clinical trials involve the administration of the investigational product candidate to human subjects under the supervision of a qualified investigator in accordance with GCP requirements which include, among other things, the requirement that all research subjects provide their informed consent in writing before they participate in any clinical trial. Clinical trials are conducted under written clinical trial protocols detailing, among other things, the objectives of the study, inclusion and exclusion criteria, the parameters to be used in monitoring safety and the effectiveness criteria to be evaluated.

Human clinical trials are typically conducted in three sequential phases, but the phases may overlap or be combined. Additional studies may also be required after approval. As described in FDA’s regulations at 21 CFR 312.21, the three phases are as follows:

Phase 1 includes the initial introduction of an investigational new drug into humans. Phase 1 studies are typically closely monitored and may be conducted in patients or normal volunteer subjects. These studies are designed to determine the metabolism and pharmacologic actions of the drug in humans, the side effects associated with increasing doses, and, if possible, to gain early evidence on effectiveness. During Phase 1, sufficient information about the drug’s pharmacokinetics and pharmacological effects should be obtained to permit the design of well-controlled, scientifically valid, Phase 2 studies. The total number of subjects and patients included in Phase 1 studies varies with the drug but is generally in the range of 20 to 80. Phase 1 studies also include studies of drug metabolism, structure-activity relationships, and mechanism of action in humans, as well as studies in which investigational drugs are used as research tools to explore biological phenomena or disease processes.

Phase 2 includes the controlled clinical studies conducted to evaluate the effectiveness of the drug for a particular indication or indications in patients with the disease or condition under study and to determine the common short-term side effects and risks associated with the drug. Phase 2 studies are typically well controlled, closely monitored, and conducted in a relatively small number of patients, usually involving no more than several hundred subjects.

Phase 3 studies are expanded controlled and uncontrolled trials. They are performed after preliminary evidence suggesting effectiveness of the drug has been obtained and are intended to gather the additional information about effectiveness and safety that is needed to evaluate the overall benefit-risk relationship of the drug and to provide an adequate basis for physician labeling. Phase 3 studies usually include from several hundred to several thousand subjects.

In some cases, the FDA may approve an NDA or BLA for a product candidate but require the sponsor to conduct additional clinical trials to further assess the product candidate’s safety and effectiveness after approval. Such post-approval trials are typically referred to as Phase 4 clinical trials. These trials are used to gain additional experience from the treatment of a larger number of patients in the intended treatment group and to further verify and describe clinical benefit in the case of products approved under FDA’s accelerated approval regulations. Failure to exhibit due diligence with regard to conducting Phase 4 clinical trials could result in withdrawal of FDA approval for products.

Progress reports detailing the results of clinical trials must be submitted annually to the FDA. In addition, IND safety reports must be submitted to the FDA for any of the following: serious and unexpected suspected adverse reactions; findings from other studies or animal or in vitro testing that suggest a significant risk in humans exposed to the product; and any clinically important increase in the occurrence of a serious suspected adverse reaction over that listed in the protocol or investigator brochure. Expedited reporting is required for unexpected fatal or life-threatening suspected adverse reactions. Phase 1, Phase 2, and Phase 3 clinical trials may not be completed successfully within any specified period, or at all. The FDA will typically inspect one or more clinical sites to assure compliance with GCP and the integrity of the clinical data submitted.

Expedited Programs for Serious Conditions

The FDA is authorized to expedite the development and review of new therapeutic products to address unmet need in the treatment of a serious or life-threatening condition. A product development program may qualify for one or more of FDA’s expedited programs for serious conditions: fast track designation, breakthrough therapy designation, accelerated approval, and priority review designation.

Any product candidate submitted to the FDA for marketing, including under a Fast Track program, may be eligible for other types of FDA programs intended to expedite development and review, such as breakthrough therapy designation, priority review, and accelerated approval.

●	Fast Track Designation. The sponsor of a product candidate may request the FDA to designate the product for a specific indication as a Fast Track product concurrent with or after the filing of the IND. Candidate products are eligible for Fast Track designation if they are intended to treat a serious or life-threatening condition and nonclinical or clinical data demonstrate the potential to address unmet medical needs for the condition. Fast Track designation applies to the combination of the product candidate and the specific indication for which it is being studied. In addition to other benefits, such as the ability to have greater interactions with the FDA, the FDA may initiate review of sections of a Fast Track application before the application is complete, a process known as rolling review.
●	Breakthrough therapy designation. To qualify for the breakthrough therapy designation, product candidates must be intended to treat a serious or life-threatening disease or condition and preliminary clinical evidence must indicate that such product candidates may demonstrate substantial improvement on one or more clinically significant endpoints over existing therapies. Features of breakthrough therapy designation include intensive guidance on an efficient development program, intensive involvement of senior managers and experienced staff on a proactive, collaborative and cross-disciplinary review, and rolling review.
●	Priority review. A product candidate is eligible for priority review if it treats a serious condition and, if approved, it would be a significant improvement in the safety or effectiveness of the treatment, diagnosis or prevention compared to marketed products. In addition, specific statutory provisions provide for priority review for various types of applications. FDA aims to complete its review of priority review applications within six months as opposed to 10 months for standard review.
●	Accelerated approval. FDA may grant accelerated approval to a product that treats a serious condition, generally provides a meaningful advantage over available therapies, and has an effect on a surrogate endpoint that is reasonably likely to predict a clinical benefit, or on an intermediate clinical endpoint that can be measured earlier than irreversible morbidity or mortality, that is reasonably likely to predict an effect on irreversible morbidity or mortality or other clinical benefit, taking into account the severity, rarity and prevalence of the condition and the availability or lack of alternative treatments. As a condition of approval, the FDA may require that a sponsor of a drug or biological product candidate receiving accelerated approval perform adequate and well controlled post-marketing clinical trials. In addition, the FDA currently requires, as a condition for accelerated approval, pre-submission of promotional materials.

None of these expedited programs change the standards for approval but they may help expedite the development or approval process of product candidates.

Emergency Use Authorizations

The FDA has the authority to permit the use of unapproved medical products following a determination of a public health emergency (“PHE”) by the Secretary of Health and Human Services (the “Secretary”) and a declaration by the Secretary that circumstances exist justifying the authorization of emergency use of particular types of medical products to respond to the PHE. Once the Secretary has made the requisite determination and declaration, the FDA may issue Emergency Use Authorizations, or EUAs, for specific unapproved medical products if the following statutory criteria have been met: (1) the pathogen that is the subject of the PHE can cause a serious or life-threatening condition; (2) based on the totality of the scientific evidence available, it is reasonable to believe that (i) the product may be effective in preventing or treating such condition, and (ii) the known and potential benefits of the product outweigh the known and potential risks; and (3) there is no adequate, approved, and available alternative to the product.

If an EUA is granted, it generally will remain in effect until the Secretary’s declaration that circumstances exist justifying the authorization of emergency use of the type of products at issue or the product is approved under one of FDA’s traditional approval pathways. The EUA also may be revoked or revised for other reasons, including a finding that the criteria for its issuance are no longer met or other circumstances make a revision or revocation appropriate to protect public health or safety.

Review and Approval of BLAs

Assuming successful completion of the required clinical testing, the results of the pre-clinical studies and clinical trials, along with information relating to the product’s chemistry, manufacturing, and controls and proposed labeling, are submitted to the FDA as part of a BLA requesting approval to market the product for one or more indications. Data may come from company-sponsored clinical trials intended to test the safety and efficacy of a product’s use or from a number of alternative sources, including studies initiated by investigators. To support marketing approval, the data submitted must be sufficient in quality and quantity to establish the safety, potency, and purity of the investigational product to the satisfaction of the FDA. The fee required for the submission of an NDA or BLA under the Prescription Drug User Fee Act, or PDUFA, is substantial (for example, for FY2023 this application fee is approximately $3.24 million), and the sponsor of an approved BLA is also subject to an annual program fee, currently more than $390,000 per program. These fees are typically adjusted annually, but exemptions and waivers may be available under certain circumstances.

The FDA conducts a preliminary review of all BLAs within 60 days of receipt and informs the sponsor by the 74th day after the FDA’s receipt of the submission whether an application is sufficiently complete to permit substantive review. In the event that the FDA determines that a BLA does not satisfy this standard, it will issue a Refuse to File, or RTF, determination to the applicant. Typically, an RTF for a BLA will be based on administrative incompleteness, such as clear omission of information or sections of required information; scientific incompleteness, such as omission of critical data, information, or analyses needed to evaluate safety, purity, and potency or provide adequate directions for use; or inadequate content, presentation, or organization of information such that substantive and meaningful review is precluded. The FDA may request additional information rather than accept a BLA for filing. In this event, the application must be resubmitted with the additional information. The resubmitted application is also subject to review before the FDA accepts it for filing.

After the submission is accepted for filing, the FDA begins an in-depth substantive review of the application. Under the goals and policies agreed to by the FDA under PDUFA, the FDA aims to review and act on 90 percent of standard submissions within ten months of the filing date and 90 percent of priority review submissions within six months of the filing date. The review process may be extended by the FDA for three additional months to consider new information or, in the case of a clarification provided by the applicant, to address an outstanding deficiency identified by the FDA following the original submission. Despite these review goals, it is not uncommon for FDA review of a BLA to extend beyond the PDUFA goal date.

Before approving a BLA, the FDA will typically conduct a pre-approval inspection of the manufacturing facilities for the new product to determine whether the manufacturing processes and facilities comply with GMPs. The FDA will not approve the product unless it determines that the manufacturing processes and facilities are in compliance with cGMP requirements and adequate to assure consistent production of the product within required specifications. The FDA also may inspect the sponsor and one or more clinical trial sites to assure compliance with GCP requirements and the integrity of the clinical data submitted to the FDA.

Additionally, the FDA may refer a BLA, including applications for novel product candidates which present difficult questions of safety or efficacy, to an advisory committee for review, evaluation, and recommendation as to whether the application should be approved and under what conditions. Typically, an advisory committee is a panel of independent experts, including clinicians and other scientific experts. The FDA is not bound by the recommendation of an advisory committee, but it considers such recommendations when making final decisions on approval. The FDA also may require submission of a risk evaluation and mitigation strategy, or REMS, if it determines that a REMS is necessary to ensure that the benefits of the product outweigh its risks and to assure the safe use of the biological product. If the FDA concludes a REMS is needed, the sponsor of the BLA must submit a proposed REMS and the FDA will not approve the BLA without a REMS.

The FDA reviews a BLA to determine, among other things, whether the product is safe, pure, and potent and whether the facility in which it is manufactured, processed, packed, or held meets standards designed to assure the product’s continued safety, purity, and potency. The approval process is lengthy and often difficult, and the FDA may refuse to approve a BLA if the applicable regulatory criteria are not satisfied or may require additional clinical or other data and information. After evaluating the application and all related information, including the advisory committee recommendations, if any, and inspection reports of manufacturing facilities and clinical trial sites, the FDA may issue either an approval letter or a Complete Response Letter, or CRL.

An approval letter authorizes commercial marketing of the product with specific prescribing information for specific indications. A CRL indicates that the review cycle of the application is complete, and the application will not be approved in its present form. A CRL generally outlines the deficiencies in the submission and may require substantial additional testing or information in order for the FDA to reconsider the application. The CRL may require additional clinical or other data, additional pivotal Phase 3 clinical trial(s) and/or other significant and time-consuming requirements related to clinical trials, pre-clinical studies, or manufacturing. If a CRL is issued, the applicant may either resubmit the BLA addressing all the deficiencies identified in the letter or withdraw the application. If and when those deficiencies have been addressed to the FDA’s satisfaction in a resubmission of the BLA, the FDA will issue an approval letter. The FDA has committed to reviewing and acting on 90 percent of such resubmissions in response to an issued CRL in either two or six months depending on the type of information included. Even with the submission of this additional information, however, the FDA ultimately may decide that the application does not satisfy the regulatory criteria for approval.

If a product receives marketing approval from the FDA, the approval is limited to the conditions of use (e.g., patient population, indication) described in the FDA-approved labeling. Further, depending on the specific risk(s) to be addressed, the FDA may require that contraindications, warnings, or precautions be included in the product labeling, require that post-approval trials, including Phase 4 clinical trials, be conducted to further assess a product’s safety after approval, require testing and surveillance programs to monitor the product after commercialization or impose other conditions, including distribution and use restrictions or other risk management mechanisms under a REMS which can materially affect the potential market and profitability of the product. The FDA may prevent or limit further marketing of a product based on the results of post-marketing trials or surveillance programs. After approval, some types of changes to the approved product, such as adding new indications, manufacturing changes, and additional labeling claims, are subject to further testing requirements and FDA review and approval.

Reference Product Exclusivity for Biological Products

With approval of a BLA, a biological product is licensed for marketing by FDA, and the product may be entitled to certain types of market and data exclusivity barring FDA from approving competing products for certain periods of time. For example, in March 2010, the Patient Protection and Affordable Care Act was enacted in the United States and included the Biologics Price Competition and Innovation Act of 2009, or the BPCIA. The BPCIA amended the PHSA to create an abbreviated approval pathway for biological products that are biosimilar to or interchangeable with an FDA-licensed biological reference product. To date, the FDA has approved several biosimilars, and in 2021, the FDA approved the first interchangeable biologic. The FDA has also issued several guidance documents outlining its approach to reviewing and approving biosimilars and interchangeable biologics.

Under the BPCIA, a manufacturer may submit an application for a product that is “biosimilar to” or “interchangeable with” a previously approved biological product or “reference product.” For the FDA to approve a biosimilar product, it must find that there are no clinically meaningful differences between the reference product and the proposed biosimilar product in terms of safety, purity, and potency. For the FDA to approve an interchangeable biological product, the agency must find that the biological product is biosimilar to the reference product, can be expected to produce the same clinical results as the reference product, and “for a biological product that is administered more than once to an individual, the risk in terms of safety or diminished efficacy of alternating or switching between use of the biological product and the reference product is not greater than the risk of using the reference product without such alternation or switch.” Upon licensure by the FDA, an interchangeable biosimilar may be substituted for the reference product without the intervention of the healthcare provider who prescribed the reference product, although the substitutability of drug and biological products are determined at the state level.

The biosimilar applicant generally must demonstrate that the product is biosimilar based on data from analytical studies showing that the biosimilar product is highly similar to the reference product, data from animal studies (including toxicity) and data from one or more clinical studies to demonstrate safety, purity, and potency in one or more appropriate conditions of use for which the reference product is approved. The FDA, however, may waive any of these data requirements upon a finding that the data are “unnecessary.” In addition, the applicant must show that the biosimilar and reference products have the same mechanism of action for the approved conditions of use, route of administration, dosage and strength, and the production facility must meet standards designed to assure product safety, purity, and potency.

In the US, a reference biological product is granted 12 years of exclusivity from the time of first licensure of the product, and the first approved interchangeable biological product will be granted an exclusivity period of up to one year after it is first commercially marketed. The FDA will not accept an application for a biosimilar or interchangeable product until four years after the date of first licensure of the reference product.

The BPCIA is complex, and there have been various legislative proposals to change certain aspects of the BPCIA. As a result, the ultimate impact, implementation, and meaning of aspects of the BPCIA are subject to significant uncertainty.

Orphan Drug Designation and Exclusivity

Orphan drug designation in the United States is designed to encourage sponsors to develop products intended for treatment of rare diseases or conditions. In the United States, a rare disease or condition is statutorily defined as a condition that affects fewer than 200,000 individuals in the United States or that affects more than 200,000 individuals in the United States and for which there is no reasonable expectation that the cost of developing and making available the drug for the disease or condition will be recovered from sales of the product in the United States.

Orphan drug designation may qualify a company for certain tax credits and market exclusivity for seven years following the date of the product’s marketing approval if granted by the FDA. An application for designation as an orphan product can be made any time prior to the filing of an application for approval to market the product. A product that has received orphan drug designation must go through the review and approval process like any other product.

A sponsor may request orphan drug designation of a previously unapproved product or new orphan indication for an already marketed product. In addition, a sponsor of a product that is otherwise the same drug as an already approved orphan drug may seek and obtain orphan drug designation for the subsequent product for the same rare disease or condition if it can present a plausible hypothesis that its product may be clinically superior to the first drug. More than one sponsor may receive orphan drug designation for the same drug for the same rare disease or condition, but each sponsor seeking orphan drug designation must file a complete request for designation.

If a product with orphan drug designation receives the first FDA approval for the rare disease or condition for which it has such designation, the product generally will receive orphan drug exclusivity. Orphan drug exclusivity means that the FDA may not approve another sponsor’s marketing application for the same drug for the same disease or condition for seven years, except in certain limited circumstances.

The period of exclusivity begins on the date that the marketing application is approved by the FDA. Orphan drug exclusivity will not bar approval of another product under certain circumstances, including if the company with orphan drug exclusivity is not able to meet market demand or the subsequent product that is otherwise considered the same drug for the same disease or condition is shown to be clinically superior to the approved product based on greater efficacy or safety, or providing a major contribution to patient care. Additionally, the statute requires that a sponsor must demonstrate clinical superiority in order to receive orphan drug exclusivity for a product that is considered the same drug as a previously approved product for the same rare disease or condition.

Patent Term Restoration and Extension

In the United States, a patent claiming a new biological product, its method of use or its method of manufacture may be eligible for a limited patent term extension under the Hatch Waxman Act, which permits a patent extension of up to five years for patent term lost during product development and FDA regulatory review. Assuming grant of the patent for which the extension is sought, the restoration period for a patent covering a product is typically one half the time between the effective date of the IND involving human beings and the submission date of the BLA, plus the time between the submission date of the BLA and the ultimate approval date. Patent term restoration cannot be used to extend the remaining term of a patent past a total of 14 years from the product’s approval date in the United States. Only one patent applicable to an approved product is eligible for the extension, and the application for the extension must be submitted prior to the expiration of the patent for which extension is sought. A patent that covers multiple products for which approval is sought can only be extended in connection with one of the approvals. The USPTO reviews and approves the application for any patent term extension in consultation with the FDA.

Post-approval Requirements

Following approval of a new product, the manufacturer and the approved product are subject to pervasive and continuing regulation by the FDA, governing, among other things, monitoring and recordkeeping activities, reporting of adverse experiences with the product and product problems to the FDA, product sampling and distribution, manufacturing, and promotion and advertising. Although physicians may prescribe legally available products for unapproved uses or patient populations (i.e., “off-label uses”), manufacturers may not market or promote such uses. The FDA and other agencies actively enforce the laws and regulations prohibiting the promotion of off-label uses, and a company that is found to have improperly promoted off-label uses may be subject to significant liability.

Specifically, if a company is found to have promoted off-label uses, it may become subject to adverse public relations and administrative and judicial enforcement by the FDA, the Department of Justice, or the Office of the Inspector General of the Department of Health and Human Services, as well as state authorities. This could subject a company to a range of penalties that could have a significant commercial impact, including civil and criminal fines and agreements that materially restrict the way a company promotes or distributes drug products. The federal government has levied large civil and criminal fines against companies for alleged improper promotion and has also requested that companies enter into consent decrees or permanent injunctions under which specified promotional conduct is changed or curtailed.

Further, if there are any modifications to the product, including changes in indications, labeling, or manufacturing processes or facilities, the applicant may be required to submit and obtain FDA approval of a new BLA or a BLA supplement, which may require the applicant to develop additional data or conduct additional pre-clinical studies and clinical trials. The FDA may also place other conditions on approvals including the requirement for a REMS to assure the safe use of the product, which may require substantial commitment of resources post-approval to ensure compliance. A REMS could include medication guides, physician communication plans, or elements to assure safe use, such as restricted distribution methods, patient registries, and other risk minimization tools. Any of these limitations on approval or marketing could restrict the commercial promotion, distribution, prescription, or dispensing of products. Product approvals may be withdrawn for non-compliance with regulatory standards or if problems occur following initial marketing.

In addition, FDA regulations require that biological products be manufactured in specific approved facilities and in accordance with cGMPs. The cGMP regulations include requirements relating to organization of personnel, buildings and facilities, equipment, control of components and drug product containers and closures, production and process controls, packaging and labeling controls, holding and distribution, laboratory controls, records and reports, and returned or salvaged products. The manufacturing facilities for our product candidates must meet cGMP requirements and satisfy the FDA or comparable foreign regulatory authorities’ satisfaction before any product is approved and our commercial products can be manufactured.

We rely, and expect to continue to rely, on third parties to produce clinical (and, in the future, commercial) supplies of our product candidate in accordance with cGMP regulations. These manufacturers must comply with cGMP regulations, including requirements for quality control and quality assurance, the maintenance of records and documentation, and the obligation to investigate and correct any deviations from cGMP. Manufacturers and other entities involved in the manufacture and distribution of approved drugs or biologics are required to register their establishments with the FDA and certain state agencies and are subject to periodic unannounced inspections by the FDA and certain state agencies for compliance with cGMP and other laws. Accordingly, manufacturers must continue to expend time, money, and effort in the area of production and quality control to maintain cGMP compliance. Inspections by the FDA and other regulatory agencies may identify compliance issues at facilities that may disrupt production or distribution or require substantial resources to correct. In addition, the discovery of conditions that violate these rules, including failure to conform to cGMPs, could result in enforcement actions, and the discovery of problems with a product after approval may result in restrictions on a product, manufacturer, or holder of an approved BLA, including voluntary recall and regulatory sanctions as described below.

The FDA may withdraw approval if compliance with regulatory requirements and standards is not maintained or if problems occur after the product reaches the market. Later discovery of previously unknown problems with a product, including adverse events of unanticipated severity or frequency, or with manufacturing processes, or failure to comply with regulatory requirements, may result in mandatory revisions to the approved labeling to add new safety information, imposition of post-market clinical trials requirement to assess new safety risks or imposition of distribution or other restrictions under a REMS program. Other potential consequences include, among other things:

●	restrictions on the marketing or manufacturing of the product, complete withdrawal of the product from the market or product recalls;
●	safety alerts, Dear Healthcare Provider letters, press releases, or other communications containing warnings or other safety information about a product;
●	mandated modification of promotional materials and labeling and issuance of corrective information;
●	fines, warning letters, untitled letters or other enforcement-related letters, or clinical holds on post-approval clinical trials;
●	refusal of the FDA to approve pending NDAs/BLAs or supplements to approved NDAs/BLAs, or suspension or revocation of product approvals;
●	product seizure or detention or refusal to permit the import or export of products;
●	injunctions or the imposition of civil or criminal penalties; and
●	consent decrees, corporate integrity agreements, debarment, or exclusion from federal health care programs; or mandated modification of promotional materials and labeling and the issuance of corrective information.

In addition, the distribution of prescription pharmaceutical products is subject to the Prescription Drug Marketing Act, or PDMA, which regulates the distribution of samples at the federal level and sets minimum standards for the registration and regulation of drug distributors by the states. Additionally, the Drug Supply Chain Security Act, or DSCSA, imposes requirements related to identifying and tracing certain prescription products distributed in the United States, including most biological products.

Other U.S. Healthcare Laws and Regulations

In the United States, biopharmaceutical manufacturers and their products are subject to extensive regulation at the federal and state level, such as laws intended to prevent fraud and abuse in the healthcare industry. These laws, some of which apply only to approved products, include:

●	federal false claims, false statements, and civil monetary penalties laws prohibiting, among other things, any person from knowingly presenting, or causing to be presented, a false claim for payment of government funds or knowingly making, or causing to be made, a false statement to get a false claim paid;
●	federal healthcare program anti-kickback law, which prohibits, among other things, persons from offering, soliciting, receiving, or providing remuneration, directly or indirectly, to induce either the referral of an individual for, or the purchasing or ordering of, a good or service for which payment may be made under federal healthcare programs such as Medicare and Medicaid;
●	the federal Health Insurance Portability and Accountability Act of 1996, or HIPAA, which, in addition to privacy protections applicable to healthcare providers and other entities, prohibits executing a scheme to defraud any healthcare benefit program or making false statements relating to healthcare matters;
●	FDCA, which among other things, strictly regulates marketing, prohibits manufacturers from marketing such products prior to approval or for off-label use, and regulates the distribution of samples;
●	federal laws that require pharmaceutical manufacturers to report certain calculated product prices to the government or provide certain discounts or rebates to government authorities or private entities, often as a condition of reimbursement under government healthcare programs;
●	federal transparency law, which requires pharmaceutical companies to report certain payments to healthcare providers;
●	state laws and regulations analogous to the above; and
●	laws and regulations prohibiting bribery and corruption such as the Foreign Corrupt Practices Act (“FCPA”), which, among other things, prohibits U.S. companies and their employees and agents from authorizing, promising, offering, or providing, directly or indirectly, corrupt or improper payments or anything else of value to foreign government officials, employees of public international organizations or foreign government-owned or affiliated entities, candidates for foreign public office, and foreign political parties or officials thereof.

Violations of these laws are punishable by criminal and/or civil sanctions, including, in some instances, exclusion from participation in federal and state health care programs, such as Medicare and Medicaid. Ensuring compliance is time consuming and costly.

Similar healthcare laws and regulations exist in the European Union (the “EU”) and other jurisdictions, including reporting requirements detailing interactions with and payments to healthcare providers and laws governing the privacy and security of personal information.

U.S. Privacy Law

In the U.S., there are numerous state and federal laws and regulations governing the security and privacy of personal information. Additionally, state and federal regulators have begun to pay more attention to companies’ data processing activities.

At the state level, laws require companies to safeguard personal information and take action in the event of a data breach (e.g., notifying governmental authorities and data subjects). State attorneys general have been active in using their consumer protection authority to investigate companies’ data security practices. A number of states have passed laws governing data privacy and many others have similar legislation under consideration. Although many of these laws contain exceptions for certain health data, these exceptions are not comprehensive. All of these laws give rights to residents in their states and require businesses to take certain actions with respect to those rights (similar to the General Data Protection Regulation in effect in the EU, but with notable differences).

At the federal level, the Federal Trade Commission has been active in using its Section 5 authority to bring enforcement actions against companies for deceptive or unreasonable data processing activities.

Registrational Clinical Trials Process

Described below is the traditional registrational drug development track.

Phase 1 includes the initial introduction of an investigational new drug or biologic into humans. These studies are closely monitored and may be conducted in patients but are usually conducted in a small number of healthy volunteer patients. These studies are designed to determine the metabolic and pharmacologic actions of the investigational product in humans, the side effects associated with increasing doses, and, if possible, to gain early evidence on effectiveness. During Phase 1, sufficient information about the investigational product’s pharmacokinetics and pharmacological effects are obtained to permit the design of well-controlled, scientifically valid, Phase 2 studies. Phase 1 studies of PRO 140 were conducted and completed by or on behalf of Progenics by certain principal investigators prior to our acquisition of PRO 140.

Phase 2 includes the early controlled clinical studies conducted to obtain some preliminary data on the effectiveness of the drug for a particular indication or indications in patients with the disease or condition. This phase of testing also helps determine the common short-term side effects and risks associated with the drug. Phase 2 studies are typically well-controlled, closely monitored, and conducted in a relatively small number of patients, typically no more than several hundred people. In some cases, depending upon the need for a new drug, a particular drug candidate may be licensed for sale in interstate commerce after a “pivotal” Phase 2 trial. Phase 2 is often broken into Phase 2a, which can be used to refer to “pilot trials,” or more limited trials evaluating exposure response in patients, and Phase 2b trials that are designed to evaluate dosing efficacy and ranges.

Phase 3 studies are expanded controlled clinical studies. They are performed after preliminary evidence suggesting effectiveness of the drug has been obtained in Phase 2 and are intended to gather the additional information about effectiveness and safety that is needed to evaluate the overall benefit/risk relationship of the drug. Phase 3 studies also provide an adequate basis for extrapolating the results to the general population and transmitting that information in the physician labeling. Phase 3 studies usually involve significantly larger groups of patients, and considerable additional expense. We were required to pay significant fees to third parties upon the first patient dosing in a Phase 3 trial of leronlimab, and we may be required to make additional fee payments to third parties upon the completion of additional milestones. Refer to Note 10, Commitments and Contingencies - PRO 140 Acquisition and Licensing Arrangements in the audited financial statements included in this prospectus for further information.

Manufacturing

We do not own or operate manufacturing facilities to produce leronlimab or perform CMC related activities. As such, we must depend on third-party manufacturing organizations and suppliers for all of our CMC activities. We continue to explore alternative CMC partners and sources to obtain access to adequate resources to support our CMC efforts for leronlimab in a cost-efficient manner.

We previously engaged Samsung and AGC Biologics, two global contract manufacturing organizations (“CMOs”), to initiate the scale-up to commercial batch quantities of product and develop the necessary controls and specifications to manufacture product on a consistent and reproducible manner. We also contracted with suitable CMOs to fill, finish, label, and package product into the final commercial package for commercial use. In order to commercialize product, this scaled-up material will need to be validated under best practices and demonstrated to meet approved specifications on an ongoing basis. GMP material will be produced as needed to support clinical trials for all therapeutic indications and until commercial product is approved by the FDA. We will rely on CMOs for all of our developmental and commercial needs.

In April 2019, the Company entered into several agreements with Samsung, pursuant to which Samsung agreed to perform technology transfer, process validation, manufacturing, pre-approval inspection, and supply services for the commercial supply of leronlimab bulk drug substance. In 2020, the Company entered into an additional agreement, pursuant to which Samsung agreed to perform technology transfer, process validation, vial filling, and storage services for clinical, pre-approval inspection, and commercial supply of leronlimab drug product. Under the agreements, Samsung is obligated to procure necessary raw materials for the Company and manufacture a specified minimum number of batches, and the Company is required to provide a rolling three-year forecast of future estimated manufacturing requirements to Samsung that are binding. We currently have sufficient drug product to support the Company’s anticipated development activities and have paused all manufacturing and CMC activities until additional drug product is needed.

On November 21, 2023, Samsung informed the Company of Samsung’s intent to terminate the agreements, effective January 5, 2024. As of the date of this filing, the parties remain in communication about the outstanding issues under the agreements and potential options moving forward with Samsung. Under the agreements, Samsung may be entitled to terminate its services if the parties cannot agree on the past-due balance. The Company currently holds sufficient leronlimab to conduct its prospective clinical trial(s) in the short term. Management continues to be in contact with Samsung regarding potential approaches to resolve these issues. Samsung paused manufacturing for all unfulfilled commitments not needed by the Company starting in January 2022. Refer to Note 8, Commitments and Contingencies - Commitments with Samsung BioLogics Co., Ltd. (“Samsung”) in the consolidated financial statements for the quarter ended November 30, 2023, included in this prospectus for additional information.

Research and Development Costs

The Company’s research and development expenses totaled approximately $2.6 million and $27.0 million for the fiscal years ended May 31, 2023, and 2022, respectively, and approximately $3.0 million and $0.7 million for the six months ended November 30, 2023 and 2022, respectively.

Properties

We lease the space at which our principal executive offices are located at a monthly cost of approximately $15,400. We do not own or lease any other properties.

Employees and Human Capital Resources

As of January 31, 2024, we had nine employees, as well as a number of independent consultants, including our interim Chief Financial Officer and other individuals assisting us with the Company’s regulatory, quality, and medical matters. Our research and development team is geographically dispersed throughout the United States. CytoDyn is committed to pay equity regardless of gender or race/ethnicity. We invest in our workforce by offering competitive salaries and benefits. We may award stock options or other stock-based awards to selected employees and consultants under our equity incentive plan. We also offer various benefits to all eligible employees, including health care coverage and a 401(k) plan. None of our employees are subject to a collective bargaining agreement. We consider our relationship with our employees to be good. There can be no assurance, however, that we will be able to identify or hire and retain additional employees or consultants on acceptable terms in the future.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

You should read the following discussion and analysis of our financial condition and results of operations together with the other sections of this prospectus, including our financial statements and the related notes beginning on page F-1 of this prospectus. Some of the information contained in this discussion and analysis or set forth elsewhere in this prospectus, including information with respect to our plans and strategy for our business, includes forward-looking statements that involve risks, uncertainties and assumptions. See “Special Note Regarding Forward-Looking Statements.” You should review the “Risk Factors” section of this prospectus for a discussion of important factors that could cause our actual results to differ materially from the results described in or implied by the forward-looking statements contained in the following discussion and analysis.

Overview

The Company is a clinical stage biotechnology company focused on the clinical development and potential commercialization of its product candidate, leronlimab, which is being studied for MASH, MASH-HIV, solid tumors in oncology, and other HIV indications. The Company’s focus is on implementing a therapeutic development and commercialization pathway for leronlimab through an approach that is opportunistic and minimizes the amount of Company capital needed for the creation of value by identifying strategies that are time- and cost-effective and support the creation of non-dilutive financing opportunities, such as license agreements and co-development or strategic partnerships. Our current business strategy is to seek the removal of the clinical hold imposed by the FDA in December 2023, and proceed towards conducting a Phase II study evaluating the effects of leronlimab on chronic immune activation and inflammation in cisgender men and women and transgender women living with HIV; pursuing research and development of longer-acting molecules, including for the treatment and/or prevention of HIV; evaluating whether to conduct a combination pre-clinical study or monotherapy Phase 2b/3 clinical trial in MASH; evaluating opportunities for pre-clinical studies in solid tumors in oncology and publishing data from previously conducted studies; and resolving legal, regulatory, and financial matters.

Results of Operations for the Three- and Six-Month fiscal periods ended November 30, 2023 and 2022

Fluctuations in operating results

The Company’s operating results may fluctuate significantly depending on the outcomes, number and timing of pre-clinical and clinical studies, patient enrollment and/or completion rates in the studies, and their related effect on research and development expenses, regulatory and compliance activities, activities related to seeking removal of the clinical hold and FDA approval of our drug product, general and administrative expenses, professional fees, and legal and regulatory proceedings and related consequences. We require a significant amount of capital to continue to operate; therefore, we regularly conduct financing offerings to raise capital, which may result in various forms of non-cash interest expense or other expenses. Additionally, we periodically seek to negotiate settlement of debt payment obligations in exchange for equity securities of the Company and enter into warrant exchanges or modifications that may result in non-cash charges. Our ability to continue to fund operations will depend on our ability to raise additional funds. See the Liquidity and Capital Resources and Going Concern sections in this prospectus.

The results of operations were as follows for the periods presented:

	Three months ended November 30,		Change		Six months ended November 30,		Change
(in thousands, except for per share data)	2023	2022	$	%	2023	2022	$	%
Operating expenses:
General and administrative	$2,311	$5,043	$(2,732)	(54)%	$4,999	$11,376	$(6,377)	(56)%
Research and development	1,079	137	942	688	2,993	713	2,280	320
Amortization and depreciation	8	54	(46)	(85)	18	153	(135)	(88)
Inventory charge	—	17,929	(17,929)	(100)	—	20,633	(20,633)	(100)
Total operating expenses	3,398	23,163	(19,765)	(85)	8,010	32,875	(24,865)	(76)
Operating loss	(3,398)	(23,163)	19,765	85	(8,010)	(32,875)	24,865	76
Interest and other expenses:
Interest on convertible notes	(1,164)	(1,159)	(5)	(0)	(2,361)	(2,305)	(56)	(2)
Amortization of discount on convertible notes	(142)	(580)	438	76	(542)	(1,156)	614	53
Amortization of debt issuance costs	(3)	(18)	15	83	(369)	(34)	(335)	(985)
Issuance costs for private placement of shares and warrants through placement agent	(906)	—	(906)	(100)	(906)	—	(906)	(100)
Loss on induced conversion	(636)	(638)	2	0	(2,640)	(638)	(2,002)	(314)
Finance charges	(891)	(937)	46	5	(1,803)	(1,877)	74	4
Loss on note extinguishment	(2,406)	—	(2,406)	(100)	(4,490)	—	(4,490)	(100)
Gain (loss) on derivatives	(17)	—	(17)	(100)	(13)	(8,601)	8,588	100
Total interest and other expenses	(6,165)	(3,332)	(2,833)	(85)	(13,124)	(14,611)	1,487	10
Loss before income taxes	(9,563)	(26,495)	16,932	64	(21,134)	(47,486)	26,352	55
Income tax benefit	—	—	—	—	—	—	—	—
Net loss	$(9,563)	$(26,495)	$16,932	64%	$(21,134)	$(47,486)	$26,352	55%
Basic and diluted:
Weighted average common shares outstanding	958,988	813,373	145,615	18	941,191	800,545	140,646	18
Loss per share	$(0.01)	$(0.03)	$0.02	67%	$(0.02)	$(0.07)	$0.05	71%

General and administrative (“G&A”) expenses

G&A expenses consisted of the following:

	Three months ended November 30,		Change		Six months ended November 30,		Change
(in thousands)	2023	2022	$	%	2023	2022	$	%
Salaries, benefits, and other compensation	$461	$979	$(518)	(53)%	$1,103	$2,257	$(1,154)	(51)%
Stock-based compensation	572	1,777	(1,205)	(68)	1,075	3,118	(2,043)	(66)
Legal fees	476	1,044	(568)	(54)	793	2,497	(1,704)	(68)
Insurance	521	687	(166)	(24)	937	1,371	(434)	(32)
Other	281	556	(275)	(49)	1,091	2,133	(1,042)	(49)
Total general and administrative	$2,311	$5,043	$(2,732)	(54)%	$4,999	$11,376	$(6,377)	(56)%

The decreases in G&A expenses for the three- and six-month periods ended November 30, 2023, compared to the same periods in the prior year, were primarily due to a reduction in legal fees, other, stock-based compensation, and salaries, benefits, and other compensation. The decreases in legal fees were primarily due to decreased legal fees related to the SEC and DOJ investigations, offset by a decrease in the amount of fees covered by the Company’s insurance carrier(s) and increased fees related to the Amarex litigation. Additionally, for the three-month period ended November 30, 2023, legal fees were further decreased due to a reduction in fees related to regulatory and corporate related matters. The decreases in other expenses were primarily the result of a reduction in auditor and audit-related fees. The decreases in stock-based compensation and salaries, benefits, and other compensation were primarily related to headcount reductions as an effort by the Company to preserve cash and align resources with necessary corporate priorities.

Research and development (“R&D”) expenses

R&D expenses consisted of the following:

	Three months ended November 30,		Change		Six months ended November 30,		Change
(in thousands)	2023	2022	$	%	2023(1)	2022	$	%
Clinical	$277	$(712)	$989	(139)%	$1,528	$(631)	$2,159	(342)%
Non-clinical	237	(22)	259	(1,177)	488	26	462	1,777
CMC	319	707	(388)	(55)	488	920	(432)	(47)
License and patent fees	246	164	82	50	489	398	91	23
Total research and development	$1,079	$137	$942	688%	$2,993	$713	$2,280	320%
(1)	Certain prior year amounts have been reclassified from CMC to Clinical and Non-clinical for consistency with the current quarter presentation. These reclassifications have no effect on the reported results of operations.

The increases in R&D expenses in the three- and six-month periods ended November 30, 2023, compared to the same periods in the prior year, were primarily related to a credit balance in prior year clinical expense related to credits received related to the Brazilian COVID-19 trials offset by decreases in costs related to activities focused on addressing the HIV program partial clinical hold and studies completed, paused, or closed in the prior year. Additionally for the six-month period ended November 30, 2023, clinical expenses were further increased by close-out costs incurred related to the Brazilian COVID-19 trials. The increase in non-clinical expenses was primarily driven by activities related to the discovery and development of a long-acting modified therapeutic. The decrease in CMC expenses was primarily driven by the reduction in necessary stability testing of previously manufactured leronlimab.

The future trend of our R&D expenses is dependent on the timing of FDA clearance of the current clinical hold and any future clinical trials, our decision-making and timing of which indications on which to focus our future efforts toward the development and study of leronlimab, which may include pre-clinical and clinical studies for MASH, MASH-HIV, oncology, and other HIV related indications, as well as efforts to develop a long-acting new or modified therapeutic, and the timing and outcomes of such efforts, and the timing of the final close-out of closed studies.

Inventory charge

The decrease in the inventory charge for the three- and six-month periods ended November 30, 2023, compared to the same periods in the prior year was attributable to the full inventory write-off in the prior year due to the pre-launch inventories no longer qualifying for inventory capitalization due to the withdrawal of the Company’s BLA submission to the FDA. See Note 3, Inventories, net, in the audited financial statements included in this prospectus for additional information.

Interest and other expense

Interest and other expense consisted of the following:

	Three months ended November 30,		Change		Six months ended November 30,		Change
(in thousands)	2023	2022	$	%	2023	2022	$	%
Interest on convertible notes payable	$(1,164)	$(1,159)	$(5)	(0)%	$(2,361)	$(2,305)	$(56)	2%
Amortization of discount on convertible notes	(142)	(580)	438	76	(542)	(1,156)	614	(53)
Amortization of debt issuance costs	(3)	(18)	15	83	(369)	(34)	(335)	985
Issuance costs for private placement of shares and warrants through placement agent	(906)	—	(906)	(100)	(906)	—	(906)	(100)
Loss on induced conversion	(636)	(638)	2	0	(2,640)	(638)	(2,002)	314
Finance charges	(891)	(937)	46	5	(1,803)	(1,877)	74	(4)
Loss on note extinguishment	(2,406)	—	(2,406)	(100)	(4,490)	—	(4,490)	(100)
Gain (loss) on derivatives	(17)	—	(17)	(100)	(13)	(8,601)	8,588	(100)
Total interest and other expenses	$(6,165)	$(3,332)	$(2,833)	85%	$(13,124)	$(14,611)	$1,487	(10)%

The increase in interest and other expenses for the three-month period ended November 30, 2023, compared with the same period in the prior year, was primarily due to the increase in loss on note extinguishment that resulted from the Company finalizing a private placement at a lower price than the initial closing price, as described above.

The decrease in interest and other expenses for the six-month period ended November 30, 2023, compared to the same period in the prior year, was primarily due to a decrease in non-cash loss on derivatives, offset by increases in loss on note extinguishment and loss on induced conversion. The decrease in loss on derivatives is due to fewer liability-classified warrants in the current six-month period compared to the same period in the prior year. The increase in loss on induced conversions resulted from the Company settling a larger balance of the outstanding convertible debt with common stock during the current six-month period compared to the prior period. The increase in loss on note extinguishment resulted from the Company retiring outstanding convertible debt by converting notes outstanding to common stock and warrants and due to the final closing price of the private placement being lower than the initial closing price, which resulted in a loss on note extinguishment during the current six-month period.

Results of operations for the fiscal years ended May 31, 2023 and 2022

Fluctuations in Operating Results

The Company’s operating results may fluctuate significantly depending on the outcomes, number and timing of pre-clinical and clinical studies, patient enrollment and/or completion rates in the studies, and their related effect on research and development expenses, regulatory and compliance activities, activities related to seeking removal of the partial clinical hold and FDA approval of our drug product, general and administrative expenses, professional fees, and legal and regulatory proceedings and related consequences. We require a significant amount of capital to continue to operate; therefore, we regularly conduct financing offerings to raise capital, which may result in various forms of non-cash interest expense or other expenses. Additionally, we periodically seek to negotiate settlement of debt payment obligations in exchange for equity securities of the Company and enter into warrant exchanges or modifications that may result in non-cash charges. Our ability to continue to fund operations will depend on our ability to raise additional funds. Refer to Risk Factors, Liquidity and Capital Resources, and Going Concern sections included in this prospectus.

The results of operations were as follows for the periods presented:

	Fiscal years ended May 31,		Change
(in thousands, except for per share data)	2023	2022	$	%
Revenue	$—	$266	$(266)	(100)%
Cost of goods sold	—	53	(53)	(100)
Gross profit	—	213	(213)	(100)
Operating expenses:
General and administrative	17,136	44,303	(27,167)	(61)
Research and development	2,632	27,043	(24,411)	(90)
Amortization and depreciation	175	781	(606)	(78)
Inventory charge	20,633	73,490	(52,857)	(72)
Total operating expenses	40,576	145,617	(105,041)	(72)
Operating loss	(40,576)	(145,404)	104,828	(72)
Interest and other expenses:
Interest on convertible notes	(4,624)	(5,417)	793	(15)
Amortization of discount on convertible notes	(2,126)	(2,958)	832	(28)
Amortization of debt issuance costs	(9,747)	(87)	(9,660)	11,103
Loss on induced conversion	(5,312)	(37,381)	32,069	(86)
Finance charges	(8,689)	(9,029)	340	(4)
Inducement interest expense	—	(6,691)	6,691	(100)
Legal settlement	—	(3,853)	3,853	(100)
Loss on derivatives	8,750	—	8,750	100
Total interest and other expenses	(39,248)	(65,416)	26,168	(40)
Loss before income taxes	(79,824)	(210,820)	130,996	(62)
Income tax benefit	—	—	—	—
Net loss	$(79,824)	$(210,820)	$130,996	(62)%
Basic and diluted:
Weighted average common shares outstanding	836,528	676,900	159,628.00	24
Loss per share	$(0.10)	$(0.31)	$0.21	(67)%

Product revenue, Cost of goods sold (“COGS”) and Gross margin

We had no revenue in the fiscal year ended May 31, 2023 as compared to approximately $266 thousand in the fiscal year ended May 31, 2022. Revenue was related to the fulfillment of orders under a Compassionate Special Permit (“CSP”) in the Philippines for the treatment of COVID-19 patients. Sales were made under the April 2021 exclusive supply and distribution agreement granting Chiral the right to distribute and sell up to 200,000 vials of leronlimab through April 15, 2022. At the time of the sales, FDA approval had not been received for leronlimab and the product sold was previously expensed as research and development expense due to its being manufactured prior to the commencement of the manufacturing of commercial grade pre-launch inventories. Therefore, COGS consists only of the costs of packaging and shipping of the vials, including related customs and duties.

General and administrative expenses

G&A expenses consisted of the following:

	Fiscal years ended May 31,		Change
(in thousands)	2023	2022	$	%
Salaries, benefits, and other compensation	$4,114	$6,336	$(2,222)	(35)%
Stock-based compensation	4,222	6,263	(2,041)	(33)
Legal fees	2,805	21,993	(19,188)	(87)
Directors and officers liability insurance	2,399	4,512	(2,113)	(47)
Other	3,596	5,199	(1,603)	(31)
Total general and administrative	$17,136	$44,303	$(27,167)	(61)%

The decreases in G&A expenses for the fiscal year ended May 31, 2023, compared to the prior fiscal year, were due to reductions in all categories. The decreases in legal fees were due to lower legal fees related to the SEC and DOJ investigations, Pestell employment dispute (which was resolved in May 2022), and Amarex dispute, the absence of legal fees related to the prior year proxy contest and related lawsuits, and the payment of certain legal fees by the Company’s insurance carriers. The decreases in salaries, benefits, and other compensation and stock-based compensation were the result of decreased headcount, cash compensation, and option forfeitures during the year. The decrease in directors and officers liability insurance was due to less insurance premiums due to a lower market capitalization. The decreases in other expenses were the result of a reduction in expenses related to the prior year proxy contest and recruiting and contract services, partially offset by an increase in auditor fees.

Research and development expenses

R&D expenses consisted of the following:

	Fiscal years ended May 31,		Change
(in thousands)	2023	2022	$	%
Clinical	$(92)	$20,347	$(20,439)	(100)%
Non-clinical	136	986	(850)	(86)
CMC	1,687	4,995	(3,308)	(66)
License and patent fees	901	715	186	26
Total research and development	$2,632	$27,043	$(24,411)	(90)%

The decreases in R&D expenses in the fiscal year ended May 31, 2023, compared to the prior fiscal year, were primarily the result of clinical trials related to COVID-19, MASH, HIV extension, and oncology studies being completed, paused, or closed that had been active in the prior year, as well as decreased activity related to the BLA resubmission, partially offset by increased costs related to activities focused on addressing the HIV program partial clinical hold. The credit balance in clinical expenses for the fiscal year ended May 31, 2023, is due to vendor credit memos issued related to the paused Brazilian COVID-19 trials. The decrease in non-clinical expenses from the same periods in the prior year was the result of decreased activity from non-clinical studies related to the BLA submission. The decrease in CMC-related expenses from the prior year was the result of decreased activity related to CMC manufacturing.

The future trend of our R&D expenses is dependent on the timing of the FDA’s potential lifting of the clinical hold and any future clinical trials, our decision-making and timing of the selection of which indications on which to focus our future efforts toward the clinical development and study of leronlimab, which may include the treatment of MASH, MASH-HIV, oncology, and other HIV-related indications, and the timing and outcomes of such efforts.

Inventory charge

The decrease in the inventory charge for the fiscal year ended May 31, 2023, compared to the prior fiscal year was attributable to the majority of inventory being written-off in the prior year. The remaining inventory was written-off in the fiscal year ended May 31, 2023 due to pre-launch inventories no longer qualifying for inventory capitalization due to the withdrawal of the BLA submission. See Note 3, Inventories, net in the audited financial statements included in this prospectus for additional information.

Interest and other expense

Interest and other expenses consisted of the following:

	Fiscal years ended May 31,		Change
(in thousands)	2023	2022	$	%
Interest on convertible notes payable	$4,624	$5,417	$(793)	(15)%
Amortization of discount on convertible notes	2,126	2,958	(832)	(28)
Amortization of debt issuance costs	9,747	87	9,660	11,103
Loss on induced conversion	5,312	37,381	(32,069)	(86)
Finance charges	8,689	9,029	(340)	(4)
Inducement interest expense	—	6,691	(6,691)	(100)
Legal settlement	—	3,853	(3,853)	(100)
Loss on derivatives	8,750	—	8,750	100
Total interest and other expenses	$39,248	$65,416	$(26,168)	(40)%

The decreases in interest and other expenses for the fiscal year ended May 31, 2023, compared to the same period in the prior year were primarily due to a decrease in non-cash loss on induced conversion, inducement interest expense, and legal settlement, partially offset by an increase in amortization of debt issuance costs and loss on derivatives. The decreased non-cash loss on induced conversions resulted from the Company settling less outstanding convertible debt with common stock during the fiscal year ended May 31, 2023 compared to the prior year. The decrease in inducement interest expense is the result of it now being recorded in stockholders’ equity as a result of the adoption of ASU No. 2021-04. Refer to Note 2, Summary of Significant Accounting Policies – Recently Adopted Accounting Pronouncements in the audited financial statements included in this prospectus for additional information. The decrease in legal settlement expense is due to no legal settlements being finalized in the fiscal year ended May 31, 2023, resulting in zero expense. The increase of debt issuance cost was primarily attributable to recognition of the issuance costs of the private placement of common stock and warrants through a placement agent in the current fiscal year as an expense. See Note 7, Equity and Warrants –Private placement of common stock and warrants through placement agent in the audited financial statements included in this prospectus for additional information. The increase in loss on derivatives was primarily attributable to the change in the fair value of liability-classified warrants issued in connection with a Surety Backstop Agreement relating to the Amarex litigation proceeding and placement agent warrants issued in connection with an offering for which the related warrants subsequently became equity classified upon stockholder approval of an increase in authorized shares on August 31, 2022.

Liquidity and Capital Resources

As of November 30, 2023, we had a total of approximately $0.1 million in cash and $6.6 million in restricted cash and approximately $123.4 million in short-term liabilities. We expect to continue to incur operating losses and require a significant amount of capital in the future as we continue to develop and seek approval to commercialize leronlimab. We cannot be certain, however, that future funding will be available to us when needed on terms that are acceptable to us, or at all. We sell securities and incur debt when the terms of such arrangements are deemed acceptable to both parties under then current circumstances and as necessary to fund our current and projected cash needs. As of December 31, 2023, we have approximately 371.0 million shares of common stock available for issuance in new financing transactions.

Since inception, the Company has financed its activities principally from the public and private sale of equity securities as well as with proceeds from issuance of convertible notes and related party notes payable. The Company intends to finance its future operating activities and its working capital needs largely from the sale of equity and debt securities. The sale of equity and convertible debt securities to raise additional capital is likely to result in dilution to stockholders and those securities may have rights senior to those of common shares. If the Company raises funds through the issuance of additional preferred stock, convertible debt securities or other debt or equity financing, the related transaction documents could contain covenants restricting its operations.

During the 2021 fiscal year, the Company entered into long-term convertible notes that are secured by all of our assets (excluding our intellectual property), and include certain restrictive provisions, including limitations on incurring additional indebtedness and future dilutive issuances of securities, any of which could impair our ability to raise additional capital on acceptable terms.

Future third-party funding arrangements may also require the Company to relinquish valuable rights. Additional capital, if available, may not be available on reasonable or non-dilutive terms.

Cash

The Company’s cash and restricted cash position of approximately $0.1 million and $6.6 million, respectively, as of November 30, 2023, decreased by approximately $2.4 million and increased by approximately $0.1 million, respectively, when compared to the balance of $2.5 million and $6.5 million, respectively, as of May 31, 2023. This decrease was primarily the result of approximately $7.0 million in cash used in our operating activities, offset by approximately $4.7 million in cash provided by financing activities during the six months ended November 30, 2023. Refer to Note 2, Summary of Significant Accounting Policies – Going Concern in the consolidated financial statements for the quarter ended November 30, 2023 in this prospectus, and the Going Concern discussion below for information regarding concerns about the Company’s ability to continue to fund its operations and satisfy its payment obligations and commitments. A summary of cash flows and changes between the periods presented is as follows:

	Six months ended November 30,		Change
(in thousands)	2023	2022	$
Net cash (used in) provided by:
Net cash used in operating activities	$(6,997)	$(15,480)	$8,483
Net cash provided by/ used in investing activities	$—	$—	$—
Net cash provided by financing activities	$4,673	$13,852	$(9,179)

Cash used in operating activities

Net cash used in operating activities totaled approximately $7.0 million during the six months ended November 30, 2023, representing an improvement of approximately $8.5 million compared to the six months ended November 30, 2022. The decrease in the net amount of cash used was due primarily to a decrease in our net loss, primarily attributable to decreased G&A expense, and working capital fluctuations, all of which are highly variable.

Cash provided by financing activities

Net cash provided by financing activities totaled approximately $4.7 million during the six months ended November 30, 2023, a decrease of approximately $9.2 million compared to the six months ended November 30, 2022. The decrease in net cash provided was primarily the result of raising less funds from private placements of common stock and warrants, partially offset by an increase in funds from the issuance of convertible notes.

Pre-launch inventories

The Company previously capitalized pre-launch inventories which were subsequently charged-off in October 2022 for GAAP accounting purposes due to no longer qualifying for pre-launch inventory capitalization. Work-in-progress and finished drug product inventories continue to be physically maintained, can be used for clinical trials, and can be sold commercially upon regulatory approval if the shelf-lives can be extended as a result of the performance of on-going stability tests. Raw materials continued to be maintained so that they can be used in the future if needed.

The table below summarizes previously capitalized pre-launch inventories that were subsequently charged-off for GAAP accounting purposes due to no longer qualifying for pre-launch inventory capitalization due to the withdrawal of the Company’s BLA in October 2022 and estimated expiration based on remaining shelf life.

		Raw Materials				Work-in-progress
	Remaining				Total Raw	Bulk drug	Finished drug	Total
(in thousands, Expiration period ending November 30,)	shelf-life (mos)	Specialized	Resins	Other	Materials	product	product	inventories
2023	None	$4,764	$16,264	$—	$21,028	$—	$—	$21,028
2024	1 to 12	2,511	—	1,589	4,100	1,661	29,142	34,903
2025	13 to 24	189	—	—	189	—	32,343	32,532
2026	25 to 36	2,115	—	—	2,115	—	—	2,115
Thereafter	37 or more	—	—	—	—	—	—	—
Inventories, gross		9,579	16,264	1,589	27,432	1,661	61,485	90,578
Inventory charge		(9,579)	(16,264)	(1,589)	(27,432)	(1,661)	(61,485)	(90,578)
Inventories, net		$—	$—	$—	$—	$—	$—	$—

For additional information, refer to Note 3, Inventories, net, in the audited financial statements included in this prospectus.

Convertible debt

April 2, 2021 Convertible Note

On April 2, 2021, we issued a convertible note with a principal amount of $28.5 million resulting in net cash proceeds of $25.0 million, after $3.4 million of debt discount and $0.1 million of offering costs. The note accrues interest daily at a rate of 10% per annum, contains a stated conversion price of $10.00 per share, and matures in April 2025. The April 2, 2021 Note required monthly debt reduction payments of $7.5 million for the six months beginning in May 2021, which could also be satisfied by payments on other notes held by the noteholder or its affiliates. Beginning six months after the issuance date, the noteholder may request monthly redemptions of up to $3.5 million. As of November 30, 2023, the outstanding balance of the April 2, 2021 Note, including accrued interest, was approximately $8.3 million.

April 23, 2021 Convertible Note

On April 23, 2021, we issued a convertible note with a principal amount of $28.5 million resulting in net cash proceeds of $25.0 million, after $3.4 million of debt discount and $0.1 million of offering costs. The note accrues interest daily at a rate of 10% per annum, contains a stated conversion price of $10.00 per share, and matures in April 2025. Beginning six months after the issuance date, the noteholder may request monthly redemptions of up to $7.0 million. As of November 30, 2023, the outstanding balance of the April 23, 2021 Note, including accrued interest, was approximately $38.2 million.

Short-term Notes

During November 2023, the Company entered into a securities purchase agreement pursuant to which the Company began issuing unsecured promissory notes bearing interest at a rate of 10% and with a maturity date of June 7, 2024, to accredited investors through a placement agent. The notes were converted into units consisting of shares of common stock and warrants as of the first closing in December 2023 of a subsequent private placement of common stock and warrants through a placement agent.

Common stock

We have 1,750.0 million authorized shares of common stock. The table below summarizes intended uses of common stock.

As of
(in millions)	November 30, 2023
Issuable upon:
Warrants exercise	293.3
Convertible preferred stock and undeclared dividends conversion	35.6
Outstanding stock options exercise	19.6
Reserved for issuance pursuant to future stock-based awards under equity incentive plan	20.1
Reserved and issuable upon conversion of outstanding convertible notes	12.0
Reserved for private placement of warrants through a placement agent	0.5
Total shares reserved for future uses	381.1
Common stock outstanding	970.8

As of November 30, 2023, we had approximately 398.1 million unreserved authorized shares of common stock available for issuance. Our ability to continue to fund our operations depends on our ability to raise capital. The funding necessary for our operations may not be available on acceptable terms, or at all. If we deplete our cash reserves, we may be forced to file for bankruptcy protection, discontinue operations, or liquidate our assets.

Off-Balance Sheet Arrangements

As of November 30, 2023, we did not have any off-balance sheet arrangements that have, or are reasonably likely to have, a material effect on our current or future financial condition, results of operations, liquidity, capital expenditures or capital resources.

Contractual Obligations

Refer to Note 3, Accounts Payable and Accrued Liabilities, Note 4, Convertible Instruments and Accrued Interest, and Note 8, Commitments and Contingencies included in the consolidated financial statements for the quarter ended November 30, 2023 included in this prospectus, and Note 6, Convertible Instruments and Accrued Interest, and Note 10, Commitments and Contingencies, of the audited financial statements included in this prospectus.

Legal Proceedings

The Company is a party to various legal proceedings described in Note 8, Commitments and Contingencies – Legal Proceedings, of the consolidated financial statements for the quarter ended November 30, 2023 included in this prospectus.

As discussed in Note 8, Commitments and Contingencies – Legal Proceedings of the consolidated financial statements for the quarter ended November 30, 2023 included in this prospectus, on June 4, 2021, a stockholder filed a purported derivative lawsuit against certain of the Company’s former officers and directors, and the Company as a nominal defendant, in the U.S. District Court for the Western District of Washington. Two additional shareholder derivative lawsuits were later filed against the same defendants in the same court on June 25, 2021 and August 18, 2021, respectively. The court eventually consolidated these three lawsuits for all purposes (“Consolidated Derivative Suit”). On January 29, 2024, outside the Consolidated Derivative Suit, two of these purported stockholders filed a derivative lawsuit against certain of the Company’s former officers, certain current and former directors, and the Company as a nominal defendant, in the Delaware Court of Chancery. The complaint generally makes allegations similar to those set forth in the already pending, Consolidated Derivative Suit and asserts that the individual defendants breached their fiduciary duties by allowing the Company to make false and misleading statements and by failing to maintain an adequate system of oversight and controls. The complaint also asserts claims against certain individual defendants for breach of fiduciary duty arising from alleged insider trading.

We are unable to predict the outcome of these proceedings, including the defense and other litigation-related costs and expenses that may be incurred by the Company, as the outcomes of legal proceedings are inherently uncertain. Therefore, it is possible that the ultimate outcome of any proceeding, if in excess of a recognized accrual, if any, could be material to the Company’s consolidated financial statements. As of November 30, 2023, the Company had not recorded any accruals related to the outcomes of the legal matters discussed in this prospectus.

Regulatory Matters

Voluntary Withdrawal of HIV BLA Submission

In July 2020, the Company received a Refusal to File letter from the FDA regarding its BLA submission for leronlimab as a combination therapy with highly active antiretroviral therapy for highly treatment-experienced HIV patients. In October 2022, the Company voluntarily withdrew its BLA submission due to management’s conclusion that a severe risk of the BLA not receiving approval by the FDA existed due to the Company’s former CRO’s inadequate process and performance around the monitoring and oversight of the clinical data. For additional information, refer to Note 8, Commitments and Contingencies – Legal Proceedings in the consolidated financial statements for the quarter ended November 30, 2023 included in this prospectus.

FDA HIV and COVID-19 clinical hold letters

In March 2022, the FDA placed a partial clinical hold on the Company’s HIV program and a full clinical hold on its COVID-19 program in the United States. The Company was not enrolling any new patients in the trials placed on hold in the United States. Under the full clinical hold on the COVID-19 program, no new clinical studies may be initiated for the COVID-19 indication until the clinical hold is resolved. The Company has made a business decision not to pursue the use of leronlimab in COVID-19 patients, has no plans for further trials under the COVID-19 indication and has withdrawn the investigational new drug (“IND”) for COVID-19. Should the opportunity arise, the Company may explore potential non-dilutive clinical development options.

During the third quarter ended February 28, 2023, the Company submitted the documents requested by the FDA in its March 2022 clinical hold letter. Subsequently, the FDA responded through written communication to the Company, requesting additional information and clarification regarding an item that was previously submitted, the benefit-risk assessment for the HIV population, and made a supplemental request that the Company submit an IND amendment containing the proposed general investigational plan for the coming year, appropriate protocols, and any additional information supporting the proposed investigation under the HIV program IND.

In March 2023, the Company responded to and submitted to the FDA the additional information and clarifications requested for the items previously requested. The FDA responded with further written communication requesting information relating to the benefit-risk assessment, as well as requesting the submission of a new protocol for the HIV indication. At the end of March 2023, the Company and the FDA held an informal meeting in which the FDA addressed certain clarifying questions with respect to the clinical hold submission and further information requests made by the FDA. In November 2023, the Company submitted a response to the FDA’s clinical hold letter addressing comments received through previous incomplete response communications and an informal meeting with the agency primarily related to the benefit-risk assessment for the intended HIV population and the proposed new HIV clinical trial protocol. The Company held a series of advisory board meetings with key opinion leaders (“KOL”) in the HIV space to further inform responses to the FDA’s comments with regard to the benefit-risk analysis and an appropriate population of patients for a future clinical trial in HIV who could benefit from leronlimab given the current competitive landscape.

In early December 2023, the FDA notified the Company that the partial clinical hold on the HIV program had been lifted. At the same time, the FDA notified the Company that it had issued a new full clinical hold as it relates to the newly proposed clinical trial protocol submitted alongside the Company’s complete response to the partial clinical hold. The FDA’s new hold and comments relate to the design of the trial in particular with regard to the measurement of endpoints, controls arms, dose selection, and study-stopping rules. The newly proposed HIV clinical trial is a Phase II study evaluating the effects of 24 weeks of leronlimab on chronic immune activation and inflammation in cisgender men and women and transgender women living with HIV. Chronic immune activation and inflammation is a complicated and critical unmet need which causes strokes, heart attacks, and other vascular events and remains the leading cause of death in people with HIV. The Company recently made its responsive submission to the FDA’s December 2023 comments and guidance in relation to its proposed clinical trial protocol. Assuming the hold is lifted by the FDA, the Company anticipates moving forward with the contemplated clinical trial in the 2024 calendar year.

Going Concern

The accompanying consolidated financial statements have been prepared on a going concern basis, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business. As presented in the accompanying consolidated financial statements, the Company had losses for all periods presented. The Company incurred a net loss of approximately $21.1 million in the three months ended November 30, 2023, and has an accumulated deficit of approximately $862.8 million as of November 30, 2023. These factors, among several others, including the various matters discussed in Note 8, Commitments and

Contingencies, to the financial statements for the quarter ended November 30, 2023 included in this prospectus, raise substantial doubt about our ability to continue as a going concern. The consolidated financial statements do not include any adjustments relating to the recoverability and classification of assets and liabilities that might be necessary should the Company be unable to continue as a going concern.

The Company’s continuance as a going concern is dependent upon its ability to obtain additional operating capital, complete the development of its product candidate, leronlimab, obtain approval to commercialize leronlimab from regulatory agencies, continue to outsource manufacturing of leronlimab, and ultimately achieve revenues and attain profitability. The Company plans to continue to engage in research and development activities related to leronlimab and a new or modified longer-acting therapeutic for multiple indications and expects to incur significant research and development expenses in the future, primarily related to its regulatory compliance, including seeking the lifting of the FDA’s clinical hold related to the Company’s recently submitted protocol, performing additional clinical trials, and seeking regulatory approval of its product candidate for commercialization. These research and development activities are subject to significant risks and uncertainties. The Company intends to finance its future development activities and its working capital needs primarily from the sale of equity and debt securities, combined with additional funding from other sources. However, there can be no assurance that the Company will be successful in these endeavors. See also Liquidity and Capital Resources above.

Refer to Risk Factors in this prospectus for additional information.

New Accounting Pronouncements

See Note 2, Summary of Significant Accounting Policies – Recent Accounting Pronouncements of the consolidated financial statements for the quarter ended November 30, 2023, included in this prospectus.

Critical Accounting Policies and Estimates

The preparation of financial statements in conformity with U.S. generally accepted accounting principles requires management to make estimates and judgments that affect the reported amounts of assets, liabilities, and expense and related disclosures. On an ongoing basis, management bases and evaluates estimates on historical experience and on various other market specific and other relevant assumptions believed to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. Actual results may differ significantly from those estimates. We believe the following critical policies reflect the more significant judgments and estimates used in preparation of the consolidated financial statements.

Pre-launch Inventories

For inventories capitalized prior to FDA marketing approval in preparation of product launch, anticipated future sales, shelf-lives, and expected approval date are considered when evaluating realizability of pre-launch inventories. The shelf-life of a product is determined as part of the regulatory approval process; however, in assessing whether to capitalize pre-launch inventory the Company considers the stability data of all inventories. As inventories approach their shelf-life expiration, the Company may perform additional stability testing to determine if the inventory is still viable, which can result in an extension of its shelf-life. Further, in addition to performing additional stability testing, certain raw materials inventory may be sold in its then current condition prior to reaching expiration. We also consider potential delays associated with regulatory approval in determining whether pre-approval inventory remains salable. In determining whether pre-approval inventory remains salable, the Company considers a number of factors ranging from potential delays associated with regulatory approval, whether the introduction of a competing product could negatively impact the demand for our product and affect the realizability of our inventories, whether physicians would be willing to prescribe leronlimab to their patients, or if the target patient population would be willing to try leronlimab as a new therapy. See Note 2, Summary of Significant Accounting Policies, in the audited financial statements in this prospectus for additional information.

Stock-based compensation

We use the Black-Scholes option pricing model to estimate the fair value of equity awards on the date of grant utilizing certain assumptions that require judgments and estimates. These assumptions include estimates for stock price volatility, expected term, and risk-free interest rates in determining the fair value of the equity awards. The risk-free interest rate assumption is based on observed interest rates appropriate for the expected term of the equity award. The expected volatility is based on the historical volatility of the Company’s common stock at monthly intervals. The computation of the expected option term is based on the “simplified method,” as the options issued by the Company are considered “plain vanilla” options. We estimate forfeitures at the time of grant and revise them, if necessary, in subsequent periods, if actual forfeitures differ from those estimates. We estimated future unvested forfeitures at 0% for all periods presented. Quarterly expense is reduced during the period when grants are forfeited, such that the full expense is recorded at the time of grant and only reduced when the grant is forfeited.

We at times issue restricted common stock and/or restricted stock units to executives or third parties as compensation for services rendered. Such awards are valued at fair market value on the effective date of the Company’s obligation. From time to time, we also issue stock options and warrants to consultants as compensation for services. Costs for these transactions are measured at the fair value of the consideration received or the fair value of the equity instruments issued, whichever is more readily measurable.

Contingent liabilities

We have significant license and contingent milestone and royalty liabilities. We estimate the likelihood of paying these contingent liabilities periodically based on the progress of our clinical trials, regulatory approval status, and status of commercialization. We are also party to various legal proceedings. We recognize accruals for such proceedings to the extent a loss is determined to be both probable and reasonably estimable. The best estimate of a loss within a possible range is accrued; however, if no estimate in the range is more probable than another, then the minimum amount in the range is accrued. If it is determined that a material loss is not probable but reasonably possible it is disclosed, and if the loss or range of loss can be estimated, the possible loss is also disclosed. It is not possible to determine the ultimate outcome of these proceedings, including the defense and other litigation-related costs and expenses that may be incurred by the Company, as the outcomes of legal proceedings are inherently uncertain, and the outcomes could differ significantly from recognized accruals. Therefore, it is possible that the ultimate outcome of any proceeding, if in excess of a recognized accrual, or if an accrual had not been made, could be material to the Company’s consolidated financial statements. We periodically reassess these matters when additional information becomes available and adjust our estimates and assumptions when facts and circumstances indicate the need for any changes. Refer to Note 10, Commitments and Contingencies in the audited financial statements in this prospectus for additional information.

MANAGEMENT

Members of Our Board of Directors

The following table sets forth information about our current directors, including their current principal occupation or employment and age as of February 1, 2024:

				Board committees
Director name	Age	Principal occupation	Independent	Audit	Compensation	Nom/Gov
Tanya D. Urbach, Board Chair	56	Partner, Eagle Bay Advisors	Yes	M	M	C
Lishomwa C. Ndhlovu, M.D., Ph.D.	54	Professor, Immunology in Medicine and Neuroscience, Weill Cornell Medicine	Yes			M
Karen J. Brunke, Ph.D.	71	Executive Vice President, Corporate and Business Development, Jaguar Health, Inc. (NASDAQ: JAGX)	Yes		M
Ryan M. Dunlap	53	Chief Financial Officer, Gurobi Optimization	Yes	C		M
Stephen M. Simes	72	Independent advisor to companies and organizations in the pharmaceutical industry	Yes	M	C
C	indicates chair of respective board committee.
M	indicates member of respective board committee.

Tanya D. Urbach. Ms. Urbach has been a director since November 24, 2021, and has served as our Board Chair since January 24, 2022. She is currently Partner/Head of Family Office for Eagle Bay Advisors, which provides family office and investment advisory services, and also provides corporate governance and corporate finance advice to Dynepic, Inc., which provides an integrated platform to power immersive training programs for companies and U.S. military forces. From November 2020 through March 31, 2021, Ms. Urbach was a sole practitioner advising broker-dealers, investment advisers and their professionals. From January 2019 through October 2020, she was a shareholder at the law firm Markun, Zusman, Freniere & Compton in Portland, Oregon. She served as General Counsel for Paulson Investment Company, LLC, a registered broker-dealer that provides investment banking services to the Company from time to time, from July 2015 until January 2019, providing advice regarding corporate governance, securities regulatory compliance, corporate finance, and other legal and securities-related issues. Ms. Urbach earned her bachelor’s degree at University of Oregon and her law degree at Lewis & Clark Law School. She served on the Executive Committee of the Oregon State Bar Securities Regulation Section from 2007 through 2015 and 2019 to 2021. She brings extensive training and expertise in the conduct of securities offerings, securities litigation, corporate finance and business growth, corporate governance, and other corporate business and legal issues to the Board.

Lishomwa C. Ndhlovu, M.D., Ph.D. Dr. Ndhlovu has been a director since November 24, 2021, and previously served on the Company’s Scientific Advisory Board. He was appointed to Weill Cornell Medicine in 2019 as Professor of Immunology in Medicine and Neuroscience. Before joining Weill Cornell Medicine, Dr. Ndhlovu was on the faculty at the University of Hawaii and University of California San Francisco from 2010 to 2019. As co-leader of the $26.5 million NIH-supported Martin Delaney Collaboratory, “HOPE”, testing novel approaches towards an HIV cure, and the $11 million “SCORCH” consortium, investigating how substances that can lead to addition modify effects of HIV in the brain, he is a recognized expert in basic and complex translational immunology and engineered immunotherapy research. He has focused much of his work on confronting the challenges of HIV and aging, addressing molecular mechanism of HIV pathogenesis, complications, and persistence. Dr. Ndhlovu received his M.D. from the University of Zambia and his Ph.D. from Tohoku University in Japan and is an elected Fellow of the American Academy of Microbiology and Chair of the American foundation for AIDS (amfAR) Research Scientific Advisory Committee. He brings a deep understanding of the central nervous system aspects of HIV and research expertise in major arenas in which the Company is studying its drug product to the Board.

Karen J. Brunke, Ph.D. Dr. Brunke was appointed as a director effective April 1, 2022. Dr. Brunke has over 30 years of scientific, operational, clinical, senior executive, and corporate/business development managerial experience with large and small biotechnology companies. She is currently the Executive Vice President of Corporate and Business Development at Jaguar Health, Inc. (JAGX), a position she has held since September 2021, following seven months as an independent consultant to Jaguar. Jaguar is a commercial stage pharmaceuticals company focused on developing novel, sustainably derived gastrointestinal products on a global basis. As of January 2023, Dr. Brunke also serves as acting CEO of Magdalena Biosciences, Inc., a joint venture of Jaguar and Filament Health

Corp (FH.NE and FLHLF) funded by OneSmallPlanet. During her career, Dr. Brunke has been a business development and strategy consultant to multiple companies and was instrumental in the initiation of several startup companies, including during the period from 2017 through 2020. Dr. Brunke was part of the executive team that merged Mercator Genetics Inc. with Progenitor, a subsidiary of Interneuron Pharmaceuticals, in 1999 and helped take the resulting company public. Dr. Brunke was Chief Operating Officer of Anexus Pharmaceuticals, a subsidiary of the Japanese public company MediBic, responsible for in- and out-licensing assistance for Japanese companies, from 2004 through June 2006, and was founding Chief Executive Officer of Cardeus Pharmaceuticals, a neuroscience company, from 2011 through March 2014. Dr. Brunke received her BA in Biochemistry as well as a Ph.D. in Microbiology from the University of Pennsylvania. Her many years of service in executive management, business development, operations, and corporate development roles at biotechnology companies will be of valuable assistance to the Board.

Ryan M. Dunlap. Mr. Dunlap was appointed as a director effective August 24, 2022. Mr. Dunlap has over 25 years’ experience in finance and operations leadership, developing significant expertise in strategy setting, improving operational efficiency and effectiveness, fundraising and investor relations, financial reporting and compliance, and risk management. Mr. Dunlap joined Gurobi Optimization, a company that offers customers a mathematical optimization solver to address business problems, in October 2019. Prior to that, he was CFO beginning in January 2016, as well as COO beginning in December 2017, at MolecularMD (now ICON Specialty Labs), a growth equity-backed molecular diagnostics company. Mr. Dunlap also previously served as the CFO of Galena Biopharma, Inc., a publicly traded biotechnology and pharmaceutical sales company. Earlier in his career, Mr. Dunlap held various financial and operational leadership roles in large, multinational organizations, and spent 11 years with public accounting firms such as PricewaterhouseCoopers LLP (“PwC”), KPMG, and Moss Adams, where he provided business assurance and advisory services to both public and private companies predominately in the software, technology, and life sciences industries. Mr. Dunlap earned a B.S. degree in Accounting from the University of Oregon and is an active licensed CPA in the state of Oregon. His expertise as an “audit committee financial expert,” particularly in matters faced by the audit committee of a biotechnology company as well as his significant experience in executive management, finance, operations, and strategic planning, is of valuable assistance to the Board.

Stephen M. Simes. Mr. Simes was appointed as a director effective October 13, 2022. Mr. Simes brings extensive experience to our Board through his service as CEO or a director of a number of pharmaceutical companies, both public and private. His career in the pharmaceutical industry started over 40 years ago with G.D. Searle & Co. (now a part of Pfizer Inc.). He has been an independent advisor to companies and organizations in the pharmaceutical industry since 2016 and is currently Entrepreneur in Residence at Helix 51 and the Innovation and Research Park of Rosalind Franklin University of Medicine and Science in North Chicago, Illinois. Mr. Simes also serves as a director of BioLife4D Corporation, a private company developing a patient-specific, fully functioning human heart using 3D bioprinting and the patient’s own cells and currently preparing for an IPO. Mr. Simes is also chairman of the board of Bio-XL Limited, an Israeli company developing products in oncology. Mr. Simes was the CEO of RestorGenex Corporation from 2014 to 2016, when it was acquired by Diffusion Pharmaceuticals. From 1998 to 2013, Mr. Simes was the President and CEO of BioSante Pharmaceuticals, which was acquired by ANI Pharmaceuticals Inc. in June 2013. He previously served on the boards of directors of Therapix Biosciences (2016 - 2020), RestorGenex Corporation (2014 - 2016), Ceregene, Inc. (2009 - 2013), BioSante Pharmaceuticals (1998 - 2013), Unimed Pharmaceuticals, Inc. (1994 - 1997), Bio-Technology General (1993 - 1995), and Gynex Pharmaceuticals, Inc. (1989 - 1993). Stephen has a BSc in Chemistry from Brooklyn College of the City University of New York and an MBA from New York University. Simes brings substantial biotech experience to the board, including in the realms of corporate governance, executive management, operations, business development, drug development and capital markets. He also has substantial experience serving on boards of both privately owned and publicly traded entities.

Director Independence

We are not a “listed issuer” as that term is used in Regulation S-K Item 407 adopted by the SEC. However, in determining director independence, we use the definition of independence in Rule 5605(a)(2) and Rule 5605(c)(2) of the listing rules of The Nasdaq Stock Market (the “Nasdaq Rules”).

The Board has determined that all of our current directors are independent as defined in the Nasdaq Rules, including for purposes of membership on the Board’s Audit, Compensation, and Nominating and Corporate Governance Committees, and that none of them otherwise has a relationship that, in the opinion of the Board, would interfere with their exercise of independent judgment in carrying out the responsibilities of a director. Scott A. Kelly, M.D., our former CMO, was also a director of the Company during fiscal year 2023 but was not independent due to his employment by the Company. See also “Principal Relationships and Related Person Transactions” below.

Executive Officers

Information about our current executive officers is set forth below:

Name	Age	Position
Jacob P. Lalezari, M.D.	64	Chief Executive Officer
Mitchell Cohen	68	Interim Chief Financial Officer
Tyler Blok	36	Executive Vice President of Legal Affairs and Secretary

Dr. Jacob P. Lalezari. Dr. Lalezari has served as the Company’s Chief Executive Officer and principal executive officer since January 26, 2024, after previously serving as the Company’s Interim CEO beginning November 17, 2023. Dr. Lalezari is currently the CEO and Medical Director of Lalezari Medical Corp., dba Quest Clinical Research (“Quest”), a company he founded in 1989. Dr. Lalezari has also served as a board member and Medical Director of Siempre Unidos, a nonprofit that operates HIV and primary care treatment clinics in Honduras, since 2006, the Chief Medical Officer of Virion Therapeutics, LLC, in 2018, and a board member and the Vice President of NP2, a non-profit pharmaceutical company, since 2018. He previously served as the CytoDyn’s interim Chief Medical Officer and/or Chief Science Advisor from March 2020 to November 2020. Dr. Lalezari received his M.D. from the University of Pennsylvania, his M.A. from the University of Virginia, and his B.A. from the University of Rochester. He also holds a board certification from the American Board of Internal Medicine.

Mitchell Cohen. Mr. Cohen has more than 30 years of financial, operations and general business experience as a senior executive of several public and private companies. In January 2024, Mr. Cohen was engaged as an independent contractor by InterimExecs. Since January 2018, he has provided financial consulting and chief financial officer services to a variety of public and private companies. Most recently, from October 2022 to November 2023, he served as chief financial officer of Blue Apron Holdings, Inc. From May through August 2022, Mr. Cohen served as chief financial officer of Redbox Entertainment Inc., and from February through April 2022, served as chief financial officer of Cerence Inc.

Tyler Blok. Mr. Blok has served as the Company’s legal counsel since July 25, 2022, and was appointed by the Board as Executive Vice President of Legal Affairs effective August 15, 2023. Prior to joining the Company, Mr. Blok was an attorney at Buckley Law P.C., from 2021 to 2022, working in the firm’s business and transactional practice group, representing corporate clients in the mergers and acquisitions process, and advising business clients in relation to corporate governance matters. From 2013 to 2021, Mr. Blok worked at Markun Zusman Freniere & Compton LLP as both a law clerk and an attorney, later associating with TT&E Law Group LLP (2020 - 2021), where he represented various corporate clients in arbitration matters, complex commercial disputes, securities litigation, and regulatory examination and enforcement matters. Mr. Blok earned his bachelor’s degree at Western Oregon University and his law degree at Lewis & Clark Law School.

EXECUTIVE AND DIRECTOR COMPENSATION

The following tables provide information regarding the compensation awarded to, earned by, or paid to Cyrus Arman, Ph.D., who served as President and principal executive officer (“PEO”) during the fiscal year ended May 31, 2023, Antonio Migliarese, our Chief Financial Officer, who also served as PEO (Interim President) during fiscal year 2023, and two other individuals who served as executive officers during fiscal year 2023, Scott A. Kelly, M.D., and Nitya G. Ray, Ph.D. We refer to these four individuals as our “named executive officers.” Other executive officers who served during fiscal year 2023 received total compensation less than the amounts paid or awarded to our named executive officers.

Summary Compensation Table

The table below sets forth information regarding the compensation of our named executive officers for our fiscal years ended May 31, 2023 and 2022.

					Stock	Non-equity
				Stock	option	incentive plan	All other
		Salary	Bonus	awards	awards	compensation	compensation
Name and Principal Position(1)	Year	($)(2)	($)(3)	($)(4)	($)(5)	($)(6)	($)(7)	Total ($)
Cyrus Arman, Ph.D., President	2023	394,700	—	375,000	750,000	—	8,711	1,528,411
Antonio Migliarese	2023	428,418	—	—	1,318,800	—	10,065	1,757,283
Chief Financial Officer	2022	433,182	—	—	1,302,000	—	12,347	1,747,529
Scott A. Kelly, M.D.	2023	299,822	—	—	665,920	—	2,227	967,969
Chief Medical Officer	2022	585,001	—	—	1,877,750	—	16,636	2,479,387
Nitya G. Ray, Ph.D.	2023	249,375	—	—	—	—	2,588	251,963
Chief Technology Officer	2022	497,656	—	27,345	501,000	—	14,390	1,040,931
(1)	Dr. Arman was appointed President on July 9, 2022 and was on medical leave beginning May 18, 2023 through July 6, 2023, when he resigned from that position. He was appointed as the Company’s Senior Vice President, Business Operations, a part time, nonexecutive position, effective July 7, 2023. Mr. Migliarese also served as Interim President from January 24, 2022 through July 9, 2022, and has been serving in that position since May 18, 2023. Dr. Kelly resigned from his position on December 19, 2022, and Dr. Ray resigned from his position on November 21, 2022.
(2)	Beginning March 31, 2022 through November 30, 2022 (November 15, 2022, in the case of Dr. Ray), 25% of the salaries of each of Mr. Migliarese, Dr. Kelly, and Dr. Ray were paid in the form of shares of common stock instead of cash. The amounts reflecting the value of shares of common stock included in the Salary column in fiscal 2023 and fiscal 2022, respectively, were as follows: Mr. Migliarese, $51,875 and $21,615; Dr. Kelly, $70,854 and $30,470; and Dr. Ray, $89,010 and $27,343. In September 2022, Mr. Migliarese’s salary was increased by $25,000 in recognition of his dual service as CFO and Interim President from January 24, 2022, until July 9, 2022, resulting in additional salary awarded for services in fiscal 2023 and 2022 of $18,182 and $6,818, respectively.
(3)	No bonuses were awarded for services in fiscal year 2022 or 2023.
(4)	The amount shown for stock awards represents the aggregate grant date fair value of an award of restricted stock units (“RSUs”) to Dr. Arman in 2023. The RSUs were scheduled to vest in four equal annual installments, subject to continued employment through the applicable vesting date. Awards subject to performance conditions (“PSUs”) that were made to Dr. Arman in fiscal year 2023 were deemed to have zero fair value based on the probable outcome of the performance conditions on the grant date. The value of the PSUs at the grant date, assuming the performance conditions were met at the maximum level (100%), was $375,000. In connection with Dr. Arman’s appointment as Senior Vice President, Business Operations as of July 7, 2023, the RSUs and PSUs were forfeited.
(5)	Stock option awards represent the aggregate grant date fair value of the awards pursuant to ASC 718, as described in Note 7 to the consolidated financial statements included in this prospectus.
(6)	No non-equity incentive plan compensation was paid to the named executive officers for services in fiscal years 2022 or 2023.
(7)	Represents our qualified non-elective contributions to the Company’s 401(k) employee savings plan. The total value of all personal benefits received by any named executive officer in fiscal years 2022 and 2023 was less than $10,000.

Outstanding Equity Awards at 2023 Fiscal Year-End

The table below sets forth information regarding the equity awards held by our named executive officers on May 31, 2023.

								Number of	Value of
	Number of	Number of				Number of	Value of	unearned	unearned
	securities	securities				shares or	shares or	shares or	shares or
	underlying	underlying				units of	units of	units of	units of
	unexercised	unexercised		Option	Option	stock that	stock that	stock	stock
	options (#)	options (#)		exercise	expiration	have not	have not	that have not	that have not
Name	exercisable	unexercisable		price ($)	date	vested (#)(1)	vested ($)(2)	vested (#)(3)	vested ($)(2)
Cyrus Arman, Ph.D.	—	1,575,557	(4)	$0.58	9/20/2032
						646,552	168,104
								646,552	168,104
Antonio Migliarese	50,000	—		$1.03	1/16/2030
	50,000	—		$1.10	2/21/2030
	66,600	33,400	(5)	$5.57	7/22/2030
	33,300	16,700	(6)	$5.54	2/17/2031
	333,000	667,000	(7)	$1.32	8/6/2031
	210,074	420,148	(8)	$0.58	9/20/2032
	1,146,384	3,439,152	(9)	$0.35	11/28/2032
Scott A. Kelly, M.D.	—	—
Nitya G. Ray, Ph.D.	—	—

Note: All awards in the table are subject to forfeiture in the event Continuous Service, as the term is defined in our Amended and Restated 2012 Equity Incentive Plan (the “2012 Plan”), terminates prior to the applicable vesting date.

(1)	Represents awards of RSUs scheduled to vest in four equal annual installments beginning on July 9, 2023. The RSUs were forfeited as of July 7, 2023, in connection with Dr. Arman’s appointment as Senior Vice President, Business Operations.
(2)	Based on the closing sale price of the common stock on May 31, 2023, the last trading day of the Company’s 2023 fiscal year, of $0.26 per share.
(3)	Represents PSUs, the vesting of which is contingent on the achievement of performance goals, as determined by and at the sole discretion of the Compensation Committee. In accordance with the SEC executive compensation disclosure rules, the amounts reported are based on the individual achieving the target performance goals. The PSUs were forfeited as of July 7, 2023, in connection with Dr. Arman’s appointment as Senior Vice President, Business Operations.
(4)	In connection with Dr. Arman’s appointment as Senior Vice President, Business Operations, vesting of the options was accelerated as follows: 630,222 shares vested on July 7, 2023, and the balance will vest in six equal monthly installments beginning on August 9, 2023.
(5)	Vests on July 22, 2023.
(6)	Vests on February 17, 2024.
(7)	Vests in two equal annual installments on August 6, 2023 and 2024.
(8)	Vests in 32 equal monthly installments beginning on June 30, 2023.
(9)	Vests in 36 equal monthly installments beginning on June 30, 2023.

Additional Information Regarding our Executive Compensation Program

Executive Compensation Policies and Procedures

Our Company believes that our executive compensation program should be designed to attract, motivate and retain highly qualified executives by paying them competitively and rewarding and encouraging individual and superior company performance, on both a short- and long-term basis, thereby aligning our executives’ behavior with long-term stockholder interests. The Board’s Compensation Committee is tasked with reviewing compensation policies and practices applicable to all executive officers. Effective July 2, 2021, the Compensation Committee adopted a written policy regarding executive compensation to govern the committee in making its determinations and fulfilling its responsibilities. Under the policy, the Compensation Committee will:

●	be composed of at least three members who are independent directors as provided under the Nasdaq Rules or rules of another applicable national securities exchange on which the Company’s stock is listed;
●	select and engage one or more independent compensation advisors and receive written recommendations from such advisors to assist the Compensation Committee in determining types and levels of compensation for executive officers and non-employee directors on an annual basis;
●	assess the compensation levels and composition of the Company’s peer group annually, based on factors the Compensation Committee deems relevant after discussion with its independent compensation advisor(s), and consider for selection as peers, as deemed appropriate by the Compensation Committee, companies that are operating in the same industries as the Company and have similar market capitalization;
●	consider and approve the compensation of the Company’s executive officers annually, including the criteria upon which executive compensation is based, the specific relationship of corporate performance to executive compensation, and the composition of executive compensation in terms of base salary, deferred compensation, performance-based compensation, equity-based compensation, and other benefits to be provided to executive officers; this decision-making process will occur once per year, including evaluation of the achievement of goals for the most recent performance period(s) and establishment of goals for the ensuing performance period(s);
●	consider and approve the annual compensation for non-employee directors for each fiscal year, including cash retainers for service as directors and as members of Board committees, equity-based compensation, and other benefits to be provided to non-employee directors; and
●	refrain from recommending or approving bonuses to non-employee directors based on Company performance.

The policy expressly permits the Compensation Committee to make decisions regarding executive or director compensation in connection with the addition of new directors, the hiring of new executive officers or promotion of existing executive officers, and other circumstances that are, in the judgment of the Compensation Committee, exceptional. All decisions of the Compensation Committee are reported to our Board.

Role of Independent Compensation Consultant

The Compensation Committee has the sole authority and responsibility to select, retain, and terminate its independent compensation advisors and to approve their fees and terms of engagement. In June 2022, the Compensation Committee retained Aon/Radford (“Aon”) as its independent compensation consultant. The Compensation Committee selected Aon in part due to its experience in developing comparative compensation analyses by industry. Aon was asked to refresh the Company’s peer group for compensation comparison purposes, to provide comparative information regarding executive compensation at peer companies, and to assist in designing the Company’s executive compensation program for fiscal year 2023. The peer group approved by the Compensation Committee in June 2022 was composed of 22 pre-revenue, publicly traded companies with one to five drugs under development and located in biotech hubs throughout the United States.

Base Salaries

The Compensation Committee determined base salaries for the named executive officers for fiscal year 2023 based on a variety of factors, including salary levels in the competitive labor market and for similar positions at companies in the Company’s peer group, individual performance, job responsibilities, and tenure with the Company, as well as prior experience, economic conditions facing the Company, and retention. The Compensation Committee also solicited input from Dr. Arman shortly after he joined the Company as President with respect to the compensation of the other named executive officers and took his recommendations into consideration.

Based on comparative compensation information provided by Aon/Radford in June 2022, the Compensation Committee fixed base salaries for the Company’s named executive officers for fiscal year 2023 as follows: Dr. Kelly, $450,000, a decrease of approximately 23% compared to fiscal year 2022; Mr. Migliarese, $421,600, an increase of approximately 2% compared to fiscal year 2022; and Dr. Ray, $525,000, unchanged from fiscal year 2022. Dr. Arman’s base salary, pursuant to his employment agreement dated July 9, 2022, was $458,000. Dr. Lalezari’s annual based salary was fixed at the statutory minimum under California law of approximately $66,650 when he was appointed Interim CEO on November 17, 2023, and was increased to $400,000 upon his promotion to CEO effective January 26, 2024.

In March 2022, in order to conserve cash resources, the Compensation Committee first authorized the payment of 25% of executive salaries in the form of shares of common stock. Dr. Kelly and Mr. Migliarese received 25% of their salaries in shares, in lieu of cash, through November 30, 2022, and Dr. Ray through November 15, 2022.

Annual Cash Incentive Plan

Annual cash incentives are paid based on the Compensation Committee’s determinations regarding the satisfaction of corporate or individual performance goals, if any, established by the committee and the committee’s evaluation of the individual performance of each executive officer in its sole discretion. For fiscal year 2023, the Compensation Committee approved the target level of annual cash incentives for each named executive officer, expressed as a percentage, at 40% of each executive’s base salary. In August 2023, the Compensation Committee determined that no bonuses or cash incentive payments would be paid to the named executive officers for services during fiscal year 2023. Effective January 26, 2024, Dr. Lalezari’s target bonus was set at 40% of amounts earned as base salary during the fiscal year ending May 31, 2024.

Long-Term Equity Incentives

We provide long-term incentives to our named executive officers under the 2012 Plan. For fiscal years 2023 and 2022, equity awards were granted based on advice from Aon/Radford regarding the predominant practices of pre-revenue biotech companies.

For fiscal year 2023, the Compensation Committee granted nonqualified stock options to Dr. Arman and Mr. Migliarese. The stock options provided for vesting ratably over the four-year period ending on June 30, 2026. In connection with Dr. Arman’s appointment as Senior Vice President, Business Operations, the vesting schedule for his award was later amended as follows: 630,222 shares vested on July 7, 2023, and the balance will vest in six equal monthly installments beginning on August 9, 2023. During fiscal year 2023, the Compensation Committee also granted Dr. Arman, pursuant to his employment agreement executed in July 2022, awards of RSUs and PSUs that were subsequently forfeited in conjunction with his acceptance of a nonexecutive position in July 2023 upon his return from medical leave. Dr. Lalezari will be granted a nonqualified stock option to purchase 3,000,000 shares of common stock in connection with his promotion to CEO in January 2024 that will vest over a four-year period.

Stock options provide our executives with opportunities for financial gain derived from the potential appreciation in stock price from the date the option is granted until the date the option is exercised. Stock options are granted to executives with an exercise price equal to or above the closing sale price of our common stock on the OTCQB on the grant date. Our long-term performance ultimately determines the value of stock options, because gains from stock option exercises are entirely dependent on long-term appreciation in the price of our common stock. As a result, we believe stock options encourage our executives and other employees to focus on creating shareholder value. Nonqualified stock options do not provide holders with the tax advantages afforded to holders of incentive stock options under Section 422 of the Internal Revenue Code of 1986, as amended; rather, they benefit the Company by permitting it to deduct compensation expense for tax purposes when options are exercised in an amount equal to the compensation income recognized by the option holder.

Employee Pension, Profit Sharing or Other Retirement Plans

Effective January 1, 2010, we adopted an employee savings plan pursuant to Section 401(k) of the Internal Revenue Code (the “401(k) Plan”) and covering substantially all employees. We make “safe harbor” qualified non-elective contributions, which vest immediately, equal to 3% of each participant’s salary, up to the maximum limit permitted under Section 401(k). In addition, participants in the 401(k) Plan may contribute a percentage of their compensation, up to the maximum limit under the Internal Revenue Code. We do not have any other defined benefit pension plan, profit sharing or retirement plan.

Employment Agreements

The Company has entered into employment agreements with Dr. Lalezari and Mr. Blok that provide for an indefinite term of employment until terminated under the terms of the agreement, payment of a base salary (as adjusted by the Compensation Committee from time to time), a target bonus under the Company’s short-term incentive plan described below, equity awards under the 2012 Plan (or any successor plan) as determined by the Compensation Committee, and benefits generally made available to the Company’s senior leadership.

Our current executive officers, other than Mr. Cohen, are eligible to participate in our short- and long-term incentive plans, with a target annual bonus equal to a percentage or range of percentages of annual base salary, as set by the Compensation Committee. The actual amount of the target awards paid is based on the Compensation Committee’s evaluation of the level of achievement of related performance goals or individual performance and are payable, as determined by the Compensation Committee, either in cash in full, or 50% in cash and 50% in unrestricted shares of common stock. The executive must remain actively employed by the Company through the date of a cash incentive payment to be entitled to payment.

Each of the employment agreements with Dr. Ray and Dr. Kelly terminated upon their resignation as an executive officer on November 21 and December 19, 2022, respectively. Neither Dr. Ray nor Dr. Kelly received any severance payments in connection with their resignation.

The employment agreement with Dr. Arman in effect as of May 31, 2023, provided for an initial annual base salary of $458,000, as well as an initial grant of nonqualified stock options with a grant date fair value of $750,000, and awards of RSUs and PSUs, each with a grant date fair value of $375,000. Effective July 7, 2023, the Board appointed Dr. Arman as the Company’s Senior Vice President, Business Operations, a part time, nonexecutive position. In connection with the change in position, the Company and Dr. Arman entered into an agreement pursuant to which his prior employment agreement was terminated, his annual salary level was reduced to $300,000, and the RSUs and PSUs granted under the terms of his prior employment agreement were forfeited. The stock option granted to Dr. Arman to purchase 1,575,557 shares of common stock was amended to provide for vesting of 40% of the award on July 7, 2023, and the balance in six equal monthly installments beginning August 9, 2023, subject to Continuous Service through the applicable vesting date.

Mr. Migliarese’s employment agreement will terminate on February 15, 2024.

Payments upon Termination of Employment, Death or Disability, or Change in Control

The only current executive officer of the Company entitled to severance or similar benefits upon termination of employment is Mr. Blok. Under Mr. Blok’s employment agreement, in the event we terminate his employment without cause in the absence of a change in control, and subject to his execution and non-revocation of a release of claims and continued compliance with certain restrictive covenants, he will be entitled to (x) a lump sum payment equal to the sum of three months of base salary plus (y) payments equal to nine months of base salary payable in regular installments corresponding with the Company’s regular payroll schedule. The payments may, in the discretion of the Compensation Committee, be made in whole or in part through the issuance of shares of common stock. The total payments may not exceed the maximum amount qualified for the exemption from Section 409A of the Internal Revenue Code governing deferred compensation (the “Severance Limit”). Also, all outstanding and unvested stock awards granted to Mr. Blok will vest and (if applicable) become immediately exercisable upon such termination, except as otherwise specifically provided in an award agreement.

In the event we terminate the employment of Mr. Blok without cause, or he resigns for good reason, within 12 months following a change in control, and subject to his execution and non-revocation of a release of claims, his employment agreement provides for a lump sum payment equal to the sum of 18 months of base salary; provided that the total of such payments may not exceed the Severance Limit. Also, all then outstanding and unvested stock awards generally will vest as of the change in control date and (if applicable) become immediately exercisable, unless otherwise specifically provided in an award agreement.

The definitions of certain terms used in Mr. Blok’s employment agreement are summarized below:

“Cause” means, among other things, fraudulent or similar acts intended to enrich the executive personally to the detriment or at the expense of the Company; willful failure to perform the duties or obligations reasonably assigned to the executive; a material breach of the confidentiality or non-competition provisions of the employment agreement; conviction of or guilty plea to a crime involving a felony or a misdemeanor involving dishonesty or moral turpitude; and other willful engagement in misconduct, including conduct reasonably likely to result in negative publicity for the Company or harm to its reputation.

“Good reason” generally means a material reduction in the executive’s authority, duties, or responsibilities; a material decrease in the executive’s base salary; a material breach of the employment agreement by the Company; or a relocation of his principal place of employment by a distance of more than 50 miles.

“Change in control” generally means the acquisition by a person or group of more than 50% of the total fair market value or total voting power of our outstanding stock; the replacement of a majority of the members of the Board during any 12-month period (unless endorsed by a majority of the existing directors); or the acquisition by a person or group of assets representing at least 40% of the total gross fair market value of our assets.

Upon Mr. Blok’s death or disability, the Company will satisfy its accrued obligations to pay his salary and benefits through the date of the event.

Director Compensation

During fiscal year 2023, our non-employee director compensation program provided for: (i) $40,000 in annual cash retainer; (ii) an additional annual cash retainer of $30,000 for service as Lead Independent Director or independent Board Chair, (iii) additional annual cash retainers for committee chairs equal to $20,000 for the Audit Committee, $15,000 for the Compensation Committee, and $10,000 for the Nominating and Governance Committee, (iv) annual cash retainers for committee members of $10,000 for the Audit Committee, $7,500 for the Compensation Committee, and $5,000 for the Nominating and Governance Committee, and (v) an annual grant of a non-qualified stock option with a grant date fair value of $100,000 and a 10-year term and vesting in equal monthly installments through the end of the applicable fiscal year. Ryan M. Dunlap and Stephen M. Simes were appointed to the Board after May 31, 2022, and therefore received pro-rated compensation for fiscal year 2023.

The table below sets forth certain information regarding the compensation earned by or awarded to each non-employee director for services during fiscal year 2023:

		Stock option
Name of non-employee director	Cash fees	awards (1)(2)	Total
Tanya D. Urbach (3)	$100,389	$100,000	$200,389
Lishomwa C. Ndhlovu, M.D., Ph.D.	$52,748	$100,000	$152,748
Karen J. Brunke, Ph.D.	$62,077	$100,000	$162,077
Ryan M. Dunlap (4)	$47,703	$75,000	$122,703
Stephen M. Simes (4)	$34,180	$62,500	$96,680
(1)	Stock option awards represent the grant date fair value of the awards pursuant to Financial Accounting Standards Board Accounting Standards Codification Topic 718, Compensation – Stock Compensation (“ASC 718”), as described in Note 7 to the consolidated financial statements included in this prospectus, to which reference is hereby made.
(2)	The total shares of common stock underlying stock options held by the non-employee directors as of May 31, 2023 are shown in the table below:

Number of shares underlying
Name of non-employee director	outstanding stock option awards
Tanya D. Urbach	359,611
Lishomwa C. Ndhlovu, M.D., Ph.D.	459,611
Karen J. Brunke, Ph.D.	284,611
Ryan M. Dunlap	185,334
Stephen M. Simes	178,012
(3)	Cash fees include annual fees for service as independent Board Chair.
(4)	Mr. Dunlap was appointed to the Board on August 25, 2022. Mr. Simes was appointed to the Board on October 13, 2022.

CERTAIN RELATIONSHIPS AND RELATED PERSON TRANSACTIONS

We describe below each transaction or series of similar transactions, since June 1, 2020, to which we were a party or will be a party, in which:

●	the amounts involved exceeded or may exceed $120,000; and
●	any of our directors, executive officers or holders of more than 5% of our capital stock, or any member of the immediate family of the foregoing persons, at any time since June 1, 2020, had or will have a direct or indirect material interest.

The Audit Committee of the Board reviews and approves all related party transactions in accordance with the Company’s Related Party Transactions Policy, which is available on our website, www.cytodyn.com/investors. Generally, it is the Company’s policy to enter into or ratify related party transactions only when the Board, acting through the Audit Committee, determines that the transaction in question is in, or is not inconsistent with, the best interests of the Company and its stockholders. Specifically, when reviewing a related party transaction, the Audit Committee considers all relevant factors, including but not limited to (if and to the extent possible): the benefits to the Company; the impact on a director’s independence in the event the related party is a director, an immediate family member of a director or an entity in which a director is a partner, stockholder or executive officer; the availability of other sources for comparable products or services; the terms of the transaction; and the terms available to unrelated third parties or to employees generally. We believe the terms of the related party transactions described below were comparable to terms we could have obtained in arm’s length dealings with unrelated third parties.

The Center for Advanced Research & Education, LLC (“CARE”), owned by Julie Recknor, Ph.D., the spouse of Dr. Christopher Recknor, was one of several clinical locations for the Company’s MASH and COVID-19 long-hauler clinical trials, and was a clinical location for the Company’s completed Phase 2b/3 mild-to-moderate and severe-to-critical COVID-19 clinical trials. Dr. Julie Recknor serves as the Site Director of CARE and manages its day-to-day operations. The Company entered into a Clinical Trial Agreement (“CTA”) with CARE for each of these clinical trials. Each CTA was negotiated in the ordinary course of business by Amarex, the Company’s former CRO, prior to Dr. Christopher Recknor’s appointment as an executive officer of the Company, and the operational and financial terms of the CTA with CARE were comparable to the terms available to unrelated clinical locations. Dr. Christopher Recknor was not involved in the Company’s decision to choose CARE as a clinical location for its ongoing trials or in patient recruitment at the CARE site. The Company made payments totaling approximately $0.9 million, $1.7 million and $0.2 million to CARE during the fiscal years ended May 31, 2021, 2022 and 2023, respectively.

On September 23, 2021, Jordan G. Naydenov, then a director of the Company, entered into a private warrant exchange in which he exercised warrants to purchase common stock at $0.90 and $1.50 per share in lieu of the stated exercise price on the original warrants of $0.45 and $0.75 per share, respectively. Mr. Naydenov purchased a total of 644,444 shares of common stock, as well as 644,444 additional shares as an inducement to exercise his warrants, for a total of 1,288,888 shares of common stock. The terms and conditions of Mr. Naydenov’s investment totaling approximately $700,000 were identical to those offered to other investors.

On February 14, 2022, the Company entered into a Surety Bond Backstop Agreement (the “Backstop Agreement”) with David F. Welch, Ph.D., in his individual capacity and as trustee of a revocable trust, as well as certain other related parties (collectively, the “Indemnitors”). Pursuant to the Backstop Agreement, the Indemnitors agreed to assist the Company in obtaining a surety bond (the “Surety Bond”) for posting in connection with the Company’s ongoing litigation with its former contract research organization, Amarex, by, among other things, agreeing to indemnify the issuer of the Surety Bond (the “Surety”) with respect to the Company’s obligations under the Surety Bond. As a result of two amendments to the Backstop Agreement executed in July and December of 2022, the Indemnitors’ agreement to indemnify the Surety was extended until April 2023. As consideration for the Indemnitors’ obligations under the Backstop Agreement, including the amendments, the Company issued the Backstop Warrants to entities controlled by Dr. Welch to purchase a total of 45,000,000 shares of common stock at an exercise price of $0.10 per share. The warrants are fully exercisable and will expire at various dates in 2027 and 2028. Upon the issuance of the final two warrants to purchase a total of 15,000,000 shares in February 2023, Dr. Welch was deemed to beneficially own in excess of five percent of the Company’s outstanding shares of common stock.

The payment obligations of the Company to the Indemnitors bore interest at 10% per annum and were secured by substantially all of the patents held by the Company. In March 2023, as required by and in connection with the extension of the Backstop Agreement, the Company relieved the Indemnitors of the remaining $1.4 million of cash collateral pledged by the Indemnitors in support of the Surety Bond. Subsequently, the Indemnitors were fully released from their indemnification obligations, they released their security interest in the Company’s patents securing the Company’s obligations under the Backstop Agreement, and the Company fully assumed the Surety Bond. The shares underlying the warrants are included in the shares registered for resale pursuant to this prospectus. See “Selling Stockholders” for more information.

On February 13, 2023, Dr. Arman, the Company’s then President, purchased approximately 0.4 million units consisting of one share of common stock and one warrant to purchase one share of common stock from the Company at an exercise price of $0.50. The terms and conditions of Dr. Arman’s investment totaling $0.1 million were identical to those offered to other investors in a private placement through a placement agent that ended in April 2023.

Dr. Lalezari, the Company’s current CEO, owns Lalezari Medical Corp., dba Quest Clinical Research (“Quest”). In the years prior to Dr. Lalezari’s appointment to CEO, Quest was one of several clinical locations for the Company’s past COVID19 clinical trials. The Company entered into a Clinical Trial Agreement (“CTA”) with Quest in relation to said clinical trials. Each CTA was negotiated in the ordinary course of business by Amarex, the Company’s former CRO, years before Dr. Lalezari’s appointment as CEO of the Company, and the operational and financial terms of the CTA with Quest were comparable to the terms available to unrelated clinical locations. Dr. Lalezari was not employed by the Company at the time period of the trials.

Since June 1, 2021, the Company has paid Quest approximately $1.2 million for its services in conducting clinical trials of leronlimab. As of February 1, 2024, the outstanding balance owed by the Company to Quest was approximately $0.4 million.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth the beneficial ownership of common stock as of February 1, 2024, by (i) each of our directors; (ii) each of our named executive officers; and (iii) our current executive officers and directors as a group. As of February 1, 2024, there were no beneficial owners of more than 5 percent of our outstanding shares of common stock.

	Amount and Nature of	Percent of
Name and Address of Beneficial Owner (1)	Beneficial Ownership (2)	Total (3)
Directors and Named Executive Officers:
A. Cyrus Arman, Ph.D.(4)	2,538,871	*
Antonio Migliarese(5)	3,543,281	*
Scott A. Kelly, M.D.(6)	758,533	*
Nitya G. Ray, Ph.D.	351,545	*
Karen J. Brunke, Ph.D.(7)	951,278	*
Ryan C. Dunlap(7)	852,001	*
Lishomwa C. Ndhlovu, M.D., Ph.D.(7)	1,126,278	*
Stephen M. Simes(7)	844,679	*
Tanya Durkee Urbach(8)	1,188,391	*
Current directors and executive officers as a group (8 persons)(9)	5,275,375	*
*	Less than 1% of the outstanding shares of common stock.
(1)	Unless otherwise indicated, the business address of each current director and executive officer is c/o CytoDyn Inc. 1111 Main Street, Suite 660, Vancouver, Washington 98660.
(2)	Beneficial ownership includes shares of common stock as to which a person or group has sole or shared voting power or investment power. Beneficial ownership also includes shares subject to stock options, warrants, or other rights to acquire shares that are exercisable currently or within 60 days following February 1, 2024; such shares are deemed outstanding for purposes of computing the number of shares beneficially owned and percentage ownership of the person or group holding such stock options, warrants or other rights, but are not deemed outstanding for purposes of computing the percentage of any other person. Unless otherwise stated, numbers represent shares of common stock.
(3)	Percentages are based on 986,058,436 shares of common stock outstanding as of February 1, 2024.
(4)	Includes: (i) a warrant covering 434,782 shares; and (ii) 1,669,307 shares subject to stock options.
(5)	Includes 3,360,074 shares subject to stock options.
(6)	Includes: (i) a warrant covering 500,000 shares; and (ii) 258,533 shares held by Dr. Kelly’s spouse.
(7)	Represents shares subject to stock options.
(8)	Includes 1,026,278 shares subject to stock options.
(9)	Includes 5,113,012 shares subject to stock options.

SELLING STOCKHOLDERS

When we refer to the “selling stockholders” in this prospectus, we mean the persons or entities specifically identified in the table below, as well as the permitted transferees, pledgees, donees, assignees, successors and other successors-in-interest who may subsequently hold any of the selling stockholders’ interests other than through a public sale.

The table below sets forth information concerning the resale of our shares by the selling stockholders. The total number of common shares sold under this prospectus may be adjusted to reflect adjustments due to stock dividends, stock distributions, splits, combinations or recapitalizations with regard to the common stock. Unless otherwise stated below in the footnotes, to our knowledge, neither the selling stockholders, nor any affiliate of such stockholders, has held any position or office with us during the three years prior to the date of this prospectus.

We have registered 35,792,347 shares of our common stock and 105,226,752 shares underlying outstanding warrants to purchase our common stock for resale by the selling stockholders named below. We will not receive any of the proceeds of sales by the selling stockholders of any of the shares of common stock covered by this prospectus. However, if all of the warrants covered by this prospectus are exercised for cash, we may receive proceeds of up to approximately $38.2 million, as further described in “Use of Proceeds.”

Set forth below are the names of the selling stockholders and the amount and percentage of common stock beneficially owned by each of the selling stockholders (including shares which the stockholders have the right to acquire within 60 days of April 1, 2024) prior to the offering, the shares to be sold in the offering, and the amount and percentage of common stock to be owned by each (including shares which the stockholders have the right to acquire within 60 days of April 1, 2024) after the offering assuming all shares are sold. The footnotes provide information about persons who have voting and dispositive power with respect to shares held by the selling stockholders.

The amounts and information set forth below are based upon information the Company received from the selling stockholders, and/or Company records. The selling stockholders may sell all or some of the shares of common stock they are offering, and may sell, unless indicated otherwise in the footnotes below, shares of our common stock otherwise than pursuant to this prospectus. The table below assumes that the selling stockholders sell all of the shares offered by them in offerings pursuant to this prospectus and do not acquire any additional shares. We are unable to determine the exact number of shares that will actually be sold or when or if these sales will occur.

	Shares
	Beneficially		Common Stock		Number of
	Owned	% Owned	Offered in this	Warrant	Shares	% of shares
Name of Selling Stockholder	Pre-Offering(1)	Pre-Offering(2)	Offering	Shares	Post-Offering	Post-Offering(2)

Adam Vierra	171,568	*	—	73,529	98,039	*
Adolfo & Donna Carmona	1,392,112	*	—	294,117	1,097,995	*
Alexander & Donna Tosi	2,302,580	*	—	648,234	1,654,346	*
Anders P. Lindholm	130,000	*	—	30,000	100,000	*
Andrew Lechter	176,066	*	—	73,529	102,537	*
Angus J. Bruce	683,666	*	156,250	215,073	312,343	*
Anthony & Angela Reed Family Trust dtd 05-30-2002	482,170	*	—	7,500	474,670	*
Aronow Capital, LLC(3)	6,901,661	*	1,875,000	3,639,705	1,386,956	*
Arthur Steinberg	9,000	*	—	9,000	—	*
Ashit K. & Minaxi Vijapura	65,000	*	—	15,000	50,000	*
Baron S. Lonner	1,931,055	*	—	354,117	1,576,938	*
Barrett Share Trust	25,983,849	3%	4,490,375	12,091,607	9,401,867	*
Beacon Investments, LLC	6,050,355	*	—	1,514,138	4,536,217	*
Benito Tosi & Nicolena Tosi Rev Trust dtd 05-15-2014	777,918	*	—	147,058	630,860	*
Blaine 2000 Revocable Trust	73,529	*	—	73,529	—	*
Boly: Welch, Inc.	3,507	*	—	3,164	343	*
Boston Light Advisors, LLC	434,401	*	—	14,743	419,658	*
Bradley & Lori Abeson Family Trust 08-26-1997	32,500	*	—	7,500	25,000	*
Bradley Rotter	3,292,838	*	—	2,205,882	1,086,956	*
Bravo Papa, LLC	6,724,911	*	1,903,972	2,211,277	2,609,662	*
Brendan M. Thorson	803,036	*	—	147,058	655,978	*

	Shares
	Beneficially		Common Stock		Number of
	Owned	% Owned	Offered in this	Warrant	Shares	% of shares
Name of Selling Stockholder	Pre-Offering(1)	Pre-Offering(2)	Offering	Shares	Post-Offering	Post-Offering(2)

Bruce Thoet	350,000	*	—	30,000	320,000	*
C. David Callaham	13,865,426	1%	—	2,941,176	10,924,250	1%
C. James & Karen A. Prieur	436,273	*	—	294,117	142,156	*
Catherine Rood	1,457,482	*	320,741	686,741	450,000	*
Chad Dale	147,058	*	—	147,058	—	*
Charles E. Mader	704,146	*	—	10,800	693,346	*
Charles G. & Tammi R. Gates	69,916	*	—	19,435	50,481	*
Charles Robinson Revocable Dec of Trust	77,500	*	—	7,500	70,000	*
Childers Living Trust	529,890	*	156,250	156,250	217,390	*
Clayton M. Snook	39,000	*	—	9,000	30,000	*
Cohen Family Trust dtd 06.23.20	672,597	*	—	215,250	457,347	*
Cooper Pulliam	12,310,655	1%	—	1,029,411	11,281,244	1%
Currie Family Credit Shelter Trust	2,556,513	*	—	600,805	1,955,708	*
Curt M. Hartman	224,890	*	—	7,500	217,390	*
Curtis D. Walker Living Trust dtd 07-10-2019	4,389,626	*	—	1,416,953	2,972,673	*
Dale Ragan	3,207,269	*	—	735,294	2,471,975	*
Dan Cornwell	717,172	*	—	15,000	702,172	*
Daniel Nowlin	4,204,314	*	1,250,000	1,250,000	1,704,314	*
David & Elizabeth Kocyba	236,568	*	—	73,529	163,039	*
David Ems	811,133	*	—	147,058	664,075	*
David J. Bommarito	486,077	*	—	206,175	279,902	*
Dax Barnhart	435,610	*	—	731	434,879	*
Dean Dewitt Bekken, II	782,641	*	156,250	165,250	461,141	*
Donald M. Ossey	171,568	*	—	73,529	98,039	*
Douglas Knighton	133,822	*	—	57,352	76,470	*
DTA Investments LLC	69,155	*	—	62,395	6,760	*
Duane Blech	65,000	*	—	15,000	50,000	*
Due Mondi Investments Ltd	503,668	*	—	73,529	430,139	*
Edward Rotter	273,496	*	—	121,323	152,173	*
Eliezer A. Cohen	32,500	*	—	7,500	25,000	*
Elizabeth V. Sherertz	1,457,482	*	320,741	686,741	450,000	*
Ernest W. Moody Revocable Trust dtd 01-14-2009	650,000	*	—	150,000	500,000	*
Eugene & Laura Webb	3,722,858	*	—	478,676	3,244,182	*
Felix Frayman	1,486,073	*	—	399,117	1,086,956	*
Frances Gilbert Family LP	52,610	*	—	7,910	44,700	*
Francesco Tosco	5,708,404	*	1,250,000	2,417,442	2,040,962	*
Francis M. Lymburner	2,630,845	*	—	324,117	2,306,728	*
George Diamond	171,568	*	—	73,529	98,039	*
Gerald A. Tomsic Trust dtd 08-10-1995	2,097,221	*	156,250	462,367	1,478,604	*
Gerald P. McBride	369,346	*	—	15,000	354,346	*
Gregg Goldenberg	1,715,686	*	—	735,294	980,392	*
Harnar Living Trust dtd 11-21-1995	3,238,098	*	—	2,134,269	1,103,829	*
Henry Chase	4,293,027	*	1,268,595	1,762,712	1,261,720	*
Igor Cherdak	1,369,798	*	634,657	734,657	484	*
J&C Resources LLC	212,500	*	—	15,000	197,500	*
Jack Cavin Holland 1979 Trust dtd 02-14-1979	695,708	*	—	100,235	595,473	*
Jacob M. Gamble	22,778	*	—	20,551	2,227	*
James Diemert	155,000	*	—	30,000	125,000	*
James E. Butcher	30,000	*	—	15,000	15,000	*
James E. Carter	2,431	*	—	1,042	1,389	*
James R. Lathrop	2,183,610	*	312,500	459,558	1,411,552	*
James T. Betts	1,103,632	*	—	111,029	992,603	*
Jeff Preece	1,255,212	*	625,000	629,686	526	*
Jeffrey Roney	1,105,931	*	—	294,117	811,814	*
Jeffrey Weiner	926,047	*	—	177,058	748,989	*
Joe Martin	1,045,542	*	—	7,500	1,038,042	*

	Shares
	Beneficially		Common Stock		Number of
	Owned	% Owned	Offered in this	Warrant	Shares	% of shares
Name of Selling Stockholder	Pre-Offering(1)	Pre-Offering(2)	Offering	Shares	Post-Offering	Post-Offering(2)

Joel Henning	152,735	*	—	10,500	142,235	*
John Avon	312,500	*	156,250	156,250	—	*
John B. Payne III	65,000	*	—	15,000	50,000	*
John E. Dittoe	30,000	*	—	30,000	—	*
John M. Connor	171,568	*	—	73,529	98,039	*
Judson & Barbara Longaker	611,439	*	—	315,531	295,908	*
Juha & Stacy S. Tuominen	236,568	*	—	88,529	148,039	*
Keith & Jeanne Fishback	694,689	*	—	147,646	547,043	*
Keith M. Wright	4,940,290	*	781,250	1,250,910	2,908,130	*
Kenneth Shell	1,475,096	*	—	236,318	1,238,778	*
Kent Tucker	443,136	*	—	147,058	296,078	*
Kevin J. Maag	486,278	*	—	161,764	324,514	*
Kevin R. Lannert Revocable Trust	777,918	*	—	147,058	630,860	*
Kim Marie Timothy	2,784,825	*	781,250	786,928	1,216,647	*
Kimberly Sherertz	1,457,482	*	320,741	686,741	450,000	*
Kristin K. Crace	292,390	*	—	75,000	217,390	*
Kyle Fry	5,300,980	*	1,562,500	1,564,326	2,174,154	*
Ladd Hill Development LLC	408,136	*	—	162,058	246,078	*
Langeliers Family Trust dtd 01-21-2015	1,018,985	*	—	425,729	593,256	*
Larry & Sandra Admire	116,195	*	—	7,500	108,695	*
Larry Lindstrom	368,136	*	—	147,058	221,078	*
Lloyd M. Grissinger	532,282	*	—	22,500	509,782	*
Marc A. Cohen	372,940	*	—	102,940	270,000	*
Mark & Kirsten Carnese	1,237,211	*	—	367,647	869,564	*
Mark Suwyn	686,273	*	—	294,117	392,156	*
Mark W. Spates	777,918	*	—	147,058	630,860	*
Martha S. Roney Trust UAD 02/05/02	4,629	*	—	2,205	2,424	*
Matthew C. Potter	171,568	*	—	73,529	98,039	*
Michael Adam Zimmerman	332,988	*	—	66,323	266,665	*
Michael G. Chieco	65,000	*	—	15,000	50,000	*
Michael Klein	151,568	*	—	73,529	78,039	*
Mike D. Walker	355,000	*	—	30,000	325,000	*
Mike Nye	7,303,479	*	3,125,000	3,824,533	353,946	*
Millennium Trust Company CUST FBO Christopher Hermann IRA	21,182	*	—	19,111	2,071	*
Millennium Trust Company CUST FBO Daniel Gilbert IRA	26,490	*	—	7,908	18,582	*
MIS Equity Strategies LP	1,763,190	*	—	168,058	1,595,132	*
Mitchell J. Tracy	488,449	*	—	107,484	380,965	*
Nancy Cowgill Trust	1,369,808	*	—	163,519	1,206,289	*
Newkumet Ltd.	999,564	*	—	30,000	969,564	*
Nicholas Diamond	171,568	*	—	73,529	98,039	*
Nickitas M. Panayotou	1,050,000	*	—	450,000	600,000	*
Northlea Partners, LLLP	537,438	*	78,125	142,948	316,365	*
Omar Haroon	171,568	*	—	73,529	98,039	*
Orca Investment Management LLC	1,392,482	*	320,741	671,741	400,000	*
Patricia S. Welch	3,507	*	—	3,164	343	*
Paul & Maureen Hydok	1,978,848	*	—	720,588	1,258,260	*
Paul Alati	32,500	*	—	7,500	25,000	*
Paul Glauber	973,570	*	—	147,058	826,512	*
Peter Christopher Caputo	246,568	*	—	73,529	173,039	*
Peter Colettis	136,665	*	—	7,500	129,165	*
Peter Romano	173,529	*	—	73,529	100,000	*
Philip M. Cannella	113,117	*	—	44,117	69,000	*
Ragan Hexum Properties LLC	816,273	*	—	324,117	492,156	*
Ralph Hardt	2,958,757	*	625,000	1,066,176	1,267,581	*
Randall J Wolfe Revocable Living Trust UAD 10-01-2020	360,670	*	—	162,878	197,792	*
Randy Rabin	484,068	*	156,250	229,779	98,039	*

	Shares
	Beneficially		Common Stock		Number of
	Owned	% Owned	Offered in this	Warrant	Shares	% of shares
Name of Selling Stockholder	Pre-Offering(1)	Pre-Offering(2)	Offering	Shares	Post-Offering	Post-Offering(2)

Richard Jeanneret	4,414,626	*	628,904	1,537,727	2,247,995	*
Rick Weber	343,136	*	—	147,058	196,078	*
Robert & Heather Hupfer	32,500	*	—	7,500	25,000	*
Robert A. & Marguerite A. Dole Trust 03/10/11	72,185	*	—	33,555	38,630	*
Robert A. Juve	130,000	*	—	30,000	100,000	*
Robert D. & Debra Beck	65,000	*	—	15,000	50,000	*
Robert Dailey	941,564	*	—	36,000	905,564	*
Robert Dodge	2,472,545	*	—	588,234	1,884,311	*
Robert Horowitz	598,464	*	—	294,117	304,347	*
Robert Lanphere Jr.	6,986,948	*	—	1,655,624	5,331,324	*
Robert M. & Sherri S. Clemmer	15,000	*	—	7,500	7,500	*
Roger & Christine Thomas	1,022,482	*	320,741	701,741	—	*
Ronald & Amy Hellwig	2,055,587	*	634,657	1,028,774	392,156	*
Ronald Holman	236,953	*	—	73,529	163,424	*
Ross B. & Jenna L. Foster	32,500	*	—	7,500	25,000	*
Samer Garas	130,000	*	—	30,000	100,000	*
Sandip Patel	8,767	*	—	7,910	857	*
Scott Lowry	1,191,055	*	—	324,117	866,938	*
Sean E. McCance	3,554,743	*	—	840,294	2,714,449	*
Shawn Willard	1,092,482	*	320,741	371,741	400,000	*
Shital Mehta	1,419,314	*	634,657	734,657	50,000	*
Southern Cross Trust (Graham Smith)	1,433,910	*	—	60,000	1,373,910	*
Steven & Kaye Yost Family Trust dtd 02-07-1992	39,000	*	—	9,000	30,000	*
Steven & Melissa Hellwig	2,054,018	*	634,657	955,244	464,117	*
Steven Rothstein	290,919	*	—	73,529	217,390	*
Strata Trust Co FBO Ann C Darda Roth IRA	732,095	*	—	220,587	511,508	*
Strata Trust Co FBO Kent H Elliott IRA	65,000	*	—	15,000	50,000	*
Strata Trust Co FBO Michael Weiby	32,500	*	—	7,500	25,000	*
Strata Trust Co FBO Michael Williams IRA	26,000	*	—	6,000	20,000	*
Strata Trust Co FBO Shawn P Willard	700,000	*	—	300,000	400,000	*
Strata Trust Co FBO Theodore T Stathis IRA	171,568	*	—	73,529	98,039	*
Strata Trust Co FBO Thomas Rolfstad IRA	704,773	*	—	294,117	410,656	*
Strata Trust Co FBO Troy Stevens IRA	171,568	*	—	73,529	98,039	*
Strata Trust Co FBO Verena Fabian IRA 202045346	39,000	*	—	9,000	30,000	*
Strata Trust Co FOB Nigel H. Timothy	745,706	*	—	309,281	436,425	*
Strata Trust Company Cust FBO Alexander Tosi IRA	2,359,307	*	628,904	1,148,407	581,996	*
Strata Trust Company Cust FBO Deborah J Wilson IRA	8,767	*	—	7,910	857	*
Strata Trust Company Cust FBO Jeffrey Weiner ROTH IRA	2,192,807	*	625,000	628,653	939,154	*
Strata Trust Company Cust FBO John Ashbaugh	2,398,725	*	634,657	734,657	1,029,411	*
Strata Trust Company Cust FBO Mark William Renelt Roth IRA	421,195	*	156,250	156,250	108,695	*
Strata Trust Company Cust FBO Nancy Cowgill IRA	152,367	*	—	47,248	105,119	*
Strata Trust Company Cust FBO Paul Hydok IRA	13,830	*	—	12,454	1,376	*

	Shares
	Beneficially		Common Stock		Number of
	Owned	% Owned	Offered in this	Warrant	Shares	% of shares
Name of Selling Stockholder	Pre-Offering(1)	Pre-Offering(2)	Offering	Shares	Post-Offering	Post-Offering(2)

Strata Trust Company Cust FBO Roger Langeliers IRA	36,388	*	—	32,831	3,557	*
Stuart Sherman	625,527	*	—	162,058	463,469	*
Tanner Nitcher	343,136	*	—	147,058	196,078	*
Tawny Eastman	4,234,206	*	625,000	1,435,294	2,173,912	*
The Harry T Gordon Revocable Living Trust dtd 03-03-2020	1,660,003	*	—	147,058	1,512,945	*
The Middleton Albert Parker Jr Revoc Trust dtd 07-16-15	3,608,343	*	—	1,470,588	2,137,755	*
Theodore H. Hustead	17,534	*	—	15,820	1,714	*
Thomas Butcher	1,140,444	*	—	103,235	1,037,209	*
Thomas Gruber	450,708	*	—	30,000	420,708	*
Thomas Hamilton	18,267,458	2%	3,125,000	4,655,588	10,486,870	1%
Thomas M. Bey	1,013,390	*	156,250	156,250	700,890	*
Troy O’Bryan	3,018,745	*	750,000	1,103,529	1,165,216	*
Tyler Safratowich	343,136	*	—	147,058	196,078	*
Umberto Stangarone	411,812	*	—	303,117	108,695	*
Veronica A. Marano & Thomas M. Volckening	983,136	*	312,500	474,558	196,078	*
Wade Carrigan	7,321,479	*	2,500,000	2,943,002	1,878,477	*
Wayne Westerman	1,433,748	*	—	311,199	1,122,549	*
William C. Sherertz	1,457,482	*	320,741	686,741	450,000	*
William M Raff	124,981	*	—	7,500	117,481	*
William M. Stocker, III	856,443	*	—	90,029	766,414	*
William Murphy	56,293	*	—	5,678	50,615	*
William Paul Sterling	171,568	*	—	73,529	98,039	*
Winkle Family Joint Trust dtd 06-29-2021	130,000	*	—	30,000	100,000	*
Xenium Trust U/A dtd 1-1-2012	24,498	*	—	22,103	2,395	*
Paulson Investment Company, LLC(4)	5,964,533	*	—	2,866,888	3,097,645	*
Christopher Clark(5)	7,266,125	*	—	3,970,607	3,295,518	*
Daniel Mancuso(5)	52,018	*	—	25,858	26,160	*
Eugene Webb(5)	9,607,773	*	—	5,079,973	4,527,800	*
Gary Saccaro(5)	1,952,230	*	—	785,519	1,166,711	*
Harry Striplin(5)	190,875	*	—	126,365	64,510	*
John Nole(5)	106,493	*	—	94,299	12,194	*
Joshua Kaikov(5)	158,437	*	—	50,404	108,033	*
Malcolm Alexander Winks(5)	593,668	*	—	421,215	172,453	*
Marta Wypych(5)	1,160,180	*	—	494,856	665,324	*
Terrence Lynch(5)	226,486	*	—	99,094	127,392	*
Thomas Endres(5)	24,665	*	—	9,000	15,665	*
Timothy Dabulis(5)	28,274	*	—	17,774	10,500	*
*	Represents less than 1%.
(1)	Beneficial ownership includes shares of common stock as to which a person or group has sole or shared voting power or dispositive power. Shares of common stock registered hereunder include shares that are exercisable or convertible within 60 days following February 1, 2024. Such shares are deemed outstanding for purposes of computing the number of shares beneficially owned and percentage ownership of the person holding such convertible securities but are not deemed outstanding for computing the percentage of any other person.
(2)	Percentages are based on 986,058,436 shares of common stock outstanding as of February 1, 2024.
(3)	Richard Aronow has voting and dispositive power over these shares.
(4)	The Executive Committee of Paulson Investment Company, LLC, a broker-dealer registered with the SEC and a member of FINRA, has voting and dispositive power over these warrant shares. The members of the Executive Committee are Messrs. Clark, Parigian and Setteducati. The warrants were issued to Paulson Investment Company, LLC, or its designees as partial compensation for serving as placement agent in private offerings conducted by the Company. We also paid Paulson Investment

Company, LLC, a total of approximately $3.9 million in cash as fees for its services as placement agent in the offerings pursuant to which the warrants were acquired.
(5)	Individual is an officer, employee, or member of Paulson Investment Company, LLC.

PLAN OF DISTRIBUTION

The selling stockholders, which for this purpose include donees, pledgees, transferees, or other successors-in-interest selling shares of common stock or interests in shares of common stock received after the date of this prospectus from the selling stockholders as a gift, pledge, dividend, distribution or other transfer, may, from time to time, sell, transfer or otherwise dispose of any or all of their shares of common stock or interests in shares of common stock on any stock exchange, market or trading facility on which the shares are traded, or in private transactions. These sales or other dispositions may be at fixed prices, at prevailing market prices at the time of sale, at prices related to the prevailing market price, at varying prices determined at the time of sale, or at negotiated prices.

The selling stockholders may use any one or more of the following methods when selling our shares or interests in our shares:

●	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;
●	block trades in which a broker-dealer will attempt to sell the shares as agent, but may position and resell a portion of the block as principal to facilitate the transaction;
●	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;
●	on any national securities exchange or quotation service on which the shares may be listed or quoted at the time of sale;
●	privately negotiated transactions;
●	short sales effected after the date the registration statement of which this prospectus is a part is declared effective by the SEC;
●	through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;
●	an agreement by a broker-dealer with the selling stockholders to sell a specified number of such shares at a stipulated price per share;
●	a combination of any such methods of sale; and
●	any other method permitted by applicable law.

The selling stockholders may, from time to time, pledge or grant a security interest in some or all of our shares owned by them and, if a selling stockholder defaults in the performance of its secured obligations, the pledgees or secured parties may offer and sell the shares of common stock, from time to time, under this prospectus, or under an amendment or supplement to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act, amending the list of selling stockholders to include the pledgee, transferee or other successors in interest as selling stockholders under this prospectus. The selling stockholders may also transfer our shares in other circumstances, in which case the transferees, pledgees or other successors will be the selling beneficial owners for purposes of this prospectus.

In connection with the sale of our common shares or interests therein, the selling stockholders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of our shares in the course of hedging the positions they assume. The selling stockholders may also sell shares of our common stock short and deliver these securities to close out their short positions, or loan or pledge the common stock to broker-dealers that in turn may sell these securities. The selling stockholders may also enter into option or other transactions with broker-dealers or other financial institutions or the creation of one or more derivative securities which require the delivery to such broker-dealer or other financial institution of shares offered by this prospectus, which shares such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

The aggregate proceeds to the selling stockholders from the sale of the common stock offered by them will be the purchase price of the common stock less discounts or commissions, if any. The selling stockholders reserve the right to accept and, together with their agents from time to time, to reject, in whole or in part, any proposed purchase of common stock to be made directly or through agents. We will not receive any of the proceeds from sales of shares by the selling stockholders.

The selling stockholders may also resell all or a portion of the shares in open market transactions in reliance upon Rule 144 under the Securities Act, provided that they meet the criteria and conform to the requirements of that rule, or under Section 4(a)(1) of the Securities Act, if available, rather than by means of this prospectus.

In connection with the sale of shares of common stock covered by this prospectus, broker-dealers may receive commissions or other compensation from the selling stockholders in the form of commissions, discounts or concessions. Broker-dealers may also receive compensation from purchasers of the shares of common stock for whom they act as agents or to whom they sell as principals or both. Compensation as to a particular broker-dealer may be in excess of customary commissions or in amounts to be negotiated. In connection with any underwritten offering, underwriters may receive compensation in the form of discounts, concessions or commissions from the selling stockholders or from purchasers of the shares for whom they act as agents. Underwriters may sell the shares of common stock to or through dealers, and such dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters and/or commissions from the purchasers for whom they may act as agents. Any underwriters, broker-dealers, agents or other persons acting on behalf of the selling stockholders that participate in the distribution of the shares of common stock may be deemed to be “underwriters” within the meaning of the Securities Act, and any profit on the sale of the shares of common stock by them and any discounts, commissions or concessions received by any of those underwriters, broker-dealers, agents or other persons may be deemed to be underwriting discounts and commissions under the Securities Act. The aggregate amount of compensation in the form of underwriting discounts, concessions, commissions or fees and any profit on the resale of shares by the selling stockholders that may be deemed to be underwriting compensation pursuant to Financial Industry Regulatory Authority, Inc., rules and regulations will not exceed applicable limits.

The selling stockholders and any underwriters, broker-dealers or agents that participate in the sale of the common stock or interests therein may be “underwriters” within the meaning of Section 2(11) of the Securities Act. Any discounts, commissions, concessions or profit they earn on any resale of the shares may be underwriting discounts and commissions under the Securities Act. A selling stockholder who is an “underwriter” within the meaning of Section 2(a)(11) of the Securities Act will be subject to the prospectus delivery requirements of the Securities Act and may be subject to certain statutory liabilities, including but not limited to, Sections 11, 12, and 17 of the Securities Act and Rule 10b-5 under the Exchange Act.

To the extent required, the shares of our common stock to be sold, the name of the selling stockholder, the respective purchase prices and public offering prices, the names of any agent, dealer or underwriter, and any applicable commissions or discounts with respect to a particular offer will be set forth in an accompanying prospectus supplement or, if appropriate, a post-effective amendment to the Registration Statement.

In order to comply with the securities laws of some states, if applicable, the common stock may be sold in these jurisdictions only through registered or licensed brokers or dealers. In addition, in some states the common stock may not be sold unless it has been registered or qualified for sale or an exemption from registration or qualification requirements is available and is complied with.

We have advised the selling stockholders that the anti-manipulation rules of Regulation M under the Exchange Act may apply to sales of shares in the market and to the activities of the selling stockholders and their affiliates. In addition, to the extent applicable, we will make copies of this prospectus (as it may be supplemented or amended from time to time) available to the selling stockholders for the purpose of satisfying the prospectus delivery requirements of the Securities Act. The selling stockholders may indemnify any broker-dealer that participates in transactions involving the sale of the shares against certain liabilities, including liabilities arising under the Securities Act. All of the foregoing may affect the marketability of the common stock and the ability of any person or entity to engage in market-making activities with respect to our common stock.

We will pay all expenses of the registration of the common stock for resale by the selling stockholders, including, without limitation, filing fees and expenses of compliance with state securities or “blue sky” laws; provided, however, the selling stockholders will pay all underwriting discounts and selling commissions, if any, and any related legal expenses incurred by them.

DESCRIPTION OF SECURITIES

General

We are authorized to issue up to 1,755,000,000 shares of capital stock, including 1,750,000,000 shares of common stock, par value $0.001 per share, and 5,000,000 shares of preferred stock, par value $0.001 per share. As of February 1, 2024, we had 986,058,436 shares of common stock outstanding, 19,000 shares of Series B Preferred Stock (as defined below), 6,335 shares of Series C Preferred Stock (as defined below) and 8,452 shares of Series D Preferred Stock (as defined below) issued and outstanding.

The additional shares of our authorized stock available for issuance may be issued at times and under circumstances so as to have a dilutive effect on earnings per share and on the equity ownership of the holders of our common stock. The ability of our Board to issue additional shares of stock could enhance the Board’s ability to negotiate on behalf of the stockholders in a takeover situation but could also be used by the Board to make a change-in-control more difficult, thereby denying stockholders the potential to sell their shares at a premium and entrenching current management. The following description is a summary of the material provisions of our capital stock and is qualified by reference to our certificate of incorporation, as amended, and bylaws, both of which are listed as exhibits to the Registration Statement of which this prospectus is a part, for additional information. The summary below is qualified by provisions of applicable law.

Common Stock

Each outstanding share of common stock entitles the holder to one vote, either in person or by proxy, on all matters submitted to a vote of stockholders, including the election of directors. There is no cumulative voting in the election of directors. All actions required or permitted to be taken by stockholders at an annual or special meeting of the stockholders must be effected at a duly called meeting, with a quorum present of a majority in voting power of the shares entitled to vote thereon. Special meetings of the stockholders may only be called by our Board acting pursuant to a resolution approved by the affirmative majority of the entire Board. Subject to the rights, if any, of any series of preferred stock to elect directors and to remove any director whom the holders of any such stock have the right to elect, any director (including persons elected by directors to fill vacancies in the Board) may be removed from office, with or without cause, only by the affirmative vote of the holders of at least a majority in voting power of the shares then entitled to vote at an election of directors. Other than with respect to actions permitted to be voted on by holders of preferred stock voting separately as a class or series, stockholders may not take action by written consent.

Subject to preferences which may be applicable to any outstanding shares of preferred stock from time to time, holders of our common stock have equal ratable rights to such dividends as may be declared from time to time by our Board out of funds legally available therefor. In the event of any liquidation, dissolution or winding-up of our affairs, holders of common stock will be entitled to share ratably in our remaining assets after provision for payment of amounts owed to creditors and preferences applicable to any outstanding shares of preferred stock. All outstanding shares of common stock are fully paid and nonassessable. Holders of common stock do not have preemptive rights.

Under Section 170 of the DGCL, we are permitted to pay dividends only out of capital surplus or, if none, out of net profits for the fiscal year in which the dividend is declared or net profits from the preceding fiscal year. As of November 30, 2023, the Company had an accumulated deficit of approximately $862.8 million and had net loss in each fiscal year since inception and therefore is prohibited from paying any dividends whether in cash, other property, or in shares of capital stock.

The rights, preferences and privileges of holders of common stock are subject to the rights of the holders of any outstanding shares of preferred stock. As more fully described in our Certificate of Incorporation, holders of our common stock are not entitled to vote on certain amendments to the Certificate of Incorporation related solely to our preferred stock.

Our common stock is presently quoted on the OTCQB of the OTC Markets marketplace under the trading symbol CYDY. Our transfer agent and registrar is Computershare Shareholder Services.

Preferred Stock

Our Board is authorized to issue up to 5 million shares of preferred stock, par value $0.001 per share, in one or more series, approximately 4.6 million of which shares are undesignated. Our Board has the authority, within the limitations and restrictions prescribed by law and without stockholder approval, to provide by resolution for the issuance of shares of preferred stock, and to fix the rights, preferences, privileges and restrictions thereof, including dividend rights, conversion rights, voting rights, terms of redemption, liquidation preference and the number of shares constituting any series of the designation of such series, by delivering an appropriate certificate of amendment to our Certificate of Incorporation to the Delaware Secretary of State. The issuance of preferred stock could have the effect of decreasing the market price of the common stock, impeding or delaying a possible takeover and adversely affecting the voting and other rights of the holders of our common stock.

The designation of terms of a specific series of preferred stock will include:

●	the title and stated value;
●	the number of shares in the series and the liquidation preference per share;
●	the dividend rate(s), period(s) and/or payment date(s), or method(s) of calculation for dividends, if any;
●	whether dividends will be cumulative or non-cumulative and, if cumulative, the date from which dividends will accumulate;
●	the provisions for a sinking fund, if any;
●	the provisions for redemption, if applicable;
●	whether the preferred stock will be convertible into our common stock, and, if applicable, the conversion price (or how it will be calculated) and conversion period;
●	whether the preferred stock will be exchangeable into debt securities, and, if applicable, the exchange price (or how it will be calculated) and exchange period;
●	voting rights, if any, of the preferred stock;
●	the relative ranking and preferences of the preferred stock as to dividend rights and rights upon liquidation, dissolution or winding up of the affairs of the Company; and
●	any material limitations on issuance of any class or series of preferred stock ranking senior to or on a parity with the series of preferred stock as to dividend rights and rights upon liquidation, dissolution or winding up of the Company.

Series B Convertible Preferred Stock

Each share of the Series B Preferred Stock is convertible into ten (10) shares of the Company’s common stock. Dividends are payable to the Series B Preferred stockholders when and as declared by the Board at the rate of $0.25 per share per annum. Such dividends are cumulative and accrue whether or not declared and whether or not there are any profits, surplus or other funds or assets of the Company legally available therefor. At the option of the Company, dividends on the Series B Preferred Stock may be paid in cash or restricted shares of common stock, valued at $0.50 per share. The holders of the Series B Preferred Stock can convert their shares to shares of common stock only if the Company has sufficient shares of common stock authorized and available for issuance at the time of conversion. The Series B Preferred Stock has liquidation preferences over the common shares at $5.00 per share, plus any accrued and unpaid dividends. Except as otherwise provided by law, the Series B holders have no voting rights.

Series C Convertible Preferred Stock

The Series C Certificate of Designation provides, among other things, that holders of Series C Preferred Stock shall be entitled to receive, when and as declared by the Board and out of any assets at the time legally available therefor, cumulative dividends at the rate of ten percent (10%) per share per annum of the stated value of the Series C Preferred Stock, which is $1,000 per share (the “Series C Stated Value”). Any dividends paid by the Company will be paid to the holders of Series C Preferred Stock, prior and in preference to any payment or distribution to holders of common stock. Dividends on the Series C Preferred Stock are cumulative, and will accrue and be compounded annually, whether or not declared and whether or not there are any profits, surplus or other funds or assets of the Company legally available therefor. There are no sinking fund provisions applicable to the Series C Preferred Stock. The Series C Preferred Stock does not have redemption rights. Dividends, if declared by the Board, are payable to holders in arrears on

December 31 of each year. Subject to the provisions of applicable Delaware law, the holder may elect to be paid in cash or in restricted shares of common stock, with the number of shares to be based on the conversion price then in effect.

In the event of any liquidation, dissolution or winding up of the Company, the holders of Series C Preferred Stock will be entitled to receive, on a pari passu basis with the holders of the Series D Preferred Stock and in preference to any payment or distribution to any holders of the Series B Preferred Stock or common stock, an amount per share equal to the Series C Stated Value plus the amount of any accrued and unpaid dividends. If, at any time while the Series C Preferred Stock is outstanding, the Company effects a reorganization, merger or consolidation of the Company, sale of substantially all of its assets, or other specified transaction (each, as defined in the Series C Certificate of Designation, a “Fundamental Transaction”), a holder of the Series C Preferred Stock will have the right to receive any shares of the acquiring corporation or other consideration it would have been entitled to receive if it had been a holder of the number of shares of common stock then issuable upon conversion in full of the Series C Preferred Stock immediately prior to the Fundamental Transaction. Each share of Series C Preferred Stock is convertible at any time at the holder’s option into that number of fully paid and nonassessable shares of common stock determined by dividing the Series C Stated Value by the conversion price of $0.50 (subject to adjustment as set forth in the Series C Certificate of Designation). The holders of the Series C Preferred Stock can convert their shares to shares of common stock only if the Company has sufficient shares of common stock authorized and available for issuance at the time of conversion. No fractional shares will be issued upon the conversion of the Series C Preferred Stock. Except as otherwise provided in the Series C Certificate of Designation or as otherwise required by law, the Series C Preferred Stock has no voting rights.

Series D Convertible Preferred Stock

The Series D Certificate of Designation provides, among other things, that holders of Series D Preferred Stock shall be entitled to receive, when and as declared by the Board and out of any assets at the time legally available therefor, cumulative dividends at the rate of ten percent (10%) per share per annum of the stated value of the Series D Preferred Stock, which is $1,000 per share (the “Series D Stated Value”). Any dividends paid by the Company will be paid to the holders of Series D Preferred Stock, prior and in preference to any payment or distribution to holders of common stock. Dividends on the Series D Preferred Stock are cumulative, and will accrue and be compounded annually, whether or not declared and whether or not there are any profits, surplus or other funds or assets of the Company legally available therefor. There are no sinking fund provisions applicable to the Series D Preferred Stock. The Series D Preferred Stock does not have redemption rights. Dividends, if declared by the Board, are payable to holders in arrears on December 31 of each year. Subject to the provisions of applicable Delaware law, the holder may elect to be paid in cash or in restricted shares of common stock at the rate of $0.50 per share.

In the event of any liquidation, dissolution or winding up of the Company, the holders of Series D Preferred Stock will be entitled to receive, on a pari passu basis with the holders of the Series C Preferred Stock, and in preference to any payment or distribution to any holders of the Series B Preferred Stock or common stock, an amount per share equal to the Series D Stated Value plus the amount of any accrued and unpaid dividends. If, at any time while the Series D Preferred Stock is outstanding, the Company effects a reorganization, merger or consolidation of the Company, sale of substantially all of its assets, or other specified transaction (each, as defined in the Series D Certificate of Designation, a “Fundamental Transaction”), a holder of the Series D Preferred Stock will have the right to receive any shares of the acquiring corporation or other consideration it would have been entitled to receive if it had been a holder of the number of shares of common stock then issuable upon conversion in full of the Series D Preferred Stock immediately prior to the Fundamental Transaction. Each share of Series D Preferred Stock is convertible at any time at the holder’s option into that number of fully paid and nonassessable shares of common stock determined by dividing the Series D Stated Value by the conversion price of $0.80 (subject to adjustment as set forth in the Series D Certificate of Designation). The holders of the Series D Preferred Stock can convert their shares to shares of common stock only if the Company has sufficient shares of common stock authorized and available for issuance at the time of conversion. No fractional shares will be issued upon the conversion of the Series D Preferred Stock. Except as otherwise provided in the Series D Certificate of Designation or as otherwise required by law, the Series D Preferred Stock has no voting rights.

Anti-takeover Effects of Delaware Law and our Certificate of Incorporation, as amended

As described above, our Board is authorized to designate and issue shares of preferred stock in series and define all rights, preferences and privileges applicable to such series. This authority may be used to make it more difficult or less economically beneficial to acquire or seek to acquire us.

Special meetings of the stockholders may only be called by our Board acting pursuant to a resolution approved by the affirmative majority of the entire Board.

SECURITIES ACT RESTRICTIONS ON RESALE OF SECURITIES

Rule 144

Pursuant to Rule 144, a person who has beneficially owned restricted shares of our common stock or warrants to purchase common stock for at least six months would be entitled to sell their securities provided that (i) such person is not deemed to have been an affiliate of the Company at the time of, or at any time during the three months preceding, a sale and (ii) we have filed all required reports under Section 13 or 15(d) of the Exchange Act during the 12 months preceding the sale.

Persons who have beneficially owned restricted shares of common stock or warrants for at least six months but who are affiliates of the Company at the time of, or at any time during the three months preceding, a sale, will be subject to additional restrictions, by which such person would be entitled to sell within any three-month period only a number of securities that does not exceed the greater of:

●	one percent (1%) of the total number of shares of common stock then outstanding; or
●	the average weekly reported trading volume of common stock during the four calendar weeks preceding the filing of a notice on Form 144 with respect to the sale.

Sales by affiliates of the Company under Rule 144 are also subject to manner of sale provisions and notice requirements and to the availability of current public information about the Company.

Restrictions on the Use of Rule 144 by Shell Companies or Former Shell Companies

Rule 144 is not available for the resale of securities initially issued by shell companies (other than business combination related shell companies) or issuers that have been at any time previously a shell company. However, Rule 144 also includes an important exception to this prohibition if specified conditions are met, including the following conditions applicable to us:

●	the issuer of the securities that was formerly a shell company has ceased to be a shell company;
●	the issuer of the securities is subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act; and
●	the issuer of the securities has filed all Exchange Act reports and materials required to be filed, as applicable, during the preceding 12 months, other than Form 8-K reports.

We have not been a shell company for more than 10 years, and so, as long as the conditions set forth in the exceptions listed above are satisfied, Rule 144 is available for the resale of restricted securities within the meaning of Rule 144.

LEGAL MATTERS

The validity of the securities offered hereby will be passed upon for us by Miller Nash LLP. If the validity of the securities offered hereby in connection with offerings made pursuant to this prospectus are passed upon by counsel for the underwriters, dealers or agents, if any, such counsel will be named in the prospectus supplement relating to such offering.

EXPERTS

The consolidated financial statements for the fiscal years ended May 31, 2023 and 2022 included in this prospectus have been audited by Macias Gini & O’Connell LLP, an independent registered public accounting firm. Their report relating to the consolidated financial statements of CytoDyn Inc. contains an explanatory paragraph regarding substantial doubt as to CytoDyn Inc.’s ability to continue as a going concern. Such financial statements have been included in this prospectus in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

This prospectus is part of the Registration Statement. This prospectus does not contain all of the information in the Registration Statement, including the exhibits filed with or incorporated by reference into the Registration Statement. For further information with respect to us and the common stock offered by this prospectus, we refer you to the Registration Statement and the exhibits to the Registration Statement. Statements contained in this prospectus as to the contents of any contract or any other document are not necessarily complete. If a contract or document has been filed as an exhibit to the Registration Statement, please see the copy of the contract or document that has been filed. Each statement in this prospectus relating to a contract or document filed as an exhibit is qualified in all respects by the filed exhibit.

We file annual, quarterly and current reports, proxy statements and other information with the SEC. Our SEC filings are available to the public over the internet at the SEC’s website at www.sec.gov and on our website at www.cytodyn.com. The information found on, or that can be accessed from, our website is not part of this prospectus or any applicable prospectus supplement.

We will provide you without charge, upon your oral or written request, with a copy of any or all reports, proxy statements and other documents we file with the SEC, as well as any or all of the documents incorporated by reference in the Registration Statement (other than exhibits to such documents unless such exhibits are specifically incorporated by reference into such documents). Requests for such copies should be directed to:

1111 Main Street, Suite 660

Vancouver, Washington 98660

(360) 980-8524

You should rely only on the information in this prospectus and the additional information described above. We have not authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information in this prospectus was accurate only on the date of the front cover of this prospectus. Our business, financial condition, results of operations and prospects may have changed since that date.

CYTODYN INC.

Report of Independent Registered Public Accounting Firm (PCAOB ID 324)

To the Board of Directors and Stockholders

CytoDyn Inc.

Vancouver, Washington

Opinion on the Consolidated Financial Statements

We have audited the accompanying consolidated balance sheets of CytoDyn, Inc. (the “Company”) as of May 31, 2023 and 2022, the related consolidated statements of operations, changes in stockholders’ deficit and cash flows for the years then ended, and the related notes (collectively referred to as the “consolidated financial statements”). In our opinion, the consolidated financial statements present fairly, in all material respects, the financial position of the Company as of May 31, 2023 and 2022, and the results of its operations and its cash flows for the years then ended, in conformity with accounting principles generally accepted in the United States of America.

Substantial Doubt as to the Company’s Ability to Continue as a Going Concern

The accompanying consolidated financial statements have been prepared assuming the Company will continue as a going concern. As discussed in Note 2, Summary of Significant Accounting Policies – Going Concern to the consolidated financial statements, the Company incurred a net loss of approximately $70,146,000 for the year ended May 31, 2023 and has an accumulated deficit of approximately $832,012,000 through May 31, 2023, which raises substantial doubt about its ability to continue as a going concern. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Basis for Opinion

These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting for the fiscal year ended May 31, 2023. As part of our audit, we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion except as noted below.

We have audited the Company’s internal controls over financial reporting as of May 31, 2022, based on criteria established in the Internal Control – Integrated Framework (2013) issued by the Committee of Sponsoring Organizations of the Treadway Commission (the “COSO criteria”), as referenced in our report dated August 15, 2022.

Our audits included performing procedures to assess the risks of material misstatement of the consolidated financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

Critical Audit Matters

The critical audit matters communicated below are matters arising from the current period audit of the consolidated financial statements that were communicated or required to be communicated to the audit committee and that: (1) relate to accounts or disclosures that are material to the consolidated financial statements and (2) involved our especially challenging, subjective or complex judgments. The communication of critical audit matters does not alter in any way our opinion on the financial statements, taken as a whole, and we are not, by communicating the critical audit matters below, providing separate opinions on the critical audit matters or on the accounts or disclosures to which they relate.

Unfulfilled Commitments with Samsung BioLogics Co., Ltd. (“Samsung”)

Critical Audit Matter Description

As explained in Note 10, Commitments and Contingencies to the consolidated financial statements, the Company has been subject to allegations by Samsung asserting material breaches of the Master Services and Project Specific Agreements. The Company continues to be in ongoing discussions with Samsung and Samsung paused manufacturing all unfulfilled commitments not needed by the Company starting in January of 2022. Accordingly, the Company has not recorded any accruals associated with the unfulfilled commitments as of May 31, 2023. In the event negotiations are unsuccessful, the Company may have to accrue a liability related to the unfulfilled commitments. The outcome of ongoing discussions between Samsung and the Company involves significant uncertainty, which requires extensive judgements about the likelihood of outcomes and potential financial effects. These judgments could have a material impact on the financial statements.

How the Critical Audit Matter was Addressed in the Audit

Our audit procedures related to address this critical audit matter included:

●	External confirmation of accounts payable balance due to Samsung.
●	Review of Samsung’s invoices for the year ended May 31, 2023, to ensure no invoices related to new manufacturing of inventory during the year ended May 31, 2023. The absence of new manufacturing substantiates the company’s claim that Samsung is in negotiations with the Company to modify the contract and is not adhering to original contract terms and manufacturing dates therein.
●	Discussions with management and internal and external legal counsel.
●	Evaluate management’s assessments of the likelihood of outcomes, and analysis of potential financial impact.
●	Review the Company’s application of ASC 450 Contingencies and ASC 330 Inventory to known factual situations as of May 31, 2023 and evaluate its conclusion that an accrual is not required.
●	Evaluate relevant and material developments or changes that occurred after the balance sheet date but before the issuance of the financial statements.

/s/ Macias Gini & O’Connell LLP

We have served as the Company’s auditor since 2022.

San Jose, California

September 13, 2023

CytoDyn Inc.

Consolidated Balance Sheets

(In thousands, except par value)

	May 31, 2023	May 31, 2022
Assets
Current assets:
Cash	$2,541	$4,231
Restricted cash	6,507	—
Prepaid expenses	1,167	5,198
Prepaid service fees	590	1,086
Total current assets	10,805	10,515
Inventories, net	—	17,929
Other non-current assets	487	741
Total assets	$11,292	$29,185
Liabilities and Stockholders’ Deficit
Current liabilities:
Accounts payable	$62,725	$67,974
Accrued liabilities and compensation	6,669	8,995
Accrued interest on convertible notes	10,598	5,974
Accrued dividends on convertible preferred stock	5,308	3,977
Convertible notes payable, net	34,417	36,241
Derivative liability	79	—
Total current liabilities	119,796	123,161
Notes payable, net	714	—
Operating leases	283	422
Total liabilities	120,793	123,583
Commitments and Contingencies (Note 10)
Stockholders’ deficit:
Preferred stock, $0.001 par value; 5,000 shares authorized:
Series B convertible preferred stock, $0.001 par value; 400 authorized; 19 issued and outstanding at May 31, 2023 and May 31, 2022	—	—
Series C convertible preferred stock, $0.001 par value; 8 authorized; 6 and 7 issued and outstanding at May 31, 2023 and May 31, 2022, respectively	—	—
Series D convertible preferred stock, $0.001 par value; 12 authorized; 9 issued and outstanding at May 31, 2023 and May 31, 2022	—	—
Common stock, $0.001 par value; 1,350,000 shares authorized; 919,053 and 720,028 issued, and 918,610 and 719,585 outstanding at May 31, 2023 and May 31, 2022, respectively	919	720
Treasury stock, $0.001 par value; 443 shares at May 31, 2023 and May 31, 2022	—	—
Additional paid-in capital	731,270	671,013
Accumulated deficit	(841,690)	(766,131)
Total stockholders’ deficit	(109,501)	(94,398)
Total liabilities and stockholders' deficit	$11,292	$29,185

See accompanying notes to consolidated financial statements.

CytoDyn Inc.

Consolidated Statements of Operations

(In thousands, except per share amounts)

	Fiscal years ended May 31,
	2023	2022
Revenue	$—	$266
Cost of goods sold	—	53
Gross profit	—	213
Operating expenses:
General and administrative	17,136	44,303
Research and development	2,632	27,043
Amortization and depreciation	175	781
Inventory charge	20,633	73,490
Total operating expenses	40,576	145,617
Operating loss	(40,576)	(145,404)
Interest and other expenses:
Interest on convertible notes	(4,624)	(5,417)
Amortization of discount on convertible notes	(2,126)	(2,958)
Amortization of debt issuance costs	(9,747)	(87)
Loss on induced conversion	(5,312)	(37,381)
Finance charges	(8,689)	(9,029)
Inducement interest expense	—	(6,691)
Legal settlement	—	(3,853)
Loss on derivatives	(8,750)	—
Total interest and other expenses	(39,248)	(65,416)
Loss before income taxes	(79,824)	(210,820)
Income tax benefit	—	—
Net loss	$(79,824)	$(210,820)
Basic and diluted:
Weighted average common shares outstanding	836,528	676,900
Loss per share	$(0.10)	$(0.31)

See accompanying notes to consolidated financial statements.

CytoDyn Inc.

Consolidated Statements of Stockholders’ Deficit

(In thousands)

									Total
	Preferred stock		Common stock		Treasury stock		Additional	Accumulated	stockholders'
	Shares	Amount	Shares	Amount	Shares	Amount	paid-in capital	deficit	deficit
Balance May 31, 2021	96	$—	626,123	$626	443	$—	$532,031	$(553,675)	$(21,018)
Issuance of stock for convertible note repayment	—	—	37,110	37	—	—	68,344	—	68,381
Issuance of legal settlement warrants	—	—	—	—	—	—	2,863	—	2,863
Stock option exercises	—	—	510	1	—	—	389	—	390
Stock issued for compensation and tendered for income tax	—	—	2,582	2	—	—	666	—	668
Stock issued for private offerings	—	—	38,035	38	—	—	46,473	—	46,511
Offering costs related to stock issuance	—	—	—	—	—	—	(5,316)	—	(5,316)
Conversion of Series B and C preferred stock to common stock	(61)	—	3,200	3	—	—	(3)	—	—
Private warrant exchanges	—	—	7,920	8	—	—	5,382	—	5,390
Warrant exercises	—	—	1,642	2	—	—	1,034	—	1,036
Inducement interest expense related to private warrant exchanges	—	—	2,293	2	—	—	6,689	—	6,691
Preferred stock dividends accrued and paid in common stock upon conversion	—	—	613	1	—	—	305	(1,636)	(1,330)
Stock-based compensation	—	—	—	—	—	—	5,571	—	5,571
Finance charges related to warrant issuance for surety bond backstop agreement	—	—	—	—	—	—	6,585	—	6,585
Net loss for May 31, 2022	—	—	—	—	—	—	—	(210,820)	(210,820)
Balance May 31, 2022	35	—	720,028	720	443	—	671,013	(766,131)	(94,398)
Issuance of stock for convertible note repayment	—	—	17,260	17	—	—	3,983	—	4,000
Loss on induced conversion	—	—	—	—	—	—	5,312	—	5,312
Warrants issued in note offering	—	—	—	—	—	—	114	—	114
Stock issued for compensation	—	—	2,751	3	—	—	982	—	985
Stock issued for private offerings	—	—	157,390	157	—	—	37,067	—	37,224
Offering costs related to stock issuance	—	—	—	—	—	—	(1,760)	—	(1,760)
Conversion of Series C preferred stock to common stock	(1)	—	1,136	1	—	—	(1)	—	—
Private warrant exchanges, net of offering costs	—	—	13,094	13	—	—	2,794	—	2,807
Warrant exercises	—	—	1,898	2	—	—	437	—	439
Make-whole shares related to private warrant exchange	—	—	23	—	—	—	—	—	—
Deemed dividend paid in common stock due to down round provision, recorded in additional paid-in capital	—	—	5,154	6	—	—	(6)	—	—
Preferred stock dividends accrued and paid in common stock upon conversion	—	—	319	—	—	—	(1,331)	—	(1,331)
Reclassification of warrants from liability to equity classified	—	—	—	—	—	—	8,756	—	8,756
Stock-based compensation	—	—	—	—	—	—	3,290	—	3,290
Finance charges related to warrant issuance for surety bond backstop agreement	—	—	—	—	—	—	4,885	—	4,885
Reclassification of prior period preferred stock dividends	—	—	—	—	—	—	(4,265)	4,265	—
Net loss for May 31, 2023	—	—	—	—	—	—	—	(79,824)	(79,824)
Balance May 31, 2023	34	$—	919,053	$919	443	$—	$731,270	$(841,690)	$(109,501)

See accompanying notes to consolidated financial statements.

CytoDyn Inc.

Consolidated Statements of Cash Flows

(In thousands)

	Fiscal years ended May 31,
	2023	2022
Cash flows from operating activities:
Net loss	$(79,824)	$(210,820)
Adjustments to reconcile net loss to net cash used in operating activities:
Amortization and depreciation	175	781
Amortization of debt issuance costs	9,747	87
Amortization of discount on convertible notes	2,126	2,958
Warrants issued for legal settlement	—	3,663
Finance charges related to surety bond backstop agreement	4,885	6,585
Loss on derivatives	8,750	—
Loss on induced conversion	5,312	37,381
Inducement interest expense and non-cash finance charges	—	6,691
Change in fair value of derivative liabilities	6	—
Inventory charge	20,633	73,490
Stock-based compensation	4,275	6,239
Changes in operating assets and liabilities:
Decrease (increase) in inventories	—	2,060
(Increase) decrease in prepaid expenses and other assets	1,902	(4,125)
Decrease in accounts payable and accrued expenses	(3,097)	(2,713)
Net cash used in operating activities	(25,110)	(77,723)
Cash flows from investing activities:
Net cash provided by/ used in investing activities	—	—
Cash flows from financing activities:
Proceeds from warrant transactions, net of offering costs	2,807	5,390
Proceeds from sale of common stock and warrants, net of issuance costs	25,786	41,195
Proceeds from warrant exercises	439	1,036
Proceeds from convertible note and warrant issuances, net of issuance costs	895	—
Proceeds from stock option exercises	—	390
Net cash provided by financing activities	29,927	48,011
Net change in cash and restricted cash	4,817	(29,712)
Cash at beginning of fiscal year	4,231	33,943
Cash and restricted cash at end of fiscal year	$9,048	$4,231
Cash and restricted cash consisted of the following:
Cash	$2,541	$4,231
Restricted cash	6,507	—
Total cash and restricted cash	$9,048	$4,231
Supplemental disclosure:
Cash paid for interest	$19	$63
Non-cash investing and financing transactions:
Derivative liability associated with warrants	$8,750	$—
Issuance of common stock for principal and interest of convertible notes	$4,000	$31,000
Accrued dividends on Series C and D convertible preferred stock	$1,490	$1,636
Cashless exercise of warrants	$—	$1
Dividend paid in common stock on Series B and C convertible preferred stock conversions	$159	$305
Warrants issued to placement agent, recorded in additional paid-in capital	$7,640	$3,597
Warrants issued for surety bond backstop agreement	$4,885	$6,585
Deemed dividend due to equity modifications, recorded in additional paid-in capital	$5,417	$—

See accompanying notes to consolidated financial statements.

CYTODYN INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

AS OF MAY 31, 2023

Note 1. Organization

CytoDyn Inc. (together with its wholly owned subsidiaries, the “Company”) was originally incorporated under the laws of Colorado on May 2, 2002, under the name RexRay Corporation and, effective August 27, 2015, reincorporated under the laws of Delaware. The Company is a clinical-stage biotechnology company focused on the clinical development of innovative treatments for multiple therapeutic indications based on its product candidate, leronlimab, a novel humanized monoclonal antibody targeting the CCR5 receptor.

The Company has been investigating leronlimab as a viral entry inhibitor for treatment of HIV, believed to competitively bind to the N-terminus and second extracellular loop of the CCR5 receptor. For immunology, the CCR5 receptor is believed to be implicated in immune-mediated illnesses such as NASH. Leronlimab is being studied in NASH, NASH-HIV, solid tumors in oncology, and other HIV indications where CCR5 is believed to play an integral role.

Note 2. Summary of Significant Accounting Policies

Principles of Consolidation

The consolidated financial statements include the accounts of CytoDyn Inc. and its wholly owned subsidiaries, CytoDyn Operations Inc. intercompany transactions and balances are eliminated in consolidation.

Reclassifications

Certain prior year amounts shown in the accompanying consolidated financial statements have been reclassified to conform to the current period presentation. Such reclassifications did not have a material effect, if any, on the Company’s previously reported financial position, results of operations, stockholders’ (deficit) equity, or net cash provided by operating activities.

During the fiscal year ended May 31, 2023, the Company reclassified amounts recorded as accumulated dividends for Series C and D preferred stockholders from accumulated deficit to additional paid-in capital. These reclassifications were made to reflect the proper presentation for accrued dividends when an entity has accumulated deficit.

Going Concern

The accompanying consolidated financial statements have been prepared on a going concern basis, which contemplates realization of assets and satisfaction of liabilities in the ordinary course of business. As shown in the accompanying consolidated financial statements, the Company had losses for all periods presented. The Company incurred a net loss of $79.8 million and $210.8 million for the fiscal years ended May 31, 2023, and 2022, respectively, and has an accumulated deficit of $841.7 million as of May 31, 2023. These factors, among others, raise substantial doubt about the Company’s ability to continue as a going concern.

The Company’s continuance as a going concern is dependent upon its ability to obtain additional operating capital, complete the development of its product candidate, leronlimab, obtain approval to commercialize leronlimab from regulatory agencies, continue to outsource manufacturing of leronlimab, and ultimately achieve revenues and attain profitability. The Company plans to continue to engage in research and development activities related to leronlimab for multiple indications and expects to incur significant research and development expenses in the future, primarily related to its regulatory compliance, including seeking the lifting of the FDA’s clinical hold with regard to the Company’s HIV program, performing additional clinical trials in various indications, and seeking regulatory approval for its product candidate for commercialization. These research and development activities are subject to significant risks and uncertainties. The Company intends to finance its future development activities and its working capital needs primarily from the sale of equity and debt securities, combined with additional funding from other sources. However, there can be no assurance that the Company will be successful in these endeavors.

Use of Estimates

The preparation of the consolidated financial statements in accordance with accounting principles generally accepted in the United States (“U.S. GAAP” or “GAAP”) requires management to make estimates and judgments that affect the reported amounts of assets, liabilities, and the disclosure of contingent assets and liabilities at the date of consolidated financial statements, and the reported amounts of revenue and expenses during the reporting period.

Estimates are assessed each period and updated to reflect current information, such as the status of our analysis of the results of our clinical trials and/or discussions with the FDA, which could have an impact on the Company’s significant accounting estimates and assumptions. The Company’s estimates are based on historical experience and on various markets and other relevant, appropriate assumptions. Significant estimates include, but are not limited to, those relating to capitalization of pre-launch inventories, charges for excess and obsolete inventories, research and development expenses, commitments and contingencies, stock-based compensation, and the assumptions used to value warrants and warrant modifications. Actual results could differ from these estimates.

Cash

Cash is maintained at federally insured financial institutions and, at times, balances may exceed federally insured limits. The Company has never experienced any losses related to cash balances. Balances in excess of federally insured limits were approximately $2.3 million of the cash balance and approximately $5.5 million of the restricted cash balance at May 31, 2023. Balances in excess of federally insured limits were approximately $4.0 million at May 31, 2022.

As of May 31, 2023, the Company had recorded approximately $6.5 million of restricted cash. The restricted cash balance is related to cash held as collateral in connection with a Surety Bond, as defined in Note 7, Equity Awards and Warrants, that was posted as required in the litigation with Amarex and will remain as restricted cash until the litigation is resolved. For further information, See Note 7, Equity Awards and Warrants – Private Placement of Warrants under Surety Bond Backstop Agreement.

Identified Intangible Assets

The Company follows the provisions of ASC 350, Intangibles-Goodwill and Other, which establishes accounting standards for the impairment of long-lived assets such as intangible assets subject to amortization. The Company reviews long-lived assets to be held and used for impairment whenever events or changes in circumstances indicate that the carrying amount of the assets may not be recoverable. If the sum of the undiscounted expected future cash flows over the remaining useful life of a long-lived asset group is less than its carrying value, the asset is considered impaired. Impairment losses are measured as the amount by which the carrying amount of the asset group exceeds the fair value of the asset.

Inventories

Previously Expensed Inventories

The Company recorded revenue in the fiscal year ended May 31, 2022, related to sales of vials for emergency purposes only, solely to treat critically ill COVID-19 patients in the Philippines under a Compassionate Special Permit. Cost of goods sold was minimal because the vials sold were expensed in prior periods as research and development expense because they were manufactured prior to the Company’s capitalization of pre-launch inventories as described below. All capitalized inventory amounts represent pre-launch inventories and do not include any inventories previously expensed as research and development expense.

Capitalized Pre-launch Inventories

Pre-launch inventories comprised raw materials required to commercially produce leronlimab and substantially completed commercially produced leronlimab in anticipation of commercial sales of the product upon potential regulatory approval as a combination therapy for HIV patients in the United States, and potential emergency use authorizations for COVID-19. The Company’s pre-launch inventories consisted of (1) raw materials purchased for commercial production, (2) work-in-progress materials which consist of bulk drug substance, which is the manufactured drug stored in bulk storage, and (3) drug product, which is the manufactured drug in unlabeled vials. The consumption of raw materials during production is classified as work-in-progress until saleable. Once it is determined to be in saleable condition, following regulatory approval, inventory is classified as finished goods.

The Company capitalizes inventories procured or produced in preparation for product launches. Typically, capitalization of such inventory begins when the results of clinical trials have reached a status sufficient to support regulatory approval, uncertainties regarding ultimate regulatory approval have been significantly reduced, and the Company has determined it is probable that these capitalized costs will provide future economic benefit in excess of capitalized costs. The material factors considered by the Company in evaluating these uncertainties include the receipt and analysis of positive Phase 3 clinical trial results for the underlying product candidate, results from meetings with the relevant regulatory authorities prior to the filing of regulatory applications, and status of the Company’s regulatory applications. The Company closely monitors the status of the product within the regulatory review and approval process, including all relevant communications with regulatory authorities. If the Company becomes aware of any specific material risks or contingencies other than the normal regulatory review and approval process or if there are any specific issues identified relating to safety, efficacy, manufacturing, marketing, or labeling, it may make a determination that the related inventory may no longer qualify for capitalization.

The Company determines whether raw materials purchased for commercial production are usable for production based on the manufacturer’s assigned expiration date. In evaluating whether raw materials included in the pre-launch inventories will be usable for production, the Company takes into account the shelf-life of raw materials at the time they are expected to be used in manufacturing. Any raw materials past expiration date at the time of the next manufacturing run are removed from inventory.

As one stage of the manufacturing process, the Company produces work-in-progress materials which consist of bulk drug substance, which is the manufactured drug stored in bulk storage. The initial shelf-life of bulk drug substance is established based on periodically performed stability studies and is set at four years from the date of manufacturing. Bulk drug substance is subject to deep freeze stability studies performed on a periodic basis in accordance with the established stability protocols. If drug substance meets suitability criteria beyond the initial shelf-life, its shelf-life is extended by another four years. Regardless of the number of stability studies performed, if drug substance continues to meet prespecified suitability parameters it may be used in manufacturing; if drug substance fails to meet suitability criteria beyond its at that time assigned shelf-life, it may no longer be used and is considered to be expired.

The Company utilizes resins, a reusable raw material, in its bulk drug manufacturing process. Shelf-life of a resin used in commercial manufacturing of biologics is determined by the number of cycles for which it has been validated to be used in a manufacturing process before it is considered unusable. Unpacked and unused resins have a manufacturer’s expiration date by which resins are expected to start being used in the manufacturing process without loss of their properties. Prior to a new manufacturing campaign, and between manufacturing campaigns, the resins are removed from storage, are treated and tested for suitability. Once resins are used in the manufacturing process, their shelf-life is measured by a validated predetermined number of manufacturing cycles they are usable for, conditional on appropriate storage solution under controlled environment between production campaigns, as well as by performing pre-production usability testing. Before a manufacturing campaign, each resin is tested for suitability. Regardless of the number of cycles, if a resin fails to meet prespecified suitability parameters it may not be used in manufacturing; likewise, even if the resin meets suitability criteria beyond the lifetime cycles, it may no longer be used. The cost of the resins used in a manufacturing campaign is allocated to the cost of the drug product in vials.

The Company values its inventory at the lower of cost or net realizable value using the average cost method. Inventory is evaluated for recoverability by considering the likelihood that revenue will be obtained from the future sale of the related inventory considering the status of the product within the regulatory approval process. The Company evaluates its inventory levels on a quarterly basis and writes down inventory that became obsolete, has a cost in excess of its expected net realizable value, or is in quantities in excess of expected requirements. In assessing the lower of cost or net realizable value for pre-launch inventory, the Company relies on independent analyses provided by third parties knowledgeable about the range of likely commercial prices comparable to current comparable commercial product. Quarterly, the Company also evaluates whether certain raw materials held in its inventory are expected to reach the end of their estimated shelf-lives based on passage of time, the number of manufacturing cycles they are used in and results of pre-production testing prior to the expected production date, or when resins used in the manufacturing process fail suitability tests. If any of such events occur, the Company may make a determination to record a charge if it is expected that such inventories will become obsolete prior to the expected production date.

Anticipated future sales, shelf lives, and expected approval date are considered when evaluating realizability of capitalized inventory. The shelf-life of a product is determined as part of the regulatory approval process; however, in assessing whether to capitalize pre-launch inventories, the Company considers the product stability data for all of the pre-approval inventory procured or produced to date to determine whether there is adequate shelf-life. When the remaining shelf-life of drug product inventory is less than 12 months, it is likely that it will not be accepted by potential customers. However, as inventories approach their shelf-life expiration, the Company may perform additional stability testing to determine if the inventory is still viable, which can result in an extension of its shelf-life and re-evaluation of the need for and the amount of the previously recorded reserves. Further, in addition to performing additional stability testing, certain raw materials inventory may be sold in its then current condition prior to reaching expiration. If the Company determines that it is not likely that shelf-life may be extended or the inventory cannot be sold prior to expiration, the Company may record a charge to bring inventory to its net realizable value. See Note 3, Inventories, net, for more information.

Revenue Recognition

The Company accounts for and recognizes revenue in accordance with ASC 606, Revenue from Contracts with Customers. To date, the Company’s revenue has been generated solely through the sale of leronlimab. The Company accounts for a contract when it has approval and commitment from both parties, the rights of the parties are identified, payment terms are identified, the contract has commercial substance and collectability of consideration is probable.

For the Company’s sole contract to date, the customer submitted purchase orders to purchase a specified quantity of leronlimab vials; therefore, the delivery of the ordered quantity per the purchase order was accounted for as one performance obligation. The Company does not offer discounts or rebates.

The transaction price was determined based on the agreed upon rates per vial indicated in the purchase order or master supply agreement applied to the quantity of leronlimab vials that the customer requested in the purchase order. As the Company’s contract included only one performance obligation, the delivery of the product to the customer, all of the transaction price was allocated to the one performance obligation. Therefore, upon delivery of the product quantity equal to the quantity requested in the purchase order, there were deemed to be no remaining performance obligations. The Company’s shipping and handling activities are considered a fulfillment cost. The Company elected to exclude all sales and value added taxes from the measurement of the transaction price. The Company did not adjust the transaction price for financing since the time period between the transfer of goods and payment was less than one year.

The Company recognizes revenue at a point in time when control of the products is transferred to the customer. Management applies judgment in evaluating when a customer obtains control of the promised goods, which generally occurs when the product is delivered to the customer. The Company’s customer contract includes a standard assurance warranty to guarantee that its products comply with agreed specifications. The Company grants a conditional right of return of product in the customer’s inventory upon an adverse regulatory ruling. The Company continually evaluates the probability of such occurrence. If necessary, the Company will defer revenue recognized based on its estimate of the amount of products that may be subject to the right of return.

Disaggregation of Revenue – The Company’s revenues have been derived solely from the sale of leronlimab vials. The Company believes the revenues are presented at the appropriate level of detail in the accompanying consolidated statements of operations.

Contract Assets and Liabilities – The Company’s performance obligations for its contract with a customer are satisfied at a point in time through the delivery of leronlimab vials to its customer. The Company did not have revenues in the fiscal year ended May 31, 2023, and had $0.3 million in revenues in the fiscal year ended May 31, 2022. The Company did not have any contract assets or liabilities as of May 31, 2023 or 2022. For all periods presented, the Company did not recognize revenues from amounts that were previously included in a contract liability balance. In addition, for all periods presented, there was no revenue recognized in a reporting period from performance obligations satisfied in previous periods.

Performance Obligations – The Company does not disclose the value of unsatisfied performance obligations for (i) contracts with an original expected length of one year or less and (ii) contracts for which the variable consideration is allocated entirely to a wholly unsatisfied performance obligation. Under the Company’s contract, each unit of product delivered to the customer represents a separate performance obligation; therefore, future deliveries of the product are wholly unsatisfied, and disclosure of the transaction price allocated to remaining performance obligations is not required.

Research and Development

Research and development costs are expensed as incurred. Clinical trial costs incurred through third parties are expensed commensurate with the contracted work performed. Contingent milestone payments that are due to third parties under research and development collaboration arrangements or other contractual agreements are expensed when the milestone conditions are probable and the amount of payment is reasonably estimable. See Note 10, Commitments and Contingencies for additional discussion.

Fair Value of Financial Instruments

The Company’s financial instruments consist primarily of cash, accounts payable and accrued liabilities, and debt. As of May 31, 2023, the carrying value of the Company’s assets and liabilities approximate their fair value due to the short-term maturity of the instruments. Debt is reported at amortized cost in the consolidated balance sheets which approximate fair value. The remaining financial instruments are reported in the consolidated balance sheets at amounts that approximate current fair values. The fair value hierarchy specifies three levels of inputs that may be used to measure fair value as follows:

•Level 1. Quoted prices in active markets for identical assets or liabilities.
•Level 2. Observable inputs other than Level 1 prices, such as quoted prices for similar assets or liabilities, quoted prices in markets with insufficient volume or infrequent transactions (less active markets), or model-derived valuations in which all significant inputs are observable or can be derived principally from or corroborated with observable market data for substantially the full term of the assets or liabilities. Level 2 inputs also include non-binding market consensus prices that can be corroborated with observable market data, as well as quoted prices that were adjusted for security-specific restrictions.
•Level 3. Unobservable inputs to the valuation methodology which are significant to the measurement of the fair value of assets or liabilities. These Level 3 inputs also include non-binding market consensus prices or non-binding broker quotes that cannot be corroborated with observable market data.

In accordance with the prescribed accounting guidance, the Company measured the fair value of the liability classified warrants using the fair value hierarchy during the fiscal year ended May 31, 2023. The Company did not have any assets or liabilities measured at fair value using the fair value hierarchy as of May 31, 2022.

Leases

Operating lease right-of-use (“ROU”) assets are included in other non-current assets and the current portion of operating lease liabilities are included in accrued liabilities and compensation on the consolidated balance sheets. The long-term operating lease liabilities are presented separately as operating leases on the consolidated balance sheets. Lease ROU assets, and liabilities, are recognized based on the present value of the future minimum lease payments over the lease term at commencement date. As the Company’s leases do not provide an implicit rate, the Company uses its incremental borrowing rate based on the information available at commencement date in determining the present value of future payments. The operating lease ROU asset also includes any lease payments made and excludes lease incentives and initial direct costs incurred. The Company’s lease terms do not include options to extend or terminate the lease as it is not reasonably certain that it would exercise these options. Lease expense for minimum lease payments is recognized on a straight-line basis over the lease term.

Stock-Based Compensation

U.S. GAAP requires companies to measure the cost of services received in exchange for the award of equity instruments based on their fair value at the date of grant. The related expense is recognized over the period during which services are expected to be performed in exchange for the award (requisite service period), when designated milestones have been achieved or when pre-defined performance conditions are met.

The Company values its stock-based awards using the Black-Scholes option pricing model utilizing assumptions that include stock price volatility, expected term of the award, and risk-free interest rates. The Company estimates forfeitures at the time of grant and makes revisions in subsequent periods, if necessary, if actual forfeitures differ from those estimates. The Company estimated future unvested forfeitures at zero for all periods presented.

Debt

The Company historically issued promissory notes at a discount and incurred direct debt issuance costs. Debt discount and issuance costs are netted against the debt and amortized over the life of the promissory note in accordance with ASC 470-35, Debt Subsequent Measurement.

Offering Costs

The Company periodically incurs direct incremental costs associated with the sale of equity securities; refer to Note 7, Equity Awards and Warrants for additional information. The costs are recorded as a component of equity upon receipt of the proceeds.

Income Taxes

Deferred taxes are recorded using the asset and liability method, whereby deferred tax assets are recognized for deductible temporary differences and operating loss and tax credit carry forwards; deferred tax liabilities are recognized for taxable temporary differences. Temporary differences are the differences between the reported amounts of assets and liabilities and their tax basis. Future tax benefits for net operating loss carryforwards are recognized to the extent that realization of these benefits is considered more likely than not. Deferred tax assets are reduced by a valuation allowance when it is more likely than not that some portion or all the deferred tax assets will not be realized.

The Company follows the provisions of ASC 740-10, Uncertainty in Income Taxes. A reconciliation of the beginning and ending amount of unrecognized tax benefits has not been provided since there are no unrecognized benefits for all periods presented. The Company has not recognized interest expense or penalties from the implementation of ASC 740-10. If there were an unrecognized tax benefit, the Company would recognize interest accrued related to unrecognized tax benefit in interest expense and penalties in operating expenses.

In accordance with Section 15 of the Internal Revenue Code, the Company utilized a federal statutory rate of 21% for our fiscal 2023 and 2022 tax years. The net tax expense for the fiscal years ended May 31, 2023 and May 31, 2022 was zero. As of May 31, 2023 and 2022, the Company has a full valuation allowance as management does not consider it more than likely than not that the benefits from the deferred tax assets will be realized.

Recent Accounting Pronouncements

In August 2020, the FASB issued ASU No. 2020-06, Debt with Conversion and Other Options (Subtopic 470-20) and Derivatives and Hedging - Contracts in Entity’s Own Equity (Subtopic 815-40), which simplifies the accounting for convertible instruments. The guidance removes certain accounting models that separate the embedded conversion features from the host contract for convertible instruments. Either a modified retrospective method of transition or a fully retrospective method of transition is permissible for the adoption of this standard. ASU No. 2020-06 is effective for fiscal years beginning after December 15, 2021, including interim periods within those fiscal years. The Company adopted ASU No. 2020-06 as of June 1, 2022, using the modified retrospective method. The adoption of ASU No. 2020-06 had no impact on the Company’s balance sheets, statements of operations, cash flows or financial statement disclosures.

In May 2021, the FASB issued ASU No. 2021-04, Earnings Per Share (Topic 260), Debt—Modifications and Extinguishments (Subtopic 470-50), Compensation - Stock Compensation (Topic 718), and Derivatives and Hedging—Contracts in Entity’s Own Equity (Subtopic 815-40): Issuer’s Accounting for Certain Modifications or Exchanges of Freestanding Equity-Classified Written Call Options. ASU 2021-04 addresses the accounting for certain modifications or exchanges of freestanding equity-classified written call options (e.g., warrants). Entities should treat a modification of the terms or conditions, or an exchange of a freestanding equity-classified written call option that remains equity-classified after modification or exchange, as an exchange of the original instrument for a new instrument. Guidance should be applied prospectively after the date of initial application. ASU 2021-04 is effective for fiscal years beginning after December 15, 2021, and interim periods within those fiscal years, with early adoption permitted.

The Company adopted the new guidance prospectively as of June 1, 2022, and used the framework to record modifications to equity classified instruments during the fiscal year ended May 31, 2023. The modifications consisted of the following approximate amounts: induced warrant exercises recorded as $2.2 million of issuance cost, modification to the warrants issued in connection with the Surety Bond Backstop Agreement recorded as a $0.4 million finance charge, and triggers of down-round provisions and modifications recorded as deemed dividends with an aggregate $5.4 million charge to additional paid-in capital. The deemed dividends were included in the loss per share calculation, see Note 8, Loss per Common Share. Refer to Note 7, Equity Awards and Warrants for further information on each transaction.

Note 3. Inventories, net

Inventories, net of write-offs, were as follows:

(in thousands)	May 31, 2023	May 31, 2022
Raw materials	$—	$16,264
Work-in-progress	—	1,665
Total inventories, net	$—	$17,929

During the fourth quarter of fiscal 2022, the Company concluded that certain inventories no longer qualified for capitalization as pre-launch inventories due to expiration of shelf-life prior to expected commercial sales and the ability to obtain additional commercial product stability data until after shelf-life expiration. This was due to delays experienced from the originally anticipated BLA approval date from the FDA. The inventories written-off for GAAP accounting purposes continue to be physically maintained, can be used for clinical trials, and can be commercially sold if the shelf-lives can be extended as a result of the performance of on-going continued stability testing of drug product. In the event the shelf-lives of these written-off inventories are extended, and the inventories are sold commercially, the Company will not recognize any costs of goods sold on the previously expensed inventories. The Company also concluded that, due to delays of future production, certain raw materials would expire prior to production and as such no longer qualified for capitalization. Specifically, the Company evaluated its raw materials, which consist of specialized raw materials, resins, and other, against the anticipated production date and determined that while the next production date is indeterminable as of May 31, 2022, specialized raw materials have remaining shelf-life ranging from 2023 to 2026. Therefore, a write-off of $10.2 million for the entire remaining value of specialized and other raw materials was recorded as of May 31, 2022. The Company also concluded that approximately $29.1 million, comprised of five batches of drug product, out of total of nine manufactured, is likely to expire prior to the anticipated date the product may be approved for commercialization. Additionally, the Company anticipates that approximately $34.2 million of the drug product comprised of the remaining four manufactured batches, with shelf-lives lasting into 2026, may expire prior to receiving approval for commercialization. The Company wrote-off the entire remaining balance of the drug product, in the amount of $63.3 million, for a total of $73.5 million in inventory write-offs in the fiscal year ended May 31, 2022.

During the first quarter of fiscal year 2023, the Company reviewed purchase commitments made by its manufacturing partner, Samsung BioLogics Co., Ltd. (“Samsung”), under the master agreement between the Company and Samsung, and its vendors for specialized raw materials for which the Company made a prepayment in the amount of approximately $2.7 million in the third quarter of fiscal year 2022, which was recorded as prepaid expenses in the consolidated financial statements as of May 31, 2022. As discussed in Note 10, Commitments and Contingencies – Commitments with Samsung BioLogics Co., Ltd. (“Samsung”), the Company and its manufacturing partner remain in ongoing discussions about, among other things, deferring the unfulfilled commitments. The entire amount of approximately $2.7 million was charged-off during the quarter ended August 31, 2022.

In October 2022, the Company voluntarily withdrew its rolling BLA submission after concluding that a significant risk existed that the BLA would not receive FDA approval due to the inadequate process and performance by its former CRO around the monitoring and oversight of the clinical data from its trials. Following this decision, the Company’s remaining inventories no longer qualified for capitalization as pre-launch inventories. During the three months ended November 30, 2022, the Company charged-off the remaining raw material resin and work-in-progress bulk product inventories of approximately $16.3 million and $1.7 million, respectively.

Note 4. Intangible Assets, net

Intangible assets were as follows:

(in thousands)	May 31, 2023	May 31, 2022
Leronlimab (PRO 140) patent	$3,500	$3,500
Website development costs	20	20
Gross carrying value	3,520	3,520
Accumulated amortization, net of impairment	(3,520)	(3,388)
Total intangible assets, net	$—	$132

Amortization expense related to the intangible assets for the fiscal years ended May 31, 2023 and 2022 was approximately $0.1 million and $0.7 million, respectively.

In November 2018, the Company completed the acquisition of substantially all the assets of ProstaGene, LLC (“ProstaGene”) which included patents related to clinical research, a proprietary CCR5 algorithm technology for early cancer diagnosis, and a noncompetition agreement with ProstaGene’s founder and Chief Executive Officer, Richard G. Pestell. The Company accounted for the ProstaGene acquisition as an asset acquisition under ASC 805-10-55, Business Combinations. In March 2021, the Company concluded an arbitration hearing concerning a claim by ProstaGene for approximately 3.1 million shares of common stock that the Company had withheld for damages incurred by the Company in connection with the purchase of the proprietary algorithm as part of the ProstaGene acquisition. Based on the information revealed during the arbitration, the Company concluded that the algorithm’s value is fully impaired; the Company recorded an intangible asset impairment charge of approximately $10.0 million during the quarter ended February 28, 2021, resulting from the write-off of the allocated purchase price of $12.2 million and $2.2 million of associated accumulated amortization. In May 2022, in connection with an employment dispute with Dr. Pestell, the Company reached a settlement agreement with Dr. Pestell in which the Company agreed, among other things, to transfer all rights to intangible assets that were acquired as part of the ProstaGene transaction in 2018. The Company recorded a $0.8 million non-cash charge, representing the remaining carrying amount of the ProstaGene patent, as part of legal settlement expense in its consolidated statements of operations in connection with this transfer of assets for the fiscal year ended May 31, 2022.

As of May 31, 2023, the Company fully amortized all intangible assets in the form of patents attributable to the leronlimab acquisition.

Note 5. Accounts Payable and Accrued Liabilities

As of May 31, 2023 and 2022, the accounts payable balance was approximately $62.7 million and $68.0 million, respectively. The Company had two vendors that together accounted for approximately 72% and 73% of the total balance of accounts payable as of each respective date.

The components of accrued liabilities were as follows:

(in thousands)	May 31, 2023	May 31, 2022
Compensation and related expense	$335	$1,522
Legal fees and settlement	168	2,006
Clinical expense	187	3,727
Accrued inventory charges and expenses	4,978	1,392
License fees	862	150
Lease payable	139	134
Other liabilities	—	64
Total accrued liabilities	$6,669	$8,995

As of May 31, 2023 and 2022, the accrued legal fees and settlement balance was primarily related to legal fees.

Note 6. Convertible Instruments and Accrued Interest

Convertible Preferred Stock

	May 31, 2023			May 31, 2022
(in thousands except conversion rate)	Series B	Series C	Series D	Series B	Series C	Series D
Shares of preferred stock outstanding	19	6	9	19	7	9
Common stock conversion rate	10:1	2,000:1	1,250:1	10:1	2,000:1	1,250:1
Total shares of common stock if converted	190	12,670	10,565	190	13,806	10,565
Undeclared dividends	$15	$-	$-	$10	$-	$-
Accrued dividends	$-	$2,500	$2,808	$-	$2,014	$1,963
Total shares of common stock if dividends converted	30	5,000	5,616	20	4,028	3,926

Under the Company’s Amended and Restated Certificate of Incorporation, as amended (the “Certificate of Incorporation”), dividends on its outstanding shares of Series B Convertible Preferred Stock (the “Series B Preferred Stock”) may be paid in cash or shares of the Company’s common stock at the option of the Company. Dividends on outstanding shares of Series C Convertible Preferred Stock (the “Series C Preferred Stock”) and Series D Convertible Preferred Stock (the “Series D Preferred Stock”) are payable in cash or shares of common stock at the election of the holder. The preferred stockholders have the right to dividends only when and if declared by the Company’s Board of Directors. Shares of common stock presented in the table above represent the number of shares that would have been issued had the dividend been paid in shares of the Company’s common stock as of the end of each presented period; undeclared dividends of Series C Preferred Stock and Series D Preferred Stock are accrued as of May 31, 2023. Under Section 170 of the Delaware General Corporation Law, the Company is permitted to pay dividends only out of capital surplus or, if none, out of net profits for the fiscal year in which the dividend is declared or net profits from the preceding fiscal year. As of May 31, 2023, the Company had an accumulated deficit of approximately $841.7 million and had net loss in each fiscal year since inception and, therefore, is prohibited from paying any dividends, whether in cash, other property, or in shares of capital stock. Refer to the discussion below for additional information.

Series B Convertible Preferred Stock

Each share of the Series B Preferred Stock is convertible into ten shares of the Company’s common stock. Dividends are payable to the Series B Preferred stockholders when and as declared by the Board at the rate of $0.25 per share per annum. Such dividends are cumulative and accrue whether or not declared and whether or not there are any profits, surplus, or other funds or assets of the Company legally available therefor. At the option of the Company, dividends on the Series B Preferred Stock may be paid in cash or restricted shares of the Company’s common stock, valued at $0.50 per share. The preferred shareholders can only convert their shares to shares of common stock if the Company has sufficient authorized shares of common stock at the time of conversion. The Series B Preferred Stock has liquidation preferences over the common shares at $5.00 per share, plus any accrued and unpaid dividends. Except as provided by law, the Series B holders have no voting rights. The Company does not accrue dividends on Series B preferred stock until such dividends are declared.

Series C Convertible Preferred Stock

The Series C Certificate of Designation provides, among other things, that holders of Series C Preferred Stock shall be entitled to receive, when and as declared by the Board and out of any assets at the time legally available therefor, cumulative dividends at the rate of ten percent (10%) per share per annum of the stated value of the Series C Preferred Stock, which is $1,000 per share (the “Series C Stated Value”). Any dividends paid by the Company will be paid to the holders of Series C Preferred Stock prior and in preference to any payment or distribution to holders of common stock. Dividends on the Series C Preferred Stock are cumulative, and will accrue and be compounded annually, whether or not declared and whether or not there are any profits, surplus, or other funds or assets of the Company legally available therefor. There are no sinking fund provisions applicable to the Series C Preferred Stock. The Series C Preferred Stock does not have redemption rights. Dividends, if declared by the Board, are payable to holders in arrears on December 31 of each year. Subject to the provisions of applicable Delaware law, the holder may elect to be paid in cash or in restricted shares of common stock, with the number of shares to be based on the conversion price then in effect. In the event of liquidation, dissolution, or winding up of the Company, the holders of Series C Preferred Stock will be entitled to receive, on a pari passu basis with the holders of the Series D Preferred Stock and in preference to any payment or distribution to any holders of the Series B Preferred Stock or common stock, an amount per share equal to the Series C Stated Value plus the amount of any accrued and unpaid dividends. If, at any time while the Series C Preferred Stock is outstanding, the Company effects a reorganization, merger or consolidation of the Company, sale of substantially all of its assets, or other specified transaction (each, as defined in the Series C Certificate of Designation, a “Fundamental Transaction”), a holder of the Series C Preferred Stock will have the right to receive any shares of the acquiring corporation or other consideration it would have been entitled to receive if it had been a holder of the number of shares of common stock then issuable upon conversion in full of the Series C Preferred Stock immediately prior to the Fundamental Transaction. Each share of Series C Preferred Stock is convertible at any time at the holder’s option into that number of fully paid and nonassessable shares of common stock determined by dividing the Series C Stated Value by the conversion price of $0.50 (subject to adjustment as set forth in the Series C Certificate of Designation). No fractional shares will be issued upon the conversion of the Series C Preferred Stock. Except as otherwise provided in the Series C Certificate of Designation or as otherwise required by law, the Series C Preferred Stock has no voting rights.

Series D Convertible Preferred Stock

The Series D Certificate of Designation provides, among other things, that holders of Series D Preferred Stock shall be entitled to receive, when and as declared by the Company’s Board of Directors and out of any assets at the time legally available therefor, cumulative dividends at the rate of ten percent (10%) per share per annum of the stated value of the Series D Preferred Stock, which is $1,000 per share (the “Series D Stated Value”). Any dividends paid by the Company will first be paid to the holders of Series D Preferred Stock prior and in preference to any payment or distribution to holders of common stock. Dividends on the Series D Preferred Stock are cumulative, and will accrue and be compounded annually, whether or not declared and whether or not there are any profits, surplus, or other funds or assets of the Company legally available therefor. There are no sinking fund provisions applicable to the Series D Preferred Stock. The Series D Preferred Stock does not have redemption rights. Dividends, if declared by the Board, are payable to holders in arrears on December 31 of each year. Subject to the provisions of applicable Delaware law, the holder may elect to be paid in cash or in restricted shares of common stock at the rate of $0.50 per share. In the event of liquidation, dissolution, or winding up of the Company, the holders of Series D Preferred Stock will be entitled to receive, on a pari passu basis with the holders of the Series C Preferred Stock, and in preference to any payment or distribution to any holders of the Series B Preferred Stock, $0.001 par value per share, or common stock, an amount per share equal to the Series D Stated Value plus the amount of any accrued and unpaid dividends. If, at any time while the Series D Preferred Stock is outstanding, the Company effects any reorganization, merger or consolidation of the Company, sale of substantially all of its assets, or other specified transaction (each, as defined in the Series D Certificate of Designation, a “Fundamental Transaction”), a holder of the Series D Preferred Stock will have the right to receive any shares of the acquiring corporation or other consideration it would have been entitled to receive if it had been a holder of the number of shares of common stock then issuable upon conversion in full of the Series D Preferred Stock immediately prior to the Fundamental Transaction. Each share of Series D Preferred Stock is convertible at any time at the holder’s option into that number of fully paid and nonassessable shares of common stock determined by dividing the Series D Stated Value by the conversion price of $0.80 (subject to adjustment as set forth in the Series D Certificate of

Designation). No fractional shares will be issued upon the conversion of the Series D Preferred Stock. Except as otherwise provided in the Series D Certificate of Designation or as otherwise required by law, the Series D Preferred Stock has no voting rights.

Convertible Notes and Accrued Interest

The outstanding balance of convertible notes, including accrued interest, were as follows:

	May 31, 2023				May 31, 2022
(in thousands)	April 2, 2021 Note	April 23, 2021 Note	Placement Agent Notes	Total	April 2, 2021 Note	April 23, 2021 Note	Total
Convertible notes payable outstanding principal	$6,081	$29,369	$1,000	$36,450	$9,819	$28,500	$38,319
Less: Unamortized debt discount and issuance costs	(211)	(822)	(286)	(1,319)	(512)	(1,566)	(2,078)
Convertible notes payable, net	5,870	28,547	714	35,131	9,307	26,934	36,241
Accrued interest on convertible notes	3,804	6,789	5	10,598	2,599	3,375	5,974
Outstanding convertible notes payable, net and accrued interest	$9,674	$35,336	$719	$45,729	$11,906	$30,309	$42,215

Changes in the outstanding balance of convertible notes, including accrued interest, were as follows:

(in thousands)	April 2, 2021 Note	April 23, 2021 Note	Placement Agent Notes	Total
Outstanding balance at May 31, 2022	$11,906	$30,309	$-	$42,215
Consideration received			696	696
Amortization of issuance discount and costs	564	1,613	18	2,195
Interest expense	1,205	3,414	5	4,624
Fair market value of shares exchanged for repayment	(5,312)	-	-	(5,312)
Difference between market value of common shares and reduction of principal	1,311	-	-	1,311
Outstanding balance at May 31, 2023	$9,674	$35,336	$719	$45,729

Convertible Note – April 2, 2021 Note

On April 2, 2021, the Company entered into a securities purchase agreement pursuant to which the Company issued a secured convertible promissory note with a two-year term in the initial principal amount of $28.5 million (the “April 2, 2021 Note”). The maturity date has been extended an additional two years to April 2025. See April 2, 2021 and April 23, 2021 Note Extensions below. The Company received consideration of $25.0 million, reflecting an original issue discount of $3.4 million and issuance costs of $0.1 million.

Interest accrues at an annual rate of 10% on the outstanding balance, with the rate increasing to the lesser of 22% per annum or the maximum rate permitted by applicable law upon occurrence of an event of default. In addition, upon any event of default, the investor may accelerate the outstanding balance payable under the April 2, 2021 Note; upon such acceleration, the outstanding balance will increase automatically by 15%, 10%, or 5%, depending on the nature of the event of default. The events of default are listed in Section 4 of the April 2, 2021 Note filed as Exhibit 4.1 to the Company’s Current Report on Form 8-K filed on April 8, 2021, and listed as Exhibit 4.17 in Item 15 to this report. The April 2, 2021 Note is secured by all the assets of the Company, excluding the Company’s intellectual property.

Pursuant to the terms of the securities purchase agreement and the April 2, 2021 Note, the Company must obtain the investor’s consent before assuming additional debt with aggregate net proceeds to the Company of less than $50.0 million. In the event of any such approval, the outstanding principal balance of the April 2, 2021 Note will increase automatically by 5% upon the issuance of such additional debt.

The investor may convert all or any part of the outstanding balance of the April 2, 2021 Note into shares of common stock at an initial conversion price of $10.00 per share upon five trading days’ notice, subject to certain adjustments and volume and ownership limitations. In addition to standard anti-dilution adjustments, the conversion price of the April 2, 2021 Note is subject to full-ratchet anti-dilution protection, pursuant to which the conversion price will be automatically reduced to equal the effective price per share in any new offering by the Company of equity securities that have registration rights, are registered, or become registered under the Securities Act of 1933, as amended (the “Securities Act”). The April 2, 2021 Note provides for liquidated damages upon failure to deliver common stock within specified timeframes and requires the Company to maintain a share reservation of 6.0 million shares of common stock. The investor may redeem any portion of the note, at any time beginning six months after the issue date upon three trading days’ notice, subject to a maximum monthly redemption amount of $3.5 million. The April 2, 2021 Note requires the Company to satisfy its redemption obligations in cash within three trading days of the Company’s receipt of such notice. The Company may prepay the outstanding balance of the note, in part or in full, plus a 15% premium, at any time upon 15 trading days’ notice.

In addition, beginning in May 2021 and for each of the following five months, the Company was obligated through November 2021, at the discretion of the noteholder, to reduce the outstanding balance of the April 2, 2021 Note by $7.5 million per month. Payments under the April 23, 2021 Note, described below, could be applied toward the payment of each monthly debt reduction amount. These payments are not subject to the 15% prepayment premium, which would otherwise be triggered if the Company were to make payments against such notes exceeding the allowed maximum monthly redemption amount.

The conversion feature of the April 2, 2021 Note was analyzed under ASC 815, Derivatives and Hedging, to determine if it achieved equity classification or required bifurcation as a derivative instrument. The embedded conversion feature was considered indexed to the Company’s own stock and met the conditions for equity classification. Accordingly, the embedded conversion feature did not require bifurcation from the host instrument. The Company determined there was no beneficial conversion feature since the effective conversion rate was greater than the market value of the Company’s common stock upon issuance. Certain default put provisions were considered not to be clearly and closely related to the host instrument, but the Company concluded that the value of these default put provisions was de minimis. The Company evaluates the value of the default put provisions each reporting period to determine if the value becomes material to the financial statements.

During the fiscal year ended May 31, 2023, in satisfaction of redemptions, the Company and the April 2, 2021 Noteholder entered into eight exchange agreements, pursuant to which the April 2, 2021 Note was partitioned into new notes (the “Partitioned Notes”) with an aggregate principal amount of $4.0 million, which was exchanged concurrently with the issuance of an aggregate amount of approximately 17.3 million shares of common stock. The outstanding balance of the April 2, 2021 Note was reduced by the Partitioned Notes to a principal amount of $6.1 million. The Company accounted for the Partitioned Notes and exchange settlement as an induced conversion, and, accordingly, in the fiscal years ended May 31, 2023 and 2022, the Company recorded a non-cash loss on convertible debt induced conversion of $5.3 million and $18.9 million, respectively.

Convertible Note – April 23, 2021 Note

On April 23, 2021, the Company entered into securities purchase agreements pursuant to which the Company issued a secured convertible promissory note with a two-year term to an institutional accredited investor affiliated with the holder of the April 2, 2021 Note in the initial principal amount of $28.5 million (the “April 23, 2021 Note”). The maturity date has been extended another two years to April 2025. See April 2, 2021 and April 23, 2021 Note Extensions below. The Company received consideration of $25.0 million, reflecting an original issue discount of $3.4 million and issuance costs of $0.1 million. The April 23, 2021 Note is secured by all the assets of the Company, excluding the Company’s intellectual property.

Interest accrues at an annual rate of 10% on the outstanding balance of the April 23, 2021 Note, with the rate increasing to the lesser of 22% per annum or the maximum rate permitted by applicable law upon the occurrence of an event of default. In addition, upon any event of default, the investor may accelerate the outstanding balance payable under the April 23, 2021 Note; upon such acceleration, the outstanding balance will increase automatically by 15%, 10%, or 5%, depending on the nature of the event of default. The events of default are listed in Section 4 of the April 23, 2021 Note filed as Exhibit 4.1 to the Company’s Current Report on Form 8-K filed on April 29, 2021, and listed as Exhibit 4.18 in Item 15 to this report.

The investor may convert all or any part of the outstanding balance into shares of common stock at an initial conversion price of $10.00 per share upon five trading days’ notice, subject to certain adjustments and volume and ownership limitations specified in the April 23, 2021 Note. In addition to standard anti-dilution adjustments, the conversion price of the April 23, 2021 Note is subject to full-ratchet anti-dilution protection, pursuant to which the conversion price will be automatically reduced to equal the effective price per share in any new offering by the Company of equity securities that have registration rights, are registered, or become registered under the Securities Act. The April 23, 2021 Note provides for liquidated damages upon failure to deliver common stock within specified timeframes and requires the Company to maintain a share reservation of 6.0 million shares of common stock.

The investor may redeem any portion of the April 23, 2021 Note, at any time beginning six months after the issue date, upon three trading days’ notice, subject to a maximum monthly redemption amount of $7.0 million. The April 23, 2021 Note requires the Company to satisfy its redemption obligations in cash within three trading days of the Company’s receipt of such notice. The Company may prepay the outstanding balance of the April 23, 2021 Note, in part or in full, plus a 15% premium, at any time upon 15 trading days’ notice.

Pursuant to the terms of the securities purchase agreement and the April 23, 2021 Note, the Company must obtain the investor’s consent before assuming additional debt with aggregate net proceeds to the Company of less than $75.0 million. In the event of any such approval, the outstanding principal balance of the April 23, 2021 Note will increase automatically by 5% upon the issuance of such additional debt.

The conversion feature in the April 23, 2021 Note was analyzed under ASC 815, Derivatives and Hedging, to determine if it achieved equity classification or required bifurcation as a derivative instrument. The embedded conversion feature was considered indexed to the Company’s own stock and met the conditions for equity classification. Accordingly, the embedded conversion feature does not require bifurcation from the host instrument. The Company determined there was no beneficial conversion feature since the effective conversion rate was greater than the market value of the Company’s common stock upon issuance. Certain default put provisions were not considered to be clearly and closely related to the host instrument, but the Company concluded that the value of these default put provisions was de minimis. The Company evaluates the value of the default put provisions each reporting period to determine if the value becomes material to the financial statements.

The holders of the April 2 and April 23 Notes have waived provisions in the notes that would have resulted in the imposition of a default interest rate, a downward adjustment in the conversion price, or any other default, breach, or imposition of a penalty. The related transactions consisted of the issuance of warrants to purchase 45 million shares of common stock with registration rights to the Indemnitors pursuant to the Backstop Agreement, and the grant of a security interest in the Company’s intellectual property to Indemnitors that were parties to the Backstop Agreement. The noteholders also waived similar registration rights in connection with the issuance of an additional note, and shares of common stock and warrants issued through a placement agent.

April 2, 2021 Note and April 23, 2021 Note Extensions

On April 10, 2023 the Company and the April 2, 2021 and April 23, 2021 noteholders entered into an amendment for each note that extended the maturity date an additional two years for each note. In exchange, the Company agreed to pay the noteholders an extension fee equal to two and one-half percent (2.5%) of the outstanding balance of each note as of April 10, 2023. As a result, the balances of the April 2, 2021 Note and April 23, 2021 increased by $0.3 million and $0.9 million, respectively.

The Company accounted for the note extensions as an increase to the discount on the convertible notes payable and will amortize the note extension fee over the term of the notes.

Placement Agent Notes

On April 28, 2023 and May 5, 2023, the Company entered into a securities purchase agreement pursuant to which the Company issued promissory notes bearing interest at a rate of 6% and with an 18-month term to accredited investors in the aggregate principal amount of $1.0 million through a placement agent (“Placement Agent Notes”). The Placement Agent Notes were secured by the net cash recovery, if any, by the Company in its dispute with Amarex and provided the investors with a right to convert the unpaid principal and accrued but unpaid interest into shares of common stock upon the occurrence of an event of default. The full balance matures in the fiscal year ending May 31, 2025. The Company also issued warrants to purchase 1.0 million shares of common stock with a three-year term and an exercise price of $0.50 as part of the sale. The net proceeds of $0.9 million reflect issuance costs of approximately $0.1 million. The Company also issued warrants to purchase 0.3 million shares of common stock to the placement agent with a ten-year term and an exercise price that will be based on the intraday volume weighted average price of the Company’s common stock on the date of the final closing of the offering, which the Company accounted for as additional issuances costs. See Note 13, Subsequent Events. The Company allocated the proceeds between the liability-classified Placement Agent Notes and the equity-classified warrants based on their relative fair values.

Note 7. Equity Awards and Warrants

Approval of increase in authorized common stock

On August 31, 2022, at a special stockholders’ meeting, the Company’s stockholders approved a proposal to increase the total number of authorized shares of common stock from 1.0 billion shares to 1.35 billion shares.

Liability classified warrants

From June 24, 2022 through August 31, 2022, the Company had insufficient authorized common stock to reserve for the shares underlying the Surety Backstop warrants and warrants issued to a placement agent in connection with the June 2022 offering (refer to Private Placement of Warrants under Surety Bond Backstop Agreement and Private Placement of Common Stock and Warrants through Placement Agent sections below). After approval by the Company’s stockholders of an increase to the Company’s authorized common stock, on August 31, 2022, sufficient shares were authorized to cover the shares underlying the warrants. Given that the Company did not have a sufficient number of authorized shares for the instruments at the time they were issued, the Company accounted for such warrants issued from June 24, 2022 through August 2022 as liability classified warrants consistent with ASC 815, Derivatives and Hedging.

On December 1, 2022, the Company entered into the second amendment of the Surety Bond Backstop Agreement which included the issuance of a warrant covering up to 7.5 million shares of common stock with an exercise price of $0.10 per share, with the ultimate number of shares to be covered by the second warrant to be calculated based on a formula relating to how quickly the Company relieved the balance of cash collateral pledged by the Indemnitors (refer to Private Placement of Warrants under Surety Bond Backstop Agreement section below). On February 28, 2023, the warrant was determined to cover 7.5 million shares of common stock. As the settlement amount of shares of common stock underlying the warrant was variable, the Company accounted for such warrant as a liability classified warrant consistent with ASC 815, Derivatives and Hedging, until the number of shares underlying the warrant was determined, at which point the warrant became equity classified.

During April and May 2023, the Company sold Placement Agent Notes through a placement agent. See Note 6, Convertible Instruments and Accrued Interest – Placement Agent Notes. The Company agreed to issue warrants to the placement agent as part of the issuance costs with an exercise price that was not determined until the final closing date. As the exercise price determination was contingent on a future financing closing, the Company accounted for the warrants as a liability classified warrant as of May 31, 2023. The value of the warrants at May 31, 2023 is recorded as a derivative liability on the balance sheet, and the change of the fair value of the warrants is recorded as a loss on derivatives.

In accordance with the prescribed accounting guidance, the Company measured fair value of liability classified warrants using fair value hierarchy included in Note 2, Summary of Significant Accounting Policies – Fair Value of Financial Instruments.

As of May 31, 2023, in accordance with ASC 815, Derivatives and Hedging, the Company reclassified warrants to equity when the warrants no longer qualified as liabilities. The Company recorded a loss on derivatives of approximately $8.8 million in the fiscal year ended May 31, 2023, due to change in fair market value of the liability classified warrants. The table below presents a reconciliation of the beginning and ending balances for liabilities measured at fair value as of May 31, 2022, and during the fiscal year ended May 31, 2023:

(in thousands)	Liability Classified Warrants
Balance at May 31, 2022	$—
Classified as liability	16,664
Reclassified as equity	(25,335)
Loss on derivative due to change in fair market value	8,750
Balance at May 31, 2023	$79

The Company used a Black-Scholes valuation model to estimate the value of the liability classified warrants using assumptions presented in the table below. The Black-Scholes valuation model was used because management believes it reflects all the assumptions that market participants would likely consider in negotiating the transfer of the warrant. The Company’s derivative liability is classified within Level 3.

Black-Scholes inputs for warrants that have been reclassified as equity as of May 31, 2023:

	Initial Fair Market Value at Issuance				Fair Market Value at Equity Classification
	Backstop	Backstop	Placement	Backstop	Backstop	Backstop	Placement	Backstop
	Warrant #1	Warrant #2	Agent Warrants	Warrant #3	Warrant #1	Warrant #2	Agent Warrants	Warrant #3
Fair value of underlying stock	$ 0.44	$ 0.42	$ 0.44	$ 0.35	$ 0.52	$ 0.52	$ 0.52	$ 0.32
Risk-free rate	3.17%	3.06%	3.13%	3.68%	3.34%	3.31%	3.16%	4.18%
Expected term (in years)	4.65	5.00	10.00	5.00	4.46	4.88	9.82	4.76
Stock price volatility	110.20%	109.49%	95.99%	124.36%	117.29%	113.59%	95.87%	126.67%
Expected dividend yield	0.00%	0.00%	0.00%	0.00%	0.00%	0.00%	0.00%	0.00%

Black-Scholes inputs for warrants that remain liability classified as of May 31, 2023:

	Initial Fair Market Value at Issuance		Fair Market Value at May 31, 2023
	Placement Agent	Placement Agent	Placement Agent
	Warrants Closing #1	Warrants Closing #2	Warrants
Fair value of underlying stock	$ 0.29	$ 0.27	$ 0.26
Risk-free rate	3.44%	3.44%	3.64%
Expected term (in years)	10.00	10.00	10.00
Stock price volatility	98.22%	97.90%	97.90%
Expected dividend yield	0.00%	0.00%	0.00%

Equity Incentive Plan

As of May 31, 2023, the Company had one active equity incentive plan, the CytoDyn Inc. Amended and Restated 2012 Equity Incentive Plan (the “2012 Plan” or “Incentive Plan”). The 2012 Plan contains an “evergreen provision” whereby the total number of shares available to be issued automatically increases annually on the first day of each fiscal year in an amount equal to 1.0% of the total outstanding shares on the last day of the prior fiscal year, unless the Board determines otherwise before the fiscal year end. As of May 31, 2023, the Board determined to waive the “evergreen provision”. As of May 31, 2023, the 2012 Plan covered a total of 56.3 million shares of common stock.

Stock options

Stock option activity is presented in the table below:

			Weighted
			average
		Weighted	remaining	Aggregate
	Number of	average	contractual	intrinsic
(in thousands, except per share data and years)	shares	exercise price	life in years	value
Options outstanding at May 31, 2021	17,839	$1.58	7.93	$15,390
Granted	11,985	$1.38
Exercised	(510)	$0.79		301
Forfeited, expired, and cancelled	(11,857)	$1.51
Options outstanding at May 31, 2022	17,457	$1.53	7.79	$—
Granted	12,417	$0.41
Exercised	—	$—
Forfeited, expired, and cancelled	(10,051)	$1.16
Options outstanding at May 31, 2023	19,823	$0.99	7.87	$—
Options outstanding and exercisable at May 31, 2023	11,932	$1.21	7.02	$—

The fair value of the equity awards granted is estimated using the Black-Scholes option-pricing model based on the closing stock prices at the grant date and the assumptions specific to the underlying award. Expected volatility assumptions are based on the historical volatility of the Company’s common stock. The expected term assumption is based on the contractual and vesting term of the equity award. The risk-free interest rate is based on the U.S. Treasury yield curve with a maturity equal to the expected life assumed at the grant date. The following table summarizes the assumptions used in the determination of fair value:

	Fiscal years ended May 31,
	2023	2022
Expected Volatility	99.2 - 112.7%	94.3 - 122.0%
Weighted-Average Volatility	107.06%	104.89%
Expected Dividends	0%	0%
Expected Term (In years)	5.0 - 6.1	1.5 - 6.0
Risk-Free Rate	3.83%	1.67%

In the fiscal years ended May 31, 2023, and 2022, stock-based compensation expense related to equity instruments totaled $4.3 million and $6.2 million, respectively; stock-based compensation expense is presented in general and administrative expense in the Company’s consolidated statements of operations. The grant date fair value of options vested during the same periods was approximately $4.9 million and $3.9 million, respectively. As of May 31, 2023, there was approximately $3.0 million of unrecognized compensation expense related to share-based payments for unvested options, which is expected to be recognized over a weighted-average period of approximately 1.10 years.

During the fiscal year ended May 31, 2023, the Company granted stock options covering a total of approximately 1.8 million shares of common stock to non-executive employees, with exercise prices ranging between $0.35 and $0.67 per share. These stock option awards vest over four years, with a ten-year term and grant date fair values ranging between $0.29 and $0.54 per share. As of May 31, 2023 and May 31, 2022 there were approximately 12.0 million and 9.9 million vested stock options and approximately 7.8 million and 7.5 million unvested stock options outstanding, respectively.

RSUs and PSUs

The 2012 Plan provides for equity instruments, such as RSUs and PSUs, which grant the right to receive a specified number of shares over a specified period of time. RSUs and PSUs are service-based awards that vest according to the terms of the grant. PSUs have performance-based payout conditions.

The following table summarizes the Company’s RSU and PSU activity:

			Weighted average
	Number of	Weighted-average	remaining contractual
(shares in thousands)	RSUs and PSUs (1)	grant date fair value	life in years
Unvested RSUs and PSUs at May 31, 2021	5,470	$2.96	1.01
RSUs and PSUs granted	—
RSUs and PSUs forfeited	(4,356)	2.94
RSUs and PSUs vested	(814)	3.01
Unvested RSUs and PSUs at May 31, 2022	300	3.12	0.58
RSUs and PSUs granted	1,293	0.58
RSUs and PSUs forfeited	(150)	3.12
RSUs and PSUs vested	(150)	3.12
Unvested RSUs and PSUs at May 31, 2023	1,293	$0.58	0.81

(1)	The number of PSUs disclosed in this table are at the target level of 100%.

In July 2022, the Company awarded approximately 0.6 million RSUs and an equal number of PSUs to Cyrus Arman, then the Company’s President. The vesting of the PSUs was contingent on the achievement of specified performance-based conditions, with a potential payout percentage ranging from 0% to 100%.

During the fiscal year ended May 31, 2023, the Company issued approximately 0.2 million shares of common stock to executives in connection with the time-based vesting of RSUs granted in June 2022.

Based on the estimated level of achievement of the performance targets associated with the PSUs as of May 31, 2023, unrecognized compensation expense related to the unvested portion of the Company’s RSUs and PSUs totaled $0.4 million, which is expected to be recognized over a weighted-average period of 0.81 years. See Note 13, Subsequent Events.

Issuance of shares to former and current executives and consultants

During the fiscal year ended May 31, 2022, the employment of our CEO and General Counsel was terminated. Under the terms of their respective employment agreements, the Company was obligated to pay severance equal to 18 months of salary to our former CEO and 12 months of salary to our former General Counsel. As permitted by the employment agreements, in March 2022, the Board authorized the severance payments to our former CEO and the remaining severance payments to our former General Counsel to be made through the issuance of shares of common stock. The shares were issued outside of the 2012 Plan.

During the fiscal year ended May 31, 2023, the Company issued to our former General Counsel a total of 79,391 shares of common stock to satisfy in full its obligation under the terms of the employment agreement. During the same period, consistent with the terms of our former CEO’s employment agreement, the Company also issued 380,704 shares of common stock as severance. The numbers of shares issued were based on the closing price of the common stock on the applicable date. As of December 2022, the Company ceased payment of severance to the Company’s former CEO.

In order to preserve cash resources, in April 2022, the Board approved the issuance under the 2012 Plan, through November 2022, to then executive officers of shares of common stock with a value equal to 25 percent of salary in lieu of cash, net of payroll deductions and withholding taxes. During the fiscal years ended May 31, 2023 and 2022, a total of 522,382 and 317,441 shares of common stock were issued pursuant to this cash preservation program, respectively. The numbers of shares issued were based on the closing price of the common stock on each payroll date.

In March 2022, the Board approved the issuance under the 2012 Plan of shares of common stock to consultants as payment for services provided. During the fiscal years ended May 31, 2023 and 2022, a total of 1,617,760 and 128,001 shares of common stock, respectively, were issued pursuant to the respective award agreements with the consultants.

Issuance of warrants under Surety Bond Backstop Agreement

On February 14, 2022, the Company entered into a Surety Bond Backstop Agreement (as amended, the “Backstop Agreement”) with an accredited investor, Dr. David Welch, in his individual capacity and as trustee of a revocable trust, as well as certain other related parties (collectively, the “Indemnitors”). Pursuant to the original terms of the Backstop Agreement, the Indemnitors agreed to assist the Company in obtaining a surety bond (the “Surety Bond”) for posting in connection with the Company’s ongoing litigation with Amarex by, among other things, agreeing to indemnify the issuer of the Surety Bond (the “Surety”) with respect to the Company’s obligations under the Surety Bond through August 13, 2022. As consideration for the Indemnitors’ agreement to indemnify the Surety, the Company agreed (i) to issue to 4-Good Ventures LLC, an affiliate of the Indemnitors (“4-Good”), a warrant for the purchase of 15.0 million shares of common stock as a backstop fee (the “Initial Warrant”), (ii) to issue to 4-Good a warrant for the purchase of an additional 15.0 million shares, to be exercisable only if the Indemnitors were required to make any payment to the Surety (the “Make-Whole Warrant” and, together with the Initial Warrant, the “4-Good Warrants”), and (iii) if the Indemnitors were required to make a payment to the Surety, (A) within 90 days of such payment, to reimburse the Indemnitors for any amount paid to the Surety and (B) to pay to the Indemnitors an indemnification fee in an amount equal to 1.5 times the amount paid by the Indemnitors to the Surety. The payment obligations of the Company to the Indemnitors bore interest at 10% per annum and were secured by substantially all of the patents held by the Company. The Company recognized a finance charge of approximately $6.6 million related to the warrant issuance for the fiscal year ended May 31, 2022.

Pursuant to amendments to the Backstop Agreement executed in July and December of 2022, among other matters: (i) each of the 4-Good Warrants has a five-year term from the date of issuance and a reduced exercise price of $0.10 per share; (ii) the Make-Whole Warrant became fully exercisable in July 2022; (iii) the Indemnitors were issued, in December 2022, a fully exercisable warrant to purchase 7.5 million shares of common stock at an exercise price of $0.10 per share; (iv) the Indemnitors were issued a second warrant in December 2022 covering up to 7.5 million shares of common stock with an exercise price of $0.10 per share, with the ultimate number of shares to be covered by the second warrant to be calculated on or before February 14, 2023, based on a formula relating to how quickly the Company relieved the balance of cash collateral pledged by the Indemnitors; and (v) the obligation of the Indemnitors to indemnify the Surety was extended to January 31,

2023; provided that the Company would relieve the Indemnitors of a minimum of $1.5 million of cash collateral pledged by the Indemnitors in support of the Surety Bond by January 5, 2023, with the balance of the cash collateral to be relieved by January 31, 2023. The Indemnitor extended the amount and date to be relieved of the cash collateral to $5.1 million by February 28, 2023, and $1.4 million by March 10, 2023. As of February 28, 2023, the second warrant was determined to cover the full 7.5 million shares of common stock. See Liability Classified Warrants above for the accounting treatment of the July 2022 amendment to the Backstop Agreement and the final warrant for 7.5 million shares. The Company recorded a finance charge of approximately $4.9 million related to the warrant issuances for the fiscal year ended May 31, 2023. The Company recorded $6.5 million of restricted cash in connection with cash collateral for the Surety Bond as of May 31, 2023.

Except as described above, the terms of the additional warrants issued in December 2022 are similar to the warrants issued under the original Backstop Agreement, filed as Exhibit 4.1 to the Company’s Current Report on Form 8-K filed on February 17, 2022. The shares covered by the warrants are entitled to registration rights.

Following the issuance of the additional warrants, Dr. Welch was deemed to beneficially own in excess of five percent of the Company’s outstanding shares of common stock.

Private placement of common stock and warrants through placement agent

In April 2022, the Company initiated a private placement of common stock and warrants, completed in June 2022, to accredited investors through a placement agent. Between April and June 2022, the Company sold a total of approximately 85.4 million shares of common stock for a total of approximately $18.9 million of proceeds, net of issuance costs. Of these, approximately $7.7 million of proceeds, net of issuance costs, relating to approximately 34.6 million shares were remitted to the Company by May 31, 2022. Each unit sold included a fixed combination of one share of common stock and three-quarters of one warrant to purchase one share of common stock for a purchase price of $0.255 per unit. The Company issued approximately 64.0 million of immediately exercisable warrants to investors, with each such warrant having a five-year term and an exercise price of 120% of the final unit price, or $0.306 per share. The Company paid the placement agent a total cash fee of approximately $2.8 million, equal to 13% of the gross proceeds of the offering, as well as a one-time fee for expenses of $50,000, and issued a total of approximately 19.4 million warrants with an exercise price of $0.255 per share and a ten-year term, representing 13% of the total number of shares, including shares subject to warrants sold in the offering, to the placement agent and its designees. The issuance of the warrants to the placement agent was subject to the approval by the Company’s stockholders of an increase in authorized shares of common stock, which was approved on August 31, 2022.

In January 2023, the Company commenced a private placement of units consisting of common stock and warrants, completed March 3, 2023, to accredited investors through a placement agent. Each unit sold included a fixed combination of one share of common stock and one warrant to purchase one share of common stock. Each unit had a purchase price of $0.23, which was equal to 90% of the closing price of the common stock on January 12, 2023. During January, February, and March 2023, the Company sold a total of approximately 71.1 million units for a total of approximately $14.4 million of proceeds, net of issuance costs. The Company classified the securities issued in the private placement through placement agent as equity. As part of the offering, the Company issued approximately 71.1 million warrants to investors, with each such warrant having a five-year term and an exercise price of $0.50 per share. The warrants were immediately exercisable. In connection with the above, the Company paid the placement agent a total cash fee of approximately $2.0 million, equal to 12% of the gross proceeds of the offering, as well as a one-time fee for expenses of $25.0 thousand, and issued a total of approximately 10.7 million warrants with an exercise price of $0.23 per share and a ten-year term, representing 15% of the total number of common stock sold in the offering, to the placement agent and its designees.

In April 2023, The Company sold a total of approximately 0.5 million units for a total of approximately $0.1 million proceeds, net of offering costs, as part of a follow-on offering with the same terms as the units sold in January through March. As part of the offering, the Company issued approximately 0.5 million warrants to investors, with each such warrant having a five-year term and an exercise price of $0.50 per share. The warrants were immediately exercisable. In connection with the above, the Company paid the placement agent a total cash fee of approximately $13.8 thousand, equal to 12% of the gross proceeds of the offering, and issued a total of approximately 75.0 thousand warrants with an exercise price of $0.23 per share and a ten-year term, representing 15% of the total number of common stock sold in the offering, to the placement agent and its designees.

Based on contractual payment terms, certain of the private placement transactions above are considered convertible debt instruments prior to final settlement, and the issuance costs associated with such issuances are capitalized and subsequently amortized through the statement of operations as interest expense. During the fiscal year ended May 31, 2023, the Company recognized $9.7 million in interest expense associated with issuance costs for these private placements.

Private placement of shares of common stock and warrants

On February 13, 2023, Cyrus Arman, who was then President of the Company, entered into a private transaction with the Company in which he purchased 0.4 million units consisting of one share of common stock and one warrant to purchase one share of common stock at an exercise price of $0.50. The terms and conditions of the investment totaling $0.1 million made by Mr. Arman were identical to those offered to other investors in the concurrent offering being conducted through a placement agent as described above. The Company classified the securities issued in the private placement as equity. See Note 11, Related Party Transactions, for additional information.

Down round provision issuance and modification to previous private offerings and private warrant exchanges

During the fiscal year ended May 31, 2023, common stock and warrants previously issued between February and April 2022 to accredited investors directly by the Company in a private placement became subject to a down round provision under the original purchase agreements requiring the Company to reduce the purchase price of common stock from the original price of $0.40 to $0.255 per share, to increase the percentage of the warrant coverage from 50% to 75% based on the revised amount of total shares issued, and to reduce the exercise price of the warrants from the original price of $0.40 to $0.306, the terms in the financing conducted by the Company during 2022 through the placement agent as described above. As a result, an approximate additional 4.6 million shares of common stock and 5.5 million warrants were issued. The incremental fair value of the warrants was measured using the Black-Scholes pricing model, resulting in an approximately $4.2 million charge to additional paid-in capital which was accounted for as a deemed dividend, and was included in the loss per share calculation for the year ended May 31, 2023 (refer to Note 8, Loss per Common Share).

During the fiscal year ended May 31, 2023, common stock previously issued in November 2022 to accredited investors directly by the Company in a private warrant exchange became subject to a down round provision under the original induced exercise agreements as a result of the transaction described below under Private Warrant Exchanges through Placement Agent, The required adjustments resulted in the issuance of approximately 0.5 million additional shares of common stock. The incremental fair value of the shares was measured using the share price on the date the down round provision was triggered, resulting in an approximately $0.1 million charge to additional paid-in capital which was accounted for as a deemed dividend, and was included in the loss per share calculation for the year ended May 31, 2023 (refer to Note 8, Loss per Common Share).

Warrants

Warrant activity is presented in the table below:

			Weighted
			average
		Weighted	remaining	Aggregate
	Number of	average	contractual	intrinsic
(in thousands, except for share data and years)	shares	exercise price	life in years	value
Warrants outstanding at May 31, 2021	42,934	$0.68	2.89	$52,671
Granted	38,220	$0.52
Exercised	(5,167)	$0.70		5,514
Forfeited, expired, and cancelled	(2,740)	$0.73
Warrants outstanding at May 31, 2022	73,248	$0.59	3.18	$352
Granted	201,771	$0.33
Exercised	(6,207)	$0.63		758
Forfeited, expired, and cancelled	(8,902)	$0.75
Warrants outstanding at May 31, 2023	259,910	$0.37	4.57	$7,276
Warrants outstanding and exercisable at May 31, 2023	259,910	$0.37	4.57	$7,276

Private warrant exchanges

During the fiscal year ended May 31, 2023, the Company entered into various separate privately negotiated warrant exchange agreements directly with certain accredited investors, pursuant to which the investors exercised warrants with an original exercise price of $1.00 per share in exchange for the issuance of approximately 9.7 million shares of common stock upon exercise of the warrants, including approximately 8.4 million shares issued as an inducement for the exercises. Gross and net aggregate proceeds from the private warrant exchanges were approximately $2.1 million. In connection with these transactions, the Company recognized approximately $2.1 million as issuance costs and $0.5 million as a deemed dividend, which was included in the loss per share calculation for the year ended May 31, 2023 (refer to Note 8, Loss per Common Share).

Private warrant exchanges through placement agent

During the fiscal year ended May 31, 2023, the Company entered into various separate privately negotiated warrant exchange agreements with certain accredited investors through a placement agent, pursuant to which the investors exercised warrants with an original exercise price of $0.50 – $0.75 per share in exchange for the issuance of approximately 3.4 million shares of common stock upon exercise of the warrants, including approximately 0.6 million shares issued as an inducement for the exercises. Gross and net aggregate proceeds from the private warrant exchanges were approximately $0.7 million. In connection with these transactions, the Company recognized approximately $0.1 million as issuance costs.

Warrant expiration extension

During the fiscal year ended May 31, 2023, the Company extended the expiration dates of approximately 3.8 million warrants to January 31, 2023. The previous expiration dates for the warrants ranged from September 2022 to December 2022. The modification to these equity instruments resulted in an approximate $0.6 million deemed dividend recorded in equity and was included in the loss per share calculation for the year ended May 31, 2023 (refer to Note 8, Loss per Common Share).

Warrant exercises

During the fiscal year ended May 31, 2023, the Company issued approximately 1.8 million shares of common stock in connection with the exercise of an equal number of warrants. The stated exercise prices ranged from $0.10 to $0.75 per share, which resulted in aggregate gross proceeds of approximately $0.4 million. Additionally, during the fiscal year ended May 31, 2023, the Company issued approximately 0.1 million shares of common stock in connection with the cashless exercise of approximately 0.3 million warrants with stated exercise prices ranging from $0.26 to $0.50 per share.

Note 8. Loss per Common Share

Basic loss per share is computed by dividing the net loss adjusted for preferred stock dividends by the weighted average number of common shares outstanding during the period. Diluted loss per share would include the weighted average common shares outstanding and potentially dilutive common stock equivalents. Because of the net losses for all periods presented, the basic and diluted weighted average shares outstanding are the same, since including the additional shares would have an anti-dilutive effect on the loss per share.

The reconciliation of the numerators and denominators of the basic and diluted net loss per share computations are as follows:

	Fiscal years ended May 31,
(in thousands, except per share amounts)	2023	2022
Net loss	$(79,824)	$(210,820)
Less: Deemed dividends	(5,417)	—
Less: Accrued preferred stock dividends	(1,495)	(1,628)
Net loss applicable to common stockholders	$(86,736)	$(212,448)
Basic and diluted:
Weighted average common shares outstanding	836,528	676,900
Loss per share	$(0.10)	$(0.31)

Refer to Note 13, Subsequent Events for additional information regarding the shares issued subsequent to May 31, 2023.

The table below shows the numbers of shares of common stock issuable upon the exercise, vesting, or conversion of outstanding options, warrants, unvested restricted stock including those subject to performance conditions, convertible preferred stock (including undeclared dividends), and convertible notes that were not included in the computation of basic and diluted weighted average number of shares of common stock outstanding for the periods presented:

	Fiscal years ended May 31,
(in thousands)	2023	2022
Stock options, warrants, and unvested restricted stock units	281,023	106,002
Convertible notes	12,000	12,000
Convertible preferred stock	34,071	32,535

Note 9. Income Taxes

Deferred taxes are recorded for all existing temporary differences in the Company’s assets and liabilities for income tax and financial reporting purposes. As noted below, there was no net deferred tax benefit or expense for the periods ended May 31, 2023 and 2022. Reconciliation of the federal statutory income tax rate of 21% to the effective income tax rate is as follows:

	Fiscal years ended May 31,
	2023	2022
Income tax provision at statutory rate:	21.0%	21.0%
Derivative loss	(2.3)	—
Non-deductible debt issuance costs	(2.6)	—
Non-deductible interest on convertible notes	(1.2)	(0.5)
Inducement interest expense	—	(0.7)
Other	0.8	1.1
Credit carry-forward released	—	(0.2)
Non-deductible loss on induced conversion	(1.4)	(3.7)
Non-deductible debt discount amortization	(0.6)	(0.3)
IRC section 162(m) limitation	—	(0.1)
Non-deductible expense on induced conversion of debt	—	(0.3)
Valuation allowance	(13.7)	(16.3)
Effective income tax rate	0.0%	0.0%

Net deferred tax assets and liabilities, non-current, are composed of the following:

	As of May 31,
(in thousands)	2023	2022
Net operating loss	$96,338	$106,965
Credits	2,063	2,063
ASC 718 expense on non-qualified stock options	6,400	6,057
Charitable contribution carry forward	—	14
Accrued vacation and payroll	21	68
Right-of-use asset	(84)	(112)
Lease liability	89	117
Inventory charges	6,173	2,138
Inventory write-off	13,739	—
Issued warrants	2,317	—
Section 174 R&D costs	858	—
Accrued legal settlements	13	—
Accrued legal fees	3	—
Accrued expenses	36	89
Amortization	609	238
Fixed assets	4	1
Valuation allowance	(128,579)	(117,638)
Deferred tax asset, non-current	$—	$—
Non-current asset	128,579	117,638
Valuation allowance	(128,579)	(117,638)
Deferred tax asset (liability) non-current	$—	$—

The income tax benefit for the period presented is offset by a valuation allowance established against deferred tax assets arising from operating losses and other temporary differences, the realization of which is not considered more likely than not. In future periods, tax benefits and related tax deferred assets will be recognized when management considers realization of such amounts to be more likely than not. As of May 31, 2023 and 2022, the Company had available net operating loss carry forwards of approximately $458.8 million and $509.4 million, respectively, which began expiring in 2023. The Company’s income tax returns remain subject to examination by all tax jurisdictions for tax years ended May 31, 2020 through 2022.

Note 10. Commitments and Contingencies

Commitments with Samsung BioLogics Co., Ltd. (“Samsung”)

In April 2019, the Company entered into an agreement with Samsung, pursuant to which Samsung will perform technology transfer, process validation, manufacturing, pre-approval inspection, and supply services for the commercial supply of leronlimab bulk drug substance effective through calendar year 2027. In 2020, the Company entered into an additional agreement, pursuant to which Samsung will perform technology transfer, process validation, vial filling, and storage services for clinical, pre-approval inspection, and commercial supply of leronlimab drug product. Samsung is obligated to procure necessary raw materials for the Company and manufacture a specified minimum number of batches, and the Company is required to provide a rolling three-year forecast of future estimated manufacturing requirements to Samsung that are binding.

On January 6, 2022, Samsung provided written notice to the Company alleging that the Company had materially breached the parties’ Master Services and Project Specific Agreements for failure to pay $13.5 million due on December 31, 2021. An additional $22.8 million became due under the agreements on January 31, 2022. Under the agreements, Samsung may be entitled to terminate its services if the parties cannot agree on the past-due balance. Management continues to be in ongoing discussions with Samsung regarding potential approaches to resolve these issues, including proposals by both parties of a revised schedule of payments over an extended period, proposals by the Company of satisfaction of a portion of the Company’s payment obligations in equity securities, through future financing, and/or potential licensing opportunities of the Company, proposals to postpone the manufacturing of unfulfilled commitments until a future regulatory approval, and proposals offsetting the unfulfilled commitments with other future potential R&D drug development needs related to the longer-acting therapeutic the Company is currently studying. Samsung paused manufacturing all unfulfilled commitments not needed by the Company starting in January of 2022. Accordingly, the Company has not recorded any accruals associated with the unfulfilled commitments as of May 31, 2023. In the event negotiations are unsuccessful, the Company may have to accrue a liability related to the unfulfilled commitments. As of May 31, 2023, the Company had past due balances of approximately $33.7 million due to Samsung, which were included in accounts payable.

As of May 31, 2023, the future commitments pursuant to these agreements are estimated as follows (in thousands):

Fiscal Year	Amount
2024	$156,388
2025	$76,400
2026 and thereafter	—
Total	$232,788

Distribution and Licensing

In December 2019, the Company entered into a Commercialization and License Agreement, and Supply Agreement (together the “License Agreements”) with Vyera Pharmaceuticals, LLC (“Vyera”) under which the Company granted Vyera an exclusive royalty-bearing license to commercialize pharmaceutical preparations containing leronlimab for treatment of HIV in the United States. The License Agreements gave Vyera the right to assign its rights and obligations under the License Agreements to an affiliate of Vyera. In October 2020, Vyera assigned the License Agreements to SevenScore Pharmaceuticals, which in turn, in December 2021, assigned them to Regnum Corp. Vyera, SevenScore and Regnum are each controlled by their parent Phoenixus AG.

The License Agreements, as assigned, provide that, pursuant to the terms and subject to the conditions set forth therein, Regnum will, at its cost, use commercially reasonable efforts to commercialize leronlimab for treatment of HIV in the United States. The Company retained the right to license leronlimab for uses in the United States for purposes other than the treatment of HIV and for any purposes outside the United States. The License Agreements obligate Regnum to pay the Company up to $85.3 million upon the achievement of certain sales and regulatory milestones. Certain milestones are subject to reduction if not achieved within an agreed-upon timeframe. Regnum may also pay the Company additional potential milestone payments upon the regulatory approval of leronlimab for certain subsequent indications in the field. Whether a particular subsequent indication qualifies for an additional milestone payment will be determined in good faith by the parties at the time such an event occurs. In addition, during the Royalty Term, as defined in the License Agreements, but, in any event, a period of not less than 10 years following the first commercial sale under the License Agreements, Regnum is obligated to pay the Company a royalty equal to 50% of Regnum’s net sales from product sales. The royalty is subject to reduction during the Royalty Term after patent expiry and expiry of regulatory exclusivity. Following expiration of the Royalty Term, Regnum has non-exclusive rights to commercialize the product. Regnum has the right to terminate the License Agreements (i) upon written notice to the Company on or after December 19, 2021 and prior to the Company’s receipt of approval from the FDA of the BLA for the manufacture and sale of leronlimab for HIV, (ii) if Regnum fails to achieve certain aggregate Net Sales (as defined in the License Agreements) of leronlimab during the period beginning on the date of first commercial sale and ending on the date that is two years from the date of the first commercial sale, and (iii) with 180 days’ prior written notice, at Regnum’s convenience following the second anniversary of the first commercial sale of leronlimab.

PRO 140 Acquisition and Licensing Arrangements

We originally acquired leronlimab, as well as certain other related assets, including the existing inventory of PRO 140 bulk drug substance, intellectual property, and FDA regulatory filings, pursuant to an Asset Purchase Agreement, dated as of July 25, 2012, and effective October 16, 2012 (the “Progenics Purchase Agreement”), between CytoDyn and Progenics. Pursuant to the Progenics Purchase Agreement, we are required to pay Progenics a milestone payment and royalties as follows: (i) $5,000,000 at the time of the first U.S. new drug application approval by the FDA or other non-U.S. approval for the sale of leronlimab; and (ii) royalty payments of up to 5% on net sales during the period beginning on the date of the first commercial sale of leronlimab until the later of (a) the expiration of the last to expire patent included in the acquired assets, and (b) 10 years, in each case determined on a country-by-country basis. To the extent that such remaining milestone payment and royalties are not timely made, under the terms of the Progenics Purchase Agreement, Progenics has certain repurchase rights relating to the assets sold to us thereunder.

Payments to Progenics are in addition to payments due under a Development and License Agreement, dated April 30, 1999 (the “PDL License”), between Protein Design Labs (now AbbVie Inc.) and Progenics, which was assigned to us in the Progenics Purchase Agreement, pursuant to which we have an exclusive worldwide license to develop, make, have made, import, use, sell, offer to sell, or have sold products that incorporate the humanized form of the leronlimab antibody developed under the agreement. Pursuant to the PDL License, we are required to pay AbbVie Inc. milestone payments and royalties as follows: (i) $500,000 upon filing a Biologic License Application with the FDA or non-U.S. equivalent regulatory body; (ii) $500,000 upon FDA approval or approval by another non-U.S. equivalent regulatory body; and (iii) royalties of up to 3.5% of net sales for the longer of 10 years and the date of expiration of the last to expire licensed patent. Additionally, the PDL License provides for an annual maintenance fee of $150,000 until royalties paid exceed that amount. To the extent that such remaining milestone payments and royalties are not timely made, under the terms of the PDL License, AbbVie Inc. has certain termination rights relating to our license of leronlimab thereunder.

Effective July 29, 2015, we entered into a License Agreement (the “Lonza Agreement”) with Lonza Sales AG (“Lonza”) covering Lonza’s “system know-how” technology with respect to our use of proprietary cell lines to manufacture new leronlimab material. The Lonza Agreement provides for an annual license fee and future royalty payments, both of which varies based on whether Lonza, or we or our strategic partner manufactures leronlimab. We currently use two independent parties as contract manufacturers for leronlimab, but are currently in the process of reviewing this arrangement. Should the arrangement continue as-is, an annual license fee of £0.6 million (approximately $0.7 million given current exchange rate) would continue to apply, as well as a royalty, up to 2% of the net selling price upon commercialization of leronlimab, excluding value added taxes and similar amounts.

Operating Leases

We lease our principal office location in Vancouver, Washington (the “Vancouver Lease”). The Vancouver Lease expires on April 30, 2026. Consistent with the guidance in ASC 842, Leases, we have recorded this lease in our consolidated balance sheet as an operating lease. For the purpose of determining the right of use asset and associated lease liability, we determined that the renewal of the Vancouver lease was not reasonably probable. The lease does not include any restrictions or covenants requiring special treatment under ASC 842, Leases. Operating lease costs for the fiscal years ended May 31, 2023 and 2022 were approximately $0.2 million and $0.2 million, respectively. Operating lease right-of-use assets are included in other non-current assets and the current portion of operating lease liabilities are included in accrued liabilities and compensation on the consolidated balance sheets. The long-term operating lease liabilities are presented separately as operating leases on the consolidated balance sheets. The following table summarizes the operating lease balances.

(in thousands)	May 31, 2023	May 31, 2022
Assets
Right-of-use asset	$400	$536
Liabilities
Current operating lease liability	$139	$134
Non-current operating lease liability	283	422
Total operating lease liability	$422	$556

The minimum (base rental) lease payments reconciled to the carrying value of the operating lease liabilities as of May 31, 2023 are expected to be as follows (in thousands):

Fiscal Year	Amount
2024	$182
2025	185
2026	169
Total operating lease payments	536
Less: imputed interest	(114)
Present value of operating lease liabilities	$422

Supplemental information related to the operating leases was as follows:

	May 31, 2023
Weighted average remaining lease term	2.9	years
Weighted average discount rate	10.0%

Legal Proceedings

The Company is a party to various legal proceedings. The Company recognizes accruals for such proceedings to the extent a loss is determined to be both probable and reasonably estimable. The best estimate of a loss within a possible range is accrued; however, if no estimate in the range is more probable than another, then the minimum amount in the range is accrued. If it is determined that a material loss is not probable but reasonably possible and the loss or range of loss can be estimated, the possible loss is disclosed. It is not possible to determine the outcome of proceedings that have not been concluded, including the defense and other litigation-related costs and expenses that may be incurred by the Company, as the outcomes of legal proceedings are inherently uncertain, and the outcomes could differ significantly from recognized accruals. Therefore, it is possible that the ultimate outcome of any proceeding, if in excess of a recognized accrual, or if an accrual had not been made, could be material to the Company’s consolidated financial statements.

Securities Class Action Lawsuits

On March 17, 2021, a stockholder filed a putative class-action lawsuit (the “March 17, 2021 lawsuit”) in the U.S. District Court for the Western District of Washington against the Company and certain former officers. The complaint generally alleges the defendants made false and misleading statements regarding the viability of leronlimab as a potential treatment for COVID-19. On April 9, 2021, a second stockholder filed a similar putative class action lawsuit in the same court, which the plaintiff voluntarily dismissed without prejudice on July 23, 2021. On August 9, 2021, the court appointed lead plaintiffs for the March 17, 2021 lawsuit. On December 21, 2021, lead plaintiffs filed an amended complaint, which is brought on behalf of an alleged class of those who purchased the Company’s common stock between March 27, 2020 and May 17, 2021. The amended complaint generally alleges that the defendants violated Sections 10(b) and/or 20(a) of the Securities Exchange Act of 1934 and Rule 10b-5 promulgated thereunder by making purportedly false or misleading statements concerning, among other things, the safety and efficacy of leronlimab as a potential treatment for COVID-19, the Company’s CD10 and CD12 clinical trials, and its HIV BLA. The amended complaint also alleges that the individual defendants violated Section 20A of the Exchange Act by selling shares of the Company’s common stock purportedly while in possession of material nonpublic information. The amended complaint seeks, among other relief, a ruling that the case may proceed as a class action and unspecified damages and attorneys’ fees and costs. On February 25, 2022, the defendants filed a motion to dismiss the amended complaint. On June 24, 2022, lead plaintiffs filed a second amended complaint. The second amended complaint is brought on behalf of an alleged class of those who purchased the Company’s common stock between March 27, 2020 and March 30, 2022, makes similar allegations, names the same defendants, and asserts the same claims as the prior complaint, adds a claim for alleged violation of Section 10(b) of the Exchange Act and Rule 10b-5(a) and (c) promulgated thereunder, and seeks the same relief as the prior complaint. All defendants have filed motions to dismiss the second amended complaint in whole or in part. The Company and the individual defendants deny all allegations of wrongdoing in the complaint and intend to vigorously defend the matter. Since this case is in an early stage where the number of plaintiffs is not known, and the claims do not specify an amount of damages, the Company is unable to predict the ultimate outcome of the lawsuit and cannot reasonably estimate the potential loss or range of loss the Company may incur.

2021 Shareholder Derivative Lawsuits

On June 4, 2021, a stockholder filed a purported derivative lawsuit against certain of the Company’s former officers and directors, and the Company as a nominal defendant, in the U.S. District Court for the Western District of Washington. Two additional shareholder derivative lawsuits were filed against the same defendants in the same court on June 25, 2021 and August 18, 2021, respectively. The court has consolidated these three lawsuits for all purposes (“Consolidated Derivative Suit”). On January 20, 2022, the plaintiffs filed a consolidated complaint. The consolidated complaint generally alleges that the director defendants breached their fiduciary duties by allowing the Company to make false and misleading statements regarding, among other things, the safety and efficacy of leronlimab as a potential treatment for COVID-19, the Company’s CD10 and CD12 clinical trials, and its HIV BLA, and by failing to maintain an adequate system of oversight and controls. The consolidated complaint also asserts claims against one or more individual defendants for waste of corporate assets, unjust enrichment, contribution for alleged violations of the federal securities laws, and for breach of fiduciary duty arising from alleged insider trading. The consolidated complaint seeks declaratory and equitable relief, an unspecified amount of damages, and attorneys’ fees and costs. The Company and the individual defendants deny all allegations of wrongdoing in the complaints and intend to vigorously defend the litigation. In light of the fact that the Consolidated Derivative Suit is in an early stage and the claims do not specify an amount of damages, the Company cannot predict the ultimate outcome of the Consolidated Derivative Suit and cannot reasonably estimate the potential loss or range of loss the Company may incur.

Securities and Exchange Commission and Department of Justice Investigations

The Company has received subpoenas from the United States Securities and Exchange Commission (“SEC”) and the United States Department of Justice (“DOJ”) requesting documents and information concerning, among other matters, leronlimab, the Company’s public statements regarding the use of leronlimab as a potential treatment for COVID-19, HIV, and triple-negative breast cancer, related communications with the FDA, investors, and others, litigation involving former employees, the Company’s retention of investor relations consultants, and trading in the Company’s securities. Certain former Company executives and directors have received subpoenas concerning similar issues and have been interviewed by the DOJ and SEC, including the Company’s former CEO, Nader Z. Pourhassan.

On January 24, 2022, Mr. Pourhassan was terminated and removed from the Board of Directors and has had no role at the Company since. On December 20, 2022, the DOJ announced the unsealing of a criminal indictment charging both Mr. Pourhassan, and Kazem Kazempour, CEO of Amarex, a subsidiary of NSF International, Inc., and which had formerly served as the Company’s CRO. Mr. Pourhassan was charged with one count of conspiracy, four counts of securities fraud, three counts of wire fraud, and three counts of insider trading. Mr. Kazempour was charged with one count of conspiracy, three counts of securities fraud, two counts of wire fraud, and one count of making a false statement. That same day, the SEC announced charges against both Mr. Pourhassan and Mr. Kazempour for alleged violations of federal securities laws.

The Company is committed to cooperating fully with the DOJ and SEC investigations, which are ongoing, and which the Company’s counsel frequently engages with them on. Further, the Company has made voluminous productions of information and made witnesses available for voluntary interviews. The Company will continue to comply with the requests of the SEC and DOJ. The Company cannot predict the ultimate outcome of the DOJ and SEC investigations or the case against Mr. Pourhassan, nor can it predict whether any other governmental authorities will initiate separate investigations or litigation. The investigations and any related legal and administrative proceedings could include a wide variety of outcomes, including the institution of administrative, civil injunctive, or criminal proceedings involving the Company and/or former executives and/or former directors in addition to Mr. Pourhassan, the imposition of fines and other penalties, remedies and/or sanctions, modifications to business practices and compliance programs, and/or referral to other governmental agencies for other appropriate actions. It is not possible to accurately predict at this time when matters relating to the investigations will be completed, the final outcome of the investigations, what additional actions, if any, may be taken by the DOJ or SEC or by other governmental agencies, or the effect that such actions may have on our business, prospects, operating results and financial condition, which could be material.

The DOJ and SEC investigations, including any matters identified in the investigations and indictments, could also result in (1) third-party claims against the Company, which may include the assertion of claims for monetary damages, including but not limited to interest, fees, and expenses, (2) damage to the Company's business or reputation, (3) loss of, or adverse effect on, cash flow, assets, results of operations, business, prospects, profits, or business value, including the possibility of certain of the Company's existing contracts being cancelled, (4) adverse consequences on the Company's ability to obtain or continue financing for current or future projects, and/or (5) claims by directors, officers, employees, affiliates, advisors, attorneys, agents, debt holders or other interest holders, or constituents of the Company or its subsidiaries, any of which could have a material adverse effect on the Company's business, prospects, operating results, and financial condition. Further, to the extent that these investigations and any resulting third-party claims yield adverse results over time, such results could jeopardize the Company's operations, exhaust its cash reserves, and could cause stockholders to lose their entire investment.

Amarex Dispute

On October 4, 2021, the Company filed a complaint for declaratory and injunctive relief and a motion for a preliminary injunction against NSF International, Inc. and its subsidiary Amarex, the Company’s former CRO. Over the past eight years, Amarex provided clinical trial management services to the Company and managed numerous clinical studies of the Company’s drug product candidate, leronlimab. On December 16, 2021, the U.S. District Court for the District of Maryland issued a preliminary injunction requiring Amarex to provide the Company with access to all of its materials in the possession of Amarex. The court also granted CytoDyn the right to conduct an audit of Amarex’s work for CytoDyn. That case has been administratively closed. The Company simultaneously filed a demand for arbitration with the American Arbitration Association. In response, Amarex filed a counterclaim alleging that CytoDyn has failed to pay certain invoices due under the contract between the parties.

On July 10, 2023, the Company filed a Statement of Particulars and requested a final hearing date be set in the proceeding against Amarex. The Statement of Particulars alleges that Amarex failed to perform services to an acceptable professional standard and failed to perform certain services required by the parties’ agreements. Further, the Statement of Particulars alleges that Amarex billed the Company for services it did not perform. The Company contends that, due to Amarex’s failures, it has suffered avoidable delays in obtaining regulatory approval of leronlimab and has paid for services not performed, among other damages. As the formal arbitration process is still at an early stage, the Company cannot predict the ultimate outcome of the lawsuit and cannot reasonably estimate the potential loss or range of loss that the Company may incur.

Following a formal scheduling request by the Company, the final arbitration hearing was recently ordered to commence on August 19, 2024, and the parties will now proceed into the discovery phase of the litigation.

Note 11. Related Party Transactions

The Board’s Audit Committee and the Board of Directors review and approve all related party transactions. The terms and amounts described below are not necessarily indicative of the terms and amounts that could have been incurred had comparable transactions been entered into with independent parties.

On February 13, 2023, Cyrus Arman, then the Company’s President, entered into a private placement with the Company in which he purchased approximately 0.4 million units consisting of one share of common stock and one warrant to purchase one share of common stock at an exercise price of $0.50. The terms and conditions of the investment totaling $0.1 million made by Mr. Arman were identical to those offered to other investors in a concurrent offering being conducted through a placement agent.

In 2021, the Company engaged the Center for Advanced Research & Education, LLC (“CARE”), owned by Dr. Christopher Recknor’s spouse, Julie Recknor, Ph.D., (and owned by Dr. Christopher Recknor, then the Company’s Chief Operating Officer, until March 11, 2021). CARE was one of several clinical locations for the Company’s NASH COVID-19 long-hauler clinical trials, and mild-to-moderate and severe-to-critical COVID-19 clinical trials. Dr. Julie Recknor serves as the Site Director of CARE and manages its day-to-day operations. The Company entered into a Clinical Trial Agreement (“CTA”) with CARE for each of the foregoing clinical trials. Each CTA was negotiated in the ordinary course of business by Amarex, then Company’s clinical research organization, prior to Dr. Christopher Recknor’s appointment as COO, and the operational and financial terms of the CTAs with CARE are comparable to the terms available to unrelated clinical locations. Dr. Christopher Recknor was not involved in the Company’s decision to choose CARE as a clinical location for its ongoing trials, and he is not involved in patient treatment at the CARE site. In July 2021, the Company entered into an amendment to the previously approved CTA with CARE, wherein such amendment provided for the additional recording of patient information thus giving rise to the additional contract value of less than $0.1 million. The Company made payments of approximately $0.2 million and $1.7 million to CARE during the fiscal years ended May 31, 2023 and May 31, 2022.

In September 2021, Jordan G. Naydenov, a then member of the Board, entered into a private warrant exchange in which he exercised warrants to purchase approximately 0.6 million shares of common stock, as well as approximately 0.6 million additional shares that were offered as an inducement to exercise his warrants, for a total of approximately 1.3 million shares of common stock. The terms and conditions of the investment totaling $0.7 million made by Mr. Naydenov were identical to those offered to other investors.

Note 12. Employee Benefit Plan

The Company has an employee savings plan (the “401(k) Plan”), organized under Section 401(k) of the Internal Revenue Code (the “Code”), covering all employees. The Company makes a qualified non-elective contribution of 3%, which vests immediately. In addition, participants in the 401(k) Plan may contribute a percentage of their compensation, but not greater than the maximum allowed under the Code. During each of the years ended May 31, 2023 and 2022, the Company incurred an expense of approximately $0.1 million for qualified non-elective contributions.

Note 13. Subsequent Events

Issuance and Amendment of Placement Agent Notes

In June 2023, the Company entered into a securities purchase agreements pursuant to which the Company issued Placement Agent Notes with an 18-month term to accredited investors in the aggregate principal amount of approximately $1.3 million through a placement agent. The Company also issued warrants to purchase approximately 1.3 million shares of common stock with a three-year term and an exercise price of $0.50 as part of the debt issuance. The Company also issued warrants to purchase approximately 0.4 million shares of common stock to the placement agent with a ten-year term. The exercise price for the warrants issued to the placement agent was determined to be $0.26 per share, based on the intraday volume weighted average price of the Company’s stock on June 23, 2023. The net proceeds of approximately $1.2 million reflect issuance costs of approximately $0.1 million.

Amendment to Placement Agent Notes

During June 2023, an amendment was entered into with the investors of the Placement Agent Notes, which stated that the principal amount and interest on the secured promissory notes would be converted to equity on the first close of the subsequent private placement of common stock and warrants through a placement agent. The units purchased have the same terms of the offering except for the exercise price of the warrants which would be set at $0.306 per share as opposed to $0.50 per share.

Private placement of common stock and warrants through placement agent

In July 2023, the Company commenced a private placement of units consisting of common stock and warrants to accredited investors through a placement agent. Each unit sold included a fixed combination of one share of common stock and one warrant to purchase one share of common stock. Each unit has a purchase price of $0.20, which was equal to 90% of the closing price of the common stock on July 31, 2023. During July and August 2023, the Company sold a total of approximately 14.7 million units for a total of approximately $2.6 million of proceeds, net of issuance costs and converted approximately $2.3 million principal and interest of the Placement Agent Notes to approximately 11.5 million units. The Company classified the securities issued in the private placement through placement agent as equity. As part of the offering, the Company will issue approximately 14.7 million warrants to investors, with each such warrant having a five-year term and an exercise price of $0.50 per share. The Company will also issue 11.5 million warrants to holders of the Placement Agent Notes having a five-year term and an exercise price of $0.306 per share. The warrants were immediately exercisable. In connection with the above, the Company paid the placement agent a total cash fee of approximately $0.4 million, equal to 12% of the gross proceeds of the offering, as well as a one-time fee for expenses of $5.0 thousand, and will issue a total of approximately 2.2 million warrants with an exercise price of $0.20 per share and a ten-year term, representing 15% of the total number of common stock sold in the offering, to the placement agent and its designees.

Induced Note conversions

During July and August 2023, in satisfaction of redemptions, the Company and the April 2, 2021 Noteholder entered into exchange agreements, pursuant to which a portion of the April 2, 2021 Note was partitioned into new notes with an aggregate principal amount of $1.5 million, which were exchanged concurrently with the issuance of approximately 8.7 million shares of common stock.

Form 12b-25

On August 30, 2023, the Company filed Form 12b-25 due to the Company’s inability to file timely, without unreasonable effort and expense, its Annual Report on Form 10-K for the fiscal year ended May 31, 2023, because additional time was required before issuing the Company’s financial statements for the fiscal year ended May 31, 2023, to evaluate the implications of an Order released by the Public Company Accounting Oversight Board (the “PCAOB”) on August 29, 2023, shortly before the Company’s filing deadline. The Company was subsequently able to determine that there was no substantive effect on the Company’s financial statements, including its fiscal year end 2023 financials.

Quarterly Financial Statements (unaudited)

CytoDyn Inc.

Consolidated Balance Sheets

(Unaudited, in thousands, except par value)

	November 30, 2023	May 31, 2023
Assets
Current assets:
Cash	$147	$2,541
Restricted cash	6,577	6,507
Prepaid expenses	1,578	1,167
Prepaid service fees	538	590
Total current assets	8,840	10,805
Other non-current assets	400	487
Total assets	$9,240	$11,292
Liabilities and Stockholders’ Deficit
Current liabilities:
Accounts payable	$62,328	$62,725
Accrued liabilities and compensation	9,150	6,669
Accrued interest on convertible notes	12,936	10,598
Accrued dividends on convertible preferred stock	6,049	5,308
Convertible notes payable, net	32,914	34,417
Derivative liability - equity instruments	33	79
Total current liabilities	123,410	119,796
Notes payable, net	—	714
Operating leases	211	283
Total liabilities	123,621	120,793
Commitments and Contingencies (Note 8)
Stockholders’ deficit:
Preferred stock, $0.001 par value; 5,000 shares authorized:
Series B convertible preferred stock, $0.001 par value; 400 authorized; 19 issued and outstanding at November 30, 2023 and May 31, 2023	—	—
Series C convertible preferred stock, $0.001 par value; 8 authorized; 6 issued and outstanding at November 30, 2023 and May 31, 2023	—	—
Series D convertible preferred stock, $0.001 par value; 12 authorized; 9 issued and outstanding at November 30, 2023 and May 31, 2023	—	—
Common stock, $0.001 par value; 1,750,000 shares authorized; 971,729 and 919,053 issued, and 971,286 and 918,610 outstanding at November 30, 2023 and May 31, 2023, respectively	971	919
Treasury stock, $0.001 par value; 443 shares at November 30, 2023 and May 31, 2023	—	—
Additional paid-in capital	747,472	731,270
Accumulated deficit	(862,824)	(841,690)
Total stockholders’ deficit	(114,381)	(109,501)
Total liabilities and stockholders' deficit	$9,240	$11,292

See accompanying notes to consolidated financial statements.

CytoDyn Inc.

Consolidated Statements of Operations

(Unaudited, in thousands, except per share data)

	Three months ended November 30,		Six months ended November 30,
	2023	2022	2023	2022
Operating expenses:
General and administrative	$2,311	$5,043	$4,999	$11,376
Research and development	1,079	137	2,993	713
Amortization and depreciation	8	54	18	153
Inventory charge	—	17,929	—	20,633
Total operating expenses	3,398	23,163	8,010	32,875
Operating loss	(3,398)	(23,163)	(8,010)	(32,875)
Interest and other expenses:
Interest on convertible notes	(1,164)	(1,159)	(2,361)	(2,305)
Amortization of discount on convertible notes	(142)	(580)	(542)	(1,156)
Amortization of debt issuance costs	(3)	(18)	(369)	(34)
Issuance costs for private placement of shares and warrants through placement agent (Note 5)	(906)	—	(906)	—
Loss on induced conversion	(636)	(638)	(2,640)	(638)
Finance charges	(891)	(937)	(1,803)	(1,877)
Loss on note extinguishment	(2,406)	—	(4,490)	—
Gain (loss) on derivatives	(17)	—	(13)	(8,601)
Total interest and other expenses	(6,165)	(3,332)	(13,124)	(14,611)
Loss before income taxes	(9,563)	(26,495)	(21,134)	(47,486)
Income tax benefit	—	—	—	—
Net loss	$(9,563)	$(26,495)	$(21,134)	$(47,486)
Basic and diluted:
Weighted average common shares outstanding	958,988	813,373	941,191	800,545
Loss per share	$(0.01)	$(0.03)	$(0.02)	$(0.07)

See accompanying notes to consolidated financial statements.

CytoDyn Inc.

Consolidated Statement of Changes in Stockholders’ Deficit

(Unaudited, in thousands)

	Preferred stock		Common stock		Treasury stock		Additional	Accumulated	Total stockholders'
	Shares	Amount	Shares	Amount	Shares	Amount	paid-in capital	deficit	deficit
Balance at May 31, 2023	34	$—	919,053	$919	443	$—	$731,270	$(841,690)	$(109,501)
Issuance of stock for convertible note repayment	—	—	8,661	8	—	—	1,492	—	1,500
Loss on induced conversion	—	—	—	—	—	—	2,004	—	2,004
Warrants issued in note offering	—	—	—	—	—	—	170	—	170
Stock issued for compensation	—	—	686	1	—	—	154	—	155
Warrant exercises	—	—	3,000	3	—	—	297	—	300
Dividends accrued on Series C and D convertible preferred stock	—	—	—	—	—	—	(373)	—	(373)
Reclassification of warrants from liability to equity classified	—	—	—	—	—	—	79	—	79
Stock-based compensation	—	—	—	—	—	—	348	—	348
Net loss	—	—	—	—	—	—	—	(11,571)	(11,571)
Balance at August 31, 2023	34	—	931,400	931	443	—	735,441	(853,261)	(116,889)
Issuance of stock for convertible note repayment	—	—	3,535	4	—	—	496	—	500
Loss on induced conversion	—	—	—	—	—	—	636	—	636
Warrants issued in note offering	—	—	—	—	—	—	10	—	10
Note conversion	—	—	14,339	14	—	—	4,379	—	4,393
Stock issued for compensation	—	—	559	1	—	—	97	—	98
Stock issued for private offering	—	—	21,453	21	—	—	6,307	—	6,328
Dividends accrued on Series C and D convertible preferred stock	—	—	—	—	—	—	(368)	—	(368)
Stock-based compensation	—	—	—	—	—	—	474	—	474
Net loss	—	—	—	—	—	—	—	(9,563)	(9,563)
Balance at November 30, 2023	34	$—	971,286	$971	443	$—	$747,472	$(862,824)	$(114,381)

	Preferred stock		Common stock		Treasury stock		Additional	Accumulated	Total stockholders'
	Shares	Amount	Shares	Amount	Shares	Amount	paid-in capital	deficit	deficit
Balance at May 31, 2022	35	$—	720,028	$720	443	$—	$671,013	$(766,131)	$(94,398)
Stock issued for compensation	—	—	879	1	—	—	344	—	345
Stock issued for private offerings	—	—	85,378	85	—	—	17,459	—	17,544
Issuance costs related to stock issued for private offerings	—	—	—	—	—	—	(6,289)	—	(6,289)
Conversion of Series C convertible preferred stock to common stock	(1)	—	1,136	1	—	—	(1)	—	—
Warrant exercises	—	—	657	1	—	—	263	—	264
Deemed dividend paid in common stock due to down round provision, recorded in additional paid-in capital	—	—	4,620	5	—	—	(5)	—	—
Accrued preferred stock dividends	—	—	—	—	—	—	(384)	—	(384)
Reclassification of warrants from liability to equity classified	—	—	—	—	—	—	8,601	—	8,601
Stock-based compensation	—	—	—	—	—	—	996	—	996
Reclassification of prior period preferred stock dividends	—	—	—	—	—	—	(4,265)	4,265	—
Net loss	—	—	—	—	—	—	—	(20,991)	(20,991)
Balance at August 31, 2022	34	—	812,698	813	443	—	687,732	(782,857)	(94,312)
Issuance of stock for convertible note repayment	—	—	1,822	2	—	—	498	—	500
Loss on induced conversion	—	—	—	—	—	—	638	—	638
Stock issued for compensation	—	—	765	—	—	—	310	—	310
Exercise of warrants, net of issuance costs	—	—	9,652	10	—	—	2,123	—	2,133
Make-whole shares related to private warrant exchange	—	—	23	—	—	—	—	—	—
Dividend paid in common stock upon conversion of Series C convertible preferred stock ($0.50 per share)	—	—	319	—	—	—	159	—	159
Dividends accrued on Series C and D convertible preferred stock	—	—	—	—	—	—	(369)	—	(369)
Stock-based compensation	—	—	—	—	—	—	1,467	—	1,467
Net loss	—	—	—	—	—	—	—	(26,495)	(26,495)
Balance at November 30, 2022	34	$—	825,279	$825	443	$—	$692,558	$(809,352)	$(115,969)

See accompanying notes to consolidated financial statements.

CytoDyn Inc.

Consolidated Statements of Cash Flows

(Unaudited, in thousands)

	Six months ended November 30,
	2023	2022

Cash flows from operating activities:
Net loss	$(21,134)	$(47,486)
Adjustments to reconcile net loss to net cash used in operating activities:
Amortization and depreciation	18	153
Amortization of debt issuance costs	369	34
Issuance costs for private placement of shares and warrants through placement agent	906	—
Amortization of discount on convertible notes	542	1,156
Loss on derivatives	13	8,601
Loss on induced conversion	2,640	638
Loss on note extinguishment	4,490	—
Inventory charge	—	20,633
Stock-based compensation	1,075	3,118
Changes in operating assets and liabilities:
(Increase) decrease in prepaid expenses and other assets	(290)	(303)
(Decrease) increase in accounts payable and accrued expenses	4,374	(2,024)
Net cash used in operating activities	(6,997)	(15,480)
Cash flows from investing activities:
Net cash Provided by/used in investing activities	—	—
Cash flows from financing activities:
Proceeds from warrant transactions, net of offering costs	—	2,133
Proceeds from sale of common stock and warrants, net of issuance costs	3,016	11,255
Proceeds from warrant exercises	300	264
Proceeds held in trust	—	200
Proceeds from convertible note and warrant issuances, net of issuance costs	1,357	—
Net cash provided by financing activities	4,673	13,852
Net change in cash and restricted cash	(2,324)	(1,628)
Cash and restricted cash at beginning of period	9,048	4,231
Cash and restricted cash at end of period	$6,724	$2,603
Cash and restricted cash consisted of the following:
Cash	$147	$2,403
Restricted cash	6,577	200
Total cash and restricted cash	$6,724	$2,603
Supplemental disclosure:
Cash paid for interest	$38	$—
Non-cash investing and financing transactions:
Derivative liability associated with warrants	$80	$8,601
Issuance of common stock for principal of convertible notes	$2,000	$500
Accrued dividends on Series C and D convertible preferred stock	$741	$753
Warrants issued to placement agent	$413	$159
Deemed dividend on common stock issued due to down round provision, recorded in additional paid-in capital	$—	$5,294
Note conversion to common stock and warrants	$2,295	$—

See accompanying notes to consolidated financial statements.

CYTODYN INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

AS OF NOVEMBER 30, 2023

(Unaudited)

Note 1. Organization

CytoDyn Inc. (together with its wholly owned subsidiaries, the “Company”) was originally incorporated under the laws of Colorado on May 2, 2002, under the name RexRay Corporation and, effective August 27, 2015, reincorporated under the laws of Delaware. The Company is a clinical-stage biotechnology company focused on the clinical development of innovative treatments for multiple therapeutic indications based on its product candidate, leronlimab, a novel humanized monoclonal antibody targeting the C-C chemokine receptor type 5 (“CCR5”).

The Company has been investigating leronlimab as a viral entry inhibitor for treatment of human immunodeficiency virus (“HIV”), believed to competitively bind to the N-terminus and second extracellular loop of the CCR5 receptor. For immunology, the CCR5 receptor is believed to be implicated in immune-mediated illnesses such as Metabolic dysfunction-associated steatohepatitis (“MASH”), replacement for the term nonalcoholic steatohepatitis (“NASH”). Leronlimab is being or has been studied in MASH, MASH-HIV, solid tumors in oncology, and other HIV indications where CCR5 is believed to play an integral role.

Note 2. Summary of Significant Accounting Policies

Basis of presentation

The unaudited interim consolidated financial statements include the accounts of CytoDyn Inc. and its wholly owned subsidiary, CytoDyn Operations Inc. All intercompany transactions and balances are eliminated in consolidation. The consolidated financial statements reflect all normal recurring adjustments which are, in the opinion of management, necessary for a fair statement of the results of operations for the interim financial statements. Certain information and footnote disclosures normally included in financial statements prepared in accordance with accounting principles generally accepted in the United States (“U.S. GAAP” or “GAAP”) have been omitted in accordance with the rules and regulations of the United States Securities and Exchange Commission (“SEC”). The interim financial information and notes thereto should be read in conjunction with the Company's latest Annual Report on Form 10-K for the fiscal year ended May 31, 2023 (the “2023 Form 10-K”). The results of operations for the periods presented are not necessarily indicative of results to be expected for the entire fiscal year or for any other future annual or interim period.

Reclassifications

Certain prior year and prior quarter amounts shown in the accompanying consolidated financial statements have been reclassified to conform to the current period presentation. Such reclassifications did not have a material effect on the Company’s previously reported financial position, results of operations, stockholders’ deficit, or net cash provided by operating activities.

Going concern

The accompanying consolidated financial statements have been prepared on a going concern basis, which contemplates the realization of assets and satisfaction of liabilities in the normal course of business. As presented in the accompanying consolidated financial statements, the Company had losses for all periods presented. The Company incurred a net loss of approximately $21.1 million for the six months ended November 30, 2023, and has an accumulated deficit of approximately $862.8 million as of November 30, 2023. These factors, among several others, including the various matters discussed in Note 8, Commitments and Contingencies, raise substantial doubt about the Company’s ability to continue as a going concern. The consolidated financial statements do not include any adjustments relating to the recoverability of assets and classification of liabilities that might be necessary should the Company be unable to continue as a going concern.

The Company’s continuance as a going concern is dependent upon its ability to obtain additional operating capital, complete the development of its product candidate, leronlimab, obtain approval to commercialize leronlimab from regulatory agencies, continue to outsource manufacturing of leronlimab, and ultimately achieve revenues and attain profitability. The Company plans to continue to engage in research and development activities related to leronlimab and a new or modified longer-acting therapeutic for multiple indications and expects to incur significant research and development expenses in the future, primarily related to its regulatory compliance, including seeking the lifting of the U.S Food and Drug Administration’s (the “FDA”) clinical hold with regard to the Company’s HIV program, performing additional pre-clinical and clinical studies in various indications, and seeking regulatory approval for its product candidate for commercialization. These research and development activities are subject to significant risks and uncertainties. The Company intends to finance its future development activities and its working capital needs primarily from the sale of equity and debt securities, combined with additional funding from other sources. However, there can be no assurance that the Company will be successful in these endeavors.

Use of estimates

The preparation of the consolidated financial statements in accordance with accounting principles GAAP requires management to make estimates and judgments that affect the reported amounts of assets, liabilities, and the disclosure of contingent assets and liabilities at the date of consolidated financial statements, and the reported amounts of revenue and expenses during the reporting period. Estimates are assessed each period and updated to reflect current information, such as the status of our analysis of the results of our clinical trials and/or discussions with the FDA which could have an impact on the Company’s significant accounting estimates and assumptions. The Company’s estimates are based on historical experience and on various market and other relevant, appropriate assumptions. Significant estimates include, but are not limited to, those relating to capitalization and write-off of pre-launch inventories, charges for excess and obsolete inventories, research and development expenses, commitments and contingencies, stock-based compensation, and the assumptions used to value warrants and warrant modifications. Actual results could differ from these estimates.

Restricted cash

As of November 30, 2023, the Company had recorded approximately $6.6 million of restricted cash. The restricted cash is related to cash held as collateral in connection with a surety bond that was posted as required in the Amarex litigation and will remain as restricted cash until the litigation is resolved.

Recent Accounting Pronouncements

In July 2023, the Financial Accounting Standards Board ("FASB") issued Accounting Standards Update ("ASU") 2023-03, “Presentation of Financial Statements (Topic 205), Income Statement - Reporting Comprehensive Income (Topic 220), Distinguishing Liabilities from Equity (Topic 480), Equity (Topic 505), and Compensation - Stock Compensation (Topic 718): Amendments to SEC Paragraphs Pursuant to SEC Staff Accounting Bulletin No. 120, SEC Staff Announcement at the March 24, 2022 EITF Meeting, and Staff Accounting Bulletin Topic 6.B, Accounting Series Release 280 - General Revision of Regulation S-X: Income or Loss Applicable to Common Stock” (“ASU 2023-03”). This ASU amends various paragraphs in the accounting codification pursuant to the issuance of Commission Staff Bulletin ("SAB") number 120. ASU 2023-03 does not provide any new guidance and is immediately effective. ASU 2023-03 did not have a material impact on the consolidated financial statements.

In October 2023, the FASB issued ASU 2023-06, Disclosure Improvements – Codification Amendments in Response to the SEC’s Disclosure Update and Simplification Initiative. The amendments clarify or improve disclosure and presentation requirements on various disclosure areas, including the statement of cash flows, earnings per share, debt, equity, and derivatives. The amendments will align the requirements in the FASB ASC with the SEC’s regulations. The amendments in this ASU will be effective on the date the related disclosures are removed from Regulation S-X or Regulation S-K by the SEC, and will not be effective if the SEC has not removed the applicable disclosure requirement by June 30, 2027. Early adoption is prohibited. The Company is currently evaluating the impact of the amendments on its financial statement disclosures.

On December 14, 2023, the FASB issued ASU No. 2023-09, Improvements to Income Tax Disclosures, which requires disclosure of disaggregated income taxes paid, prescribes standard categories for the components of the effective tax rate reconciliation, and modifies other income tax-related disclosures. The ASU is effective for annual periods beginning after December 15, 2024 and allows for adoption on a prospective basis, with a retrospective option. The Company is currently evaluating the effect of this update on its consolidated financial statements and related disclosures.

Note 3. Accounts Payable and Accrued Liabilities and Compensation

As of November 30, 2023 and May 31, 2023, the accounts payable balance was approximately $62.3 million and $62.7 million, respectively, with two vendors accounting for 70% and 72% of the total balance of accounts payable at the respective dates.

The components of accrued liabilities and compensation are as follows (in thousands):

	November 30, 2023	May 31, 2023
Compensation and related expense	$228	$335
Legal fees and settlement	81	168
Clinical expense	346	187
Accrued inventory charges and expenses	7,023	4,978
License fees	1,330	862
Lease payable	142	139
Total accrued liabilities	$9,150	$6,669

Note 4. Convertible Instruments and Accrued Interest

Convertible preferred stock

The following table presents the number of potentially issuable shares of common stock should shares of preferred stock and amounts of undeclared and accrued preferred dividends be converted to common stock.

	November 30, 2023			May 31, 2023
(in thousands except conversion rate)	Series B	Series C	Series D	Series B	Series C	Series D
Shares of preferred stock outstanding	19	6	9	19	6	9
Common stock conversion rate	10:1	2,000:1	1,250:1	10:1	2,000:1	1,250:1
Total shares of common stock if converted	190	12,670	10,565	190	12,670	10,565
Undeclared dividends	$17	$-	$-	$15	$-	$-
Accrued dividends	$-	$2,818	$3,231	$-	$2,500	$2,808
Total shares of common stock if dividends converted	34	5,636	6,462	30	5,000	5,616

Under the Company’s Amended and Restated Certificate of Incorporation, as amended (the “Certificate of Incorporation”), dividends on its outstanding shares of Series B Convertible Preferred Stock (the “Series B preferred stock”) may be paid in cash or shares of the Company’s common stock at the option of the Company. Dividends on outstanding shares of Series C Convertible Preferred Stock (the “Series C preferred stock”) and Series D Convertible Preferred Stock (the “Series D preferred stock”) are payable in cash or shares of common stock at the election of the holder. The preferred stockholders have the right to dividends only when and if declared by the Company’s Board of Directors. Under Section 170 of the Delaware General Corporation Law, the Company is permitted to pay dividends only out of capital surplus or, if none, out of net profits for the fiscal year in which the dividend is declared or net profits from the preceding fiscal year.

Series B preferred stock provides for a liquidation preference over the common shares of $5.00 per share, plus any accrued and unpaid dividends. In the event of liquidation, holders of Series C and Series D preferred stock will be entitled to receive, on a pari passu basis, and in preference of any payment or distribution to holders of the Series B preferred stock and common stock, an amount per share equal to $1,000 per share plus any accrued and unpaid dividends.

Convertible notes and accrued interest

	November 30, 2023				May 31, 2023
(in thousands)	April 2, 2021 Note	April 23, 2021 Note	Short-term Notes	Total	April 2, 2021 Note	April 23, 2021 Note	Placement Agent Notes	Total
Convertible notes payable outstanding principal	$4,081	$29,369	$250	$33,700	$6,081	$29,369	$1,000	$36,450
Less: Unamortized debt discount and issuance costs	(102)	(607)	(77)	(786)	(211)	(822)	(286)	(1,319)
Convertible notes payable, net	3,979	28,762	173	32,914	5,870	28,547	714	35,131
Accrued interest on convertible notes	4,261	8,675	-	12,936	3,804	6,789	5	10,598
Outstanding convertible notes payable, net and accrued interest	$8,240	$37,437	$173	$45,850	$9,674	$35,336	$719	$45,729

Reconciliation of changes to the outstanding balance of convertible notes, including accrued interest, were as follows:

(in thousands)	April 2, 2021 Note	April 23, 2021 Note	Placement Agent Notes	Short-Term Notes	Total
Outstanding balance at May 31, 2023	$9,674	$35,336	$719	$-	$45,729
Consideration received	-	-	975	169	1,144
Amortization of issuance discount and costs	109	215	583	4	911
Interest expense	457	1,886	18	-	2,361
Fair market value of shares and warrants exchanged for repayment	(2,640)	-	(4,379)	-	(7,019)
Difference between market value of common shares and reduction of principal	640	-	2,084	-	2,724
Outstanding balance at November 30, 2023	$8,240	$37,437	$-	$173	$45,850

April 2, 2021 & April 23, 2021 Notes

Key terms of the outstanding convertible notes are as follows:

	November 30, 2023
	April 2, 2021 Note	April 23, 2021 Note
Interest rate per annum	10%	10%
Conversion price per share upon five trading days' notice	$10.00	$10.00
Party that controls the conversion rights	Investor	Investor
Maturity date	April 5, 2025	April 23, 2025
Security interest	All Company assets excluding intellectual property

In addition to standard anti-dilution adjustments, the conversion price of the April 2, 2021 Note and April 23, 2021 Note is subject to full-ratchet anti-dilution protection, pursuant to which the conversion price will be automatically reduced to equal the effective price per share in any new offering by the Company of equity securities that have registration rights, are registered, or become registered under the Securities Act of 1933, as amended (the “Securities Act”). The April 2, 2021 Note and April 23, 2021 Note provide for liquidated damages upon failure to deliver common stock within specified timeframes and require the Company to maintain a share reservation of 6.0 million shares of common stock for each Note.

During the six months ended November 30, 2023, in satisfaction of redemptions, the Company and the April 2, 2021 Noteholder entered into four exchange agreements, pursuant to which the April 2, 2021 Note was partitioned into new notes (the “Partitioned Notes”) with an aggregate principal amount of $2.0 million, which was exchanged concurrently with the issuance of approximately 12.2 million shares of common stock. The outstanding balance of the April 2, 2021 Note was reduced by the Partitioned Notes to a principal amount of $4.1 million. The Company accounted for the Partitioned Notes and exchange settlements as induced conversions, and, accordingly, recorded a non-cash loss on convertible debt induced conversion of $2.6 million for the six months ended November 30, 2023.

As of December 31, 2023, the holders of the April 2 and April 23 Notes waived all provisions in the convertible notes that, based on the occurrence of various events through that date, could have triggered the imposition of a default interest rate, a downward adjustment of the conversion price, or specified other provisions relating to default, breach or imposition of a penalty. Accordingly, the Company was not in default under the notes on December 31, 2023.

Please refer to Note 6, Convertible Instruments and Accrued Interest, in the Company’s 2023 Form 10-K for additional information.

Placement Agent Notes

During the period April through June 2023, the Company entered into securities purchase agreements pursuant to which the Company issued secured promissory notes bearing interest at a rate of 6.0% and with an 18-month term to accredited investors through a placement agent (“Placement Agent Notes”) for a total principal amount of $2.3 million, of which $1.3 million was sold in June 2023. The Placement Agent Notes were secured by the net cash recovery, if any, by the Company in its dispute with Amarex and provided the investors with a right to convert the unpaid principal and accrued but unpaid interest into shares of common stock upon the occurrence of an event of default. The Placement Agent Notes had maturity dates during the fiscal year ending May 31, 2025.

In connection with the sale in June 2023, the Company issued warrants to investors to purchase approximately 1.3 million shares of common stock with a three-year term and an exercise price of $0.50 per share. The net proceeds from the sale of the Placement Agent Notes in June of approximately $1.1 million reflect issuance costs of approximately $0.2 million. The Company also issued warrants to purchase approximately 0.4 million shares of common stock to the placement agent with a ten-year term and an exercise price of $0.26 per share, which the Company accounted for as additional issuance costs related to the sale of Placement Agent Notes in June 2023. The Company allocated the proceeds between the liability-classified Placement Agent Notes and the equity-classified warrants based on their relative fair values.

During June 2023, an amendment was entered into with the investors of the Placement Agent Notes, which stated that the principal amount and accrued but unpaid interest on the notes would be converted into shares of common stock and warrants as of the first closing of a subsequent private placement of common stock and warrants through a placement agent. The deemed purchase price of a unit of one share plus one warrant was fixed at 90% of the lower of the intraday volume weighted average price (“VWAP”) on the date of the first closing and last closing of the private placement, while the exercise price of the warrants was set at $0.306 per share, compared to $0.50 per share in the original private placement.

In July 2023, the first closing of the subsequent private placement of common stock and warrants through a placement agent occurred. Therefore, the Placement Agent Notes were converted into units with the same pricing as the private placement described in Note 5, Equity Awards and Warrants – Private placement of common stock and warrants through placement agent. The $2.1 million difference in fair value between the shares and warrants and the principal amount of the Placement Agent Notes was accounted for as a loss on note extinguishment. See Note 5, Equity Awards and Warrants – Liability-classified equity instruments for additional information.

Short-term Notes

During November 2023, the Company began issuing unsecured promissory notes bearing interest at a rate of 10% to accredited investors under a securities purchase agreement through a placement agent (“Short-term Notes”). Short-term Notes for a total principal amount of $0.3 million were issued in November 2023. The principal amount and accrued but unpaid interest on the notes will be converted into units consisting of shares of common stock and warrants as of the first closing of a subsequent private placement of common stock and warrants through a placement agent at a 20% discount to the price at which the units are sold in the private placement. The Short-term Notes’ maturity date is June 7, 2024. The Company also agreed to issue warrants at the final closing of the sale of Short-term Notes to purchase one share of common stock for each dollar of principal amount of Short-term Notes sold. The warrants have a five-year term and an exercise price of $0.35 per share. The net proceeds from the sale of the Short-term Notes in November 2023 of $0.2 million reflect issuance costs of approximately $37.5 thousand. The Company allocated the proceeds between the liability-classified Short-term Notes and the equity-classified warrants based on their relative fair values.

The Company also agreed to issue warrants to purchase shares of common stock to the placement agent with a ten-year term, with the number of warrants and the exercise price of the warrants to be determined by the share price on the final closing date of the sale of Short-term Notes. The Company accounted for the warrants to be issued to the placement agent as additional issuance costs. See Note 5, Equity Awards and Warrants – Liability-classified equity instruments for additional information.

Note 5. Equity Awards and Warrants

Liability-classified equity instruments

During April and May 2023, the Company sold Placement Agent Notes through a placement agent. See Note 4, Convertible Instruments and Accrued Interest – Placement Agent Notes. The Company agreed to issue warrants to the placement agent as part of the issuance costs with an exercise price that was not determined until the final closing date. As the exercise price of the warrants was to be fixed based on the final terms of the offering, the Company accounted for the warrants as a liability-classified warrant beginning on the initial closing date until the final closing date. The value of the warrants at May 31, 2023, was recorded as a derivative liability on the balance sheet, and the change in the fair value of the warrants was recorded as a gain or loss on derivatives. On June 23, 2023, the final closing of the Placement Agent Notes occurred, and the fair value of the warrants became equity classified.

On July 31, 2023, the Placement Agent Notes were converted into units that had similar terms to units being offered in a private placement of shares and warrants through a placement agent. See Private placement of common stock and warrants through placement agent below. As the unit price was not determinable until the final closing date of the subsequent private placement, the units related to the conversion of the Placement Agent Notes were recorded as a liability and at fair value. On October 23, 2023, the private placement was concluded, which finalized the unit purchase price at $0.16, and the fair value of the units became equity-classified.

During November 2023, in connection with the issuance of the Short-term Notes as described in Note 4, Convertible Instruments and Accrued Interest – Short-term Notes, the Company agreed to issue warrants to the placement agent as part of the issuance costs, with the ultimate number of warrants and exercise price to be determined as of the final closing date of a private placement of common stock and warrants through a placement agent that commenced in December 2023. As the number of warrants and the exercise price of the warrants will be variable until the final closing date, the Company accounted for the warrants as a liability-classified warrant beginning on the initial closing date until the final closing date. The value of the warrants was recorded as a derivative liability on the balance sheet, and the change in the fair value of the warrants is recorded as a gain or loss on derivatives.

In accordance with the prescribed accounting guidance, the Company measured fair value of liability-classified equity instruments using fair value hierarchy which include:

Level 1. Quoted prices in active markets for identical assets or liabilities.

Level 2.

Observable inputs other than Level 1 prices, such as quoted prices for similar assets or liabilities, quoted prices in markets with insufficient volume or infrequent transactions (less active markets), or model-derived valuations in which all significant inputs are observable or can be derived principally from or corroborated with observable market data for substantially the full term of the assets or liabilities. Level 2 inputs also include non-binding market consensus prices that can be corroborated with observable market data, as well as quoted prices that were adjusted for security-specific restrictions.

Level 3.

Unobservable inputs to the valuation methodology are significant to the measurement of the fair value of assets or liabilities. These Level 3 inputs also include non-binding market consensus prices or non-binding broker quotes that the Company was unable to corroborate with observable market data.

The table below presents a reconciliation of the beginning and ending balances for liabilities measured at fair value as of May 31, 2023, and November 30, 2023:

(in thousands)	Derivative liability
Balance at May 31, 2023	$79
Value upon notes converted to units in the private offering	4,379
Warrants classified as equity during quarter	(79)
Gain on derivative due to change in fair market value	(4)
Balance at August 31, 2023	$4,375
Value upon liability-classified equity instruments reclassified to equity	(4,393)
Warrants classified as a liability during quarter	34
Loss on derivative due to change in fair market value	17
Balance at November 30, 2023	$33

The Company used a Black-Scholes valuation model to estimate the value of the liability-classified warrants using assumptions presented in the table below. The Black-Scholes valuation model was used because management believes it reflects all the assumptions that market participants would likely consider in negotiating the transfer of the warrant. The Company’s derivative liability is classified within Level 3.

	Placement	Note conversion	Placement Agent	Note conversion	Note conversion	Placement Agent	Placement Agent
	Agent warrants	warrants on	warrants at	warrants at	warrants at	warrants at	warrants at
	at May 31, 2023	conversion date	equity classification	August 31, 2023	equity classification	issuance	November 30, 2023
Fair value of underlying stock	$ 0.26	$ 0.21	$ 0.27	$ 0.21	$ 0.17	$ 0.18	$ 0.17
Risk free rate	3.64%	4.18%	3.74%	4.23%	4.81%	4.42%	4.37%
Expected term (in years)	10.00	5.00	10.00	5.00	5.00	10.00	10.00
Stock price volatility	97.90%	124.55%	97.45%	124.06%	124.70%	95.82%	95.82%
Expected dividend yield	0.00%	0.00%	0.00%	0.00%	0.00%	0.00%	0.00%

Equity Incentive Plan (“EIP”)

As of November 30, 2023, the Company had one active stock-based equity plan, the CytoDyn Inc. Amended and Restated 2012 Equity Incentive Plan (the “EIP”). As of November 30, 2023 and May 31, 2023, the EIP covered a total of 56.3 million shares of common stock. The Board also made a determination to waive the “evergreen provision” that would have automatically increased the number of shares of common stock subject to the EIP by an amount equal to 1% of the total outstanding shares on June 1, 2023. The EIP provides for awards of stock options to purchase shares of common stock, restricted and unrestricted shares of common stock, restricted stock units (“RSUs”), and performance share units (“PSUs”).

The Company recognizes the compensation cost of employee and director services received in exchange for equity awards based on the grant date estimated fair value of the awards. The Company estimates the fair value of RSUs and PSUs using the value of the Company’s stock on the date of grant. Share-based compensation cost is recognized over the period during which the employee or director is required to provide service in exchange for the award and, as forfeitures occur, the associated compensation cost recognized to date is reversed. For awards with performance-based payout conditions, the Company recognizes compensation cost based on the probability of achieving the performance conditions, with changes in expectations recognized as an adjustment to earnings in the period of change. Any recognized compensation cost is reversed if the conditions ultimately are not met.

Stock-based compensation for the three months ended November 30, 2023 and 2022 was $0.6 million and $1.8 million, respectively, and for the six months ended November 30, 2023 and 2022 was $1.1 million and $3.1 million, respectively. Stock-based compensation is recorded in general and administrative costs.

Stock options

Stock option activity is presented in the table below:

			Weighted
			average
		Weighted	remaining	Aggregate
	Number of	average	contractual	intrinsic
(in thousands, except per share data and years)	shares	exercise price	life in years	value
Options outstanding at May 31, 2023	19,823	$0.99	7.87	$—
Granted	500	$0.26
Exercised	—	$-
Forfeited, expired, and cancelled	(692)	$1.45
Options outstanding at November 30, 2023	19,631	$0.96	7.46	$—
Options outstanding and exercisable at November 30, 2023	14,187	$1.12	6.93	$—

During the six months ended November 30, 2023 and 2022, stock options for approximately 0.5 million shares and 12.4 million shares, respectively, were granted. The current year options vest when performance conditions are completed. Of the prior year options, 10.9 million options vest over four years, 1.1 million vested over one year, and 0.4 million vested immediately. The Company records compensation expense based on the Black-Scholes fair value per share of the awards on the grant date. The weighted average fair value per share was $0.23 and $0.34 for the six months ended November 30, 2023 and 2022, respectively.

RSUs and PSUs

The EIP provides for equity instruments, such as RSUs and PSUs, which grant the right to receive a specified number of shares over a specified period of time. RSUs and PSUs are service-based awards that vest according to the terms of the grant. PSUs have performance-based payout conditions.

The following table summarizes the Company’s RSU and PSU activity:

	Number of	Weighted average	remaining contractual
(shares in thousands)	RSUs and PSUs (1)	grant date fair value	life in years
Unvested RSUs and PSUs at May 31, 2023	1,293	$0.58	0.81
RSUs and PSUs granted	—	—
RSUs and PSUs forfeited	(1,293)	0.58
RSUs and PSUs vested	—	—
Unvested RSUs and PSUs at November 30, 2023	—	$—	—

(1)	The number of PSUs disclosed in this table are at the target level of 100%.

Issuance of shares to consultants and employees

The Board has approved the issuance under the EIP of shares of common stock to consultants as payment for services provided. During the six months ended November 30, 2023 and 2022, a total of 1,091,865 and 510,872 shares of common stock, respectively, were issued pursuant to the respective award agreements with the consultants.

In order to preserve cash resources, the Board has approved the issuance under the EIP of shares of common stock as severance payments to former employees. During the six months ended November 30, 2023 and 2022 a total of 153,027 and 460,095 shares of common stock, respectively, were issued as severance.

Private placement of common stock and warrants through placement agent

In July 2023, the Company commenced a private placement of units consisting of common stock and warrants to accredited investors through a placement agent. Each unit sold included a fixed combination of one share of common stock and one warrant to purchase one share of common stock. The purchase price per unit was $0.16, equal to 90% of the intraday VWAP of the common stock as of the last closing on September 27, 2023. From July through September 2023, the Company sold a total of approximately 21.5 million units for a total of approximately $3.0 million of proceeds, net of issuance costs. The Company classified the securities issued in the private placement as a liability until the final close, when it was reclassified as equity. As part of the offering, the Company issued approximately 21.5 million warrants to investors, with each such warrant having a five-year term and an exercise price of $0.50 per share. The warrants were immediately exercisable. In connection with the above, the Company paid the placement agent a total cash fee of approximately $0.4 million, equal to 12% of the gross proceeds of the offering, as well as a one-time fee for expenses of $5,000, and issued to the placement agent and its designees, a total of approximately 3.2 million warrants with an exercise price of $0.16 per share and a ten-year term, representing 15% of the total number of shares of common stock sold in the offering.

Based on contractual payment terms, the private placement transactions above are considered convertible debt instruments prior to final settlement, and the option to enter a final closing that would lower the purchase price is considered a share-settled redemption feature. Therefore, the approximately $0.9 million of cash and non-cash issuance costs associated with such issuances were capitalized and subsequently recognized through the statement of operations as interest expense on the final closing date. As the VWAP of the final closing was lower than the VWAP on the initial closing, the share-settled redemption feature was triggered, and the Company recorded a $2.4 non-cash million loss on note extinguishment.

In addition, approximately $2.3 million principal and interest of the Placement Agent Notes were converted into approximately 14.3 million units with the same terms as described above except for a warrant exercise price of $0.306. See Note 4, Convertible Instruments and Accrued Interest – Placement Agent Notes, and Liability-classified equity instruments above for additional information.

Warrants

Warrant activity is presented in the table below:

			Weighted
			average
		Weighted	remaining	Aggregate
	Number of	average	contractual	intrinsic
(in thousands, except for share data and years)	shares	exercise price	life in years	value
Warrants outstanding at May 31, 2023	259,910	$0.37	4.57	$7,276
Granted	42,019	$0.40
Exercised	(3,000)	$0.10
Forfeited, expired, and cancelled	(5,603)	$0.75
Warrants outstanding at November 30, 2023	293,326	$0.37	4.31	$2,902
Warrants outstanding and exercisable at November 30, 2023	293,326	$0.37	4.31	$2,902

Warrant exercises

During the six months ended November 30, 2023, the Company issued approximately 3.0 million shares of common stock in connection with the exercise of an equal number of warrants. The stated exercise price was $0.10 per share, which resulted in aggregate gross proceeds of approximately $0.3 million.

Note 6. Loss per Common Share

Basic loss per share is computed by dividing the net loss adjusted for preferred stock dividends by the weighted average number of common shares outstanding during the period. Diluted loss per share includes the weighted average common shares outstanding and potentially dilutive common stock equivalents. Because of the net losses for all periods presented, the basic and diluted weighted average shares outstanding are the same since including the additional shares would have an anti-dilutive effect on loss per share. The reconciliation of the numerators and denominators of the basic and diluted net loss per share computations are as follows:

	Three months ended November 30,		Six months ended November 30,
(in thousands, except per share amounts)	2023	2022	2023	2022
Net loss	$(9,563)	$(26,495)	$(21,134)	$(47,486)
Less: Deemed dividends	—	(1,140)	—	(5,294)
Less: Accrued preferred stock dividends	(368)	(370)	(741)	(756)
Net loss applicable to common stockholders	$(9,931)	$(28,005)	$(21,875)	$(53,536)
Basic and diluted:
Weighted average common shares outstanding	958,988	813,373	941,191	800,545
Loss per share	$(0.01)	$(0.03)	$(0.02)	$(0.07)

The table below shows the approximate number of shares of common stock issuable upon the exercise, vesting, or conversion of outstanding options, warrants, unvested RSUs and PSUs, convertible notes, and convertible preferred stock (including undeclared dividends) that were not included in the computation of basic and diluted weighted average number of shares of common stock outstanding for the periods presented:

	Three and six months ended November 30,
(in thousands)	2023	2022
Stock options, warrants, and unvested restricted stock units	312,956	204,273
Convertible notes	12,000	12,000
Convertible preferred stock	35,558	32,591

Note 7. Income Taxes

The Company calculates its quarterly taxes under the effective tax rate method based on applying an anticipated annual effective rate to its year-to-date income, except for discrete items. Income taxes for discrete items are computed and recorded in the period that the specific transaction occurs. The Company’s net tax expense for the three and six months ended November 30, 2023 and 2022 was zero. The Company does not consider it more likely than not that the benefits from the net deferred tax assets will be realized; therefore, the Company maintains a full valuation allowance as of November 30, 2023 and May 31, 2023, thus creating a difference between the effective tax rate of 0% and the statutory rate of 21%.

Note 8. Commitments and Contingencies

Commitments with Samsung BioLogics Co., Ltd. (“Samsung”)

In April 2019, the Company entered into several agreements with Samsung, pursuant to which Samsung agreed to perform technology transfer, process validation, manufacturing, pre-approval inspection, and supply services for the commercial supply of leronlimab bulk drug substance. In 2020, the Company entered into an additional agreement, pursuant to which Samsung agreed to perform technology transfer, process validation, vial filling, and storage services for clinical, pre-approval inspection, and commercial supply of leronlimab drug product. Under the agreements, Samsung is obligated to procure necessary raw materials for the Company and manufacture a specified minimum number of batches, and the Company is required to provide a rolling three-year forecast of future estimated manufacturing requirements to Samsung that are binding.

On January 6, 2022, Samsung provided written notice to the Company alleging that the Company had materially breached the parties’ Master Services and Project Specific Agreements (the “Samsung Agreements”) for failure to pay $13.5 million due on December 31, 2021. An additional $22.8 million became due under the agreements on January 31, 2022.

On November 21, 2023, Samsung informed the Company of Samsung’s intent to terminate the Samsung Agreements, effective January 5, 2024. As of the date of this filing, the parties remain in communication about the outstanding issues under the agreements and potential options moving forward with Samsung. Under the Samsung Agreements, Samsung may be entitled to terminate its services if the parties cannot agree on the past-due balance. The Company currently holds sufficient leronlimab to conduct its prospective clinical trial(s) in the short term. Management continues to be in contact with Samsung regarding potential approaches to resolve these issues. Samsung paused manufacturing for all unfulfilled commitments not needed by the Company starting in January 2022. Accordingly, the Company has not recorded any accruals associated with the unfulfilled commitments as of November 30, 2023. In the event negotiations are unsuccessful, the Company may have to accrue a liability related to the unfulfilled commitments.

As of November 30, 2023, the Company had past due balances of approximately $32.0 million due to Samsung, which were included in accounts payable.

As of November 30, 2023, the future commitments pursuant to these agreements were estimated as follows (in thousands):

Fiscal Year	Amount
2024 (6 months remaining)	$156,388
2025	76,400
2026 and thereafter	—
Total	$232,788

Operating lease commitments

We lease our principal office location in Vancouver, Washington (the “Vancouver Lease”). The Vancouver Lease expires on April 30, 2026. Consistent with the guidance in ASC 842, Leases, we have recorded this lease in our consolidated balance sheet as an operating lease. For the purpose of determining the right of use asset and associated lease liability, we determined that the renewal of the Vancouver lease was not reasonably probable. The lease does not include any restrictions or covenants requiring special treatment under ASC 842, Leases. Operating lease costs for the three months ended November 30, 2023 and 2022 were $32.0 thousand and $46.4 thousand, respectively, and for the six months ended November 30, 2023 and 2022 were approximately $0.1 million and $0.1 million, respectively. Operating lease right-of-use assets are included in other non-current assets and the current portion of operating lease liabilities are included in accrued liabilities and compensation on the consolidated balance sheets. The long-term operating lease liabilities are presented separately as operating lease on the consolidated balance sheets. The following table summarizes the operating lease balances:

(in thousands)	November 30, 2023	May 31, 2023
Assets
Right-of-use asset	$332	$400
Liabilities
Current operating lease liability	$142	$139
Non-current operating lease liability	211	283
Total operating lease liability	$353	$422

The minimum (base rental) lease payments are expected to be as follows as of November 30, 2023 (in thousands):

Fiscal Year	Amount
2024 (6 months remaining)	$91
2025	185
2026	169
Thereafter	—
Total operating lease payments	445
Less: imputed interest	(92)
Present value of operating lease liabilities	$353

Supplemental information related to operating leases was as follows:

	November 30, 2023
Weighted average remaining lease term	2.4	years
Weighted average discount rate	10.0%

Distribution and licensing commitments

Refer to Note 10, Commitments and Contingencies, in the 2023 Form 10-K for additional information.

Legal proceedings

As of November 30, 2023, the Company did not record any accruals related to the outcomes of the legal matters described below. It may not be possible to determine the outcome of these proceedings, including the defense and other litigation-related costs and expenses that may be incurred by the Company, as the outcomes of legal proceedings are inherently uncertain. Therefore, it is possible that the ultimate outcome of any proceeding, if in excess of a recognized accrual, if any, could be material to the Company’s consolidated financial statements.

Securities Class Action Lawsuits

On March 17, 2021, a stockholder filed a putative class-action lawsuit (the “March 17, 2021 lawsuit”) in the U.S. District Court for the Western District of Washington against the Company and certain former officers. The complaint generally alleges the defendants made false and misleading statements regarding the viability of leronlimab as a potential treatment for COVID-19. On April 9, 2021, a second stockholder filed a similar putative class action lawsuit in the same court, which the plaintiff voluntarily dismissed without prejudice on July 23, 2021. On August 9, 2021, the court appointed lead plaintiffs for the March 17, 2021 lawsuit. On December 21, 2021, lead plaintiffs filed an amended complaint, which is brought on behalf of an alleged class of those who purchased the Company’s common stock between March 27, 2020 and May 17, 2021. The amended complaint generally alleges that the defendants violated Sections 10(b) and/or 20(a) of the Securities Exchange Act of 1934 and Rule 10b-5 promulgated thereunder by making purportedly false or misleading statements concerning, among other things, the safety and efficacy of leronlimab as a potential treatment for COVID-19, the Company’s CD10 and CD12 clinical trials, and its HIV Biologic License Application (“BLA”). The amended complaint also alleges that the individual defendants violated Section 20A of the Exchange Act by selling shares of the Company’s common stock purportedly while in possession of material nonpublic information. The amended complaint seeks, among other relief, a ruling that the case may proceed as a class action and unspecified damages and attorneys’ fees and costs. On February 25, 2022, the defendants filed a motion to dismiss the amended complaint. On June 24, 2022, lead plaintiffs filed a second amended complaint. The second amended complaint is brought on behalf of an alleged class of those who purchased the Company’s common stock between March 27, 2020 and March 30, 2022, makes similar allegations, names the same defendants, and asserts the same claims as the prior complaint, adds a claim for alleged violation of Section 10(b) of the Exchange Act and Rule 10b-5(a) and (c) promulgated thereunder, and seeks the same relief as the prior complaint. All defendants have filed motions to dismiss the second amended complaint in whole or in part. The Company and the individual defendants deny all allegations of wrongdoing in the complaint and intend to vigorously defend the matter. Since this case is in an early stage where the number of plaintiffs is not known, and the claims do not specify an amount of damages, the Company is unable to predict the ultimate outcome of the lawsuit and cannot reasonably estimate the potential loss or range of loss the Company may incur.

2021 Shareholder Derivative Lawsuits

On June 4, 2021, a stockholder filed a purported derivative lawsuit against certain of the Company’s former officers and directors, and the Company as a nominal defendant, in the U.S. District Court for the Western District of Washington. Two additional shareholder derivative lawsuits were filed against the same defendants in the same court on June 25, 2021 and August 18, 2021, respectively. The court has consolidated these three lawsuits for all purposes (“Consolidated Derivative Suit”). On January 20, 2022, the plaintiffs filed a consolidated complaint. The consolidated complaint generally alleges that the director defendants breached their fiduciary duties by allowing the Company to make false and misleading statements regarding, among other things, the safety and efficacy of leronlimab as a potential treatment for COVID-19, the Company’s CD10 and CD12 clinical trials and its HIV BLA, and by failing to maintain an adequate system of oversight and controls. The consolidated complaint also asserts claims against one or more individual defendants for waste of corporate assets, unjust enrichment, contribution for alleged violations of the federal securities laws, and for breach of fiduciary duty arising from alleged insider trading. The consolidated complaint seeks declaratory and equitable relief, an unspecified amount of damages, and attorneys’ fees and costs. The Company and the individual defendants deny all allegations of wrongdoing in the complaints and intend to vigorously defend the litigation. In light of the fact that the Consolidated Derivative Suit is in an early stage and the claims do not specify an amount of damages, the Company cannot predict the ultimate outcome of the Consolidated Derivative Suit and cannot reasonably estimate the potential loss or range of loss the Company may incur.

Securities and Exchange Commission and Department of Justice Investigations

The Company has received subpoenas from the SEC and the United States Department of Justice (“DOJ”) requesting documents and information concerning, among other matters, leronlimab, the Company’s public statements regarding the use of leronlimab as a potential treatment for COVID-19, HIV, and triple-negative breast cancer, related communications with the FDA, investors, and others, litigation involving former employees, the Company’s retention of investor relations consultants, and trading in the Company’s securities. Certain former Company executives and directors have received subpoenas concerning similar issues and have been interviewed by the DOJ and SEC, including the Company’s former CEO, Nader Z. Pourhassan.

On January 24, 2022, Mr. Pourhassan was terminated and removed from the Board of Directors and has had no role at the Company since. On December 20, 2022, the DOJ announced the unsealing of a criminal indictment charging both Mr. Pourhassan, and Kazem Kazempour, CEO of Amarex, a subsidiary of NSF International, Inc., and which had formerly served as the Company’s contract research organization (“CRO”). Mr. Pourhassan was charged with one count of conspiracy, four counts of securities fraud, three counts of wire fraud, and three counts of insider trading. Mr. Kazempour was charged with one count of conspiracy, three counts of securities fraud, two counts of wire fraud, and one count of making a false statement. That same day, the SEC announced charges against both Mr. Pourhassan and Mr. Kazempour for alleged violations of federal securities laws.

The Company is committed to cooperating fully with the DOJ and SEC investigations, which are ongoing, and which the Company’s counsel frequently engages with them on. Further, the Company has made voluminous productions of information and made witnesses available for voluntary interviews. The Company will continue to comply with the requests of the SEC and DOJ. The Company cannot predict the ultimate outcome of the DOJ and SEC investigations or the case against Mr. Pourhassan, nor can it predict whether any other governmental authorities will initiate separate investigations or litigation. The investigations and any related legal and administrative proceedings could include a wide variety of outcomes, including the institution of administrative, civil injunctive, or criminal proceedings involving the Company and/or former executives and/or former directors in addition to Mr. Pourhassan, the imposition of fines and other penalties, remedies and/or sanctions, modifications to business practices and compliance programs, and/or referral to other governmental agencies for other appropriate actions. It is not possible to accurately predict at this time when matters relating to the investigations will be completed, the final outcome of the investigations, what additional actions, if any, may be taken by the DOJ or SEC or by other governmental agencies, or the effect that such actions may have on our business, prospects, operating results, and financial condition, which could be material.

The DOJ and SEC investigations, including any matters identified in the investigations and indictments, could also result in (1) third-party claims against the Company, which may include the assertion of claims for monetary damages, including but not limited to interest, fees, and expenses, (2) damage to the Company's business or reputation, (3) loss of, or adverse effect on, cash flow, assets, results of operations, business, prospects, profits, or business value, including the possibility of certain of the Company's existing contracts being cancelled, (4) adverse consequences on the Company's ability to obtain or continue financing for current or future projects, and/or (5) claims by directors, officers, employees, affiliates, advisors, attorneys, agents, debt holders or other interest holders, or constituents of the Company or its subsidiaries, any of which could have a material adverse effect on the Company's business, prospects, operating results, and financial condition. Further, to the extent that these investigations and any resulting third-party claims yield adverse results over time, such results could jeopardize the Company's operations, exhaust its cash reserves, and could cause stockholders to lose their entire investment.

Amarex Dispute

On October 4, 2021, the Company filed a complaint for declaratory and injunctive relief and a motion for a preliminary injunction against NSF International, Inc. and its subsidiary Amarex, the Company’s former CRO. Over the past eight years, Amarex provided clinical trial management services to the Company and managed numerous clinical studies of the Company’s drug product candidate, leronlimab. On December 16, 2021, the U.S. District Court for the

District of Maryland issued a preliminary injunction requiring Amarex to provide the Company with access to all of its materials in the possession of Amarex. The court also granted CytoDyn the right to conduct an audit of Amarex’s work for CytoDyn. That case has been administratively closed. The Company simultaneously filed a demand for arbitration with the American Arbitration Association. In response, Amarex filed a counterclaim alleging that CytoDyn has failed to pay certain invoices due under the contract between the parties.

On July 10, 2023, the Company filed a Statement of Particulars and requested a final hearing date be set in the proceeding against Amarex. The Statement of Particulars alleges that Amarex failed to perform services to an acceptable professional standard and failed to perform certain services required by the parties’ agreements. Further, the Statement of Particulars alleges that Amarex billed the Company for services it did not perform. The Company contends that, due to Amarex’s failures, it has suffered avoidable delays in obtaining regulatory approval of leronlimab and has paid for services not performed, among other damages. As the formal arbitration process is still at an early stage, the Company cannot predict the ultimate outcome of the lawsuit and cannot reasonably estimate the potential loss or range of loss that the Company may incur.

Following a formal scheduling request by the Company, the final arbitration hearing was recently ordered to commence on August 19, 2024, and the parties are now in the discovery phase of the litigation.

Note 9. Subsequent Events

Issuance of Short-term Notes

In December 2023, the Company entered into securities purchase agreements pursuant to which the Company issued Short-term Notes with a six-month term to accredited investors in the aggregate principal amount of approximately $0.8 million through a placement agent. The Company also issued warrants to purchase approximately 0.8 million shares of common stock with a five-year term and an exercise price of $0.35 as part of the debt issuance. The Company also issued warrants to purchase approximately 0.4 million shares of common stock to the placement agent with a ten-year term. The exercise price for the warrants issued to the placement agent was determined to be $0.35 per share, based on the intraday VWAP of the Company’s stock on December 7, 2023. The net proceeds of approximately $0.7 million reflect issuance costs of approximately $0.1 million.

The principal and accrued interest on the Short-term Notes were converted into units based on a price of $0.14 per unit, which represented 80% of the unit pricing in the offering described above. Units for a total of approximately 7.2 million shares of common stock and additional fully exercisable warrants to purchase a total of approximately 7.2 million shares of common stock at a price of $0.35 per share were issued to the investors in connection with the conversion.

Private placement of common stock and warrants through placement agent

In December 2023, the Company commenced a private placement of units consisting of common stock and warrants to accredited investors through a placement agent. Each unit sold included a fixed combination of one share of common stock and one warrant to purchase one share of common stock. Each unit has a purchase price of $0.17, which was equal to 90% of the closing price of the common stock on December 29, 2023. During December 2023, the Company sold a total of approximately 10.3 million units for a total of approximately $1.5 million of proceeds, net of issuance costs. The Company classified the securities issued in the private placement through the placement agent as a liability until the final issuance date. As part of the offering, the Company will issue approximately 10.3 million warrants to investors, with each such warrant having a five-year term and an exercise price of $0.35 per share. The warrants were immediately exercisable. In connection with the above, the Company paid the placement agent a total cash fee of approximately $0.2 million, equal to 13% of the gross proceeds of the offering, as well as a one-time fee for expenses of $5.0 thousand, and will issue a total of approximately 1.5 million warrants with an exercise price of $0.17 per share and a ten-year term, representing 15% of the total number of common stock sold in the offering, to the placement agent and its designees.

Induced note conversions

During December 2023, in satisfaction of redemptions, the Company and the April 2, 2021 Noteholder entered into exchange agreements, pursuant to which a portion of the April 2, 2021 Note was partitioned into new notes with an aggregate principal amount of approximately $1.3 million, which were exchanged concurrently with the issuance of approximately 8.3 million shares of common stock.

Stock option cancellations and issuances

On January 3, 2024, the Board’s Compensation Committee approved the grant of nonqualified stock options to purchase a total of 10,750,779 shares of common stock under the EIP with an exercise price of $0.21 per share. The grants covered a total of (i) 4,000,000 options granted to the Company’s five directors; (ii) 2,980,222 options granted to two of the Company’s executive officers; and (iii) 3,770,557 options granted to non-executive employees of the Company. The Compensation Committee also approved the cancellation of a total of 4,060,779 outstanding options with exercise prices ranging from $0.41 to $5.57 per share held by executive officers and non-executive employees, with an equal number of options with the same vesting schedules and expiration dates as the cancelled options issued as replacement options as part of the January 3, 2024 option grants. The remaining 6,690,000 options have a ten-year term, with the options granted to directors vesting through May 31, 2024, and those granted to officers and employees vesting through May 31, 2027.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13.Other Expenses of Issuance and Distribution

The following table sets forth the costs and expenses payable in connection with the sale and distribution of the securities being registered. All amounts are estimates except the SEC registration fee (which has previously been paid).

SEC Registration Fee	$
Legal Fees and Expenses		20,000	*
Accounting Fees and Expenses		12,000	*
Printing		10,000	*
Total	$		*
*	Estimated.

Item 14.Indemnification of Directors and Officers

Section 145 of the DGCL authorizes a corporation to indemnify its directors, officers, employees and agents against expenses (including attorneys’ fees), judgments, fines, and amounts paid in settlement reasonably incurred, provided they act in good faith and in a manner reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal proceeding, had no reasonable cause to believe their conduct was unlawful, although in the case of proceedings brought by or on behalf of the corporation, such indemnification is limited to expenses and is not permitted if the individual is adjudged liable to the corporation (unless the Delaware Court of Chancery or the court in which such proceeding was brought determines otherwise in accordance with the DGCL).

Section 102 of the DGCL authorizes a corporation to limit or eliminate its directors’ liability to the corporation or its stockholders for monetary damages for breaches of fiduciary duties, other than for (1) breaches of the duty of loyalty, (2) acts or omissions not in good faith or that involve intentional misconduct or knowing violations of law, (3) unlawful payments of dividends, stock purchases or redemptions, or (4) transactions from which a director derives an improper personal benefit.

The registrant’s certificate of incorporation and by-laws contain provisions protecting its directors and officers to the fullest extent permitted by Sections 102 and 145 of the DGCL.

Section 145 of the DGCL also authorizes a corporation to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee, or agent of the corporation against certain liabilities asserted against and incurred by such person in any such capacity or arising out of such person’s status as such. The registrant maintains liability insurance covering its directors and officers for claims asserted against them or incurred by them in such capacity.

The registrant has entered into agreements to indemnify its directors and officers to the maximum extent allowed under Delaware law. These agreements, among other things, indemnify the registrant’s directors and officers for certain expenses (including attorneys’ fees), judgments, fines, and settlement amounts reasonably incurred by such person in any action or proceeding, including any action by or in the registrant’s right, on account of any services undertaken by such person on behalf of the registrant or that person’s status as a member of the registrant’s board of directors.

The registrant also maintains insurance policies that indemnify its directors and officers against various liabilities arising under the Securities Act and the Exchange Act that might be incurred by any director or officer in his capacity as such.

Item 15.Recent Sales of Unregistered Securities

Long-term Convertible Note – March 2020 Note

On March 31, 2020, the Company entered into a securities purchase agreement pursuant to which the Company issued a secured convertible promissory note with a two-year term to an institutional accredited investor in the initial principal amount of approximately $17.1 million (the “March 2020 Note”). The March 2020 Note accrued interest at an annual rate of 10% and was convertible into shares of the Company’s common stock (the “Common Stock”) at an initial conversion price of $4.50 per share. From June 26, 2020 to July 27, 2020, the investor converted an aggregate of approximately $9.5 million of combined principal and accrued interest into 2,119,444 shares of Common Stock at the $4.50 per share conversion price. Also during the fiscal year ended May 31, 2021, the Company and the investor entered into separately negotiated exchange agreements pursuant to which portions of the March 2020 Note were partitioned into new notes with an aggregate principal amount of approximately $7.4 million. The new notes were exchanged concurrently for a total of 4,293,000 shares of Common Stock, which reduced the then balance of the March 2020 Note, including accrued interest, to zero. The Company relied on the exemption afforded by Section 3(a)(9) of the Securities Act of 1933, as amended (the “Securities Act”) for the foregoing conversion and exchange transactions.

Long-term Convertible Note – July 2020 Note

On July 29, 2020, the Company entered into a securities purchase agreement pursuant to which the Company issued a secured convertible promissory note with a two-year term to an institutional accredited investor in the initial principal amount of approximately $28.5 million (the “July 2020 Note”). The Company relied on the exemption from registration provided by Section 4(a)(2) of the Securities Act for the issuance of the July 2020 Note. The July 2020 Note accrued interest at an annual rate of 10% and was convertible into shares of Common Stock at an initial conversion price of $10.00 per share. The July 2020 Note was secured by all the assets of the Company, excluding the Company’s intellectual property. In satisfaction of the Company’s repayment obligations under the July 2020 Note, during the fiscal year ended May 31, 2021, the Company and the investor entered into separately negotiated exchange agreements pursuant to which portions of the July 2020 Note were partitioned into new notes with an aggregate principal amount of approximately $30.4 million. The new notes were exchanged concurrently for a total of 11,311,032 shares of Common Stock, and the balance of the July 2020 Note, including accrued interest, was reduced to zero. The Company relied on the exemption afforded by Section 3(a)(9) of the Securities Act for the exchange transactions described above.

Long-term Convertible Note – November 2020 Note

On November 10, 2020, the Company entered into a securities purchase agreement pursuant to which the Company issued a secured convertible promissory note with a two-year term to an institutional accredited investor in the initial principal amount of $28.5 million (the “November 2020 Note”). Interest on the November 2020 Note accrued at an annual rate of 10% and was convertible into shares of Common Stock at an initial conversion price of $10.00 per share. The November 2020 Note was secured by all the assets of the Company, excluding the Company’s intellectual property. The Company relied on the exemption from registration provided by Section 4(a)(2) of the Securities Act for the issuance of the November 2020 Note.

Under the terms of the November 2020 Note, the Company was obligated to make monthly payments to reduce the outstanding balance. During the fiscal year ended May 31, 2021, the Company and the investor entered into separately negotiated exchange agreements pursuant to which portions of the November 2020 Note were partitioned into new notes with an aggregate principal amount of approximately $15.0 million, and the November 2020 Note was reduced by the balance of the new notes. The new notes were exchanged concurrently for a total of 6,430,129 shares of Common Stock. During the fiscal year ended May 31, 2022, portions of the November 2020 Note were partitioned into new notes with an aggregate principal amount totaling approximately $14.9 million, again pursuant to separately negotiated agreements. The new notes were exchanged concurrently for a total of 11,816,256 shares of Common Stock, and the balance of the November 2020 Note, including accrued interest, was reduced to zero. The Company relied on the exemption afforded by Section 3(a)(9) of the Securities Act for the exchange transactions described above.

Long-term Convertible Note – April 2, 2021 Note

On April 2, 2021, the Company entered into a securities purchase agreement pursuant to which the Company issued a secured convertible promissory note with a two-year term with the holder of the November 2020 Note in the initial principal amount of approximately $28.5 million (the “April 2, 2021 Note”). The April 2, 2021 Note accrues interest at an annual rate of 10% on the outstanding balance, with the rate increasing to the lesser of 22% per annum or the maximum rate permitted by applicable law upon the occurrence of an event of default. In addition, upon any event of default, the investor may accelerate the outstanding balance payable under the April 2, 2021 Note; upon such acceleration, the outstanding balance would increase automatically by 15%, 10% or 5%, depending on the nature of the event of default. The April 2, 2021 Note is convertible into shares of Common Stock at an initial conversion price of $10.00 per share and is secured by all the assets of the Company, excluding the Company’s intellectual property. The Company relied on the exemption from registration provided by Section 4(a)(2) of the Securities Act for the issuance of the April 2, 2021 Note. As of May 31, 2023, the holder of the April 2, 2021 Note had waived all potential events of default.

During the fiscal year ended May 31, 2022, portions of the April 2, 2021 Note were partitioned into new notes with an aggregate principal amount totaling approximately $18.7 million, pursuant to separately negotiated agreements between the investor and the Company. The new notes were exchanged concurrently for a total of 25,293,782 shares of Common Stock. During the fiscal year ended May 31, 2023, portions of the April 2, 2021 Note were partitioned into new notes with an aggregate principal amount totaling approximately $3.0 million, again pursuant to separately negotiated agreements. The new notes were exchanged concurrently for a total of 12,795,023 shares of Common Stock. During July and August 2023, portions of the April 2, 2021 Note were partitioned into new notes with an aggregate principal amount totaling approximately 1.5 million, pursuant to separately negotiated agreements between the investor and the Company. The new notes were exchanged concurrently for a total of 8.7 million shares of Common Stock. The Company relied on the exemption afforded by Section 3(a)(9) of the Securities Act for the foregoing exchange transactions.

Long-term Convertible Note – April 23, 2021 Note

On April 23, 2021, the Company entered into a securities purchase agreement pursuant to which the Company issued a secured convertible promissory note with a two-year term to an institutional accredited investor affiliated with the holder of the November 2020 and April 2, 2021 Notes in the initial principal amount of approximately $28.5 million (the “April 23, 2021 Note”). The April 23, 2021 Note accrues interest at an annual rate of 10% on the outstanding balance, with the rate increasing to the lesser of 22% per annum or the maximum rate permitted by applicable law upon the occurrence of an event of default. In addition, upon any event of default, the investor may accelerate the outstanding balance payable under the April 23, 2021 Note; upon such acceleration, the outstanding balance would increase automatically by 15%, 10% or 5%, depending on the nature of the event of default. The April 23, 2021 Note is convertible into shares of Common Stock at an initial conversion price of $10.00 per share and is secured by all the assets of the Company, excluding the Company’s intellectual property. The Company relied on the exemption from registration provided by Section 4(a)(2) of the Securities Act for the issuance of the April 23, 2021 Note.

Sale of Placement Agent Notes and Warrants and Shares to be Issued upon Conversion or Exercise

During the period from April 28, 2023 through June 23, 2023, the Company issued secured promissory notes with an 18-month term to accredited investors with an aggregate principal amount of approximately $2.3 million through a placement agent (the “Placement Agent Notes”). The Placement Agent Notes provided for accrual of interest at an annual rate of 6% and were secured by the net cash recovery, if any, by the Company in its dispute with Amarex Clinical Research LLC. As part of the sale, the Company issued fully exercisable warrants to purchase an aggregate of 2,271,000 shares of common stock with a three-year term and an exercise price of $0.50 per share. As partial compensation for its services, the Company also issued fully exercisable warrants to purchase 738,075 shares of common stock to the placement agent with a ten-year term and an exercise price of $0.26 per share.

The principal and accrued interest on the Placement Agent Notes originally were convertible into shares of common stock solely upon default by the Company. In July 2023, the Company and the investors in the Placement Agent Notes entered into amended terms pursuant to which the aggregate principal of and accrued interest on the Placement Agent Notes were converted into and matched the unit pricing of private placement offering that occurred in July through September 2023, representing a total of 14,342,155 shares of common stock based on a price of $0.16 per unit. Additional fully exercisable warrants to purchase a total of 14,342,155 shares of common stock at a price of $0.306 per share were issued to the investors in connection with the conversion.

Other than as described above, the terms of the warrants issued in the foregoing offering and conversion of the Placement Agent Notes are substantially similar to the form of warrant filed as Exhibit 4.1 to the Company’s Current Report on Form 8-K filed with the SEC on September 7, 2021.

The Company has agreed to use commercially reasonable efforts to prepare and file with the SEC, and cause the SEC to declare effective, a registration statement under the Securities Act covering the resale of the shares and shares covered by warrants to purchase shares of common stock issued in the offering and conversion of the Placement Agent Notes described above.

The Company relied on the exemption provided by Rule 506 of Regulation D and Section 4(a)(2) of the Securities Act in connection with the foregoing offering and conversion of the Placement Agent Notes and the warrants issued in connection with the offering and conversion described above.

Sale of Short-term Notes and Warrants and Shares to be Issued upon Conversion or Exercise

During November and December 2023, the Company issued unsecured promissory notes with a 6-month term to accredited investors in an aggregate principal amount of approximately $1.0 million through a placement agent (the “Short-term Notes”). The Short-term Notes provide for accrual of interest at an annual rate of 10% and are unsecured. As part of the sale, the Company issued fully exercisable warrants to purchase an aggregate of 1,000,000 shares of common stock with a five-year term and an exercise price of $0.35 per share. As partial compensation for its services, the Company also issued fully exercisable warrants to purchase 428,571 shares of common stock to the placement agent with a ten-year term and an exercise price of $0.35 per share.

Other than as described above, the terms of the warrants issued in the foregoing offering of Short-term Notes are substantially similar to the form of warrant filed as Exhibit 4.1 to the Company’s Current Report on Form 8-K filed with the SEC on September 7, 2021.

The principal and accrued interest on the Short-term Notes were converted into and will equal 80% the unit pricing of the private placement offering that began in December 2023, representing a total of 7,191,407 shares of common stock based on a price of $0.14 per unit. Additional fully exercisable warrants to purchase a total of 7,191,407 shares of common stock at a price of $0.35 per share were issued to the investors in connection with the conversion.

The Company has agreed to use commercially reasonable efforts to prepare and file with the SEC, and cause the SEC to declare effective, a registration statement under the Securities Act covering the resale of shares covered by warrants to purchase shares of common stock issued in the offering and upon conversion of the Short-term Notes described above.

The Company relied on the exemption provided by Section 4(a)(2) of the Securities Act and Rule 506 of Regulation D thereunder in connection with the foregoing offering of Short-term Notes and warrants and shares of common stock to be issued upon the conversion of the Short-term Notes as described above.

Conversion of Series C Convertible Preferred Stock

During the fiscal year ended May 31, 2022, the Company issued a total of 3,176,820 shares of Common Stock upon the conversion of 1,300 shares of Series C convertible preferred stock and the satisfaction of accrued dividends on the converted shares of preferred stock. During the fiscal year ended May 31, 2023, the Company issued a total of 1,454,793 shares of Common Stock upon the conversion of 568 shares of Series C convertible preferred stock and the satisfaction of accrued dividends on the converted shares of preferred stock. The Company relied on the exemption afforded by Section 3(a)(9) of the Securities Act for the issuances.

Private Warrant Exchanges

During the fiscal year ended May 31, 2021, the Company entered into privately negotiated warrant exchange agreements with certain accredited investors, pursuant to which the investors purchased shares of Common Stock at reduced warrant exercise prices ranging from $0.21 to $0.90 per share, compared to the original stated exercise prices ranging from $0.30 to $1.50 per share. The Company issued a total of 34,088,871 shares of Common Stock upon the exercise of the exchanged warrants, as well as 2,965,631 additional shares as an inducement to exercise the warrants. Gross proceeds from the private warrant exchanges totaled approximately $17.6 million. The Company relied on the exemption from registration provided by Section 4(a)(2) of the Securities Act for the exchange transactions and issuances of shares.

During the fiscal year ended May 31, 2022, the Company entered into privately negotiated warrant exchange agreements with certain accredited investors, pursuant to which the investors purchased shares of Common Stock at exercise prices ranging from $0.45 to $0.77 per share, compared to the original stated exercise prices ranging from $0.45 to $1.00 per share. The Company issued a total of 3,460,416 shares of Common Stock upon the exercise of the exchanged warrants, as well as 4,460,416 additional shares as an inducement to exercise the warrants. Gross proceeds from the private warrant exchanges totaled approximately $5.4 million. The Company relied on the exemption from registration provided by Section 4(a)(2) of the Securities Act for the exchange transactions and issuances of shares.

During the fiscal year ended May 31, 2023, the Company entered into privately negotiated warrant exchange agreements with certain accredited investors, pursuant to which the investors purchased shares of Common Stock at exercise prices ranging from $0.21 to $0.31 per share, compared to the original stated exercise prices ranging from $0.75 to $1.00 per share. The Company issued a total of 1,230,000 shares of Common Stock upon the exercise of the exchanged warrants, as well as 8,421,705 additional shares as an inducement to exercise the warrants. Gross proceeds from the private warrant exchanges totaled approximately $2.1 million. The Company relied on the exemption from registration provided by Section 4(a)(2) of the Securities Act for the exchange transactions and issuances of shares.

Also during the fiscal year ended May 31, 2023, the Company entered into privately negotiated warrant exchange agreements with certain accredited investors through a placement agent, pursuant to which the investors exercised warrants with an original exercise price of $0.50 – $0.75 per share in exchange for the issuance of approximately 3,442,001 shares of Common Stock upon exercise of the warrants, including approximately 573,667 shares issued as an inducement for the exercises. Gross aggregate proceeds from the private warrant exchanges were approximately $0.7 million. The Company relied on the exemption from registration provided by Section 4(a)(2) of the Securities Act for the exchange transactions and issuances of shares.

Private Offerings of Shares of Common Stock and Warrants Directly by the Company

During the fiscal year ended May 31, 2022, in private placements to accredited investors conducted directly by the Company, the Company issued a total of 26,674,451 shares of Common Stock, together with warrants to purchase a total of approximately 8,897,911 shares of Common Stock. The warrants have exercise prices ranging from $0.40 to $1.80 per share and a five-year term and were immediately exercisable. The securities were issued with combined purchase prices ranging from $0.40 to $1.80 per fixed combination of one share of Common Stock plus one-quarter of one warrant to purchase one share of Common Stock. The gross proceeds of the private placements totaled approximately $23.6 million. The Company relied on the exemption from registration provided by Rule 506 of Regulation D under the Securities Act (“Rule 506”).

In addition to the private placements to accredited investors described above, during the fiscal year ended May 31, 2022, certain accredited investors who had participated in previous private placements by the Company purchased a total of 8,800,000 shares of Common Stock, together with warrants with exercise prices ranging from $0.40 to $1.00 per share, to purchase a total of approximately 4,140,000 shares of Common Stock. In connection with these purchases, the Company modified the terms related to issuances of shares in the previous private placements, effectively lowering the per share purchase price and the exercise price of the accompanying warrants and increasing the warrant coverage, resulting in the issuance of an additional 2,293,208 shares of Common Stock and warrants to purchase approximately 925,512 shares of Common Stock with exercise prices ranging from $0.45 to $1.00 per share. The Company relied on the exemption from registration provided by Section 4(a)(2) of the Securities Act for the sale transactions.

During the fiscal year ended May 31, 2022, the Company issued to a third-party consultant, as consideration for services, a warrant to purchase 25,000 shares of Common Stock at an exercise price of $1.04 per share and with a term expiring on December 6, 2031. The Company relied on the exemption from registration provided by Section 4(a)(2) of the Securities Act for the issuance of the warrant.

During the three months ended August 31, 2022, Common Stock and warrants previously issued between February and April 2022 to accredited investors directly by the Company in a private placement became subject to a down round provision under the original purchase agreements requiring the Company to reduce the purchase price of Common Stock from the original price of $0.40 to $0.255 per share, to increase the percentage of the warrant coverage from 50% to 75% based on the revised amount of total shares issued, and to reduce the exercise price of the warrants from the original price of $0.40 to $0.306, the terms in the financing conducted by the Company through the placement agent as described above. As a result, an approximate additional 4,620,096 shares of Common Stock and warrants to purchase approximately 5,496,322 shares of Common Stock at an exercise price of $0.306 per share were issued. The Company relied on the exemption from registration provided by Section 3(a)(9) of the Securities Act for the issuances.

During September 2022, the Company issued a total of approximately 22,727 shares of Common Stock and approximately 68,182 warrants as part of a make-whole transaction with previous investors. The Company relied on the exemption from registration provided by Section 4(a)(2) of the Securities Act for the issuance of shares and warrants.

During December 2022, shares previously issued in November 2022 to certain accredited investors directly by the Company in connection with a private warrant exchange became subject to a down round provision included in the securities purchase agreements. The required adjustments resulted in the issuance of a total of approximately 533,806 additional shares of Common Stock. The Company relied on the exemptions from registration provided by Section 4(a)(2) of the Securities Act and Rule 506 thereunder for the original issuances and the make-whole transactions.

In February 2023, Cyrus Arman, Ph.D., then the Company’s President and currently Senior Vice President of Business Operations, entered into a transaction with the Company in which he purchased approximately 434,782 units consisting of one share of Common Stock and one warrant to purchase one share of Common Stock at an exercise price of $0.50. The terms and conditions of the investment totaling $0.1 million were identical to those offered to other investors in a concurrent offering being conducted through a placement agent. See “Private Placements of Common Stock and Warrants through Placement Agent” below. The Company relied on the exemption from registration provided by Section 4(a)(2) of the Securities Act for the issuance of the shares and warrants.

Private Placements of Common Stock and Warrants through Placement Agent

During the fiscal year ended May 31, 2022, the Company conducted two private placements of Common Stock and warrants to accredited investors through a placement agent. The first private placement was completed on November 24, 2021, resulting in the issuance of a total of 11,361,000 shares of Common Stock, together with warrants to purchase a total of approximately 3,408,300 shares. The securities were issued at a purchase price of $1.00 per fixed combination of one share of Common Stock and three-tenths of one warrant to purchase one share of Common Stock, for aggregate gross proceeds to the Company of approximately $11.4 million. The warrants issued to investors in the private placement were immediately exercisable and have a five-year term and an exercise price of $1.00 per share. As partial compensation for its services, the Company issued immediately exercisable warrants to the placement agent or its designees to purchase 1,363,320 shares of Common Stock, which number was equal to 12% of the total number of shares sold in the private placement. The warrants have an exercise price of $1.00 per share and a 10-year term. The

Company relied on the exemptions from registration provided by Section 4(a)(2) of the Securities Act and Rule 506 thereunder for the sale of securities in the private placement and warrants issued to the placement agent or its designees.

The second private placement began in April 2022 and was completed on June 24, 2022, resulting in the issuance of a total of 85,378,497 shares of Common Stock, together with warrants to purchase a total of approximately 64,033,829 shares. The securities were issued at a purchase price of $0.255 per fixed combination of one share of Common Stock and three-quarters of one warrant to purchase one share of Common Stock, for aggregate gross proceeds to the Company of approximately $21.8 million. The warrants issued to investors in the private placement were immediately exercisable and have a five-year term and an exercise price of $0.306 per share. As partial compensation for its services, the Company issued immediately exercisable warrants to the placement agent or its designees to purchase 19,423,515 shares of Common Stock, which number was equal to 13% of the total number of shares, including shares subject to warrants, sold in the private placement. The warrants have an exercise price of $0.255 per share and a 10-year term. The Company relied on the exemptions from registration provided by Section 4(a)(2) of the Securities Act and Rule 506 thereunder for the sale of Common Stock and warrants in the private placement and warrants issued to the placement agent or its designees.

Later in the fiscal year ended May 31, 2023, the Company conducted another private placement of Common Stock and warrants to accredited investors through a placement agent. The private placement was completed on March 3, 2023, resulting in the issuance of a total of 71,077,703 shares of Common Stock, together with warrants to purchase a total of 71,077,703 shares. The securities were issued at a purchase price of $0.23 per fixed combination of one share of Common Stock and one warrant to purchase one share of Common Stock, for aggregate gross proceeds to the Company of approximately $16.4 million. The warrants issued to investors in the private placement were immediately exercisable and have a five-year term and an exercise price of $0.50 per share. As partial compensation for its services, the Company issued fully exercisable warrants to the placement agent or its designees to purchase 10,661,578 shares of Common Stock, which number was equal to 15% of the total number of shares sold in the private placement. The warrants have an exercise price of $0.23 per share and a 10-year term. The Company relied on the exemptions from registration provided by Section 4(a)(2) of the Securities Act and Rule 506 thereunder for the sale of Common Stock and warrants in the private placement and warrants issued to the placement agent or its designees.

During the fiscal year ending May 31, 2024, the Company conducted two private placements of Common Stock and warrants to accredited investors through a placement agent. The first private placement was completed on September 27, 2023, resulting in the issuance of a total of 21,453,125 shares of Common Stock, together with warrants to purchase a total of approximately 21,453,125 shares. The securities were issued at a purchase price of $0.16 per fixed combination of one share of Common Stock and one warrant to purchase one share of Common Stock, for aggregate gross proceeds to the Company of approximately $3.4 million. The warrants issued to investors in the private placement were immediately exercisable and have a five-year term and an exercise price of $0.50 per share. As partial compensation for its services, the Company issued immediately exercisable warrants to the placement agent or its designees to purchase 3,217,963 shares of Common Stock, which number was equal to 15% of the total number of shares sold in the private placement. The warrants have an exercise price of $0.16 per share and a 10-year term. The Company relied on the exemptions from registration provided by Section 4(a)(2) of the Securities Act and Rule 506 thereunder for the sale of securities in the private placement and warrants issued to the placement agent or its designees.

The second private placement began in December 2023. As of January 16, 2024, the Company had received binding subscription agreements to purchase a total of 10,326,470 shares of Common Stock, together with warrants to purchase a total of approximately 10,326,470 shares. The securities were issued at a purchase price of $0.17 per fixed combination of one share of Common Stock and one warrant to purchase one share of Common Stock, for aggregate gross proceeds to the Company of approximately $1.8 million. The warrants issued to investors in the private placement were immediately exercisable and have a five-year term and an exercise price of $0.35 per share. As partial compensation for its services, the Company issued immediately exercisable warrants to the placement agent or its designees to purchase 1,548,529 shares of Common Stock, which number was equal to 13% of the total number of shares, including shares subject to warrants, sold in the private placement. The warrants have an exercise price of $0.17 per share and a 10-year term. The Company relied on the exemptions from registration provided by Section 4(a)(2) of the Securities Act and Rule 506 thereunder for the sale of securities in the private placement and warrants issued to the placement agent or its designees.

Legal Settlement Issuances

During the fiscal year ended May 31, 2021, the Company resolved a dispute with a note holder from a January 2019 Note Offering in part by the issuance of 4,000,000 shares of Common Stock with a settlement value of $22.5 million. The sale of the convertible notes and the issuance of the shares was made in reliance on Section 4(a)(2) of the Securities Act and Rule 506(b) of Regulation D promulgated thereunder.

During the fiscal year ended May 31, 2022, the Company settled a dispute with a placement agent in part by the issuance of warrants to purchase 1,600,000 shares of Common Stock at an exercise price of $0.40 per share and a seven-year term. Also, during the fiscal year ended May 31, 2022, the Company settled an employment dispute with Dr. Richard G. Pestell, its former Chief Medical Officer, pursuant to which it issued warrants to Dr. Pestell with a three-year term to purchase 7,000,000 shares of Common Stock at an exercise price of $0.37 per share. The Company relied on the exemption from registration provided by Section 4(a)(2) for the issuance of the warrants.

Private Placement of Warrants under Surety Bond Backstop Agreement

On February 14, 2022, the Company entered into a Surety Bond Backstop Agreement (the “Backstop Agreement”) with an accredited investor in his individual capacity and as trustee of a revocable trust, as well as certain other related parties (collectively, the “Indemnitors”). Pursuant to the Backstop Agreement, the Indemnitors agreed to assist the Company in obtaining a surety bond (the “Surety Bond”) for posting in connection with the Company’s ongoing litigation with Amarex Clinical Research, LLC (“Amarex”), by, among other things, agreeing to indemnify the issuer of the Surety Bond with respect to the Company’s obligations under the Surety Bond. As partial consideration for acting as Indemnitors with respect to the Surety Bond until the Indemnitors were released from their obligations in March 2023, affiliated entities of the Indemnitors were issued warrants to purchase a total of 45,000,000 shares of Common Stock at a purchase price ultimately fixed at $0.10 per share following successive amendments to the terms of the warrants. The warrants are fully exercisable and will expire on dates ranging from February 14, 2027, to February 28, 2028. In April and June 2023, warrants to purchase 1,000,000 and 3,000,000 shares of Common Stock, respectively, were exercised. The Company relied on the exemption from registration provided by Section 4(a)(2) of the Securities Act for the issuance of the warrants and the issuance of shares of Common Stock upon exercise.

Issuances of Unregistered Shares of Common Stock to Current and Former Employees of the Company

During the fiscal year ended May 31, 2022, the employment of our CEO and General Counsel was terminated. Under the terms of their respective employment agreements, the Company was obligated to pay severance equal to 18 months of salary to our former CEO and 12 months of salary to our former General Counsel. As permitted by the employment agreements, in March 2022, the Company’s Board of Directors authorized the severance payments to our former CEO and the remaining severance payments to be made to our General Counsel to be made through the issuance of shares of Common Stock. The Company issued a total of 1,289,122 and 235,003 shares to our former CEO and former General Counsel, respectively, under the severance arrangements. The numbers of shares issued were based on the closing price of the Common Stock on each payroll date.

The Company relied on the exemption from registration provided by Section 4(a)(2) of the Securities Act for the foregoing share issuances.

Item 16.Exhibits and Financial Statement Schedules

The Index to Exhibits listing the exhibits required by Item 601 of Regulation S-K is located on the page immediately preceding the signature page to this registration statement.

Item 17.Undertakings

The undersigned registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:
(a)	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933,
(b)	To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement,
(c)	To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

Provided, however, that paragraphs (1)(a), (1)(b) and (1)(c) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.

(2)	That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
(4)	That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be a part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.
(5)	Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the forgoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

INDEX TO EXHIBITS

			Incorporated by Reference
Exhibit No	Description	Filed Herewith	Form	Exhibit No.	Filing Date

2.1	Asset Purchase Agreement, dated as of July 25, 2012, between CytoDyn Inc. and Progenics Pharmaceuticals, Inc		8-K	10.1	7/30/2012

3.1	Amended and Restated Certificate of Incorporation, as amended November 9, 2023	X

3.2	Amended and Restated Bylaws of CytoDyn Inc.		8-K12G3	3.2	11/19/2018

4.1	Description of the Registrant’s Capital Stock	X

4.2	Form of Common Stock Certificate		8-K12G3	4.1	9/1/2015

4.3	Form of Warrant Agreement (Private Offerings)		8-K	4.1	9/4/2018

4.4	Form of Warrant Agreement (Registered Offerings)		8-K	4.1	4/5/2019

4.5	Form of Warrant Agreement (Series C Convertible Preferred Stock Offering)		8-K	4.1	3/20/2019

4.6	Form of Warrant Agreement (Series C Convertible Preferred Stock Offering)		8-K	4.1	10/22/2019

4.7	Form of Warrant Agreement (Series D Convertible Preferred Stock Offering)		8-K	4.1	2/3/2020

4.8	Form of Warrant to Purchase Common Stock (December 2018 Convertible Note Offering)		8-K	4.2	1/3/2019

4.9	Form of Warrant to Purchase Common Stock		8-K	4.1	1/31/2019

4.10	Form of Common Stock Purchase Warrant		8-K	4.1	8/29/2019

4.11	Form of Common Stock Purchase Warrant		8-K	4.1	12/27/2019

4.12	Warrant to Purchase Common Stock by and between CytoDyn Inc. and Iliad Research and Trading, L.P.		8-K	4.2	1/31/2019

4.13	Secured Convertible Promissory Note between CytoDyn Inc. and Streeterville Capital, LLC, dated April 2, 2021		8-K	4.1	4/8/2021

4.14	Secured Convertible Promissory Note between CytoDyn Inc. and Uptown Capital, LLC, dated April 23, 2021		8-K	4.1	4/29/2021

4.15	Form of Warrant		8-K	4.1	9/7/2021

4.16	Initial Warrant Issued under Surety Bond Backstop Agreement		8-K	4.1	2/17/2022

			Incorporated by Reference
Exhibit No	Description	Filed Herewith	Form	Exhibit No.	Filing Date

4.17	Make-Whole Warrant Issued under Surety Bond Backstop Agreement		8-K	4.2	2/17/2022

4.18	Warrant Issued to Richard G. Pestell		10-K	4.22	8/15/2022

4.19	Initial Warrant Issued Under Surety Bond Backstop Extension		10-K	4.19	9/14/2023

4.20	Subsequent Warrant Issued under Surety Bond Backstop Extension		10-K	4.20	9/14/2023

5.1	Opinion of Miller Nash LLP.	X

10.1	Development and License Agreement between Protein Design Labs, Inc. (to which AbbVie Biotherapeutics Inc. is successor in interest) and Progenics Pharmaceuticals, Inc. (to which CytoDyn Inc. is successor in interest) effective as of April 30, 1999, as amended by letter agreement dated November 24, 2003		10-K	10.21	8/29/2013

10.2	License Agreement between CytoDyn Inc. and Lonza Sales AG dated July 29, 2015		8-K/A	10.1	8/19/2015

10.3#	Commercialization and License Agreement between CytoDyn Inc. and Vyera Pharmaceuticals, LLC, dated December 17, 2019		10-Q	10.5	1/9/2020

10.4#	Product Specific Agreement between CytoDyn Inc. and Samsung BioLogics Co., Ltd, dated April 1, 2019		10-K	10.12	8/14/2019

10.5#	Supply Agreement between CytoDyn Inc. and Vyera Pharmaceuticals, LLC, dated December 17, 2019		10-Q	10.6	1/9/2020

10.6	Development and Manufacturing Services Agreement, dated as of November 9, 2016, by and between CytoDyn Inc. and CMC ICOS Biologics, Inc.		10-Q	10.4	4/13/2017

10.7	Work Statement No. 01, dated as of November 9, 2016, by and between CytoDyn Inc. and CMC ICOS Biologics, Inc.		10-Q	10.5	4/13/2017

10.8#	Master Services Agreement between CytoDyn Inc. and Samsung BioLogics Co., Ltd, dated April 1, 2019		10-K	10.11	8/14/2019

10.9	Form of Indemnification Agreement		10-Q	10.2	10/9/2018

10.10	Security Agreement between CytoDyn Inc. and Streeterville Capital, LLC, dated April 2, 2021		8-K	10.2	4/8/2021

10.11	Security Agreement between CytoDyn Inc. and Uptown Capital, LLC, dated April 23, 2021		8-K	10.2	4/29/2021

			Incorporated by Reference
Exhibit No	Description	Filed Herewith	Form	Exhibit No.	Filing Date

10.12*	CytoDyn Inc. Amended and Restated 2012 Equity Incentive Plan (the “2012 Plan”)		10-Q	10.4	1/9/2023

10.13*	Form of Stock Option Award Agreement for Executive Employees under the 2012 Plan		10-K	10.43	8/14/2020

10.14*	Form of Stock Option Award Agreement for Non-Employee Directors under the 2012 Plan		10-K	10.9	8/29/2013

10.15*	Employment Agreement between CytoDyn Inc. and Antonio Migliarese, effective May 18, 2021		10-Q	10.3	10/12/2021

10.16	Form Stock Option Award Agreement (For Non-Employee Directors)		10-Q	10.2	1/9/2023

10.17	Form Stock Option Award Agreement (For Executives)		10-Q	10.3	1/9/2023

10.18	Employment Agreement between CytoDyn Inc. and Tyler Blok, effective August 15, 2023		10-Q	10.1	10/23/2023

10.19	Employment Agreement between CytoDyn Inc. and Jacob P. Lalezari, M.D., effective January 26, 2024		8-K	10.1	1/29/2024

21	Subsidiaries of the Registrant		10-K	21	9/14/2023

23.1	Consent of Macias Gini & O’Connell LLP	X

23.2	Consent of Miller Nash LLP (Exhibit 5.1).	X

24.1	Power of Attorney (included on the signature page)	X

101.INS	Inline XBRL Instance Document	X

101.SCH	Inline XBRL Taxonomy Extension Schema Document	X

101.CAL	Inline XBRL Taxonomy Extension Calculation Linkbase Document	X

101.DEF	Inline XBRL Taxonomy Extension Definition Linkbase Document	X

101.LAB	Inline XBRL Taxonomy Extension Label Linkbase Document	X

101.PRE	Inline XBRL Taxonomy Extension Presentation Linkbase Document	X

104	Cover Page Interactive Data File (formatted as Inline XBRL and contained in Exhibit 101)	X

107	Filing Fees	X

#

Certain confidential portions of this Exhibit were omitted by means of marking such portions with asterisks because the identified confidential portions (i) are not material and (ii) would be competitively harmful if publicly disclosed.

*	Management contract, compensatory plan or arrangement.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Vancouver, State of Washington, as of February 6, 2024.

CYTODYN INC.

By:	/s/ Jacob P. Lalezari
Jacob P. Lalezari, M.D.
Chief Executive Officer

POWER OF ATTORNEY

Each person whose signature appears below hereby constitutes and appoints Jacob P. Lalezari and Tyler Blok, and each of them severally, his or her true and lawful attorney-in-fact and agent for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement, and to sign any registration statement for the same offering covered by this registration statement that is to be effective upon filing pursuant to Rule 462(b) promulgated under the Securities Act of 1933, as amended, and all post-effective amendments thereto, and to file the same, with all exhibits thereto and all documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming that said attorney-in-fact and agents, or his or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities and on the dates indicated below.

Signature	Title	Date

/s/ Jacob P. Lalezari	Chief Executive Officer	February 6, 2024
Jacob P. Lalezari, M.D.	(Principal Executive Officer)

/s/ Mitchell Cohen	Interim Chief Financial Officer	February 6, 2024
Mitchell Cohen	(Principal Financial and Accounting Officer)

/s/ Stephen M. Simes	Director	February 6, 2024
Stephen M. Simes

/s/ Tanya Durkee Urbach	Director	February 6, 2024
Tanya Durkee Urbach

/s/ Lishomwa C. Ndhlovu	Director	February 6, 2024
Lishomwa C. Ndhlovu, M.D., Ph.D.

/s/ Karen J. Brunke	Director	February 6, 2024
Karen J. Brunke, Ph.D.

/s/ Ryan M. Dunlap	Director	February 6, 2024
Ryan M. Dunlap